As filed with the Securities and Exchange Commission on May 16, 2013

Registration No. 333-187895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYNOSURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3845	04-3125110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Carlisle Road

Westford, Massachusetts 01886

(978) 256-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Davin

President, Chief Executive Officer and Chairman of the Board

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

(978) 256-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James R. Burke, Esq. Hinckley, Allen & Snyder LLP 28 State Street Boston, Massachusetts 02109 (617) 345-9000	Joseph P. Caruso President, Chief Executive Officer and Chairman of the Board Palomar Medical Technologies, Inc. 15 Network Drive Burlington, Massachusetts 01803 (781) 993-2300	Hal J. Leibowitz, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 16, 2013

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The board of directors of each of Cynosure, Inc. and Palomar Medical Technologies, Inc. has approved an agreement and plan of merger pursuant to which Cynosure will acquire Palomar through the merger of Palomar with and into a newly formed, wholly-owned subsidiary of Cynosure, with the new subsidiary surviving the merger as a wholly-owned subsidiary of Cynosure.

In the proposed merger, Palomar stockholders will receive for each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement), subject to the collar and adjustment provisions described in the accompanying joint proxy statement/prospectus, which we refer to as the Proxy Statement, $6.825 in cash and a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. If the exchange ratio were calculated as if March 15, 2013, the last trading day prior to the public announcement of the merger, were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock. For more information regarding the collar and adjustment provisions contained in the merger agreement, see “The Merger—Consideration to be Received in the Merger.”

Cynosure Class A common stock is listed on The NASDAQ Stock Market LLC under the symbol “CYNO.” Palomar common stock is listed on The NASDAQ Stock Market LLC under the symbol “PMTI.” We urge you to obtain current market quotations for shares of Cynosure Class A common stock and Palomar common stock.

Your vote is very important. The merger cannot be completed unless Cynosure stockholders approve the issuance of Cynosure Class A common stock in the merger described in the Proxy Statement and Palomar stockholders adopt the merger agreement. Cynosure is holding an annual meeting of its stockholders to vote on the proposal to approve the issuance of Cynosure Class A common stock in the merger and the other Cynosure proposals described in the Proxy Statement. Palomar is holding a special meeting of its stockholders to approve the proposal to adopt the merger agreement and the other Palomar proposals described in the Proxy Statement. Information about these meetings, the merger and the other business to be considered by stockholders at these meetings is contained in the Proxy Statement. We urge you to read the Proxy Statement carefully. You should also carefully consider the risk factors beginning on page 24 of the Proxy Statement.

Whether or not you plan to attend your respective company’s meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The Cynosure board of directors unanimously recommends that Cynosure stockholders vote (1) “FOR” the proposal to approve the issuance of Cynosure Class A common stock in the merger, which is necessary to effect the merger, (2) “FOR” the proposal to elect the two class II classified director nominees named in the Proxy Statement, (3) “FOR” the proposal to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan, (4) “FOR” the proposal to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation, (5) “FOR” the proposal to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm, and (6) “FOR” the proposal to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

The Palomar board of directors unanimously recommends that Palomar stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) “FOR” the proposal to adjourn the Palomar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Michael R. Davin	Joseph P. Caruso
President, Chief Executive Officer and Chairman of the Board of Directors Cynosure, Inc.	President, Chief Executive Officer and Chairman of the Board of Directors Palomar Medical Technologies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if the Proxy Statement is accurate or complete. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated                     , 2013, and is first being mailed to stockholders of Cynosure and Palomar on or about                     , 2013.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2013

To the Stockholders of Cynosure, Inc.:

The annual meeting of stockholders of Cynosure, Inc. will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on Monday, June 24, 2013 at 11:00 a.m., local time, for the following purposes:

•	to approve the issuance of shares of Cynosure Class A common stock, par value $0.001 per share, in the merger described in this Proxy Statement;

•	to elect the two class II classified director nominees named in this Proxy Statement;

•	to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan;

•	to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation;

•	to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013;

•

to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, the approval by Cynosure stockholders of the issuance of shares of Cynosure Class A common stock in the merger.

The accompanying Proxy Statement further describes the matters to be considered at the annual meeting. A copy of the merger agreement has been included as Annex A to the Proxy Statement.

The Cynosure board of directors has set May 21, 2013 as the record date for the annual meeting. Only holders of record of Cynosure Class A common stock at the close of business on May 21, 2013 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. To ensure your representation at the annual meeting, please complete and return the enclosed proxy card or authorize the voting of your shares by telephone or through the Internet. Please vote promptly whether or not you expect to attend the annual meeting. Submitting a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote.

The Cynosure board of directors unanimously recommends that you vote (1) “FOR” the proposal to approve the issuance of Cynosure Class A common stock in the merger, which is necessary to effect the merger, (2) “FOR” the proposal to elect the two class II classified director nominees named in the Proxy Statement, (3) “FOR” the proposal to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan, (4) “FOR” the proposal to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation, (5) “FOR” the proposal to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm, and (6) “FOR” the proposal to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

By Order of the Board of Directors,

Michael R. Davin

President, Chief Executive Officer and

Chairman of the Board of Directors

Westford, Massachusetts

                    , 2013

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT AST PHOENIX ADVISORS BY TELEPHONE AT (212) 493-3910 (FOR BANKS AND BROKERAGE FIRMS) OR (877) 478-5038 (TOLL FREE FOR ALL OTHERS) OR VIA EMAIL AT INFO@PHOENIXADVISORSAST.COM.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2013

To the Stockholders of Palomar Medical Technologies, Inc.:

A special meeting of stockholders of Palomar Medical Technologies, Inc. will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on Monday, June 24, 2013 at 9:00 a.m., local time, for the following purposes:

•

to adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013, as it may be amended from time to time (which we refer to as the “merger agreement”), by and among Cynosure, Inc., Commander Acquisition, LLC and Palomar Medical Technologies, Inc.;

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation”;

•

to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, the adoption by Palomar stockholders of the merger agreement.

The accompanying Proxy Statement further describes the matters to be considered at the special meeting. A copy of the merger agreement has been included as Annex A to the Proxy Statement.

The Palomar board of directors has set May 21, 2013 as the record date for the special meeting. Only holders of record of shares of Palomar common stock at the close of business on May 21, 2013 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

Under Delaware law, Palomar stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Palomar common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if such stockholders submit a written demand for such an appraisal prior to the vote on the merger agreement and comply fully with the procedures explained in the accompanying Proxy Statement and in Section 262 of the General Corporation Law of the State of Delaware.

The board of directors of Palomar unanimously recommends that you vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) “FOR” the proposal to adjourn the Palomar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

By Order of the Board of Directors,

Patricia A. Davis

Secretary

Burlington, Massachusetts

                    , 2013

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT GEORGESON, INC. BY TELEPHONE AT (800) 223-2064 (TOLL FREE FOR BANKS AND BROKERAGE FIRMS) OR (866) 628-6079 (TOLL FREE FOR ALL OTHERS) OR VIA EMAIL AT PALOMAR@GEORGESON.COM.

ADDITIONAL INFORMATION

This Proxy Statement incorporates by reference important business and financial information about Cynosure and Palomar from other documents that are not included in or delivered with this Proxy Statement. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this Proxy Statement through the website of the United States Securities and Exchange Commission (which we refer to in this Proxy Statement as the “SEC”), www.sec.gov, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Call toll-free: (800) 886-2966 E-mail: cynosure@investorrelations.com Attention: Investor Relations Department	Palomar Medical Technologies, Inc. 15 Network Drive Burlington, Massachusetts 01803 Call collect: (781) 993-2300 E-mail: ir@palomarmedical.com Attention: Investor Relations Department

or	or

AST Phoenix Advisors 6201 15th Avenue Brooklyn, New York 11219 Banks and Brokers call: (212) 493-3910 Others call toll-free: (877) 478-5038 E-mail: info@phoenixadvisorsast.com	Georgeson Inc. 480 Washington Blvd, 26th Floor Jersey City, New Jersey 07310 Banks and Brokers call toll-free: (800) 223-2064 Others call toll-free: (866) 628-6079 E-mail: palomar@georgeson.com

Investors may also consult Cynosure’s or Palomar’s websites for more information concerning the merger described in this Proxy Statement. Cynosure’s website is www.cynosure.com, and Palomar’s website is www.palomarmedical.com. Information included on these websites is not incorporated by reference into this Proxy Statement.

If you would like to request any documents, please do so by June 17, 2013 in order to receive them before the meetings.

For more information, see “Where You Can Find More Information.”

VOTING ELECTRONICALLY OR BY TELEPHONE

Cynosure stockholders of record on the close of business on May 21, 2013, the record date for the Cynosure annual meeting, may authorize the voting of their shares of Cynosure Class A common stock by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to authorize the voting of your shares of Cynosure Class A common stock by telephone or by Internet, please contact AST Phoenix Advisors at the addresses or telephone numbers listed above.

Palomar stockholders of record on the close of business on May 21, 2013, the record date for the Palomar special meeting, may authorize the voting of their shares of Palomar common stock by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to authorize the voting of your shares of Palomar common stock by telephone or by Internet, please contact Georgeson Inc. at the addresses or telephone numbers listed above.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Proxy Statement, which forms part of a registration statement on Form S-4 filed with the SEC by Cynosure, is a joint proxy statement/prospectus. It constitutes a prospectus of Cynosure under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of Cynosure Class A common stock to be issued to Palomar stockholders pursuant to the merger. This Proxy Statement also constitutes a joint proxy statement for both Cynosure and Palomar under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the annual meeting of Cynosure stockholders and a notice of meeting with respect to the special meeting of Palomar stockholders.

You should rely only on the information contained in or incorporated by reference into this Proxy Statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Proxy Statement. This Proxy Statement is dated                     , 2013. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this Proxy Statement is accurate as of any date other than the date of the incorporated document. Neither our mailing of this Proxy Statement to Cynosure stockholders or Palomar stockholders nor the issuance by Cynosure of shares of Cynosure Class A common stock to Palomar stockholders in the merger will create any implication to the contrary.

This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this Proxy Statement regarding Cynosure has been provided by Cynosure, and information contained in this Proxy Statement regarding Palomar has been provided by Palomar.

All references in this Proxy Statement to “Cynosure” refer to Cynosure, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references in this Proxy Statement to “Palomar” refer to Palomar Medical Technologies, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references to the “Merger Subsidiary” refer to Commander Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Cynosure formed for the sole purpose of effecting the merger; unless otherwise indicated or the context requires otherwise, all references in this Proxy Statement to “we,” “our” and “us” refer to Cynosure and Palomar, collectively; unless otherwise indicated or the context requires otherwise, all references to Cynosure’s or Palomar’s “Annual Report on Form 10-K for the fiscal year ended December 31, 2012” refer to the applicable company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as it may be amended from time to time; unless otherwise indicated or the context requires otherwise, all references to the “merger agreement” refer to the Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013, as it may be amended from time to time, by and among Cynosure, the Merger Subsidiary and Palomar, a copy of which is included as Annex A to this Proxy Statement; and, unless otherwise indicated or the context requires otherwise, all references to the “original merger agreement” refer to the Agreement and Plan of Merger, dated as of March 17, 2013, by and among Cynosure, the Merger Subsidiary and Palomar.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Cynosure Stockholders to be Held on June 24, 2013

This Proxy Statement and Cynosure’s 2012 Annual Report are available for viewing, printing and downloading at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14460.

You may request a copy of the materials relating to Cynosure’s Annual Meeting, including this Proxy Statement and form of proxy for Cynosure’s Annual Meeting and Cynosure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, at www.cynosure.com/proxy, or by contacting Cynosure’s investor relations department by telephone at (800) 886-2966 or by e-mail at cynosure@investorrelations.com.

A copy of Cynosure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Call toll-free: (800) 886-2966

E-mail: cynosure@investorrelations.com

Attention: Investor Relations Department

or

AST Phoenix Advisors

6201 15th Avenue

Brooklyn, New York 11219

Banks and Brokers call: (212) 493-3910

Others call toll-free: (877) 478-5038

E-mail: info@phoenixadvisorsast.com

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposed merger and the other matters to be considered at the annual meeting of Cynosure stockholders and at the special meeting of Palomar stockholders. They may not include all the information that is important to you. We urge you to read carefully this entire Proxy Statement, including the annexes and the other documents we refer to or incorporate by reference herein.

Q:	Why am I receiving this Proxy Statement?

A:	The board of directors of each of Cynosure, Inc. and Palomar Medical Technologies, Inc. has approved an agreement and plan of merger pursuant to which Cynosure will acquire Palomar through the merger of Palomar with and into a newly formed, wholly-owned subsidiary of Cynosure, with the new subsidiary surviving the merger as a wholly-owned subsidiary of Cynosure.

The merger cannot be completed unless:

•	Cynosure stockholders approve the issuance of shares of Cynosure Class A common stock in the merger; and

•	Palomar stockholders adopt the merger agreement.

Cynosure is holding an annual meeting of its stockholders to vote on the proposal to approve the issuance of Cynosure Class A common stock in the merger and the other Cynosure proposals described in this Proxy Statement. Palomar is holding a special meeting of its stockholders to approve the proposal to adopt the merger agreement and the other Palomar proposals described in this Proxy Statement. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this Proxy Statement.

We are delivering this document to you as both a joint proxy statement of Cynosure and Palomar and a prospectus of Cynosure. It is a joint proxy statement because the boards of directors of Cynosure and Palomar are soliciting proxies from their respective stockholders. It is a prospectus because Cynosure will issue shares of its Class A common stock in the merger.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Cynosure and Palomar proposing the merger?

A:	In the course of reaching its decision to approve the merger agreement and the related transactions, the board of directors of each of Cynosure and Palomar considered a number of factors in their deliberations. For a more complete discussion of the factors that each board of directors considered, see “The Merger—Cynosure Board of Directors’ Recommendation and Reasons for the Merger” and “The Merger—Palomar Board of Directors’ Recommendation and Reasons for the Merger.”

Q:	What proposals are Cynosure stockholders being asked to consider?

A:	Cynosure stockholders are being asked to:

•	approve the issuance of shares of Cynosure Class A common stock in the merger (which we refer to as the “Share Issuance”);

•	elect the two class II classified director nominees named in the Proxy Statement;

•	approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan;

•	approve, on an advisory (non-binding) basis, Cynosure’s executive compensation;

•	ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013;

•

adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Q:	What proposals are Palomar stockholders being asked to consider?

A:	Palomar stockholders are being asked to:

•	adopt the merger agreement (which we refer to in this Proxy Statement as the “Merger Proposal”);

•

approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation”;

•

adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	Why are the Palomar stockholders being asked to consider and cast an advisory (non-binding) vote on the compensation that may be received by Palomar’s named executive officers in connection with the merger?

A:	In January 2011, the SEC adopted rules that require Palomar to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Palomar’s named executive officers that is based on or otherwise relates to the proposed merger. See “Palomar Special Meeting—Proposal 2—Approval of Golden Parachute Compensation.”

Q:	How do the boards of directors of Cynosure and Palomar recommend that I vote?

A:	Each board of directors has approved the merger agreement and the other transactions contemplated thereby and determined that the merger agreement and the merger are advisable and in the best interests of the Cynosure stockholders and the Palomar stockholders, as applicable.

The Cynosure board of directors unanimously recommends that Cynosure stockholders vote (1) “FOR” the proposal to approve the issuance of Cynosure Class A common stock in the merger, which is necessary to effect the merger, (2) “FOR” the proposal to elect the two class II classified director nominees named in this Proxy Statement, (3) “FOR” the proposal to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan, (4) “FOR” the proposal to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation, (5) “FOR” the proposal to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm, and (6) “FOR” the proposal to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

The board of directors of Palomar unanimously recommends that Palomar stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) “FOR” the proposal to adjourn the Palomar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Q:	What will stockholders receive in the merger?

A:	In the proposed merger, Palomar stockholders will receive for each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement), subject to the collar and adjustment provisions described in this Proxy Statement, $6.825 in cash and a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. If the exchange ratio were calculated as if March 15, 2013, the last trading day prior to the public announcement of the merger, were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock. For more information regarding the collar and adjustment provisions contained in the merger agreement, see “The Merger—Consideration to be Received in the Merger.”

Cynosure stockholders will continue to own their existing shares of Cynosure Class A common stock, which will not be converted into merger consideration.

Q:	When do Cynosure and Palomar expect to complete the merger?

A:	Cynosure and Palomar expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after requisite stockholder approvals are received at the annual meeting of Cynosure stockholders and at the special meeting of Palomar stockholders and all required regulatory approvals are received. Cynosure and Palomar currently expect to complete the merger by the end of June 2013. However, it is possible that factors outside of each company’s control could require Cynosure and Palomar to complete the merger at a later time or not to complete it at all.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this Proxy Statement, please vote your shares as soon as possible so that your shares will be represented at your respective company’s annual or special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who can vote at the annual meeting of Cynosure stockholders and at the special meeting of Palomar stockholders?

A:	All Cynosure stockholders of record at the close of business on May 21, 2013, which we refer to as the record date, are entitled to vote at the annual meeting of Cynosure stockholders. As of the close of business on the record date, shares of Cynosure Class A common stock were issued and outstanding and no shares of Cynosure Class B common were issued or outstanding.

x

All Palomar stockholders of record at the close of business on the record date are entitled to vote at the special meeting of Palomar stockholders. As of the close of business on the record date,              shares of Palomar common stock were issued and outstanding.

Q:	How many votes do I have?

A:	Each share of Cynosure Class A common stock that you owned as of the close of business on the record date entitles you to one vote on each Cynosure proposal.

Each share of Palomar common stock that you owned as of the close of business on the record date entitles you to one vote on each Palomar proposal.

Q:	Is my vote important?

A:	Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

Q:	How do I vote?

A:	You may vote before your company’s meeting of stockholders in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote or authorize the voting of your shares via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your company’s meeting of stockholders.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	Who will count the votes?

A:	American Stock Transfer & Trust Company, LLC, the transfer agent and registrar for the Cynosure Class A common stock and for the Palomar common stock, will count, tabulate and certify the votes at each meeting. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at each meeting.

Q:	As a participant in Palomar’s 401(k) plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Palomar Medical Technologies, Inc. 401(k) Plan (which we refer to as the “Palomar 401(k) plan”), you will receive proxy voting instructions from the plan trustee. You have the right to provide voting directions with respect to the merger to the plan trustee for those shares of Palomar common stock that are held in the Palomar 401(k) plan and allocated to your plan account by submitting your voting instruction card. Please note that you will not be able to vote the shares of Palomar common stock held in the Palomar 401(k) plan in person at the special meeting because the shares may only be voted by the plan trustee.

The trustee will not vote shares held in the Palomar 401(k) plan for which voting instructions have not been received or for which incomplete voting instruction cards have been received.

Q:	When and where is the annual meeting of Cynosure stockholders?

A:	The annual meeting of Cynosure stockholders will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 at 11:00 a.m., local time, on Monday, June 24, 2013. Subject to space availability, all Cynosure stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 a.m., local time.

Q:	When and where is the special meeting of Palomar stockholders?

A:	The special meeting of Palomar stockholders will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 at 9:00 a.m., local time, on Monday, June 24, 2013. Subject to space availability, all Palomar stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., local time.

Q:	What happens if I transfer my shares of Cynosure Class A common stock before the annual meeting of Cynosure stockholders?

A:	The record date of the Cynosure annual meeting is earlier than the date of the Cynosure annual meeting and the date that the merger is expected to be completed. If you transfer your shares of Cynosure Class A common stock after the record date but before the Cynosure annual meeting, you will retain your right to vote at the Cynosure annual meeting.

Q:	What happens if I transfer my shares of Palomar common stock before the Palomar special meeting?

A:	The record date of the Palomar special meeting is earlier than the date of the Palomar special meeting and the date that the merger is expected to be completed. If you transfer your shares of Palomar common stock after the record date but before the Palomar special meeting, you will retain your right to vote at the Palomar special meeting, but you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold shares of Palomar common stock at the completion of the merger.

Q:	What constitutes a quorum?

A:	To establish a quorum to transact business at the Cynosure annual meeting, there must be present at the meeting, in person or by proxy, a majority of the voting power of Cynosure’s Class A common stock issued and outstanding and entitled to vote at the meeting. Shares of Cynosure Class A common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

To establish a quorum to transact business at the Palomar special meeting, there must be present at the meeting, in person or by proxy, one-third of the shares of Palomar common stock issued, outstanding, and entitled to vote at the meeting. Shares of Palomar common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. Because each of the Palomar proposals is a non-discretionary item under applicable rules, as described below, broker non-votes will not be counted for the purpose of determining whether a quorum exists at the Palomar special meeting.

Q:	What vote is required to approve each of the Cynosure proposals?

A:	To issue Cynosure Class A common stock in the merger: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve the issuance of Cynosure Class A common stock in the merger.

To elect the two class II classified director nominees named in this Proxy Statement: If a quorum is present, the class II classified director nominees receiving a plurality of the votes cast by holders of Cynosure Class A common stock at the annual meeting of Cynosure stockholders, in person or by proxy, shall be elected to the Cynosure board of directors as Cynosure’s class II classified directors.

To approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan.

To approve, on an advisory (non-binding) basis, Cynosure’s executive compensation: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation.

To ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to ratify the selection Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013.

To adjourn the Cynosure annual meeting: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to adjourn the meeting.

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Cynosure’s directors and executive officers (and their respective affiliates) executed a Buyer Stockholder Agreement with Palomar that requires the applicable stockholder to vote in favor of (and to grant a proxy to Palomar to vote in favor of) the issuance of Cynosure Class A common stock in the merger and in favor of the approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Cynosure under the merger agreement or of the stockholder under the Buyer Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Cynosure Class A common stock prior to the record date for the annual meeting of Cynosure stockholders, subject to specified exceptions. As of March 15, 2013, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately 16.9% of the outstanding shares of Cynosure Class A common stock. As of the record date for the Cynosure annual meeting, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately         % of the outstanding shares of Cynosure Class A common stock. A copy of the full text of the form of Buyer Stockholder Agreement is attached as Annex B to this Proxy Statement.

Q:	What vote is required to approve each of the Palomar proposals?

A:	To adopt the merger agreement: If a quorum is present, the affirmative vote of a majority of the outstanding shares of Palomar common stock entitled to vote on the proposal at the special meeting is required to adopt the merger agreement.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger: If a quorum is present, the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, in person or by proxy, is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation.”

To adjourn the Palomar special meeting: If a quorum is present at the outset of the special meeting, the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, in person or by proxy, is required to adjourn the special meeting.

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Palomar’s directors and executive officers (and their respective affiliates) executed a Company Stockholder Agreement with Cynosure that requires the applicable stockholder to vote in favor of (and to grant a proxy to Cynosure to vote in favor of) adoption of the merger agreement and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Palomar under the merger agreement or of the stockholder under the Company Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Palomar common stock prior to the record date for the special meeting of Palomar stockholders, subject to specified exceptions. As of March 15, 2013, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately 13.1% of the outstanding shares of Palomar common stock. As of the record date for the Palomar special meeting, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Palomar common stock. A copy of the full text of the form of Company Stockholder Agreement is attached as Annex C to this Proxy Statement.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you with respect to any of the proposals other than ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for Cynosure for the year ending December 31, 2013, and if you do not instruct your broker how to vote your shares on those proposals, your shares will be treated as “broker non-votes” for those proposals. You should instruct your broker as to how to vote your Cynosure Class A common stock and Palomar common stock, as applicable, following the procedures your broker provides to you. Please check the voting form used by your broker.

Q:	Can I vote at the Cynosure annual meeting or the Palomar special meeting if my shares are held in “street name”?

A:	If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the applicable company as of the record date in order to be admitted to the applicable meeting. To be able to vote your shares held in street name at either meeting, you will need to obtain a proxy card from the holder of record.

Q:	What if I do not vote?

A:	If you are a Cynosure stockholder, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. Shares of Cynosure Class A common stock will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described above. As a result, abstentions and broker non-votes will have no effect on the outcome of voting on any of the Cynosure proposals.

If you are a Palomar stockholder, abstentions will be counted as present for purposes of establishing a quorum but broker non-votes will not be counted for purposes of establishing a quorum. Shares of Palomar common stock will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described above. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST the Merger Proposal and will have no effect on the outcome of voting on either of the other Palomar proposals.

Q:	What if I hold shares in both Cynosure and Palomar?

A:	If you are a stockholder of both Cynosure and Palomar, you will receive two separate packages of proxy materials. A vote as a Cynosure stockholder for any of the Cynosure proposals will not constitute a vote as a Palomar stockholder for any of the Palomar proposals, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Cynosure or Palomar, or vote as both a Cynosure stockholder and a Palomar stockholder by Internet or telephone.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the applicable meeting. You can do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Cynosure or Palomar, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy or authorize the voting of your shares electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the applicable meeting and voting in person (although your attendance alone will not revoke any proxy).

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	Cynosure and Palomar intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), for U.S. federal income tax purposes. Assuming the merger so qualifies, for U.S. federal income tax purposes, holders of Palomar common stock whose shares are exchanged in the merger for merger consideration will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Cynosure Class A common stock received over the holder’s adjusted tax basis in the shares of Palomar common stock surrendered) and (ii) the amount of cash received pursuant to the merger. In certain circumstances, this gain could be taxable as a dividend rather than a capital gain. The tax consequences to Palomar stockholders of the merger are described in greater detail in the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Q:	Do I have appraisal rights?

A:	Cynosure stockholders do not have appraisal rights in connection with the merger.

Subject to the consummation of the merger, record holders of Palomar common stock who do not vote in favor of the Merger Proposal and otherwise comply fully with the requirements and procedures of Section 262 of the General Corporation Law of the State of Delaware, which we refer to in this Proxy Statement as the “DGCL,” are entitled to exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Palomar common stock in connection with the merger. A detailed description of the appraisal rights and procedures available to Palomar stockholders is included in “The Merger—Appraisal Rights.” The full text of Section 262 of the DGCL is attached as Annex G to this Proxy Statement.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

Cynosure stockholders will not be required to exchange their stock certificates in connection with the merger. Cynosure stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

If you are a holder of Palomar common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for merger consideration.

Q:	What if I hold Cynosure or Palomar stock options or other equity-based awards?

A:	Cynosure stock options and other equity-based awards will remain outstanding and will not be affected by the merger.

Pursuant to the merger agreement, at the effective time of the merger, each Palomar stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled as of immediately prior to the effective time and each equity incentive plan of Palomar will be terminated as of immediately prior to the effective time of the merger. At the effective time of the merger, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments of Palomar (excluding Palomar stock options) will vest in full in accordance with their terms and, pursuant to the merger agreement, will automatically be converted into the right to receive the merger consideration described above, less, in the case of stock appreciation rights, the applicable exercise price.

Q:	Will any other business be conducted at the Cynosure annual meeting or at the Palomar special meeting or will other matters be voted on?

A:	We are not aware of any other business to be conducted or matters to be voted upon at either meeting.

Q:	Where can I find the voting results?

A:	We will report the voting results from the meetings in Current Reports on Form 8-K, which we expect to file with the SEC within four business days after the meetings.

Q:	Whom should I contact if I have any questions about the merger or the proxy materials?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement or the enclosed proxy card, you should contact the appropriate company at the addresses and telephone numbers listed below:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Call toll-free: (800) 886-2966 E-mail: cynosure@investorrelations.com Attention: Investor Relations Department	Palomar Medical Technologies, Inc. 15 Network Drive Burlington, Massachusetts 01803 Call collect: (781) 993-2300 E-mail: ir@palomarmedical.com Attention: Investor Relations Department

or	or

AST Phoenix Advisors 6201 15th Avenue Brooklyn, New York 11219 Banks and Brokers call: (212) 493-3910 Others call toll-free: (877) 478-5038 E-mail: info@phoenixadvisorsast.com	Georgeson Inc. 480 Washington Blvd, 26th Floor Jersey City, New Jersey 07310 Banks and Brokers call toll-free: (800) 223-2064 Others call toll-free: (866) 628-6079 E-mail: palomar@georgeson.com

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus, which we refer to as this Proxy Statement, and does not contain all the information that may be important to you. Cynosure and Palomar urge you to read carefully this Proxy Statement and the annexes to this Proxy Statement in their entirety. Additional, important information is also contained in the documents that we incorporate by reference into this Proxy Statement; see “Where You Can Find More Information.” We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Parties

Cynosure (See page 100)

Cynosure develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, treat multi-colored tattoos, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite and treat onychomycosis. It is also developing an aesthetic treatment product for the home use market. It sells its products through a direct sales force in North America, France, Spain, the United Kingdom, Germany, Korea, China, Japan and Mexico and through international distributors in approximately 100 other countries.

Cynosure was incorporated under the laws of the State of Delaware in July 1991. Its principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number at this location is (978) 256-4200.

Palomar (See page 100)

Palomar is a leading researcher and developer of innovative aesthetic light-based systems for hair removal and other cosmetic procedures, including both lasers and high powered lamps. For over a decade, it has been at the forefront of technology breakthroughs in the use of laser and other light-based products for dermatology and cosmetic procedures.

Palomar was incorporated under the laws of the State of Delaware in August 1991. Its principal executive offices are located at 15 Network Drive, Burlington, Massachusetts 01803, and its telephone number at this location is (781) 993-2300.

The Merger Subsidiary (See page 100)

Commander Acquisition, LLC, or the Merger Subsidiary, is a wholly-owned subsidiary of Cynosure and was originally incorporated under the laws of the State of Delaware on March 15, 2013 as Commander Acquisition Corp. for the purpose of effecting the merger. To facilitate Cynosure’s tax objectives, on May 15, 2013, the Merger Subsidiary was converted at Cynosure’s request into a limited liability company under the laws of the State of Delaware, and its name was changed to Commander Acquisition, LLC. Upon completion of the merger, Palomar will merge with and into the Merger Subsidiary, which will survive as a wholly-owned subsidiary of Cynosure.

The Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

Risk Factors (See page 24)

Before voting at the Cynosure annual meeting or the Palomar special meeting, you should carefully consider all of the information contained in or incorporated by reference into this Proxy Statement, as well as the specific factors under the heading “Risk Factors,” including the risks that:

•

Uncertainty about the merger may adversely affect the relationships of Cynosure, Palomar or the combined company with their respective customers, suppliers and employees, whether or not the merger is completed.

•

Any delay in the completion of the merger may significantly reduce the benefits expected to be obtained from the merger or could adversely affect the market price of Cynosure or Palomar common stock or their future business and financial results.

•

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. Palomar stockholders and Cynosure stockholders cannot be sure of the value of the merger consideration that will be paid to Palomar stockholders in the merger.

•	The issuance of shares of Cynosure Class A common stock to Palomar stockholders in the merger will substantially reduce the percentage ownership interests of Cynosure stockholders.

•	Sales of substantial amounts of Cynosure Class A common stock in the open market by former Palomar stockholders could depress Cynosure’s stock price.

The Merger

The Merger Agreement (See page 85)

On March 17, 2013, Cynosure, Palomar and the Merger Subsidiary entered into an agreement and plan of merger. On May 15, 2013, Cynosure, Palomar and the Merger Subsidiary entered into an amended and restated agreement and plan of merger, which is attached as Annex A to this Proxy Statement, for the purpose of implementing technical changes necessitated by the conversion of the Merger Subsidiary into a limited liability company. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the Share Issuance.

Effect of the Merger (See page 33)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Palomar will merge with and into the Merger Subsidiary, with the Merger Subsidiary surviving the merger as a wholly-owned subsidiary of Cynosure. We expect that, on a fully diluted basis, the existing stockholders of Cynosure and the former stockholders of Palomar will own approximately 77% and 23%, respectively, of the outstanding Cynosure Class A common stock following the merger, based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

Consideration to be Received in the Merger (See page 33)

If the merger is completed, at the effective time of the merger, each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement) issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive (i) a cash amount equal to $6.825, plus any “Make-Whole Payment,” without interest, and (ii) a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 (which we refer to in this Proxy Statement as the “Target Stock Value”) divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger (which we refer to in this Proxy Statement as the “Average Cynosure Stock Price”), and rounding the result to the nearest 1/10,000 of a share of Cynosure Class A common stock. However, (x) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is less than or equal to 0.229, the exchange ratio will be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is greater than or equal to 0.283, the exchange ratio will be 0.283 (which we refer to in this Proxy Statement as the “Maximum Exchange Ratio”). For purposes of the merger agreement, “Make-Whole Payment” means (1) if, but for the limitation in the preceding sentence, the exchange ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Cynosure Stock Price multiplied by (Y) the exchange ratio (which difference we refer to in this Proxy Statement as the “Stock Value Shortfall”) and (2) in all other cases, $0.00, except that the Make-Whole Payment may not exceed $0.400 unless otherwise agreed to by Cynosure in writing.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. However, Palomar is not obligated to complete the merger unless either (a) the Average Cynosure Stock Price is equal to or greater than $22.704 or (b) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above. If the exchange ratio were calculated as if March 15, 2013, the last trading day prior to the public announcement of the merger, were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock.

The following table illustrates the mix and value of the merger consideration per share of Palomar common stock for different hypothetical Average Cynosure Stock Prices. For simplicity, the table assumes that no Palomar stockholders have exercised appraisal rights.

Average Cynosure Stock Price	Fixed Cash Merger Consideration	Make-Whole Payment	Total Cash Merger Consideration	Exchange Ratio	Value of Stock Merger Consideration(a)	Total Value of Merger Consideration(b)
$18.000	$6.825	$0.400	$7.225	0.2830	$5.094	$12.319(c)
$19.000	$6.825	$0.400	$7.225	0.2830	$5.377	$12.602(c)
$20.000	$6.825	$0.400	$7.225	0.2830	$5.660	$12.885(c)
$21.000	$6.825	$0.400	$7.225	0.2830	$5.943	$13.168(c)
$22.000	$6.825	$0.400	$7.225	0.2830	$6.226	$13.451(c)
$22.704	$6.825	$0.400	$7.225	0.2830	$6.425	$13.650(c)
$23.000	$6.825	$0.316	$7.141	0.2830	$6.509	$13.650
$24.000	$6.825	$0.033	$6.858	0.2830	$6.792	$13.650
$25.000	$6.825	$0.000	$6.825	0.2730	$6.825	$13.650
$26.000	$6.825	$0.000	$6.825	0.2625	$6.825	$13.650
$27.000	$6.825	$0.000	$6.825	0.2528	$6.825	$13.650
$28.000	$6.825	$0.000	$6.825	0.2438	$6.825	$13.650
$29.000	$6.825	$0.000	$6.825	0.2353	$6.825	$13.650
$30.000	$6.825	$0.000	$6.825	0.2290	$6.870	$13.695
$31.000	$6.825	$0.000	$6.825	0.2290	$7.099	$13.924
$32.000	$6.825	$0.000	$6.825	0.2290	$7.328	$14.153

(a)	Amount represents the product of the corresponding Average Cynosure Stock Price multiplied by the corresponding exchange ratio.
(b)	Amount represents the sum of the corresponding Total Cash Merger Consideration plus the corresponding Value of Stock Merger Consideration.
(c)	Palomar is not obligated to complete the merger unless either (1) the Average Cynosure Stock Price is equal to or greater than $22.704 or (2) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above.

The table above is illustrative only. The mix and value of the merger consideration that a Palomar stockholder receives will be based on the actual Average Cynosure Stock Price, which will be equal to the average closing price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger. The actual Average Cynosure Stock Price may be outside the range of the amounts set forth above, and as a result, the actual mix and value of the merger consideration per share of Palomar common stock may not be shown in the above table. In addition, the Average Cynosure Stock Price may not be equal to the market price of the Cynosure Class A common stock at the effective time of the merger.

Cynosure will not issue any fractional shares of Cynosure Class A common stock in the merger. Instead, Palomar stockholders will receive cash in lieu of any fractional shares based on the Average Cynosure Stock Price.

The merger agreement provides for adjustments to the merger consideration (including the exchange ratio) to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cynosure Class A common stock or Palomar common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cynosure Class A common stock or Palomar common stock occurring, or with a record date, prior to the merger.

Cynosure estimates that the aggregate cash portion of the merger consideration payable pursuant to the merger agreement will be approximately $147 million. In accordance with the terms of an exchange agent agreement (which we refer to in this Proxy Statement as the “exchange agent agreement”) to be entered into among Cynosure, Palomar and American Stock Transfer & Trust Company, LLC, as exchange agent (which we refer to in this Proxy Statement as the “exchange agent”), prior to the effective time of the merger, Palomar expects to deposit with the exchange agent, from Palomar’s available cash on hand, up to $50 million of the cash merger consideration as may be requested by Cynosure, which amount would remain the property of Palomar (and be held in trust by the exchange agent for the benefit of Palomar) through the effective time of the merger, and Cynosure expects to deposit with the exchange agent, from Cynosure’s available cash on hand, the remaining portion of the cash merger consideration, which amount would remain the property of Cynosure (and be held in trust by the exchange agent for the benefit of Cynosure) through the effective time of the merger. If the merger agreement is terminated prior to the effective time of the merger or the effective time does not occur within 24 hours after the amounts are deposited with the exchange agent, the exchange agent would return these amounts to the applicable depositor.

Treatment of Stock Options and Other Equity-based Awards (See page 76)

Cynosure stock options and other equity-based awards will remain outstanding and will not be affected by the merger.

Pursuant to the merger agreement, each Palomar stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled as of immediately prior to the effective time of the merger and each equity incentive plan of Palomar will be terminated as of immediately prior to the effective time of the merger.

At the effective time of the merger, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments of Palomar (excluding Palomar stock options) will vest in full in accordance with their terms and, pursuant to the merger agreement, will automatically be converted into the right to receive the merger consideration described above, less, in the case of stock appreciation rights, the applicable exercise price.

Director and Officer Designations (See page 85)

Under the merger agreement, Cynosure will elect Joseph P. Caruso, Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors, effective as of the effective time of the merger. Mr. Caruso will be designated as a member of the class of Cynosure directors whose terms will expire at Cynosure’s 2016 annual meeting of stockholders.

Recommendations of the Cynosure Board of Directors (See page ix)

After careful consideration, the Cynosure board of directors unanimously recommends that Cynosure stockholders vote (1) “FOR” the proposal to approve the issuance of Cynosure Class A common stock in the merger, which is necessary to effect the merger, (2) “FOR” the proposal to elect the two class II classified director nominees named in this Proxy Statement, (3) “FOR” the proposal to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan, (4) “FOR” the proposal to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation, (5) “FOR” the proposal to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013, and (6) “FOR” the proposal to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Recommendations of the Palomar Board of Directors (See page x)

After careful consideration, the Palomar board of directors unanimously recommends that Palomar stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) “FOR” the proposal to adjourn the Palomar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Opinion of Cynosure’s Financial Advisor (See page 53)

The Cynosure board of directors considered the analyses of Leerink Swann LLC. Leerink Swann rendered its oral opinion that, as of March 17, 2013 and based upon and subject to the qualifications, limitations and assumptions set forth in its written opinion, the merger consideration to be paid by Cynosure pursuant to the merger was fair, from a financial point of view, to Cynosure. Leerink Swann subsequently confirmed its oral opinion by delivering its written opinion, dated March 17, 2013, the full text of which is attached as Annex D to this Proxy Statement. You are urged to carefully read the opinion in its entirety for a description of the qualifications, limitations and assumptions on the review undertaken.

Leerink Swann provided its opinion for the use and benefit of the Cynosure board of directors in connection with its consideration of the merger. The Leerink Swann opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the proposed merger or any other matter described in this Proxy Statement. Leerink Swann was not requested to opine as to, and its opinion does not in any manner address, Cynosure’s underlying business decision to proceed with or effect the merger. The summary of the Leerink Swann opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Leerink Swann opinion.

Opinion of Palomar’s Financial Advisor (See page 63)

In connection with exploring a potential strategic transaction, the Palomar board of directors retained Canaccord Genuity Inc. (which we refer to in this Proxy Statement as “Canaccord Genuity”) to provide it with financial advisory services. The Palomar board of directors selected Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. In connection with the merger, Canaccord Genuity delivered to the Palomar board of directors an opinion, dated March 17, 2013, as to the fairness, from a financial point of view, to holders of Palomar common stock of the merger consideration of $13.65 per share to be received by such holders (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares) pursuant to the terms of the merger agreement. The full text of Canaccord Genuity’s opinion is attached to this Proxy Statement as Annex E and is incorporated into this Proxy Statement by reference. The description of Canaccord Genuity’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Palomar common stock are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Palomar board of directors, was only one of many factors considered by the Palomar board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $13.65 per share to be received in the merger by holders of Palomar common stock (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares). Canaccord Genuity’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Palomar or the underlying business decision of Palomar to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to the merger or related transactions.

Interests of Palomar’s Directors and Executive Officers in the Merger (See page 70)

You should be aware that the directors and executive officers of Palomar have interests in the merger that are different from, or are in addition to, the interests of stockholders generally. These interests relate to the treatment of equity-based compensation awards held by directors and executive officers of Palomar in the merger, the appointment of Joseph P. Caruso, currently Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors effective as of the effective time of the merger, amendments to the employment agreements that are in place between Palomar and each of Mr. Caruso and Paul S. Weiner, Palomar’s Senior Vice President, Chief Financial Officer and Treasurer, a new employment agreement between Mr. Caruso and Cynosure that will govern the terms of his employment with Cynosure following the merger and the indemnification of Palomar’s directors and officers by Cynosure.

Material U.S. Federal Income Tax Consequences of the Merger (See page 81)

Cynosure and Palomar intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the merger so qualifies, for U.S. federal income tax purposes, holders of Palomar common stock whose shares are exchanged in the merger for merger consideration will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Cynosure Class A common stock received over the holder’s adjusted tax basis in the shares of Palomar common stock surrendered) and (ii) the amount of cash received pursuant to the merger. In certain circumstances, this gain could be taxable as a dividend rather than a capital gain. It is a condition to each of Cynosure’s and Palomar’s respective obligations to complete the merger that it receives a separate legal opinion, at the effective time of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The tax consequences to Palomar stockholders of the merger are described in greater detail in the section entitled “Material U.S. Federal Income Tax Consequences.”

The tax consequences of the merger to you will depend on your own particular situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this Proxy Statement. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment of the Merger (See page 75)

Each of Cynosure and Palomar prepares its financial statements in accordance with United States generally accepted accounting principles (which we refer to in this Proxy Statement as “GAAP”). The merger will be accounted for using the acquisition method of accounting with Cynosure treated as the acquirer of Palomar for accounting purposes. This means that the assets, liabilities and commitments of Palomar, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, definite-lived intangible assets are amortized over their remaining useful lives. Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually.

Appraisal Rights (See page 76)

Cynosure stockholders do not have appraisal rights in connection with the merger.

Subject to the consummation of the merger, record holders of Palomar common stock who do not vote in favor of the Merger Proposal and otherwise comply fully with the requirements and procedures of Section 262 of the General Corporation Law of the State of Delaware, which we refer to in this Proxy Statement as the “DGCL,” are entitled to exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Palomar common stock in connection with the merger. The full text of Section 262 of the DGCL is attached as Annex G to this Proxy Statement.

Regulatory Matters (See page 75)

Cynosure and Palomar have each agreed to use their reasonable best efforts in order to obtain all regulatory approvals required in order to complete the merger. These approvals include antitrust filings with the U.S. Department of Justice and the U.S. Federal Trade Commission and expiration or termination of the required waiting periods. Cynosure and Palomar each filed pre-merger notification and report forms with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this Proxy Statement as the “HSR Act”), on March 26, 2013, and the U. S. Federal Trade Commission granted early termination of the waiting period under the HSR Act effective April 4, 2013.

Conditions to Completion of the Merger (See page 92)

We expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after we receive requisite stockholder approvals at the Cynosure annual meeting and the Palomar special meeting and receive all required regulatory approvals. We currently expect to complete the merger by the end of June 2013. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not to complete it at all.

The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•	Palomar stockholders shall have adopted the Merger Proposal at the Palomar special meeting, and Cynosure stockholders shall approved the Share Issuance at the Cynosure annual meeting;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated;

•

the registration statement of which this Proxy Statement forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to this Proxy Statement, shall have been initiated or threatened in writing by the SEC or its staff; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligation of Cynosure to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Palomar contained in the merger agreement shall be true and correct on and as of the signing date of the original merger agreement and the closing date except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a “Material Adverse Effect” on Palomar (except for Palomar’s capitalization representation, which must be true and correct in all material respects);

•	Palomar shall have performed in all material respects all obligations required by the merger agreement to be performed by it on or prior to the closing date;

•

Cynosure shall have received a written opinion from Hinckley, Allen & Snyder LLP, counsel to Cynosure, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•

there shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or limit in any material respect Cynosure’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Merger Subsidiary.

The obligation of Palomar to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Cynosure and the Merger Subsidiary contained in the merger agreement shall be true and correct on and as of the signing date of the original merger agreement and the closing date except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a “Material Adverse Effect” on Cynosure (except for Cynosure’s capitalization representation, which must be true and correct in all material respects);

•	each of Cynosure and the Merger Subsidiary shall have performed in all material respects all obligations required by the merger agreement to be performed by it on or prior to the closing date;

•

Palomar shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Palomar, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•

Cynosure shall have filed with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Cynosure Class A common stock issuable in connection with the Merger;

•	Cynosure shall have complied with its obligation to appoint Mr. Caruso as Cynosure’s President and Vice Chairman of the Board of Directors; and

•

the Average Cynosure Stock Price shall be equal to or greater than $22.704 or Cynosure shall have agreed in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall (notwithstanding the $0.400 per share limitation described above).

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Cynosure or Palomar, to the extent legally allowed. Neither Cynosure nor Palomar currently expects to waive any material condition to the completion of the merger.

Timing of the Merger (See page x)

The merger is expected to be completed by the end of June 2013, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

No Solicitation of Other Offers; No Change of Board Recommendation (See page 94)

The merger agreement contains “no solicitation” provisions that, subject to certain exceptions, require Palomar and its subsidiaries not to, and require Palomar and its subsidiaries to direct their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any “Acquisition Proposal”; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

In addition, under the merger agreement, the Palomar board of directors must recommend that Palomar stockholders vote in favor of the Merger Proposal, subject to certain exceptions.

However, prior to adoption of the merger agreement by Palomar stockholders, the merger agreement does not prohibit (i) Palomar from providing information to, engaging in discussions with, or amending or waiving any standstill or similar agreement with, any person who makes an acquisition proposal for Palomar that the Palomar board of directors or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) is or would reasonably be expected to lead to a “Superior Proposal” or (ii) the Palomar board of directors from changing its recommendation to Palomar stockholders regarding the merger agreement if the Palomar board of directors determines in good faith (after consultation with outside legal counsel) that the failure to effect a change in recommendation would be inconsistent with its fiduciary obligations under applicable law, in each case provided that Palomar complies with certain conditions.

Termination of the Merger Agreement (See page 96)

Either Cynosure or Palomar may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the parties mutually agree in writing;

•	the merger is not consummated by September 30, 2013;

•

a governmental entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	the requisite vote of the Palomar stockholders in favor of the Merger Proposal shall not have been obtained; or

•	the requisite vote of the Cynosure stockholders in favor of the Share Issuance shall not have been obtained.

Cynosure may terminate the merger agreement if:

•

(i) the Palomar board of directors (or any committee thereof) fails to recommend approval the Merger Proposal in this Proxy Statement or changes its recommendation regarding the merger to the Palomar stockholders; (ii) the Palomar board of directors (or any committee thereof) approves or recommends to the Palomar stockholders an Acquisition Proposal (other than the merger); or (iii) a tender offer or exchange offer for outstanding shares of Palomar common stock is commenced (other than by Cynosure or an affiliate of Cynosure) and the Palomar board of directors (or any committee thereof) recommends that the Palomar stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Palomar board of directors fails to recommend against acceptance of such offer; however, any such termination must occur within ten calendar days after Cynosure gains knowledge of the event giving rise to the termination right (which termination right described in this paragraph we refer to in this Proxy Statement as the “Designated Cynosure Termination Right”); or

•

Palomar breaches any of its representations, warranties or obligations in a manner that causes the closing conditions regarding the accuracy of its representations and warranties and the performance of its obligations not to be satisfied after a 15 business day cure period.

Palomar may terminate the merger agreement if:

•

(i) Palomar receives a Superior Proposal; (ii) the Palomar board of directors determines in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary obligations under applicable law; (iii) Palomar notifies Cynosure in writing that it intends to enter into a definitive agreement relating to such Superior Proposal; (iv) if requested by Cynosure, Palomar makes its representatives available to discuss with Cynosure’s representatives any proposed modifications to the terms and conditions of the merger agreement during the three business day period following delivery by Palomar to Cynosure of notice of the Superior Proposal; (v) if Cynosure delivers to Palomar a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such three business day period, the Palomar board of directors determines in good faith, after considering the terms of such offer by Cynosure, that the Superior Proposal continues to be a Superior Proposal; and (vi) concurrently with the termination of the merger agreement, Palomar pays Cynosure the termination fee described below and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal (which termination right described in this paragraph we refer to in this Proxy Statement as the “Designated Palomar Termination Right”);

•

Cynosure breaches any of its representations, warranties or obligations in a manner that causes the closing conditions regarding the accuracy of its representations and warranties and the performance of its obligations not to be satisfied after a 15 business day cure period; or

•

if (i) the Average Cynosure Stock Price as of any date (calculated as if, solely for purposes of such calculation, such date were the third trading day prior to the effective time of the merger) is less than $22.704 and (ii) within three business days after Palomar’s request therefor, Cynosure fails to agree in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall calculated as of such date (notwithstanding the $0.400 per share limitation described above).

Termination Fee (See page 97)

In the merger agreement, Palomar has agreed to pay Cynosure a termination fee of approximately $10.6 million if the merger agreement is terminated:

•	by Cynosure pursuant to the Designated Cynosure Termination Right described above;

•	by Palomar pursuant to the Designated Palomar Termination Right described above; or

•

by either Cynosure or Palomar if the requisite vote of the Palomar stockholders adopting the merger agreement has not been obtained, so long as (i) before the date of the Palomar special meeting, an Acquisition Proposal shall have been publicly announced and not withdrawn and (ii) within 12 months after the date of termination, Palomar shall have consummated the transactions contemplated by an Acquisition Proposal, subject to certain conditions.

This termination fee could discourage other companies from seeking to acquire or merge with Palomar.

Listing of Cynosure Shares; Delisting and Deregistration of Shares of Palomar Common Stock (See page 79)

Before the completion of the merger, Cynosure will cause the shares of Cynosure Class A common stock to be issued in the merger to be approved for listing on The NASDAQ Stock Market LLC. This approval is a condition to Palomar’s obligation to complete the merger. If the merger is completed, Palomar common stock will cease to be listed on The NASDAQ Stock Market LLC and its shares will be deregistered under the Exchange Act.

Comparison of Stockholders’ Rights (See page 161)

Palomar stockholders, whose rights are currently governed by Palomar’s second restated certificate of incorporation and Palomar’s second amended and restated by-laws, will become stockholders of Cynosure and their rights will be governed by the restated certificate of incorporation of Cynosure and the amended and restated by-laws of Cynosure. These differences are described in detail under “Comparison of Stockholders’ Rights.”

Dividends (See page 21)

Under the terms of the merger agreement, each of Cynosure and Palomar is prohibited from paying dividends on its common stock and from repurchasing shares of its common stock during the pendency of the merger.

Litigation Related to the Merger (See page 79)

On March 21, 2013, a putative stockholder class action complaint, captioned Edgar Calin v. Palomar Medical Technologies, Inc., et al., No. 13-1051 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Massachusetts Superior Court in Suffolk County. On April 9, 2013, a second putative stockholder class action complaint, captioned Vladimir Gusinsky Living Trust v. Palomar Medical Technologies, Inc., et al., No. 13-1328 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors and Cynosure in Massachusetts Superior Court in Suffolk County. On April 12, 2013, a third putative stockholder class action complaint, captioned Albert Saffer v. Palomar Medical Technologies, Inc. et al., No. 13-1385 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Massachusetts Superior Court in Suffolk County. On April 23, 2013, each of the plaintiffs in the foregoing suits filed an amended complaint. Each amended complaint alleges that members of the Palomar board of directors breached their fiduciary duties in connection with the approval of the merger and that Cynosure and, with respect to the Calin and Saffer suits, the Merger Subsidiary aided and abetted the alleged breach of fiduciary duties. Each amended complaint alleges that the Palomar directors breached their fiduciary duties in connection with the proposed transaction by, among other things, conducting a flawed sale process and failing to maximize stockholder value and obtain the best financial and other terms, and that this Proxy Statement is materially deficient. Each of these plaintiffs seeks injunctive and other equitable relief, including enjoining the defendants from consummating the merger, in addition to other unspecified damages, fees and costs. The plaintiffs in the three Massachusetts actions moved to expedite the proceedings on May 1, 2013 and moved to consolidate the actions on May 1, 2013. On May 13, 2013, each of the defendants in the three Massachusetts actions filed an opposition to expedite, an opposition to consolidate and a cross motion to stay its respective action. Cynosure, Palomar and their respective boards of directors believe that the Massachusetts lawsuits are without merit and intend to defend them vigorously.

On April 19, 2013, a fourth putative stockholder class action complaint, captioned Gary Drabek v. Palomar Medical Technologies, Inc. et al., No. 8491, (Del. Ch.) was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Delaware Chancery Court. On May 1, 2013, a fifth putative stockholder class action complaint, captioned Daniel Moore v. Palomar Medical Technologies, Inc. et al., No. 8516, (Del. Ch.) was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Delaware Chancery Court. Each of the foregoing lawsuits alleges that members of the Palomar board of directors breached their fiduciary duties in connection with the approval of the merger and that Cynosure and the Merger Subsidiary aided and abetted the alleged breach of fiduciary duties. Each complaint alleges that the Palomar directors breached their fiduciary duties in connection with the proposed transaction by, among other things, conducting a flawed sale process and failing to maximize stockholder value and obtain the best financial and other terms, and that this Proxy Statement is materially deficient. Each of these plaintiffs seeks injunctive and other equitable relief, including enjoining the defendants from consummating the merger, in addition to other unspecified damages, fees and costs. The plaintiff in the Drabek action moved to expedite the proceedings on April 29, 2013, and the plaintiff in the Moore action moved to expedite and moved for a preliminary injunction on May 3, 2013. On May 7, 2013, the plaintiffs in the Drabek and Moore actions jointly submitted a proposed order of consolidation to consolidate the class actions as In re Palomar Medical Technologies Shareholder Litigation, C.A. No. 8491-VCP, which order was granted by the court on the same day. On May 10, 2013, the parties in the consolidated class action filed a stipulated preliminary injunction pleading schedule, which schedule was approved by the court on May 13, 2013. The pleading schedule requires all briefing to be completed on or before June 14, 2013 and a preliminary injunction hearing to be held on June 17, 2013. Cynosure, Palomar and their respective boards of directors believe that the Delaware lawsuits are without merit and intend to defend them vigorously.

The Meetings

The Cynosure Annual Meeting (See page 101)

At the Cynosure annual meeting, Cynosure stockholders will be asked to vote on the following proposals:

•	to approve the issuance of shares of Cynosure Class A common stock in the merger;

•	to elect the two class II classified director nominees named in this Proxy Statement;

•	to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan;

•	to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation;

•	to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013;

•

to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, the approval by Cynosure stockholders of the issuance of shares of Cynosure Class A common stock in the merger.

The Cynosure board of directors unanimously recommends that Cynosure stockholders vote (1) “FOR” the proposal to approve the issuance of Cynosure Class A common stock in the merger, which is necessary to effect the merger, (2) “FOR” the proposal to elect the two class II classified director nominees named in this Proxy Statement, (3) “FOR” the proposal to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan, (4) “FOR” the proposal to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation, (5) “FOR” the proposal to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm, and (6) “FOR” the proposal to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

All Cynosure stockholders of record at the close of business on May 21, 2013, which we refer to as the record date, are entitled to vote at the annual meeting of Cynosure stockholders. As of the close of business on the record date,              shares of Cynosure Class A common stock were issued and outstanding and no shares of Cynosure Class B common were issued and outstanding.

The class II classified director nominees receiving a plurality of the votes cast by holders of Cynosure Class A common stock at the annual meeting of Cynosure stockholders, in person or by proxy, shall be elected to the Cynosure board of directors as Cynosure’s class II classified directors. The affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve each of the other Cynosure proposals.

The Palomar Special Meeting (See page 142)

At the Palomar special meeting, Palomar stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation”;

•

to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, the adoption by Palomar stockholders of the merger agreement.

The board of directors of Palomar unanimously recommends that you vote (1) “FOR” the proposal to adopt the merger agreement, which is necessary to effect the merger, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) “FOR” the proposal to adjourn the Palomar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

All Palomar stockholders of record at the close of business on the record date are entitled to vote at the special meeting of Palomar stockholders. As of the close of business on the record date,              shares of Palomar common stock were issued and outstanding.

The affirmative vote of a majority of the outstanding shares of Palomar common stock entitled to vote on the proposal at the special meeting is required to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, in person or by proxy, is required to approve each of the other Palomar proposals.

Voting by Cynosure and Palomar Directors and Executive Officers (See page 99)

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Cynosure’s directors and executive officers (and their respective affiliates) executed a Buyer Stockholder Agreement with Palomar that requires the applicable stockholder to vote in favor of (and to grant a proxy to Palomar to vote in favor of) the issuance of Cynosure Class A common stock in the merger and in favor of the approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Cynosure under the merger agreement or of the stockholder under the Buyer Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Cynosure Class A common stock prior to the record date for the annual meeting of Cynosure stockholders, subject to specified exceptions. As of March 15, 2013, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately 16.9% of the outstanding shares of Cynosure Class A common stock. As of the record date for the Cynosure annual meeting, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Cynosure Class A common stock. A copy of the full text of the form of Buyer Stockholder Agreement is attached as Annex B to this Proxy Statement.

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Palomar’s directors and executive officers (and their respective affiliates) executed a Company Stockholder Agreement with Cynosure that requires the applicable stockholder to vote in favor of (and to grant a proxy to Cynosure to vote in favor of) adoption of the merger agreement and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Palomar under the merger agreement or of the stockholder under the Company Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Palomar common stock prior to the record date for the special meeting of Palomar stockholders, subject to specified exceptions. As of March 15, 2013, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately 13.1% of the outstanding shares of Palomar common stock. As of the record date for the Palomar special meeting, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Palomar common stock. A copy of the full text of the form of Company Stockholder Agreement is attached as Annex C to this Proxy Statement.

SELECTED HISTORICAL FINANCIAL DATA OF CYNOSURE

The following selected consolidated financial data should be read in conjunction with Cynosure’s consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Cynosure’s Annual Report on Form 10-K for year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The consolidated statement of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 are derived from Cynosure’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this Proxy Statement. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012 and the consolidated balance sheet data as of March 31, 2013 are derived from Cynosure’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference into this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010, 2009 and 2008 are derived from Cynosure’s audited consolidated financial statements, which are not incorporated by reference into this Proxy Statement. Cynosure’s historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$40,690	$34,168	$153,493	$110,602	$81,775	$72,825	$139,662
Cost of revenues	17,003	14,660	64,567	48,294	35,388	32,808	48,705

Gross profit	23,687	19,508	88,926	62,308	46,387	40,017	90,957
Operating expenses:
Sales and marketing	12,603	11,551	47,543	39,142	32,818	39,098	53,062
Research and development	3,781	3,239	12,972	10,079	7,300	6,679	7,497
Amortization of intangible assets acquired	214	342	1,368	854	—	—	—
General and administrative	5,101	3,518	14,910	14,255	11,312	14,556	17,837

Total operating expenses	21,699	18,650	76,793	64,330	51,430	60,333	78,396

Income (loss) from operations	1,988	858	12,133	(2,022)	(5,043)	(20,316)	12,561
Interest income, net	32	10	60	126	163	523	2,498
Other (expense) income, net	(357)	209	532	(202)	(224)	694	(89)

Income (loss) before provision for income taxes	1,663	1,077	12,725	(2,098)	(5,104)	(19,099)	14,970
Provision for income taxes	424	258	1,764	807	442	3,659	4,771

Net income (loss)	$1,239	$819	$10,961	$(2,905)	$(5,546)	$(22,758)	$10,199

Basic net income (loss) per share	$0.08	$0.07	$0.83	$(0.23)	$(0.44)	$(1.79)	$0.81

Diluted net income (loss) per share	$0.07	$0.06	$0.79	$(0.23)	$(0.44)	$(1.79)	$0.80

Basic weighted average common shares outstanding	16,185	12,578	13,189	12,585	12,666	12,709	12,581

Diluted weighted average common shares outstanding	16,860	13,037	13,792	12,585	12,666	12,709	12,806

		March 31, 2013	December 31,
			2012	2011	2010	2009	2008
		(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, marketable securities, investments and related financial instruments		$146,644	$146,745	$73,668	$96,826	$91,967	$95,451
Working capital		157,784	149,398	82,638	99,687	106,908	109,495
Total assets		237,389	234,569	151,580	141,812	145,201	173,122
Capital lease obligation, net of current portion		349	432	494	40	171	436
Retained earnings (accumulated deficit)		11,522	10,283	(678)	2,227	7,773	30,531
Total stockholders’ equity		199,582	197,507	119,627	120,300	123,830	140,354

SELECTED HISTORICAL FINANCIAL DATA OF PALOMAR

The following selected consolidated financial data should be read in conjunction with Palomar’s consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Palomar’s Annual Report on Form 10-K for year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The consolidated statement of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 are derived from Palomar’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this Proxy Statement. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012 and the consolidated balance sheet data as of March 31, 2013 are derived from Palomar’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference into this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010, 2009 and 2008 are derived from Palomar’s audited consolidated financial statements, which are not incorporated by reference into this Proxy Statement. Palomar’s historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Professional product revenues	$17,326	$11,897	$55,431	$44,429	$38,269	$34,134	$55,650
Consumer product revenues	711	979	3,086	3,554	—	—	—
Service revenues	3,149	3,770	13,868	15,135	15,248	14,711	13,729
Royalty revenues	1,979	1,798	6,888	38,097	5,898	4,891	10,520
Funded product development revenues	—	—	—	—	—	1,835	2,434
Other revenues	58	556	1,300	2,222	4,306	5,000	5,248

Total revenues	23,223	19,000	80,573	103,437	63,721	60,571	87,581
Costs and expenses:
Cost of professional product revenues	7,308	4,902	22,350	18,179	14,697	13,557	17,858
Cost of consumer product revenues	668	834	6,581	3,267	—	—	—
Cost of service revenues	1,384	1,660	6,208	6,838	5,835	7,112	7,360
Cost of royalty revenues	792	719	2,755	14,420	2,359	1,956	4,208
Research and development	2,582	3,372	10,299	15,644	15,458	14,679	17,693
Selling and marketing	7,398	6,682	27,482	25,624	20,013	19,337	23,340
General and administrative	4,030	3,152	10,889	8,728	14,550	11,254	20,516

Total cost and expenses	24,162	21,321	86,564	92,700	72,912	67,895	90,975

(Loss) income from operations	(939)	(2,321)	(5,991)	10,737	(9,191)	(7,324)	(3,394)

Interest income	77	89	345	1,096	422	760	3,633
Other (loss) income, net	(437)	12	(40)	(299)	297	544	(297)

(Loss) income before income taxes	(1,299)	(2,220)	(5,686)	11,534	(8,472)	(6,020)	(58)
(Benefit) provision for income taxes	(187)	72	485	4,106	303	4,439	10

Net (loss) income	$(1,112)	$(2,292)	$(6,171)	$7,428	$(8,775)	$(10,459)	$(68)

Net (loss) income per common share:
Basic	$(0.06)	$(0.12)	$(0.33)	$0.40	$(0.47)	$(0.58)	$—

Diluted	$(0.06)	$(0.12)	$(0.33)	$0.39	$(0.47)	$(0.58)	$—

Weighted average number of common shares outstanding:
Basic	18,964	18,858	18,864	18,696	18,549	18,095	18,161

Diluted	18,964	18,858	18,864	18,942	18,549	18,095	18,161

	March 31, 2013	December 31,
		2012	2011	2010 (restated)(1)	2009	2008
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$57,823	$55,116	$63,077	$55,099	$81,948	$122,601
Short-term investments	29,010	33,058	24,740	34,017	25,000	—
Working capital	104,620	106,951	99,509	90,913	107,812	129,703
Marketable securities and other investments	13,986	11,533	21,269	13,850	4,024	4,487
Total assets	170,632	168,829	178,061	159,578	163,470	171,722
Debt	—	—	—	—	—	6,000
Total stockholders’ equity	150,619	150,565	154,641	139,294	143,627	146,805

(1)	Reflects a change in classification of a $22.0 million U.S. Treasury note with a maturity date of May 31, 2011 from cash and cash equivalents to short-term investments. For more information, see Note 1 to Palomar’s consolidated financial statements included in Palomar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 12, 2012.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present unaudited pro forma condensed combined financial information about Cynosure’s consolidated balance sheet and statements of operations, after giving effect to the merger with Palomar. The information under “Pro Forma Condensed Combined Statement of Operations Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The information under “Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the merger had been consummated on March 31, 2013. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Cynosure considered the acquirer of Palomar for accounting purposes. See “The Merger—Accounting Treatment.”

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Cynosure after the merger.

The information presented below should be read in conjunction with the historical consolidated financial statements of Cynosure and Palomar, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial information of Cynosure and Palomar, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	Three Months Ended March 31, 2013	Fiscal Year Ended December 31, 2012
Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts):
Net sales	$63,074	$231,854
Income from operations	2,283	1,929
Net income	1,407	1,544
Net income per share:
Basic	$0.07	$0.08
Diluted	$0.06	$0.08
Weighted average common shares used in computing net income per share:
Basic	21,354	18,358
Diluted	22,029	18,961

		As of March 31, 2013
Pro Forma Condensed Combined Balance Sheet Data (in thousands):
Cash, cash equivalents, marketable securities and investments		$100,463
Working capital		97,759
Total assets		406,374
Stockholders’ equity		325,440

UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows unaudited per share data regarding income (loss) from continuing operations, book value per share and cash dividends for Cynosure and Palomar on a historical, pro forma combined basis. The pro forma combined income from continuing operations information was computed as if the merger had been completed on January 1, 2012, the beginning of the earliest period presented. The pro forma combined book value per share information was computed as if the merger had been completed on March 31, 2013. The Palomar pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by an assumed exchange ratio of 0.240 shares of Cynosure Class A common stock to 1.0 share of Palomar common stock. This information shows how each share of Palomar common stock would have participated in the combined companies’ earnings from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of earnings from continuing operations and book value per share of the combined company.

The following unaudited comparative per share data are derived from the historical consolidated financial statements of each of Cynosure and Palomar. The information presented below should be read in conjunction with the historical consolidated financial statements of Cynosure and Palomar, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial information of Cynosure and Palomar, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of and for the Three Months Ended March 31, 2013	As of and for the Twelve Months Ended December 31, 2012
Cynosure, Inc.
Income from continuing operations per common share – basic	$0.08	$0.83
Income from continuing operations per common share – diluted	0.07	0.79
Book value per share	12.14	12.04
Cash dividends	—	—
Cynosure, Inc. Pro Forma Combined
Income from continuing operations per common share – basic	$0.07	$0.08
Income from continuing operations per common share – diluted	0.06	0.08
Book value per share	15.06	(a)
Cash dividends	—	—

	As of and for the Three Months Ended March 31, 2013	As of and for the Twelve Months Ended December 31, 2012
Palomar Medical Technologies, Inc.
Loss from continuing operations per common share – basic and diluted	$(0.06)	$(0.33)
Book value per share	7.54	7.54
Cash dividends	—	—
Palomar Medical Technologies, Inc. Pro Forma Equivalent(b)
Income from continuing operations per common share – basic	$0.02	$0.02
Income from continuing operations per common share – diluted	0.01	0.02
Book value per share	3.61	(a)
Cash dividends	—	—

(a)	Not applicable.
(b)	Palomar Medical Technologies, Inc. pro forma equivalent information is calculated by multiplying Cynosure pro forma combined per share amounts by an assumed exchange ratio of 0.240, which is based on the Average Cynosure Stock Price calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Market Prices

The tables below set forth, for the fiscal quarters indicated, the intraday high and low sales prices per share of Cynosure Class A common stock and Palomar common stock, which trade on The NASDAQ Stock Market LLC under the symbols “CYNO” and “PMTI,” respectively.

	Cynosure Class A Common Stock
	High	Low
Fiscal Year 2011
First Quarter	$14.50	$10.26
Second Quarter	15.21	10.90
Third Quarter	13.47	8.84
Fourth Quarter	13.41	9.63
Fiscal Year 2012
First Quarter	19.50	11.64
Second Quarter	23.00	17.53
Third Quarter	28.00	20.59
Fourth Quarter	27.64	21.14
Fiscal Year 2013
First Quarter	30.20	23.87
Second Quarter (Through May 15, 2013)	27.90	24.11

	Palomar Common Stock
	High	Low
Fiscal Year 2011
First Quarter	$16.48	$13.33
Second Quarter	16.01	9.65
Third Quarter	11.81	7.31
Fourth Quarter	9.36	7.50
Fiscal Year 2012
First Quarter	11.04	9.03
Second Quarter	9.75	7.99
Third Quarter	9.65	7.83
Fourth Quarter	9.35	7.18
Fiscal Year 2013
First Quarter	13.68	9.21
Second Quarter (Through May 15, 2013)	13.97	13.35

On                     , 2013, the latest practicable date before the date of this Proxy Statement, the last sales price per share of Cynosure Class A common stock was $         and the last sales price per share of Palomar common stock was $        , in each case on The NASDAQ Stock Market LLC.

On April 30, 2013, Cynosure had 11 holders of record of its Class A common stock and Palomar had 2,781 holders of record of its common stock. This does not include holdings in street or nominee names.

Recent Prices

The following table sets forth the closing prices per share of Cynosure Class A common stock and Palomar common stock as reported on The NASDAQ Stock Market LLC on March 15, 2013, the last trading day before the public announcement of the original merger agreement, and                     , 2013, the latest practicable date before the date of this Proxy Statement. The table also presents the equivalent value of the merger consideration per share of Palomar common stock on those dates. The equivalent value per share on March 15, 2013 is equal to the cash merger consideration of $6.825, plus the closing price of a share of Cynosure Class A common stock on that date, multiplied by 0.240, which is the assumed exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger. The equivalent value per share on                     , 2013 is equal to the cash merger consideration of $            , plus $            , the closing price of a shares of Cynosure Class A common stock on that date, multiplied by         , which is the assumed exchange ratio calculated as if                     , 2013 were the third trading day prior to the effective time of the merger.

	Cynosure Closing Price		Palomar Closing Price		Equivalent Value Per Share
March 15, 2013		$28.45		$12.62		$13.65
, 2013	$		$		$

Dividends and Other Distributions

Cynosure has never paid or declared any cash dividends on its Class A common stock. It currently intends to retain its earnings, if any, to finance the growth and development of its business. Payment of future dividends, if any, on Cynosure’s Class A common stock will be at the discretion of the Cynosure board of directors.

Palomar has not paid dividends to its common stockholders since its inception and does not plan to pay dividends to its common stockholders in the foreseeable future. Palomar intends to retain substantially all earnings to finance its operations.

Following the proposed merger, the board of directors of Cynosure will determine its policy regarding the payment of dividends, but it is expected that no dividends will be paid in the foreseeable future.

Under the terms of the merger agreement, each of Cynosure and Palomar is prohibited from paying dividends on its common stock and from repurchasing shares of its common stock during the pendency of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents that we incorporate by reference into this Proxy Statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of the management of each of Cynosure, Palomar and the combined company, the merger and the markets for Cynosure and Palomar common stock and other matters. Statements in this Proxy Statement and the documents that we incorporate by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.

Forward-looking statements in this Proxy Statement and the documents that we incorporate by reference into this Proxy Statement relate to Cynosure’s or Palomar’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward-looking statements include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income and financial condition of Cynosure, Palomar and the combined company;

•	statements relating to revenues, financial performance or market position of the combined company after the merger; and

•

statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “target” or similar expressions.

These forward-looking statements, wherever they occur in this Proxy Statement, including in the sections entitled “The Merger—Cynosure Board of Directors’ Recommendation and Reasons for the Merger,” “The Merger—Palomar Board of Directors’ Recommendation and Reasons for the Merger” and “Risk Factors,” or the documents that we incorporate by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Cynosure and Palomar and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this Proxy Statement.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in the “Risk Factors” section of this Proxy Statement and in Cynosure’s and Palomar’s filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013. These important factors include risks and uncertainties relating to:

•	the risk that Palomar stockholders do not approve the Merger Proposal or that the Cynosure stockholders do not approve the Share Issuance;

•	the risk that Cynosure will not be able to integrate Palomar’s business successfully;

•	the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	competition and its effect on pricing, spending, third-party relationships and revenues;

•	Cynosure’s, Palomar’s and the combined company’s ability to innovate, develop and commercialize new products;

•	Cynosure’s implementation of strategies for improving internal growth;

•	Cynosure’s, Palomar’s and the combined company’s ability to obtain and maintain regulatory clearances;

•	use and protection of intellectual property and Cynosure’s, Palomar’s and the combined company’s intellectual property portfolio;

•	dependence on customers’ capital spending;

•	realization of potential future savings from new productivity initiatives;

•	dependence on customers that operate in cyclical industries;

•	Cynosure’s, Palomar’s and the combined company’s sales and marketing capabilities and strategy in the United States and internationally;

•	Cynosure’s, Palomar’s and the combined company’s estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	general worldwide economic conditions and related uncertainties;

•	the effect of changes in governmental regulations;

•	exposure to product liability claims in excess of insurance coverage; and

•	the effect of exchange rate fluctuations on international operations.

Cynosure and Palomar undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this Proxy Statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for approval of the Share Issuance, in the case of Cynosure stockholders, or for approval of the Merger Proposal, in the case of Palomar stockholders. In addition, you should read and consider the risks associated with each of the businesses of Cynosure and Palomar because these risks will also affect the combined company. These risks can be found in Cynosure’s and Palomar’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, which are filed with the SEC and incorporated by reference into this Proxy Statement. You should also read and consider the other information in this Proxy Statement and the other documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information.”

Uncertainty about the merger may adversely affect the relationships of Cynosure, Palomar or the combined company with their respective customers, suppliers and employees, whether or not the merger is completed.

In response to the announcement of the merger, existing or prospective customers or suppliers of Cynosure, Palomar or the combined company may:

•	delay, defer or cease purchasing goods or services from or providing goods or services to Cynosure, Palomar or the combined company;

•	delay or defer other decisions concerning Cynosure, Palomar or the combined company, or refuse to extend credit to Cynosure, Palomar or the combined company; or

•	otherwise seek to change the terms on which they do business with Cynosure, Palomar or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the merger is completed, the combined company.

In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Cynosure, Palomar or the combined company. These uncertainties may impair each company’s or the combined company’s ability to retain, recruit or motivate key personnel.

Any delay in the completion of the merger may significantly reduce the benefits expected to be obtained from the merger or could adversely affect the market price of Cynosure or Palomar common stock or their future business and financial results.

The merger is subject to a number of conditions, including approvals of Cynosure and Palomar stockholders, which are beyond the control of Cynosure and Palomar and which may prevent, delay or otherwise materially and adversely affect completion of the merger. See “The Merger Agreement—Conditions to Completion of the Merger.” Cynosure and Palomar cannot predict whether and when these other conditions will be satisfied.

Failure to complete the merger would prevent Cynosure and Palomar from realizing the anticipated benefits of the merger. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the merger may significantly reduce the synergies and other benefits that Cynosure and Palomar expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the merger will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the merger could result in a significant change in the market price of Cynosure or Palomar common stock.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. Palomar stockholders and Cynosure stockholders cannot be sure of the value of the merger consideration that will be paid to Palomar stockholders in the merger.

If the merger is completed, at the effective time of the merger, each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement) issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive (i) a cash amount equal to $6.825, plus any “Make-Whole Payment,” without interest, and (ii) a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 (which we refer to in this Proxy Statement as the “Target Stock Value”) divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger (which we refer to in this Proxy Statement as the “Average Cynosure Stock Price”), and rounding the result to the nearest 1/10,000 of a share of Cynosure Class A common stock. However, (x) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is less than or equal to 0.229, the exchange ratio will be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is greater than or equal to 0.283, the exchange ratio will be 0.283 (which we refer to in this Proxy Statement as the “Maximum Exchange Ratio”). For purposes of the merger agreement, “Make-Whole Payment” means (1) if, but for the limitation in the preceding sentence, the exchange ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Cynosure Stock Price multiplied by (Y) the exchange ratio (which difference we refer to in this Proxy Statement as the “Stock Value Shortfall”) and (2) in all other cases, $0.00, except that the Make-Whole Payment may not exceed $0.400 unless otherwise agreed to by Cynosure in writing.

While the value of the merger consideration generally will remain constant as long as the Average Cynosure Stock Price is between $22.704 and $29.803 (which we refer to in this Proxy Statement as the “Collar”), the mix of the merger consideration will fluctuate within the Collar in certain circumstances based on the Average Cynosure Stock Price and the mix and value of the merger consideration will fluctuate when the exchange ratio is below or above the Collar. For example, if the Average Cynosure Stock Price is less than $22.704 and Palomar elects to complete the merger, then Palomar stockholders will receive merger consideration with an aggregate value of less than $13.65 per share unless Cynosure agrees to pay a Make-Whole Payment that exceeds $0.400 per share, which it would have no obligation to do. If the Average Cynosure Stock Price is greater than $29.803, then Palomar stockholders will receive merger consideration with an aggregate value of more than $13.65 per share. As a result of the Collar, Palomar stockholders and Cynosure stockholders cannot be sure of the value of the merger consideration that will be paid to Palomar stockholders in the merger.

The following table illustrates the mix and value of the merger consideration per share of Palomar common stock for different hypothetical Average Cynosure Stock Prices. For simplicity, the table assumes that no Palomar stockholders have exercised appraisal rights.

Average Cynosure Stock Price	Fixed Cash Merger Consideration	Make-Whole Payment	Total Cash Merger Consideration	Exchange Ratio	Value of Stock Merger Consideration(a)	Total Value of Merger Consideration(b)
$18.000	$6.825	$0.400	$7.225	0.2830	$5.094	$12.319	(c)
$19.000	$6.825	$0.400	$7.225	0.2830	$5.377	$12.602	(c)
$20.000	$6.825	$0.400	$7.225	0.2830	$5.660	$12.885	(c)
$21.000	$6.825	$0.400	$7.225	0.2830	$5.943	$13.168	(c)
$22.000	$6.825	$0.400	$7.225	0.2830	$6.226	$13.451	(c)
$22.704	$6.825	$0.400	$7.225	0.2830	$6.425	$13.650	(c)
$23.000	$6.825	$0.316	$7.141	0.2830	$6.509	$13.650
$24.000	$6.825	$0.033	$6.858	0.2830	$6.792	$13.650
$25.000	$6.825	$0.000	$6.825	0.2730	$6.825	$13.650
$26.000	$6.825	$0.000	$6.825	0.2625	$6.825	$13.650
$27.000	$6.825	$0.000	$6.825	0.2528	$6.825	$13.650
$28.000	$6.825	$0.000	$6.825	0.2438	$6.825	$13.650
$29.000	$6.825	$0.000	$6.825	0.2353	$6.825	$13.650
$30.000	$6.825	$0.000	$6.825	0.2290	$6.870	$13.695
$31.000	$6.825	$0.000	$6.825	0.2290	$7.099	$13.924
$32.000	$6.825	$0.000	$6.825	0.2290	$7.328	$14.153

(a)	Amount represents the product of the corresponding Average Cynosure Stock Price multiplied by the corresponding exchange ratio.
(b)	Amount represents the sum of the corresponding Total Cash Merger Consideration plus the corresponding Value of Stock Merger Consideration.
(c)	Palomar is not obligated to complete the merger unless either (1) the Average Cynosure Stock Price is equal to or greater than $22.704 or (2) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above.

The table above is illustrative only. The mix and value of the merger consideration that a Palomar stockholder receives will be based on the actual Average Cynosure Stock Price, which will be equal to the average closing price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger. The actual Average Cynosure Stock Price may be outside the range of the amounts set forth above, and as a result, the actual mix and value of the merger consideration per share of Palomar common stock may not be shown in the above table. In addition, the Average Cynosure Stock Price may not be equal to the market price of the Cynosure Class A common stock at the effective time of the merger.

In recent periods, the stock market in general has experienced substantial price and volume fluctuations. These market fluctuations may adversely affect the market price of Cynosure Class A common stock. Changes in the market price of Cynosure Class A common stock prior to the merger may affect the market value of the Cynosure Class A common stock that Palomar stockholders will receive in the merger. Changes in the market price of Cynosure Class A common stock may result from a variety of factors, many of which are beyond our control, including the following factors:

•	changes in the businesses, operations and prospects of Cynosure and Palomar;

•	changes in market assessments of the business, operations and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Cynosure Class A common stock and Palomar common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Cynosure and Palomar operate.

The market value of the shares of Cynosure Class A common stock will continue to fluctuate after the completion of the merger. For example, between January 1, 2013 and April 30, 2013, the market price of Cynosure Class A common stock ranged from a low of $23.87 per share to a high of $30.20 per share, all as reported on The NASDAQ Stock Market LLC. See “Market Prices and Dividends and Other Distributions.”

The issuance of shares of Cynosure Class A common stock to Palomar stockholders in the merger will substantially reduce the percentage interests of Cynosure stockholders.

If the merger is completed, Cynosure will issue approximately 5.2 million shares of Cynosure Class A common stock, which would result in Palomar stockholders owning approximately 23% of the outstanding Class A common stock of the combined company immediately following the closing of the merger, based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

The issuance of shares of Cynosure Class A common stock to Palomar stockholders in the merger will cause a significant reduction in the relative percentage interest of current Cynosure stockholders in Cynosure’s earnings, liquidation value and book and market value.

Sales of substantial amounts of Cynosure Class A common stock in the open market by former Palomar stockholders could depress Cynosure’s stock price.

Shares of Cynosure Class A common stock that are issued to stockholders of Palomar in the merger will be freely tradable by such stockholders without restrictions or further registration under the Securities Act, provided, however, that any stockholders who are affiliates of Cynosure will be subject to the resale restrictions of Rule 144 under the Securities Act.

As of May 21, 2013, the record date, Cynosure had approximately              shares of Class A common stock outstanding and approximately              shares of Class A common stock subject to outstanding options and other rights to purchase or acquire its shares. Cynosure currently expects that it will issue approximately 5.2 million shares of Cynosure Class A common stock in the merger, based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

If the merger is completed and if Palomar’s former stockholders sell substantial amounts of Cynosure Class A common stock in the public market following the completion of the merger, the market price of Cynosure Class A common stock may decrease. These sales might also make it more difficult for Cynosure to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Diversion of management’s attention could harm Cynosure, Palomar or the combined company, whether or not the merger is completed.

Completion of the merger will require a significant amount of time and attention from the management of each of Cynosure and Palomar. The diversion of management’s attention away from ongoing operations could adversely affect the ongoing operations and business relationships of each company and, if the merger is completed, the combined company.

Cynosure may be unable to integrate successfully the businesses of Palomar and realize the anticipated benefits of the merger.

The merger involves the combination of two organizations that currently operate as independent public companies. Due to legal restrictions, Cynosure and Palomar have conducted only limited planning regarding the integration of the two companies, and they will continue to operate as independent public companies until the completion of the merger. The combined company will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price.

Achieving the anticipated benefits of the merger will depend, in part, on the integration of operations, personnel and technology of Cynosure and Palomar. If Cynosure is unable to successfully integrate Palomar’s business into its business in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Potential difficulties the combined company may encounter in the integration process include the following:

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	the inability to procure goods and services on favorable terms as a result of suppliers of either of the two companies deciding not to do business with the combined company;

•	the inability to retain, recruit or motivate key personnel;

•	complexities associated with managing the combined businesses;

•	difficulties associated with integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger;

•	disruption or interruption of, or loss of momentum in, each company’s ongoing businesses; and

•	inconsistencies in standards, controls, procedures and policies.

Any of these difficulties could adversely affect our ability to maintain relationships with suppliers, customers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company.

Even if Cynosure is able to integrate Palomar’s business operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration and these benefits may not be achieved within a reasonable period of time.

Cynosure and Palomar will incur significant costs in connection with the merger.

Cynosure and Palomar will incur substantial expenses related to the merger, whether or not the merger is completed. Cynosure estimates that it will incur direct transaction costs of approximately $2.9 million in connection with the merger, approximately $1.9 million of which is not contingent on the completion of the merger. Palomar estimates that it will incur direct transaction costs of approximately $4.8 million in connection with the merger, approximately $2.0 million of which is not contingent upon the completion of the merger. Moreover, in the event that the merger agreement is terminated, Palomar may, under some circumstances, be required to pay Cynosure a termination fee of approximately $10.6 million. See “The Merger Agreement—Termination Fee.”

In addition, Cynosure expects it will incur costs of approximately $14.5 million in “golden parachute” compensation that the named executive officers of Palomar could receive in connection with the merger. See “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation.”

In the event the merger is completed, Cynosure expects to incur significant additional expenses. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed assets and lease administration systems, and regulatory compliance. While we have assumed that a certain level of expenses would be incurred from the integration of the two companies, there are a number of factors beyond Cynosure’s control that could affect the total amount or the timing of all the expected integration expenses, including, among other things, constraints arising under U.S. federal or state antitrust laws (such as limitations on sharing information) that may prevent or hinder us from fully developing integration plans. Moreover, many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses, the realization of economies of scale, and cost savings and revenue synergies related to the integration of the two companies following the completion of the merger. The amount and timing of any these charges are uncertain at the present time. In addition, the combined company may incur additional material charges in subsequent fiscal quarters to reflect additional costs in connection with the merger.

Because the directors and executive officers of Palomar have interests in seeing the merger completed that are different than those of Palomar’s other stockholders, these persons may have conflicts of interest in recommending that Palomar stockholders vote to adopt the merger agreement.

The directors and executive officers of Palomar have interests in the merger that are different from, or are in addition to, the interests of Palomar stockholders generally. These interests relate to the treatment of equity-based compensation awards held by directors and executive officers of Palomar in the merger, the appointment of Joseph P. Caruso, currently Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors effective as of the effective time of the merger, amendments to the employment agreements that are in place between Palomar and each of Mr. Caruso and Paul S. Weiner, Palomar’s Senior Vice President, Chief Financial Officer and Treasurer, a new employment agreement between Mr. Caruso and Cynosure that will govern the terms of his employment with Cynosure following the merger and the indemnification of Palomar’s directors and officers by Cynosure.

These and other material interests of the directors and executive officers of Palomar in the merger that are different than those of the other Palomar stockholders are described under “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger.”

The merger agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to effect a business combination with Palomar.

The merger agreement contains “no solicitation” provisions that, subject to certain exceptions, require Palomar and its subsidiaries not to, and require Palomar and its subsidiaries to direct their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any “Acquisition Proposal”; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

In addition, under the merger agreement, the Palomar board of directors must recommend that Palomar stockholders vote in favor of the Merger Proposal, subject to certain exceptions.

In the merger agreement, Palomar has agreed to pay Cynosure a termination fee of approximately $10.6 million if the merger agreement is terminated:

•	by Cynosure pursuant to the Designated Cynosure Termination Right;

•	by Palomar pursuant to the Designated Palomar Termination Right; or

•

by either Cynosure or Palomar if the requisite vote of the Palomar stockholders adopting the merger agreement has not been obtained, so long as (i) before the date of the Palomar special meeting, an Acquisition Proposal shall have been publicly announced and not withdrawn and (ii) within 12 months after the date of termination, Palomar shall have consummated the transactions contemplated by an Acquisition Proposal, subject to certain conditions.

We describe these and other provisions under “The Merger Agreement—‘No Solicitation’ Provisions,” “—Notices to Cynosure,” “—Board Recommendations,” “—Termination of the Merger Agreement” and “—Termination Fee.”

These provisions could discourage a potential competing acquiror from considering or proposing an acquisition of Palomar, even if it were prepared to pay consideration with a higher value than the merger consideration proposed to be paid by Cynosure in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The market price of Cynosure Class A common stock after the merger may be affected by factors different from those affecting the market price of Cynosure Class A common stock or Palomar common stock before the merger.

When we complete the merger, Palomar stockholders will become Cynosure stockholders. The results of operations of Cynosure, as well as the trading price of Cynosure Class A common stock, after the merger may be affected by factors different from those currently affecting Cynosure’s or Palomar’s results of operations and the trading price of Cynosure or Palomar common stock. For a discussion of the businesses of Cynosure and Palomar and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this Proxy Statement and referred to under “Where You Can Find More Information.”

Loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.

The success of the combined company, if the merger is completed, will depend in part upon the ability of the combined company to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, the combined company may not be able to retain key employees. Loss of key personnel could have a material adverse effect on the business and operations of the combined company.

Cynosure and Palomar may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to Cynosure’s and Palomar’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Cynosure and Palomar, if the condition is a condition to both Cynosure’s and Palomar’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Cynosure and Palomar may evaluate the materiality of any such waiver to determine whether amendment of this Proxy Statement and resolicitation of proxies are necessary. Cynosure and Palomar, however, generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The combined company will face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Any system of control, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, any design may not achieve its stated goal under all potential future conditions, regardless of how remote.

The integration of Cynosure and Palomar, and their respective internal control systems and procedures, may result in or lead to a future material weakness in the combined company’s internal controls, or the combined company or its independent registered public accounting firm may identify a material weakness in the combined company’s internal controls in the future. A material weakness in internal control over financial reporting would require management and the combined company’s independent public accounting firm to evaluate the combined company’s internal controls as ineffective. If the combined company’s internal control over financial reporting is not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Internal control deficiencies or weaknesses that are not yet identified could emerge.

Over time the combined company may identify deficiencies or weaknesses in its internal controls and, where and when appropriate, report on these deficiencies or weaknesses. However, the internal control procedures can provide only reasonable, and not absolute, assurance that deficiencies or weaknesses are identified. Deficiencies or weaknesses that have not been identified by Cynosure or Palomar could emerge and these deficiencies or weaknesses could have a material impact on the results of operations for the combined company.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of Cynosure Class A common stock following the completion of the merger.

In accordance with GAAP, the merger will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of Cynosure Class A common stock following the completion of the merger. Under the acquisition method of accounting, the total estimated purchase price will be allocated to Palomar’s net tangible assets and identifiable intangible assets based on their respective fair values as of the date of completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets may become impaired, the combined company will be required to incur material charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

Cynosure currently estimates that it will incur approximately $40.3 million of incremental amortization expense after completion of the merger, based on the closing price of Cynosure Class A common stock on The NASDAQ Stock Market LLC on March 15, 2013, the last trading day before the public announcement of the merger. The actual amount of the incremental amortization expense will be based on the aggregate value of the merger consideration to be paid to Palomar stockholders in the merger, less the fair value of all net assets acquired and goodwill assumed. Changes in earnings per share, including as a result of this incremental expense, could adversely affect the trading price of Cynosure Class A common stock.

Stockholder class action lawsuits have been brought against Palomar, its directors and Cynosure in connection with the merger. These lawsuits could be expensive and time-consuming and result in the delay of the consummation of the merger and cause Palomar, its directors and Cynosure to pay substantial damages and incur additional costs and expenses.

Five putative stockholder class action complaints have been filed against Palomar, its directors and Cynosure. The complaints allege that the Palomar board of directors breached their fiduciary duties to the Palomar stockholders in connection with the approval of the merger and that Cynosure and, in four of the five lawsuits, the Merger Subsidiary aided and abetted the alleged breach of fiduciary duties. The complaints allege that the Palomar board of directors breached their fiduciary duties in connection with the proposed transaction by, among other things, conducting a flawed sale process and failing to maximize stockholder value and obtain the best financial and other terms, and that this Proxy Statement is materially deficient. Litigation is subject to numerous uncertainties, and Cynosure and Palomar are unable to predict the ultimate outcome of these or any other matters. If one or more of the lawsuits is successful, it could delay the consummation of the merger, result in substantial damages to Palomar, its directors and Cynosure and cause Palomar and Cynosure to incur additional costs and expenses in connection with the merger. For more information regarding these lawsuits, see “The Merger—Litigation Related to the Merger.”

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this Proxy Statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Cynosure and Palomar and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma financial statements.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial conditions or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Unaudited Pro Forma Condensed Combined Financial Information.”

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Cynosure and Palomar. This is a summary only and may not contain all information that is important to you. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference, for a more complete understanding of the merger.

Effect of the Merger

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Palomar will merge with and into the Merger Subsidiary, with the Merger Subsidiary surviving the merger as a wholly-owned subsidiary of Cynosure. We expect that, on a fully diluted basis, the existing stockholders of Cynosure and the former stockholders of Palomar will own approximately 77% and 23%, respectively, of the outstanding Cynosure Class A common stock following the merger, based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

Consideration to be Received in the Merger

If the merger is completed, at the effective time of the merger, each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement) issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive (i) a cash amount equal to $6.825, plus any “Make-Whole Payment,” without interest, and (ii) a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 (which we refer to in this Proxy Statement as the “Target Stock Value”) divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger (which we refer to in this Proxy Statement as the “Average Cynosure Stock Price”), and rounding the result to the nearest 1/10,000 of a share of Cynosure Class A common stock. However, (x) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is less than or equal to 0.229, the exchange ratio will be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is greater than or equal to 0.283, the exchange ratio will be 0.283 (which we refer to in this Proxy Statement as the “Maximum Exchange Ratio”). For purposes of the merger agreement, “Make-Whole Payment” means (1) if, but for the limitation in the preceding sentence, the exchange ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Cynosure Stock Price multiplied by (Y) the exchange ratio (which difference we refer to in this Proxy Statement as the “Stock Value Shortfall”) and (2) in all other cases, $0.00, except that the Make-Whole Payment may not exceed $0.400 unless otherwise agreed to by Cynosure in writing.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. However, Palomar is not obligated to complete the merger unless either (a) the Average Cynosure Stock Price is equal to or greater than $22.704 or (b) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above. If the exchange ratio were calculated as if March 15, 2013, the last trading day prior to the public announcement of the merger, were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock.

The following table illustrates the mix and value of the merger consideration per share of Palomar common stock for different hypothetical Average Cynosure Stock Prices. For simplicity, the table assumes that no Palomar stockholders have exercised appraisal rights.

Average Cynosure Stock Price	Fixed Cash Merger Consideration	Make-Whole Payment	Total Cash Merger Consideration	Exchange Ratio	Value of Stock Merger Consideration(a)	Total Value of Merger Consideration(b)
$18.000	$6.825	$0.400	$7.225	0.2830	$5.094	$12.319(c)
$19.000	$6.825	$0.400	$7.225	0.2830	$5.377	$12.602(c)
$20.000	$6.825	$0.400	$7.225	0.2830	$5.660	$12.885(c)
$21.000	$6.825	$0.400	$7.225	0.2830	$5.943	$13.168(c)
$22.000	$6.825	$0.400	$7.225	0.2830	$6.226	$13.451(c)
$22.704	$6.825	$0.400	$7.225	0.2830	$6.425	$13.650(c)
$23.000	$6.825	$0.316	$7.141	0.2830	$6.509	$13.650
$24.000	$6.825	$0.033	$6.858	0.2830	$6.792	$13.650
$25.000	$6.825	$0.000	$6.825	0.2730	$6.825	$13.650
$26.000	$6.825	$0.000	$6.825	0.2625	$6.825	$13.650
$27.000	$6.825	$0.000	$6.825	0.2528	$6.825	$13.650
$28.000	$6.825	$0.000	$6.825	0.2438	$6.825	$13.650
$29.000	$6.825	$0.000	$6.825	0.2353	$6.825	$13.650
$30.000	$6.825	$0.000	$6.825	0.2290	$6.870	$13.695
$31.000	$6.825	$0.000	$6.825	0.2290	$7.099	$13.924
$32.000	$6.825	$0.000	$6.825	0.2290	$7.328	$14.153

(a)	Amount represents the product of the corresponding Average Cynosure Stock Price multiplied by the corresponding exchange ratio.
(b)	Amount represents the sum of the corresponding Total Cash Merger Consideration plus the corresponding Value of Stock Merger Consideration.
(c)	Palomar is not obligated to complete the merger unless either (1) the Average Cynosure Stock Price is equal to or greater than $22.704 or (2) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above.

The table above is illustrative only. The mix and value of the merger consideration that a Palomar stockholder receives will be based on the actual Average Cynosure Stock Price, which will be equal to the average closing price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger. The actual Average Cynosure Stock Price may be outside the range of the amounts set forth above, and as a result, the actual mix and value of the merger consideration per share of Palomar common stock may not be shown in the above table. In addition, the Average Cynosure Stock Price may not be equal to the market price of the Cynosure Class A common stock at the effective time of the merger.

Cynosure will not issue any fractional shares of Cynosure Class A common stock in the merger. Instead, Palomar stockholders will receive cash in lieu of any fractional shares based on the Average Cynosure Stock Price.

The merger agreement provides for adjustments to the merger consideration (including the exchange ratio) to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cynosure Class A common stock or Palomar common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cynosure Class A common stock or Palomar common stock occurring, or with a record date, prior to the merger.

Cynosure estimates that the aggregate cash portion of the merger consideration payable pursuant to the merger agreement will be approximately $147 million. In accordance with the terms of the exchange agent agreement, prior to the effective time of the merger, Palomar expects to deposit with the exchange agent, from Palomar’s available cash on hand, up to $50 million of the cash merger consideration as may be requested by Cynosure, which amount would remain the property of Palomar (and be held in trust by the exchange agent for the benefit of Palomar) through the effective time of the merger, and Cynosure expects to deposit with the exchange agent, from Cynosure’s available cash on hand, the remaining portion of the cash merger consideration, which amount would remain the property of Cynosure (and be held in trust by the exchange agent for the benefit of Cynosure) through the effective time of the merger. If the merger agreement is terminated prior to the effective time of the merger or the effective time does not occur within 24 hours after the amounts are deposited with the exchange agent, the exchange agent would return these amounts to the applicable depositor.

Background of the Merger

The Palomar board of directors has from time to time in recent years engaged with senior management in strategic reviews and considered ways to enhance the company’s performance and prospects in light of the business and economic environment. These reviews have included consideration of potential transactions with various parties that would further Palomar’s strategic objectives, including consideration of the potential benefits and risks of those transactions. These strategic reviews have on several occasions related to informal exploratory discussions regarding potential strategic transactions, including possible mergers, acquisitions, other business combinations and licensing, distribution and/or joint development arrangements, involving various companies within and outside the energy-based aesthetic industry, including Cynosure.

The M&A Committee of the Palomar board of directors (which we refer to as the “Palomar M&A Committee”) was formed by the Palomar board of directors in September 2008, in order to review aspects of any potential merger or acquisition involving Palomar. It was reconstituted on January 18, 2013 with Nicholas P. Economou, A. Neil Pappalardo and Damian N. Dell’Anno, each of whom was deemed to be an independent director, and was delegated the authority by the Palomar board of directors to, among other things, establish, approve, monitor and direct the process and procedures related to the review and evaluation of any strategic transaction involving Palomar; respond to any communications, inquiries or proposals regarding any strategic transaction; review, evaluate, investigate, pursue and negotiate the terms and conditions of any strategic transaction; solicit expressions of interest or proposals for any strategic transaction; and investigate any prospective acquirers, as it deems appropriate.

Representatives of Cynosure and Palomar first discussed the possibility of a strategic transaction between the two companies in late 2008. However, after several discussions throughout 2009, Cynosure and Palomar were unable to agree on a basis on which to proceed and, as a result, those discussions were abandoned.

On September 7, 2011, Joseph P. Caruso, the then President and Chief Executive Officer of Palomar and, since March 2012, the President, Chief Executive Officer and Chairman of the Board of Directors of Palomar, approached Michael R. Davin, the President, Chief Executive Officer and Chairman of the Board of Directors of Cynosure, during a meeting in Westford, Massachusetts, to again discuss the possibility of a strategic transaction between the two companies, which would be structured as a “merger of equals.”

On September 14, 2011, Messrs. Davin and Caruso met in Bedford, Massachusetts to discuss the potential merits of a strategic transaction between Palomar and Cynosure, including potential synergies, products and distribution technology between the two companies.

On September 15, 2011, a representative of a third-party medical device company, which we refer to as “Company A,” expressed to Mr. Caruso interest in combining with Palomar following a meeting in Boston, Massachusetts to discuss other matters between Palomar and Company A.

Between September 15, 2011 and November 2, 2011, Mr. Caruso and a representative from Company A discussed the possibility of a business combination between the companies during an in-person meeting in Boston, Massachusetts and various telephone conversations.

On September 16, 2011, Messrs. Davin and Caruso met in Bedford, Massachusetts to discuss the potential strategic benefits of a strategic transaction between Cynosure and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions and the feasibility of a potential strategic transaction between the companies.

In October 2011, Messrs. Davin and Caruso met on two occasions to discuss the potential strategic benefits and challenges posed by a strategic transaction between Cynosure and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions and the feasibility of a potential strategic transaction between the companies.

On October 19, 2011, the Cynosure board of directors held a regularly scheduled meeting. At the meeting, Mr. Davin provided a report on his recent discussions with Mr. Caruso regarding a potential strategic transaction between Cynosure and Palomar. After a discussion of Cynosure’s strategic alternatives, the Cynosure board directed Cynosure’s management to continue discussions with Palomar regarding a potential strategic transaction.

On October 25, 2011, the Palomar board held a regularly scheduled meeting. At the meeting, Mr. Caruso provided a report on his recent discussions with Mr. Davin regarding a potential strategic transaction between Cynosure and Palomar and his recent discussions with Company A regarding a potential strategic transaction between Company A and Palomar. After a discussion of Palomar’s strategic alternatives, the Palomar board directed Palomar’s management to continue discussions with Cynosure and Company A regarding a potential strategic transaction.

On October 28, 2011, representatives of Palomar held a conference call with a representative of Wilmer Cutler Pickering Hale and Dorr LLP (which we refer to as “WilmerHale”), counsel to Palomar, to discuss legal issues associated with potential strategic transactions with Cynosure.

On November 2, 2011, Mr. Caruso met a representative of Company A in New York, New York at the invitation of the representative from Company A to discuss the potential strategic benefits and challenges posed by a strategic transaction between Company A and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions and the feasibility of a potential strategic transaction between the companies.

On November 10, 2011, Messrs. Davin and Caruso met in Burlington, Massachusetts to discuss the potential benefits and feasibility of a strategic transaction between Cynosure and Palomar.

On December 12, 2011, Mr. Caruso met with a representative of Company A in Burlington, Massachusetts to discuss the potential strategic benefits and challenges posed by a strategic transaction between Company A and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions and the feasibility of a potential strategic transaction between the companies.

On December 20, 2011, Messrs. Davin and Caruso met in Burlington, Massachusetts to discuss the potential benefits and feasibility of a strategic transaction between Cynosure and Palomar.

Cynosure and Palomar entered into a confidentiality agreement, effective as of December 22, 2011, in anticipation of sharing information relating to a potential strategic transaction between the two companies.

On January 5, 2012, representatives from Cynosure, including Mr. Davin and Timothy W. Baker, the Executive Vice President, Chief Financial Officer and Treasurer of Cynosure, and representatives of Palomar, including Mr. Caruso and Paul S. Weiner, the Senior Vice President, Chief Financial Officer and Treasurer of Palomar, met in Burlington, Massachusetts, to discuss the potential strategic benefits and challenges posed by a strategic transaction between Cynosure and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions, the feasibility of a potential strategic transaction between the companies, the organizational charts of both companies and the potential management of the combined company.

On January 6, 2012, Mr. Davin telephoned Mr. Caruso to inform Mr. Caruso that Cynosure was no longer interested in pursuing discussions with Palomar regarding a potential strategic transaction.

On January 24, 2012, the Palomar M&A Committee held a special meeting. Messrs. Caruso and Weiner and representatives of Canaccord Genuity, Palomar’s financial advisor, attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, Mr. Caruso updated the Palomar M&A Committee on discussions over the past several months with Cynosure and Company A regarding potential strategic transactions between Palomar and those companies. Mr. Caruso informed the Palomar M&A Committee that Cynosure had indicated that it was no longer interested in pursuing discussions with Palomar regarding a potential strategic transaction. Representatives of Canaccord Genuity also provided a presentation to the Palomar M&A Committee reviewing potential strategic transactions between Palomar and other companies in the energy-based aesthetic industry, including potential transactions with Company A and other parties. After a discussion among the participants in the meeting, the Palomar M&A Committee directed management to continue assessing and engaging in discussions regarding potential strategic transactions involving Palomar.

On February 2, 2012, at the direction of the Palomar M&A Committee, a representative of Canaccord Genuity contacted the Chief Executive Officer of a global skin health company that we refer to as “Company B” on behalf of Palomar to discuss a potential strategic transaction. The Chief Executive Officer of Company B requested an introduction to the management of Palomar.

On February 7, 2012, the Palomar board held a regularly scheduled meeting. Mr. Weiner and Patricia A. Davis, the General Counsel and Secretary of Palomar, attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso informed the Palomar board that Cynosure had terminated discussions regarding a possible transaction. At the meeting, the Palomar board reviewed the presentation given on January 24, 2012 by Canaccord Genuity to the Palomar M&A Committee, which presentation discussed potential transactions between Palomar and Company A and other parties.

On February 9, 2012, the Cynosure board held a regularly scheduled meeting. At the meeting, Mr. Davin reported that he had informed Mr. Caruso that Cynosure was no longer interested in pursuing discussions with Palomar regarding a potential strategic transaction.

On May 7, 2012, representatives of Palomar, including Messrs. Caruso and Weiner, met with representatives of Company B in Canaccord Genuity’s office in New York, New York to discuss a potential strategic transaction between Company B and Palomar.

Also on May 7, 2012, Palomar and Company B entered into a confidentiality agreement in anticipation of sharing information relating to a possible strategic transaction between the companies, consistent with the terms of the confidentiality agreements entered into with Cynosure and Company A.

On May 16, 2012, the Palomar board held a regularly scheduled meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso reviewed with the Palomar board opportunities for a potential strategic transaction and new business development activities, including the potential strategic transaction with Company B. Mr. Caruso noted that Cynosure had terminated discussions with Palomar in January 2012 and that Palomar and Cynosure had not had any communications since then regarding a potential strategic transaction.

On June 8, 2012, Mr. Weiner telephoned the Chief Financial Officer of Company B to discuss the organizational charts of both companies and the structure of a potential strategic transaction between Company B and Palomar.

On June 12, 2012, Messrs. Caruso and Weiner met with the Chief Executive Officer and the Chief Financial Officer of Company B in Burlington, Massachusetts to discuss the organizational charts of both companies and the structure of a potential strategic transaction between Company B and Palomar.

On June 18, 2012, Messrs. Caruso and Weiner held a teleconference with representatives of Company B to further understand the strategic opportunity, including possible synergies of a transaction between Company B and Palomar.

On June 25, 2012, Messrs. Caruso and Weiner held a teleconference with representatives of Canaccord Genuity and Company B to further discuss the possibility of a potential strategic transaction between Company B and Palomar.

Also on June 25, 2012, Palomar received a proposal from Company B regarding a potential strategic transaction between Company B and Palomar, which would be structured as a stock-for-stock acquisition of Palomar with Palomar stockholders holding approximately 38.5% of the outstanding equity of the combined company immediately following the proposed transaction and Company B stockholders holding approximately 61.5% of the outstanding equity of the combined company immediately following the proposed transaction.

On July 17, 2012, the Palomar M&A Committee held a special meeting. Messrs. Caruso and Weiner attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, Mr. Caruso reviewed Palomar’s past discussions regarding potential strategic transactions with Cynosure, Company A and Company B. The M&A Committee did not take any action with respect to the June 25, 2012 proposal by Company B as the Palomar M&A Committee determined the proposal to be too low to warrant further consideration.

Also on July 17, 2012, on behalf of Palomar, Canaccord Genuity informed Company B that its proposal to acquire Palomar was insufficient to merit moving forward with the proposed transaction, and Company B informed Canaccord Genuity that it had elected to terminate discussions regarding the proposed transaction.

On July 24, 2012, Palomar held a regularly scheduled board meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso reviewed Palomar’s past discussions regarding potential strategic transactions with Company B and others.

On August 14, 2012, Mr. Davin telephoned Mr. Caruso inviting Mr. Caruso to meet with Mr. Davin in person.

On September 6, 2012, Messrs. Davin and Caruso met in Burlington, Massachusetts, and Mr. Davin raised the possibility of a strategic transaction between Cynosure and Palomar, which would be structured as an acquisition of Palomar by Cynosure.

On October 10, 2012, Messrs. Davin and Caruso met in Bedford, Massachusetts to discuss the potential strategic benefits and challenges posed by a strategic transaction between Cynosure and Palomar, how a potential combination of the companies’ respective products and technology could improve both companies’ competitive positions and the feasibility of a potential strategic transaction between the companies.

Between October 10 and October 16, 2012, Messrs. Davin and Caruso engaged in periodic preliminary discussions regarding the potential benefits and feasibility of a strategic transaction and potential synergies.

On October 16, 2012, the Palomar M&A Committee held a special meeting. Messrs. Caruso and Weiner and Ms. Davis attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, Mr. Caruso provided an update regarding the status of Palomar’s discussions with third parties regarding various potential strategic transactions involving Palomar, including several acquisitions Palomar was considering and the potential transaction with Cynosure. As part of the update, Mr. Caruso reported on the recent discussions with Mr. Davin. After a discussion of Palomar’s strategic alternatives, the Palomar M&A Committee directed Palomar’s management to continue discussions regarding potential strategic transactions with third parties.

Also on October 16, 2012, a representative of Leerink Swann, Cynosure’s financial advisor, e-mailed a representative of Canaccord Genuity to schedule an initial due diligence meeting and a subsequent meeting to discuss a potential strategic transaction between Cynosure and Palomar.

On October 17, 2012, a representative of Leerink Swann and a representative of Canaccord Genuity held a teleconference to schedule an initial due diligence meeting and a subsequent meeting to discuss a potential strategic transaction between Cynosure and Palomar.

On October 23, 2012, the Palomar board held a regularly scheduled meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Economou, as Chairman of the Palomar M&A Committee, reported to the Palomar board on the status of Palomar’s discussions with third parties, including Company B, regarding various potential strategic transactions involving Palomar, including acquisition and sale transactions. Mr. Caruso provided a report on his recent discussions with Mr. Davin regarding a potential strategic transaction between Cynosure and Palomar. After a discussion of Palomar’s strategic alternatives, the Palomar board directed Palomar’s management to continue discussions regarding a potential strategic transaction with third parties, including Cynosure and Company B.

On October 25, 2012, the Cynosure board held a regularly scheduled meeting. Mr. Davin reported to the Cynosure board on the status of Cynosure’s analysis of potential strategic transactions with third parties, including his discussions with Palomar.

On November 2, 2012, Messrs. Davin and Caruso met in Burlington, Massachusetts to discuss a potential strategic transaction between Cynosure and Palomar. Messrs. Davin and Caruso agreed to have their respective financial advisors hold preliminary discussions regarding the strategic rationale and potential synergies of a strategic transaction.

On November 5, 2012, representatives of Cynosure, Palomar, Leerink Swann and Canaccord Genuity met in Boston, Massachusetts to conduct initial due diligence on the other company’s products, markets and customers, to review major business functions of the other company, to evaluate potential synergies from a strategic transaction between the companies and to discuss potential structures for a strategic transaction.

On November 12, 2012, Canaccord Genuity delivered to Palomar management a presentation regarding various aspects of a potential strategic transaction with Cynosure, including potential valuations and transaction structures.

On November 15, 2012, the Palomar board held a special meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso provided an update on the discussions he had with Cynosure since the last board meeting on October 23, 2012. After a discussion of Palomar’s strategic alternatives, the Palomar board directed Palomar’s management to continue discussions with Cynosure regarding a potential strategic transaction.

On November 29, 2012, the Palomar board held a special meeting. Mr. Weiner attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso provided an update on the discussions he had with Cynosure since the last board meeting on November 15, 2012. After a discussion of Palomar’s strategic alternatives, the Palomar board directed Palomar’s management to continue discussions with Cynosure regarding a potential strategic transaction.

On December 4, 2012, Messrs. Davin, Baker, Caruso and Weiner and representatives of Canaccord Genuity and representatives of Leerink Swann met at the offices of Leerink Swann in New York, New York to discuss valuations of Palomar in a potential acquisition of Palomar by Cynosure, the potential structure of such an acquisition and potential synergies from such an acquisition. During the meeting, Cynosure provided Palomar with a non-binding term sheet that reflected an offer by Cynosure to pay Palomar stockholders merger consideration with a value of $11.00 per share of Palomar common stock, consisting of 50% cash and 50% shares of Cynosure Class A common stock. The term sheet also provided that Mr. Caruso would join the Cynosure board as Vice Chairman and become Cynosure’s President of Emerging Business upon completion of the merger.

On December 10, 2012, Mr. Davin spoke by telephone conference with Ettore Biagioni and Tom Robinson, two of Cynosure’s independent directors with extensive merger and acquisition experience. He informed them of the status of the discussions with Palomar.

On December 10, 2012, Cynosure and Palomar entered into an amendment to the December 22, 2011 confidentiality agreement that extended the term of the confidentiality agreement to June 22, 2013.

On December 11, 2012, Mr. Caruso sent an e-mail to the Palomar M&A Committee informing it that Messrs. Caruso and Weiner had met with senior management of Cynosure and representatives of Canaccord Genuity and Leerink Swann on December 4, 2012 and summarizing the discussions and the material terms of the term sheet presented to Palomar by Cynosure at the December 4, 2012 meeting.

On December 14, 2012, senior management of Cynosure and Palomar met in Burlington, Massachusetts to discuss Palomar’s estimates for the fourth quarter of 2012 and preliminary internal financial forecasts for full year 2013 and potential synergies of a strategic transaction with Cynosure.

Between December 14, 2012 and January 10, 2013, Messrs. Davin and Caruso discussed a potential strategic transaction and potential synergies and their potential impact on any offer during several telephone conversations.

On January 10, 2013, senior management of Cynosure and Palomar met in Burlington, Massachusetts to discuss Cynosure’s estimates for the fourth quarter of 2012 and preliminary internal financial forecasts for full year 2013, to discuss employee and organizational matters and to conduct a tour of Palomar’s headquarters.

On January 11, 2013, Messrs. Davin and Caruso met in Burlington, Massachusetts to discuss potential synergies of an acquisition of Palomar by Cynosure, and representatives of Leerink Swann and Canaccord Genuity held a teleconference to discuss process matters in connection with a potential strategic transaction between Cynosure and Palomar. Mr. Davin also spoke by telephone conference with Messrs. Biagioni and Robinson and informed them of the status of the discussions with Palomar.

Also on January 11, 2013, Mr. Davin sent to Mr. Caruso via e-mail a revised non-binding term sheet reflecting an offer by Cynosure to pay Palomar stockholders merger consideration with a value of $12.35 per share, consisting of 60% cash and 40% shares of Cynosure Class A common stock. The revised non-binding term sheet provided that Mr. Caruso would join the Cynosure board as its Vice Chairman and become Cynosure’s President of Emerging Business upon completion of the merger.

On January 18, 2013, Mr. Davin sent to Mr. Caruso via e-mail a further revised non-binding term sheet that included the same terms as the non-binding term sheet that Mr. Davin sent to Mr. Caruso on January 11, 2013, except that it provided that Mr. Caruso would become Cynosure’s President upon completion of the merger in lieu of becoming Cynosure’s President of Emerging Business upon completion of the merger because Cynosure had determined not to create a separate Emerging Business business unit.

Also on January 18, 2013, the Palomar board held a special meeting. Mr. Weiner, Ms. Davis and representatives of Canaccord Genuity and WilmerHale attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso updated the Palomar board on communications with Cynosure and summarized the revised term sheet received by Palomar on January 18, 2013 from Cynosure. During the meeting, Mr. Caruso and members of Palomar senior management reviewed the strategic rationale and financial analysis for the proposed strategic transaction with Cynosure and representatives of Canaccord Genuity reviewed the financial terms of the proposed transaction. Representatives of WilmerHale reviewed with the Palomar directors their fiduciary duties in connection with considering and approving a strategic transaction involving Palomar and considering the relative merits of executing a strategic transaction versus remaining a standalone company. Representatives of Canaccord Genuity reviewed with the Palomar directors the benefits of a “targeted market check,” which would involve contacting the parties that the Palomar board believed would be most likely to be interested in pursuing a strategic transaction with Palomar to determine their interest in pursuing such a strategic transaction. After a discussion, the Palomar board directed Canaccord Genuity to conduct a targeted market check of nine potential buyers, including five potential strategic buyers (including Company A and Company B) and four potential financial buyers, that, based in part on the recommendation of Canaccord Genuity, the Palomar board believed would be most likely to be interested in pursuing a strategic transaction with the Company based on their business activities and financial capabilities. The Palomar board also reconstituted the Palomar M&A Committee and delegated to the Palomar M&A Committee the authority to, among other things, establish, approve, monitor and direct the process and procedures related to the review and evaluation of any strategic transaction involving Palomar; respond to any communications, inquiries or proposals regarding any strategic transaction; review, evaluate, investigate, pursue and negotiate the terms and conditions of any strategic transaction; solicit expressions of interest or proposals for any strategic transaction; and investigate any prospective acquirers, as it deems appropriate, and the Palomar board approved the terms of an engagement letter to be entered into by Palomar and Canaccord Genuity for the potential strategic transaction with Cynosure.

On January 19, 2013, Mr. Davin telephoned Mr. Caruso to discuss the companies’ respective distribution chains.

Also on January 19, 2013, representatives of Leerink Swann and Canaccord Genuity held a teleconference to discuss the term sheet provided by Cynosure to Palomar on January 18, 2013 and the terms of the confidentiality agreement between Cynosure and Palomar.

On January 20, 2013, a representative of Canaccord Genuity telephoned a representative of Leerink Swann to discuss the revised term sheet and the terms of an amended and restated confidentiality agreement to be entered into by Cynosure and Palomar in connection with their continuing discussions regarding a potential strategic transaction. The representative of Canaccord Genuity noted that the amended and restated confidentiality agreement would include standstill provisions.

On January 21, 2013, Cynosure, through a representative of Leerink Swann, presented Canaccord Genuity, on behalf of Palomar, with a revised term sheet, reflecting an offer by Cynosure to pay Palomar stockholders merger consideration with a value representing a 30% premium to Palomar’s stock price, consisting of 50% cash and 50% shares of Cynosure Class A common stock. The revised term sheet provided that Mr. Caruso would join the Cynosure board as its Vice Chairman and become Cynosure’s President upon completion of the merger.

Later on January 21, 2013, Messrs. Caruso and Davin and representatives of Canaccord Genuity and representatives of Leerink Swann had separate telephone conversations to discuss and clarify Cynosure’s most recent offer. Following those telephone conversations, on January 21, 2013, Cynosure, through a representative of Leerink Swann, presented Canaccord Genuity, on behalf of Palomar, with a further revised term sheet, reflecting an offer by Cynosure to pay Palomar stockholders merger consideration with a value representing at least a 30% premium to Palomar’s stock price, consisting of 50% cash and 50% shares of Cynosure Class A common stock. The further revised term sheet also provided that Mr. Caruso would join the Cynosure board as its Vice Chairman and become Cynosure’s President upon completion of the merger.

On January 22, 2013, representatives of Hinckley, Allen & Snyder LLP (which we refer to as “Hinckley”), counsel to Cynosure, and representatives of WilmerHale negotiated the terms of an amended and restated confidentiality agreement.

Also on January 22, 2013, Palomar delivered an executed engagement letter to Canaccord Genuity for the potential strategic transaction with Cynosure.

On January 23, 2013, Messrs. Davin and Caruso met in Bedford, Massachusetts to discuss each of the companies’ technology platforms.

Also on January 23, 2013, Cynosure and Palomar entered into an amended and restated confidentiality agreement, which includes a standstill provision that prohibits Cynosure from attempting to effectuate a hostile acquisition of Palomar until one year after the date of the amended and restated confidentiality agreement. During this one-year period, Cynosure may not request that Palomar amend or waive this standstill provision. (For a description of Palomar’s right under the merger agreement to amend, or grant a waiver or release under, standstill or similar agreements with third parties in connection with the discharge by the Palomar board of its fiduciary duties, see “The Merger Agreement—‘No Solicitation’ Provisions.”) The amended and restated confidentiality agreement also provides that, to the extent that Palomar enters into a confidentiality agreement with any third party that contains a standstill provision with terms that are more favorable with respect to duration than the terms of the standstill provision in the amended and restated confidentiality agreement, the amended and restated confidentiality agreement will be deemed to be amended to provide Cynosure with such more favorable terms.

Also on January 23, 2013, representatives of Canaccord Genuity commenced activities related to the targeted market check, and contacted five potential strategic acquirors, including Cynosure, Company A and Company B, and four potential financial acquirors. A representative of Canaccord Genuity telephoned a representative from Company A, who stated that he had spoken with Messrs. Caruso and Weiner in the past and would likely be interested in discussing a strategic transaction. A representative of Canaccord Genuity also telephoned a representative from Company B, who indicated that Company B would evaluate its interest in a potential strategic transaction with Palomar. Canaccord Genuity sent a confidentiality agreement to Company B and requested feedback on initial interest by January 30, 2013. During the course of Canaccord Genuity’s market check, three of the potential strategic acquirors (other than Cynosure and Company A) and all four potential financial acquirors declined to participate in the market check due to a variety of reasons, including a lack of interest in acquiring a company with significant revenues from the sales of capital equipment, a lack of substantial EBITDA and/or an inability to get comfortable with the economics of Palomar’s business or differentiation.

On January 25, 2013, Mr. Davin spoke by telephone with Messrs. Biagioni and Robinson to inform them of the status of the discussions with Palomar.

On January 28, 2013, Palomar and Company A entered into a confidentiality agreement, which includes a standstill provision that prohibits Company A from attempting to effectuate a hostile acquisition of Palomar until one year after the date of the confidentiality agreement. During this one-year period, Company A may not request that Palomar amend or waive this standstill provision. (For a description of Palomar’s right under the merger agreement to amend, or grant a waiver or release under, standstill or similar agreements with third parties in connection with the discharge by the Palomar board of its fiduciary duties, see “The Merger Agreement—‘No Solicitation’ Provisions.”)

Also on January 28, 2013, a representative of Canaccord Genuity telephoned a representative of Company B to further discuss Company B’s initial interest in a potential strategic transaction with Palomar. A representative from Company B informed Canaccord Genuity that Company B would only be interested in a strategic transaction with Palomar at a lower value than what would be implied by a premium on Palomar’s market capitalization, and declined to enter into further diligence activities given the competitive situation implied in the market check.

On January 29, 2013, senior management of Palomar held a teleconference with representatives of Canaccord Genuity and WilmerHale to discuss the status of, and updates for, the discussions regarding a potential strategic transaction with Company A.

Also on January 29, 2013, Hinckley sent to WilmerHale an initial draft of the merger agreement.

On January 31, 2013, Messrs. Davin and Caruso met in Burlington, Massachusetts to discuss each of the companies’ distribution, products, and international offices.

On February 1, 2013, Mr. Davin telephoned Mr. Caruso to discuss synergies of a potential strategic transaction between Cynosure and Palomar.

On February 4, 2013, Mr. Caruso telephoned representatives of Canaccord Genuity to discuss the results of the targeted market check and the logistics necessary to arrange a meeting with representatives of Company A.

On February 5, 2013, the Palomar board held a regularly scheduled meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. At this meeting, Mr. Caruso provided an update on the discussions with Cynosure, including the terms of the term sheets submitted by Cynosure, and advised the Palomar board that Company A had expressed an interest in making a bid to acquire Palomar and that an initial meeting with representatives of Company A was scheduled for the following week. Mr. Caruso reported on the results to date of the targeted market check being conducted by Canaccord Genuity, and noted that three potential strategic acquirors and four potential financial acquirors declined to participate in the market check, and that Company B had declined to enter into further diligence activities given that Palomar was seeking a market multiple on its market capitalization. After a discussion of Palomar’s strategic alternatives, the Palomar board directed Palomar’s management to continue discussions with Cynosure regarding a potential strategic transaction and to follow up with Company A regarding its expression of interest, and authorized Canaccord Genuity to send a process letter to Company A regarding its expression of interest in a potential strategic transaction with Palomar.

On February 6, 2013, a representative of Leerink Swann e-mailed a representative of Canaccord Genuity to discuss the process timeline, including in connection with due diligence and Palomar’s review of the merger agreement.

On February 7, 2013, the Cynosure board held a regularly scheduled meeting. At the meeting Mr. Davin led a discussion regarding the possible acquisition of Palomar. He described the business of Palomar and its strategic fit with the business of Cynosure. He requested authority for management to engage the services of Leerink Swann to advise Cynosure with respect to the acquisition and to undertake a due diligence investigation. After discussion, the Cynosure board authorized Cynosure management to enter into an engagement letter with Leerink Swann with respect to the proposed acquisition of Palomar and to undertake appropriate due diligence of the business and finances of Palomar.

On February 8, 2013, WilmerHale sent to Hinckley a revised draft of the merger agreement.

On February 10, 2013, representatives of Cynosure were given access to an electronic data room for purposes of conducting a due diligence review of Palomar.

On February 11, 2013, representatives of Canaccord Genuity sent a letter to Company A requesting an indication of interest in a potential transaction with Palomar by February 19, 2013.

On February 12, 2013, Hinckley delivered to WilmerHale a flash drive containing documents requested by Palomar for purposes of Palomar’s due diligence review of Cynosure.

On February 13, 2013, members of Palomar’s senior management held a conference call with representatives of Company A to discuss Palomar’s fourth quarter of 2012 and preliminary internal financial forecasts for full year 2013 and synergies of a potential acquisition of Palomar by Company A. During the conference call, the companies’ senior management also reviewed Palomar’s organizational chart.

On February 14, 2013, Mr. Davin telephoned Mr. Caruso to further discuss synergies of a potential acquisition of Palomar by Cynosure.

Also on February 14, 2013, Hinckley sent to WilmerHale a revised draft of the merger agreement.

On February 15, 2013, Messrs. Davin and Caruso met in Bedford, Massachusetts to discuss the possible organizational structure of the combined company following a potential acquisition of Palomar by Cynosure.

On February 18, 2013, representatives of Hinckley and WilmerHale held a teleconference to negotiate the terms of the merger agreement.

On February 19, 2013, Messrs. Davin and Caruso met in Bedford, Massachusetts to further discuss the possible organizational structure of the combined company following a potential acquisition of Palomar by Cynosure.

Also on February 19, 2013, Company A provided representatives of Canaccord Genuity with a non-binding indication of interest reflecting an offer to acquire Palomar for merger consideration with a value of $13.50 per share of Palomar common stock, consisting of approximately 81% cash and approximately 19% Company A stock.

On February 20, 2013, the Palomar M&A Committee held a special meeting. Messrs. Caruso, Valente and Weiner, Ms. Davis and representatives of Canaccord Genuity and WilmerHale attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, Canaccord Genuity reported the results to date of the targeted market check, including by informing the Palomar M&A Committee that Palomar had engaged in several discussions with Company A and had received an indication of interest from Company A on February 19, 2013. Canaccord Genuity also reviewed with the Palomar M&A Committee the terms of the offers that Palomar had received from Cynosure and Company A. After a discussion among the participants in the meeting, the Palomar M&A Committee directed Canaccord Genuity to (i) notify Cynosure that Palomar had received a competitive proposal from an unnamed interested party, (ii) request from Cynosure written clarification of key terms and conditions of Cynosure’s proposal and an outline of material contingencies and conditions to signing and closing and (iii) notify Company A that the Palomar M&A Committee was evaluating Company A’s proposal.

On February 21, 2013, WilmerHale circulated a revised draft of the merger agreement.

Also on February 21, 2013, a representative of Leerink telephoned a representative of Canaccord Genuity to discuss the timing and structure of Cynosure’s offer and comments on the revised draft of the merger agreement.

On February 25, 2013, Mr. Davin telephoned Mr. Caruso to further discuss the potential organizational structure of the combined company following a potential acquisition of Palomar by Cynosure.

Also on February 25, 2013, representatives of Company A were given access to an electronic data room for purposes of conducting a due diligence review of Palomar.

Also on February 25, 2013, representatives of Canaccord Genuity provided to Company A a final process letter and a form of merger agreement and requested that Company A submit to Canaccord Genuity a letter of intent representing Company A’s best and final offer for a strategic transaction with Palomar along with a markup of the merger agreement form by March 5, 2013.

On February 26, 2013, representatives of Hinckley and WilmerHale held a teleconference to further negotiate the terms of the merger agreement.

On February 27, 2013, Messrs. Davin, Caruso and Baker met in Bedford, Massachusetts to discuss integration issues that would be implicated by a potential acquisition of Palomar by Cynosure.

Also on February 27, 2013, Messrs. Baker and Weiner met in Burlington, Massachusetts to discuss potential roles for Mr. Weiner in a combined company.

On March 1, 2013, Hinckley sent to WilmerHale a revised draft of the merger agreement.

On March 3, 2013, Messrs. Caruso and Weiner met with senior management and representatives of Company A in Miami, Florida during the annual meeting of the American Academy of Dermatology (which we refer to as the “AAD Annual Meeting”) to discuss the terms of a potential acquisition of Palomar by Company A, including valuation and potential synergies.

Also on March 3, 2013, Messrs. Davin and Caruso met in Miami, Florida to review where each party stood in the process of evaluating a possible strategic transaction between Cynosure and Palomar.

On March 5, 2013, Company A provided representatives of Canaccord Genuity with an indication of interest restating its offer to acquire Palomar for merger consideration with a value of $13.50 per share of Palomar common stock, consisting of cash and shares of Company A stock, and a revised draft of a merger agreement.

On March 6, 2013, Cynosure provided Palomar with an indication of interest reflecting a revised offer of $13.65 per share of Palomar common stock, consisting of 50% cash and 50% Cynosure Class A common stock. The indication of interest stated that it would expire at 5:00 p.m. Eastern Time on March 18, 2013. Also on March 6, 2013, Hinckley sent to WilmerHale a further revised draft of the merger agreement.

On March 7, 2013, representatives of Company A provided representatives of Canaccord Genuity with a revised indication of interest correcting an erroneous assumption regarding Palomar’s capitalization and restating its offer to acquire Palomar for merger consideration with a value of $13.50 per share of Palomar common stock, consisting of approximately 81% cash and approximately 19% Company A stock, and submitted a revised merger agreement. Representatives of Company A confirmed that $13.50 per share was Company A’s best and final offer.

On March 8, 2013, representatives of Company A provided representatives of Canaccord Genuity with a revised indication of interest correcting an erroneous calculation regarding the total price offered for Palomar and restating its offer to acquire Palomar for merger consideration with a value of $13.50 per share of Palomar common stock, consisting of approximately 81% cash and approximately 19% Company A stock. Representatives of Company A confirmed that $13.50 per share was Company A’s best and final offer. Representatives of Canaccord Genuity informed representatives of Company A that Palomar was evaluating the offers received and would respond shortly.

Also on March 8, 2013, the Palomar M&A Committee held a special meeting. Messrs. Caruso, Valente and Weiner, Ms. Davis and representatives of Canaccord Genuity and WilmerHale attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, representatives of Canaccord Genuity and WilmerHale reviewed and compared the offers received from Cynosure and Company A. Among the matters discussed during the meeting was the Palomar board’s belief that the increased stock price and significant trading volume of Palomar’s common stock in the days following the conclusion of the AAD Annual Meeting were due to rumors at the AAD meeting about a potential transaction involving Palomar. After a discussion among the participants in the meeting, the Palomar M&A Committee directed Palomar’s management to continue discussions with Cynosure for purposes of further understanding the details of Cynosure’s proposal and soliciting Cynosure’s best and final offer. The Palomar M&A Committee determined that the offer made by Cynosure was superior to the offer made by Company A in terms of price. The Committee also discussed the prospective synergies of a transaction with Cynosure and the benefits that Palomar’s shareholders would be able to participate in from a combined company following completion of an acquisition of Palomar by Cynosure.

Also on March 8, 2013, representatives of Canaccord Genuity advised representatives of Company A that Palomar was in the process of evaluating the offers that it had received.

On March 9, 2013, Messrs. Davin and Caruso spoke by telephone regarding open issues on the merger agreement.

On March 13, 2013, senior management from Cynosure and Palomar, along with representatives of Leerink Swann, Canaccord Genuity, Hinckley and WilmerHale, met at the office of Leerink Swann in Boston, Massachusetts to discuss and resolve open issues in the merger agreement and discuss remaining open due diligence items and a possible timeline for executing a definitive merger agreement. During the meeting, representatives of Cynosure reiterated that $13.65 was Cynosure’s best and final offer.

On March 14, 2013, notwithstanding Cynosure’s confirmation that $13.65 was its best and final offer, Mr. Caruso discussed with Mr. Davin whether Cynosure would be willing to agree to increase its offer price to $14.00 per share if all Palomar employees with contractual rights to receive tax gross-up payments in connection with an acquisition of Palomar by Cynosure were to agree to waive those contractual rights.

Also on March 14, 2013, the Cynosure board held a special meeting. Representatives of Leerink Swann and Hinckley were invited to the meeting. Mr. Baker and Benjamin A. Kaplan, Cynosure’s General Counsel, were also present at the meeting. At the meeting Mr. Davin summarized the recent developments regarding the possible acquisition of Palomar. He informed the board that on March 6, 2013, he had sent Mr. Caruso an indication of interest in acquiring Palomar at a price of $13.65 per share, consisting of 50% cash and 50% Cynosure Class A common stock. He also noted that Cynosure and Palomar had been working to resolve the remaining open issues relating to the proposed merger. Mr. Davin further explained that Mr. Caruso had discussed with him whether Cynosure would be willing to increase its offer if all Palomar employees with contractual rights to receive tax gross-up payments in connection with an acquisition of Palomar were to agree to waive those contractual rights.

At the March 14, 2013 Cynosure board meeting, Mr. Davin explained that as part of the merger, Mr. Caruso would be joining Cynosure as President and Vice Chairman of the Board of Directors. Mr. Davin reported to the Cynosure board about the potential cost-savings that could be achieved in the merger. Mr. Baker also reported to the board about the potential cost-savings that could be achieved in the merger, including moving Cynosure’s principal office to Palomar’s headquarters in Burlington, Massachusetts. He also said that Palomar’s distribution chain should be able to drive additional sales.

On March 15, 2013, Mr. Caruso informed Mr. Davin by telephone that not all of these Palomar employees were willing to waive their contractual rights to receive these tax gross-up payments.

Also on March 15, 2013, Commander Acquisition Corp., a wholly-owned subsidiary of Cynosure, was incorporated under the laws of the State of Delaware.

Also on March 15, 2013, the Palomar M&A Committee held a special meeting. Messrs. Caruso, Valente and Weiner, Ms. Davis and representatives of Canaccord Genuity and WilmerHale attended the meeting at the invitation of the Palomar M&A Committee. At the meeting, Mr. Caruso provided an update on the discussions with Cynosure, including the discussions with Cynosure at the March 13, 2013 meeting. Representatives from Canaccord Genuity and WilmerHale reviewed with the Palomar M&A Committee a summary of the terms that were discussed by representatives of Cynosure and Palomar at the March 13, 2013 meeting, compared those terms to the terms of the offer submitted by Cynosure on March 6, 2013 and reviewed other material terms of the proposed merger agreement. Representatives of Canaccord Genuity and WilmerHale also compared the terms of the merger agreement against selected precedent acquisitions. Members of the Palomar M&A Committee discussed the impact on Palomar’s stock price of rumors regarding an acquisition of Palomar by Cynosure. After a discussion among the participants in the meeting, the Palomar M&A Committee resolved to present the proposed merger agreement with Cynosure to the full board for consideration.

Also on March 15, 2013 and March 16, 2013, WilmerHale and Hinckley worked to finalize the form of merger agreement, subject to the approval of each company’s board of directors.

On March 16, 2013, Mr. Davin telephoned Mr. Caruso to discuss timing of the upcoming meetings of the Palomar board and the Cynosure board and to discuss logistics for executing the merger agreement assuming board approval.

On March 17, 2013, the Cynosure board of directors held a special meeting to consider the proposed merger with Palomar. Messrs. Baker and Kaplan and representatives of Leerink Swann and Hinckley attended the meeting at the invitation of the Cynosure board. At the meeting, the Cynosure board received reports on the status of the discussions with Palomar, the resolution of open issues since the March 14, 2013 meeting and the terms of the merger agreement. Mr. Davin reported to the board that the final purchase price would be $13.65 per share, consisting of 50% cash and 50% Cynosure Class A common stock. Hinckley summarized the updated terms of the proposed merger agreement and related agreements. Representatives of Hinckley and Leerink Swann also responded to a number of questions from members of the Cynosure board. At the meeting, Leerink Swann reviewed its analysis of the financial terms of the proposed transaction and rendered to the Cynosure board its oral opinion to the effect that, as of March 17, 2013, and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration to be paid by Cynosure pursuant to the merger agreement was fair, from a financial point of view, to Cynosure. Leerink Swann subsequently confirmed its oral opinion by delivering its written opinion, dated March 17, 2013, to the Cynosure board of directors. The written opinion of Leerink Swann is attached to this Proxy Statement as Annex D. Following these discussions, and review and discussion among the members of the Cynosure board of directors, the Cynosure board unanimously determined, among other things, that the merger agreement and the merger contemplated thereby are advisable and in the best interest of Cynosure and its stockholders, authorized the Share Issuance and resolved to recommend that Cynosure stockholders approve the Share Issuance.

Also on March 17, 2013, the Palomar board held a special meeting. Mr. Weiner, Ms. Davis and representatives of Canaccord Genuity and WilmerHale attended the meeting at the invitation of the Palomar board. At the meeting, Mr. Caruso provided an update to the Palomar board regarding the status of the discussions with Cynosure regarding the merger, the resolution of open issues since the February 5, 2013 Palomar board meeting and the terms of the merger agreement. Representatives of WilmerHale reviewed with the Palomar directors their fiduciary duties in connection with considering and approving the merger agreement and summarized the terms of the proposed merger agreement and related agreements. Representatives of Canaccord Genuity reviewed with the Palomar board its analysis of the financial terms of the proposed transaction and delivered to the Palomar board an oral opinion to the effect that, as of March 17, 2013, and based upon and subject to various considerations and assumptions set forth in its written opinion, the consideration to be paid to the holders of Palomar’s common stock in the proposed transaction with Cynosure was fair, from a financial point of view, to such holders. Canaccord Genuity subsequently confirmed its oral opinion by delivering its written opinion, dated March 17, 2013, to the Palomar board. The written opinion of Canaccord Genuity is attached to this Proxy Statement as Annex E. Representatives of WilmerHale and Canaccord Genuity also responded to a number of questions from members of the Palomar board. Following these discussions, and review and discussion among the members of the Palomar board of directors, including the relative merits of executing a strategic transaction versus remaining a standalone company, the Palomar board unanimously determined, among other things, that the merger agreement and the merger contemplated thereby are advisable and in the best interests of Palomar and its stockholders, approved, adopted and authorized the merger agreement, and resolved to recommend that Palomar stockholders adopt the merger agreement.

Following the adjournment of the meeting of the Palomar board of directors on March 17, 2013, Palomar entered into an amendment to its amended and restated rights agreement with American Stock Transfer & Trust Company, LLC, which, among other things, (i) rendered the Palomar preferred stock purchase rights inapplicable to the merger and the other transactions contemplated by the merger agreement, (ii) effectuated the conversion as of the effective time of the merger of the preferred stock purchase rights into merger consideration in accordance with the terms of the merger agreement, and (iii) caused Section 11 and Section 12 of the rights agreement to become null and void as of the effective time of the merger.

Following the execution of the amendment to the Palomar rights agreement on March 17, 2013, Cynosure, Palomar and the Merger Subsidiary signed the original merger agreement. The signing of the original merger agreement was publicly announced on March 18, 2013, prior to the opening of trading of Cynosure’s Class A common stock and Palomar’s common stock on The NASDAQ Stock Market LLC.

On May 15, 2013, the Palomar board of directors held a special meeting. Mr. Weiner and Ms. Davis attended the meeting at the invitation of the Palomar board. Ms. Davis informed the Palomar board that Cynosure wished to convert the Merger Subsidiary from a corporation into a limited liability company to facilitate Cynosure’s tax objectives. She explained that this conversion would require amending and restating the merger agreement to implement technical changes necessitated by the conversion. She also explained that Cynosure had requested that Palomar fund a portion of the cash amount of the merger consideration from Palomar’s available cash on hand. After a discussion among the participants in the meeting, the Palomar board approved, adopted and authorized the amended and restated merger agreement and authorized Palomar to deposit up to $50 million with the American Stock Transfer & Trust Company, LLC, as exchange agent, on or prior to the closing date.

Also, on May 15, 2013, the Cynosure board of directors held a special meeting. Messrs. Baker and Kaplan attended the meeting at the invitation of the Cynosure board. Mr. Kaplan informed the Cynosure board that Cynosure wished to convert the Merger Subsidiary from a corporation into a limited liability company. He explained that this conversion would require amending and restating the merger agreement to implement technical changes necessitated by the conversion. After a discussion among the participants in the meeting, the Cynosure board approved the conversion of the Merger Subsidiary into a limited liability company and approved, adopted and authorized the execution of the amended and restated merger agreement. Following the adjournment of the meeting of the Cynosure board on May 15, 2013, the Merger Subsidiary was converted into a limited liability company under the laws of the State of Delaware, and its name was changed from “Commander Acquisition Corp.” to “Commander Acquisition, LLC.”

Following the conversion of the Merger Subsidiary into a limited liability company on May 15, 2013, Cynosure, Palomar and the Merger Subsidiary signed the amended and restated agreement and plan of merger.

Cynosure Board of Directors’ Recommendation and Reasons for the Merger

The Cynosure board of directors has unanimously (1) determined that the merger is fair to, and in the best interests of, Cynosure and its stockholders and declared the merger agreement advisable, (2) approved the merger and the merger agreement and the transactions contemplated thereby, including the Share Issuance, and (3) determined to recommend that Cynosure stockholders vote FOR the Share Issuance.

In connection with the foregoing actions, the Cynosure board of directors consulted with Cynosure’s management, as well as Cynosure’s financial advisor and outside legal counsel, and considered the following factors and risks:

•	The information concerning Cynosure’s and Palomar’s respective historic businesses, financial results and prospects, including the result of Cynosure’s due diligence review of Palomar.

•	Cynosure’s assessments that the two companies can effectively and efficiently be integrated.

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Palomar’s comprehensive laser and light-based technology products, history of product and technology innovation, strong intellectual property portfolio, global distribution network and balanced geographic mix.

•	Palomar’s ownership of its principal executive offices in Burlington, Massachusetts.

•

The opinion of Cynosure’s financial advisor, Leerink Swann (which will receive a fee for its services as financial advisor to Cynosure in connection with the merger, a substantial portion of which is contingent upon the completion of the merger), that, as of March 17, 2013 and subject to the matters stated in its opinion, the merger consideration to be paid by Cynosure pursuant to the merger agreement was fair, from a financial point of view, to Cynosure.

•	The fact that the stock component of the merger consideration to be paid by Cynosure will be subject to a collar, which will prevent excessive dilution to Cynosure stockholders.

•	The fact that the cash component of the merger consideration to be paid by Cynosure could be funded from existing cash on hand without additional financing on the part of Cynosure.

•	The strong commitment of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement.

•	The written agreement of Palomar’s directors and executive officers to vote for the Merger Proposal.

•	The intended qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

•	The terms of the merger agreement, including the no solicitation provisions, the right of Cynosure on a single occasion to match any Superior Proposal, and the termination fee.

The Cynosure board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

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The potential impact of the restrictions under the merger agreement on Cynosure’s ability to take certain actions during the period prior to the completion of the merger (which may delay or prevent Cynosure from undertaking business opportunities that may arise pending completion of the merger).

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The potential for diversion of management and employee attention and for increased employee attrition during the period prior to the closing of the merger, and the potential effect of these on Cynosure’s business and relations with customers and suppliers.

•	The fees and expenses associated with completing the merger.

•	The risk that anticipated cost savings will not be achieved.

•

The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that would materially and adversely affect the projected financial results of the combined company.

•	The risks of the type and nature described above under “Risk Factors.”

The Cynosure board unanimously recommends that Cynosure Class A common stockholders vote FOR the Share Issuance.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Cynosure board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Cynosure board of directors conducted an overall analysis of the factors described above, including discussions with the management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the Cynosure board of directors may have given different weight to different factors.

Palomar Board of Directors’ Recommendation and Reasons for the Merger

The Palomar board of directors has unanimously (1) determined that the merger is fair to, and in the best interests of, Palomar and its stockholders and declared the merger agreement and the merger advisable, (2) approved the merger agreement and the transactions contemplated thereby, including the merger, and (3) resolved to recommend the adoption of the merger agreement to Palomar stockholders.

In reaching this conclusion, the Palomar board of directors consulted with Palomar’s management, as well as its financial advisor and outside legal counsel, and considered the following factors:

Merger Consideration. The Palomar board of directors considered the following information with respect to the merger consideration to be received by Palomar stockholders in the merger:

•

that stockholders will be entitled to receive merger consideration that, subject to the adjustment and collar provisions described above, will have a value of $13.65 per share upon the closing of the merger, providing liquidity and certainty of value as compared to the uncertain future long-term value to stockholders that might or might not be realized if Palomar remained independent;

•

that the implied value of the merger consideration, based on an Average Cynosure Stock Price of $28.38 calculated as if March 15, 2013 (the last trading day prior to announcement of the merger) were the third trading day prior to the effective time of the merger, represented a premium of approximately 8.2% to the closing price of Palomar common stock on such date, a premium of approximately 31.4% to the closing price of Palomar common stock on February 14, 2013, a premium of 53.9% over the closing price of Palomar common stock on December 15, 2012 and a premium of 64.3% over the closing price of Palomar common stock on September 17, 2012;

•

the then current financial market conditions and the recent and historical market prices of Palomar common stock, including the market price performance of Palomar common stock relative to those of other industry participants over the last 12 months (see “Market Prices and Dividends and Other Distributions” for information about Palomar common stock prices since January 1, 2011);

•

that the value of the merger consideration to be paid by Cynosure to Palomar stockholders in the merger will be fixed within the Collar and will increase to the extent the Average Cynosure Stock Price exceeds the upper limit of the Collar;

•	that Cynosure is obligated to pay a Make-Whole Payment of not more than $0.400 per share of Palomar common stock to the extent of any Stock Value Shortfall;

•

that Palomar is not obligated to complete the merger unless either (a) the Average Cynosure Stock Price is equal to or greater than $22.704 or (b) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above;

•

that Palomar stockholders, immediately after completion of the merger, would hold approximately 23% of the outstanding shares of Cynosure Class A common stock, based on an assumed exchange ratio of 0.240, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•	the intended qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, as described in the section entitled “Material U.S. Federal Income Tax Consequences”; and

•	the determination, based on discussions with management and Palomar’s financial advisor, that Cynosure was the party most likely to have the most interest in acquiring Palomar at the highest price.

Prospects in Remaining Independent. The Palomar board of directors considered the possibility of continuing to operate Palomar as an independent public company, including the perceived risks and uncertainties of remaining an independent public company. In considering the alternative of pursuing growth as an independent company, the Palomar board of directors considered the following factors:

•	Palomar’s need to expand its product offerings and distribution capabilities in order to remain competitive;

•	increased competition, especially from competitors with substantially more market share, marketing and other sales resources than Palomar;

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the risks associated with seeking to expand its product offerings through internal research and development and potential acquisitions and the risks associated with seeking to expand its distribution capabilities through third-party partnerships and internal hiring;

•	difficulty and risk associated with opening direct offices outside the United States;

•	difficulty and risk associated with continuing to offer products in the consumer market without a worldwide distribution partner; and

•	risks associated with loss of royalty revenue from expiration in early 2015 of certain light-based hair removal patents.

Potential Alternative Acquisition by Cynosure. The Palomar board of directors considered the possibility that, if Palomar were not to combine with Cynosure at this time, Cynosure would acquire another company in the industry and, in such event, Palomar’s ability to compete with Cynosure would be materially and adversely affected and there would be less likelihood that Cynosure would be an interested acquirer of Palomar in the future.

Absence of Other Acquisition Interest at Higher Price. Following receipt of the initial proposed terms for the merger from Cynosure, the Palomar board of directors, with the assistance of Canaccord Genuity, considered other potential acquirers and solicited interest from other parties that were considered those most likely to be interested in a possible business combination with Palomar. In approving the proposed merger with Cynosure, the Palomar board of directors considered the fact that these inquiries resulted in only one other proposal to acquire Palomar, which proposal was at a lower price than the price offered by Cynosure, and the fact that, despite market speculation relating to the possible takeover of Palomar by Cynosure prior to the announcement of the merger, no further inquiries or other indications of interest had been received from the party who made the alternative offer or the other parties initially contacted by Canaccord Genuity at the instruction of the Palomar board of directors or from any other parties potentially interested in acquiring Palomar.

Opinion of Financial Advisor. The opinion of Palomar’s financial advisor, Canaccord Genuity (which will receive a fee for its services as financial advisor to Palomar in connection with the merger, a substantial portion of which is contingent upon the completion of the merger), that, as of March 17, 2013 and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the Palomar stockholders pursuant to the merger agreement was fair, from a financial point of view, to Palomar stockholders.

Financial Forecasts. The Palomar board of directors considered the preliminary internal financial forecasts prepared by Palomar’s management and summarized below under “—Certain Palomar Prospective Financial Information”. These preliminary internal financial forecasts were also provided to Canaccord Genuity for purposes of its analyses and the opinion described in the preceding paragraph.

Terms of the Merger Agreement. The Palomar board of directors considered the terms and conditions of the merger agreement and the course of negotiations thereof, including:

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the conditions to Cynosure’s obligation to complete the merger, including the absence of a financing condition and the ability of Cynosure to terminate the merger agreement under certain specified circumstances;

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the structure of the transaction as a merger, requiring approval by Palomar stockholders, which would provide a period of time prior to the closing of the merger during which an unsolicited Superior Proposal could be made;

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Palomar’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Palomar board of directors determines in good faith that the third party has made an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and Palomar’s ability to amend, or grant a waiver or release under, any standstill or similar agreement with respect to Palomar common stock with any such third party;

•

the ability of the Palomar board of directors, in connection with a Superior Proposal and under certain other circumstances, to change its recommendation that Palomar stockholders approve the Merger Proposal;

•	the requirement that Palomar pay to Cynosure a termination fee of approximately $10.6 million if the merger agreement is terminated under certain specified circumstances;

•

the belief of the Palomar board of directors that, based upon information provided by Palomar’s legal counsel and financial advisor, the termination provisions and termination fee would not, as a practical matter, prevent an interested third party from submitting an offer to acquire Palomar that could lead to a Superior Proposal;

•	that Palomar stockholders will be entitled to appraisal rights under Delaware law;

•	that the merger agreement provides that Cynosure will appoint Joseph P. Caruso as Cynosure’s President and Vice Chairman of the Board of Directors as of the effective time of the merger;

•	that the cash component of the merger consideration to be paid by Cynosure will be funded from existing cash on hand and will not require additional financing on the part of Cynosure; and

•	the written agreement of Cynosure’s directors and executive officers (and their respective affiliates) to vote for the approval of the Share Issuance.

The Palomar board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

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The risks and contingencies related to the announcement and pendency of the merger, including the impact on Palomar’s employees and its relationships with existing and prospective customers, suppliers and business partners, as well as other third parties.

•	The conditions to Cynosure’s obligation to complete the merger and the right of Cynosure to terminate the merger agreement under certain specified circumstances.

•	The risks and costs to Palomar if the merger is not completed, including the potential impact on Palomar’s stock price and the effect on its business relationships.

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The potential impact of the restrictions under the merger agreement on Palomar’s ability to take certain actions during the period prior to the completion of the merger (which may delay or prevent Palomar from undertaking business opportunities that may arise pending completion of the merger).

•

The potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the merger, and the potential effect of these on Palomar’s business and relations with customers and suppliers.

•	The fact that Palomar stockholders could receive merger consideration with a value of less than $13.65 per share if the Average Cynosure Stock Price is less than $22.704.

•

The fact that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Palomar, including: (1) the restriction on Palomar’s ability to solicit proposals for alternative transactions, (2) the limitations on the Palomar board of directors’ ability to change its recommendation to Palomar stockholders regarding the merger, (3) the requirement that Palomar give Cynosure notice of alternative acquisition proposals, and (4) the requirement that Palomar pay a termination fee of approximately $10.6 million to Cynosure in certain circumstances following the termination of the merger agreement.

•	The risk that Palomar’s directors and executive officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of Palomar stockholders.

•	The fees and expenses associated with completing the merger.

•	The risk that certain members of Palomar’s senior management might choose not to remain employed with Palomar prior to the completion of the merger or with the combined company.

•	The risk that anticipated cost savings will not be achieved.

•

The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that would materially and adversely affect the financial results of the combined company.

•	The risks of the type and nature described above under “Risk Factors.”

The Palomar board unanimously recommends that Palomar common stockholders vote FOR the Merger Proposal.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Palomar board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Palomar board of directors conducted an overall analysis of the factors described above, including discussions with the management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the Palomar board of directors may have given different weight to different factors.

Opinion of Financial Advisor to the Cynosure Board of Directors

Pursuant to an engagement letter dated March 15, 2013, Cynosure engaged Leerink Swann LLC to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid in connection with a possible merger or acquisition involving Cynosure. At a meeting of the Cynosure board of directors on March 17, 2013, Leerink Swann rendered its oral opinion to the Cynosure board of directors, confirmed by delivery of a written opinion dated March 17, 2013, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the consideration to be paid in the transaction by Cynosure was fair, from a financial point of view, to Cynosure.

The full text of the written opinion of Leerink Swann, dated March 17, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Leerink Swann in connection with the opinion, is attached as Annex D to this Proxy Statement, and is incorporated herein by reference. The summary of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Leerink Swann provided its opinion for the benefit and use of the Cynosure board of directors in its consideration of the merger, and its opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid in the merger by Cynosure. The Leerink Swann opinion does not constitute an opinion as to the merits of the merger and is not a recommendation to any holder of shares of Cynosure Class A common stock as to how such holder should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Leerink Swann reviewed and considered such financial and other information as it deemed relevant, including, among other things:

i.	certain financial terms of a draft of the merger agreement, dated March 17, 2013;

ii.	certain financial and other business information of Palomar and Cynosure furnished to Leerink Swann by the managements of Palomar and Cynosure, respectively;

iii.	published estimates of independent research analysts with respect to the future financial performance and price targets of Palomar and Cynosure, respectively;

iv.	certain periodic reports and other publicly available information regarding Palomar and Cynosure;

v.	comparisons of certain publicly available financial data of companies whose securities are traded in the public markets and that Leerink Swann deemed relevant to similar data for Palomar and Cynosure;

vi.	certain estimates as to the amount and timing of cost savings and related expenses anticipated by the management of Cynosure to result from the merger (which we refer to in this “Opinion of Financial Advisor to the Cynosure Board of Directors” as the “Synergies”);

vii.	comparisons of the financial terms of the proposed merger with the financial terms, to the extent publicly available, of certain other transactions that Leerink Swann deemed relevant; and

viii.	such other information, financial studies, analyses and investigations and such other factors that Leerink Swann deemed relevant for the purposes of its letter and opinion.

In addition, Leerink Swann held discussions with members of senior management and representatives of Cynosure concerning the matters described in clause (ii) above, as well as the businesses and prospects of Palomar and Cynosure.

In conducting its review and analysis and in arriving at its opinion, Leerink Swann, with Cynosure’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Leerink Swann, or publicly available. Leerink Swann did not undertake any responsibility for independently verifying, and did not independently verify the accuracy, completeness or reasonableness of any such information. With respect to financial forecasts for Palomar that were based on Wall Street projections, Leerink Swann was advised, and assumed, with Cynosure’s consent, that such forecasts reflected the best currently available estimates and judgments of Palomar as to its future financial condition and performance. Leerink Swann expressed no opinion with respect to such forecasts or estimates or the assumptions upon which they were based.

Leerink Swann did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of Palomar or Cynosure, nor was Leerink Swann furnished with such materials. Leerink Swann did not make any independent investigation of any legal, accounting or tax matters relating to Palomar, and assumed the correctness of all legal, accounting and tax advice given to Palomar or Cynosure.

For purposes of rendering its opinion, Leerink Swann assumed in all respects material to the analysis, that the consideration to be received in the merger was determined through arm’s-length negotiations between the appropriate parties, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without material alteration or waiver thereof, that all Synergies will be realized, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to the analysis and that all conditions to the consummation of the proposed merger will be satisfied without waiver thereof or material alteration to the terms of the proposed merger. Leerink Swann also assumed, with Cynosure’s consent, that the final form of the merger agreement would be substantially the same as the last draft reviewed by Leerink Swann and that any adjustment to the merger consideration as a result of any Make-Whole Payment would not be material to the analysis. In addition, Leerink Swann assumed, with Cynosure’s consent, the historical financial statements of Palomar and Cynosure reviewed by Leerink Swann were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Leerink Swann further assumed, with Cynosure’s consent, that as of the date of its opinion, there was no material adverse change in Palomar’s or Cynosure’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to Leerink Swann which change was not disclosed to Leerink Swann prior to the date of its opinion.

Leerink Swann was not requested to opine as to, and its opinion does not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the proposed merger, or (ii) any tax or other consequences that might result from the proposed merger. Furthermore, Leerink Swann was not requested to opine as to, and its opinion expressed no opinion with respect to, the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the consideration to be paid by Cynosure in the merger or with respect to the fairness of any such compensation.

Leerink Swann’s opinion relates solely to the fairness of the consideration to be paid in the merger, by Cynosure, and its opinion does not address Cynosure’s underlying business decision to proceed with or effect the merger or any other term, aspect or implication of the proposed merger or any other agreement or arrangement entered into in connection with the proposed merger. Leerink Swann was not requested to opine as to, and its letter and opinion do not in any manner address, the fairness of the merger or the consideration paid by the holders of any class of securities or creditors or any other constituency of Cynosure. Leerink Swann is not expressing any opinion as to the impact of the merger on the solvency or viability of Cynosure or Palomar or the ability of Cynosure or Palomar to pay its obligations when they come due. In addition, Leerink Swann’s letter and opinion do not address any legal or accounting matters, as to which Leerink Swann understood that Cynosure had obtained such advice as it has deemed necessary from qualified professionals.

Leerink Swann’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Leerink Swann on the date of its opinion. It should be understood that although subsequent developments may affect Leerink Swann’s opinion, Leerink Swann does not have any obligation to update, revise or reaffirm Leerink Swann’s opinion and Leerink Swann expressly disclaims any responsibility to do so.

Leerink Swann’s opinion was intended for the benefit and use of the Cynosure board of directors in its consideration of the proposed merger. Leerink Swann’s letter and opinion do not constitute a recommendation of the merger to the Cynosure board of directors nor do they constitute a recommendation to any holder of shares of Cynosure Class A common stock as to how such holder should vote with respect to the merger or otherwise. Leerink Swann’s opinion was authorized by Leerink Swann’s Fairness Opinion Review Committee.

The following is a summary of the material financial analyses utilized by Leerink Swann and presented to the Cynosure board of directors by Leerink Swann in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Leerink Swann, nor does the order of analyses described represent relative importance or weight given to those analyses by Leerink Swann. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Leerink Swann’s financial analyses. Considering the following data without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Leerink Swann’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 17, 2013 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Leerink Swann reviewed the historical spot and volume-weighted average trading prices for the shares of Palomar common stock for various periods during and including the fifty-two week period ended March 14, 2013 and analyzed the consideration to be paid by Cynosure in the merger agreement in relation to these spot and volume-weighted average trading prices. This analysis indicated that the price per share to be paid by Cynosure in the merger represented:

•	a premium of 13.8% based on the closing market price on March 14, 2013 of $12.00 per share;

•	a premium of 8.5% based on the fifty-two week high closing market price of $12.58 per share;

•	a premium of 24.7% based on the closing market price of $10.95 per share on March 1, 2013, one day prior to the American Academy of Dermatology meeting;

•	a premium of 43.4% based on the closing market price 60 days prior to March 14, 2013 of $9.52 per share;

•	a premium of 38.9% based on the closing market price 52 weeks prior to March 14, 2013 of $9.83 per share;

•	a premium of 19.6% based on the volume weighted average price as of 30 days prior to March 14, 2013 of $11.41 per share;

•	a premium of 27.2% based on the volume weighted average price as of 60 days prior to March 14, 2013 of $10.73 per share; and

•	a premium of 49.0% based on the volume weighted average price as of 52-weeks prior to March 14, 2013 of $9.16 per share.

Selected Publicly Traded Companies Analysis. To provide contextual data and comparative market information, Leerink Swann compared certain operating and financial information for Palomar to the corresponding operating and financial information of certain other companies in the aesthetic/medical device industries, whose securities are publicly traded. The corporations and multiples that Leerink Swann reviewed were the following:

	Enterprise Value / Revenue						Enterprise Value / EBITDA						Price / Earnings
Company	LTM		2013E		2014E		LTM		2013E		2014E		2013E		2014E		2015E
Cynosure, Inc.	2.3	x	1.9	x	1.7	x	15.9	x	13.0	x	10.1	x	33.3	x	24.3	x	18.2	x
Syneron Medical Ltd.	0.9		0.8		0.7		18.2		8.5		5.0		NM		19.8		NA
Solta Medical Inc.	1.0		0.8		0.7		12.8		7.0		4.7		NM		17.0		8.6
ZELTIQ Aesthetics, Inc.	1.1		1.0		0.9		NM		NM		NM		NM		NM		NM
Cutera, Inc.	1.4		1.3		1.1		NM		NM		NA		NM		47.2		NA

Although none of the selected companies is directly comparable to Palomar, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Palomar.

Leerink Swann calculated and compared various financial multiples and ratios for each of the selected companies and for Palomar based on closing stock prices as of March 14, 2013, and publicly available financial data from SEC filings and FactSet consensus estimates as of that date and, in the case of Palomar, financial data based on publicly available analyst forecasts. With respect to Palomar and each of the selected companies, Leerink Swann calculated:

1.	enterprise value, which is the diluted equity value using the treasury stock method based on outstanding options, warrants and restricted shares units, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities, in each case, as of the company’s latest SEC filing prior to March 14, 2013, as a multiple of LTM and estimated calendar year 2013 and 2014 revenue; and

2.	enterprise value as a multiple of estimated calendar year 2013 and 2014 earnings before interest, taxes, depreciation and amortization, or EBITDA.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:	Selected Publicly Traded Companies			Palomar
	Range	Median	Mean	Consensus Forecasts
LTM Revenue	0.9x-2.3x	1.1x	1.4x	1.3x
2013E Revenue	0.8x-1.9x	1.0x	1.2x	1.2x
2014E Revenue	0.7x-1.7x	0.9x	1.0x	1.1x
2013E EBITDA	7.0x-13.0x	8.5x	9.5x	16.6x
2014E EBITDA	4.7x-10.1x	5.0x	6.6x	11.5x

Based on the results of this analysis and other factors which it considered appropriate, Leerink Swann applied a multiple range of 1.3x-1.5x enterprise value to LTM revenue, a multiple range of 1.0x-1.3x enterprise value to estimated calendar year 2013 revenue, a multiple range of 0.8x-1.0x enterprise value to estimated calendar year 2014 revenue, a multiple range of 8.0x-12.0x enterprise value to estimated calendar year 2013 EBITDA and a multiple range of 5.0x- 8.0x enterprise value to estimated calendar year 2014 EBITDA to the financial data derived from the Wall Street consensus forecasts to derive an implied equity value per Share. This calculation resulted in the following:

Consensus Forecasts
Multiple	Implied Equity Value per Share
Enterprise Value/LTM Revenue	$11.75 - $12.75
Enterprise Value/2013E Revenue	$11.25 - $12.25
Enterprise Value/2014E Revenue	$10.00 - $11.00
Enterprise Value/2013E EBITDA	$8.75 - $9.50
Enterprise Value/2014E EBITDA	$8.25 - $9.00

Additionally, Leerink Swann applied a control premium to the implied equity values per share calculated above. To estimate an appropriate control premium, Leerink Swann analyzed acquisition premiums relating to 77 selected transactions, which we refer to in this “Opinion of Financial Advisor to the Cynosure Board of Directors” as the “Selected Transactions,” announced in the medical device industry since January 2010. The resultant range of premiums applied based on this analysis ranged from 30 to 40 percent. This calculation resulted in the following:

Premium to:	Implied Equity Value per Share
$11.75 - $12.75	$15.25 - $17.75
$11.25 - $12.25	$14.75 - $17.25
$10.00 - $11.00	$13.00 - $15.50
$8.75 - $9.50	$11.50 - $13.25
$8.25 - $9.00	$10.75 - $12.50

Wall Street forecasts were based on a Leerink Swann equity research report dated February 11, 2013 and a Canaccord Genuity report dated February 7, 2013. The Selected Publicly Traded Companies Analysis does not take into account net operating losses (NOLs) of Palomar.

Selected Transactions Analysis. Leerink Swann analyzed acquisition premiums relating to the Selected Transactions.

While none of the companies that participated in the Selected Transactions are directly comparable to Cynosure, the companies that participated in the Selected Transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Palomar’s results and /or product profiles.

Based on the results of this analysis and other factors that Leerink Swann considered appropriate, Leerink Swann applied a premium range of 25%—35% to the closing price the day before the Academy of American Dermatology meeting, and a 35 – 45% premium to the 1-month prior closing price. This calculation resulted in the following:

Premium to:	Implied Equity Value per Share
1-Day Prior	$13.75 – $14.75
1-Month Prior	$12.75 – $13.75

Illustrative Discounted Cash Flow Analysis. Leerink Swann performed a discounted cash flow analysis on Palomar using Wall Street Consensus Forecasts. Leerink Swann calculated indications of net present value of free cash flows for Palomar from March 1, 2013 through December 31, 2018, using discount rates ranging from 14.0% to 18.0% and utilization of the half-year convention. Leerink Swann calculated free cash flows by tax-effecting operating income, adding depreciation and amortization, adding stock-based compensation, subtracting the change in net working capital, and subtracting capital expenditures. Leerink Swann also calculated the value of the business beyond 2018 by applying a terminal value for Palomar in 2018 based on multiples ranging from 12.0x EBITDA to 16.0x EBITDA, discounted to calculate implied indications of present values using discount rates ranging from 14.0% to 18.0%. The present value of usable net operating loss (NOL) carryforwards was included when calculating the per share equity value for this analysis, which equates to approximately $0.75 per share assuming a 35% tax rate and discounted by the 20-year expected yield-to-maturity of a bond rated AAA Standard & Poors rating service. The following table presents the results of this analysis:

Discounted Free Cash Flow From March 1, 2013 Through December 31, 2018
Equity Value / Share (including NOLs)	$13.50 - $16.25

In addition, because Cynosure will be using shares of Cynosure Class A common stock as a form and portion of the merger consideration, Leerink Swann conducted a similar financial analysis on the value of the Cynosure Class A common stock. The following is a summary of the material financial analyses utilized by Leerink Swann and presented to the Cynosure board of directors by Leerink Swann in connection with rendering its opinion with respect to the shares of Cynosure Class A common stock.

Selected Publicly Traded Companies Analysis. To provide contextual data and comparative market information, Leerink Swann compared certain operating and financial information for Cynosure to the corresponding operating and financial information of certain other companies in the aesthetic / medical device industries, whose securities are publicly traded. The corporations and multiples that Leerink Swann reviewed were the following:

	Enterprise Value / Revenue						Enterprise Value / EBITDA						Price / Earnings
Company	LTM		2013E		2014E		LTM		2013E		2014E		2013E	2014E		2015E
Syneron Medical Ltd.	0.9	x	0.8	x	0.7	x	18.2	x	8.5	x	5.0	x	NM	19.8	x	NA
Solta Medical Inc.	1.0		0.8		0.7		12.8		7.0		4.7		NM	17.0		8.6
Palomar	1.3		1.2		1.1		NM		25.6		17.7		NM	NM		47.4
ZELTIQ Aesthetics, Inc.	1.1		1.0		0.9		NM		NM		NM		NM	NM		NM
Cutera, Inc.	1.4		1.3		1.1		NM		NM		NA		NM	47.2		NA

Although none of the selected companies is directly comparable to Cynosure, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Cynosure.

Leerink Swann calculated and compared various financial multiples and ratios for each of the selected companies and for Cynosure based on closing stock prices as of March 14, 2013, and publicly available financial data from SEC filings and FactSet consensus estimates as of that date. With respect to Cynosure and each of the selected companies, Leerink Swann calculated:

1.	enterprise value, which is the diluted equity value using the treasury stock method based on outstanding options, warrants and restricted shares units, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities, in each case, as of the company’s latest SEC filing prior to March 14, 2013, as a multiple of LTM and estimated calendar year 2013 and 2014 revenue; and

2.	enterprise value as a multiple of estimated calendar year 2013 and 2014 EBITDA.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:	Selected Publicly Traded Companies			Cynosure
	Range	Median	Mean	Consensus Forecasts
LTM Revenue	0.9x-1.4x	1.1x	1.2x	2.3x
2013E Revenue	0.8x-1.3x	1.0x	1.0x	1.9x
2014E Revenue	0.7x-1.1x	0.9x	0.9x	1.7x
LTM EBITDA	12.8x-18.2x	15.5x	15.5x	15.9x
2013E EBITDA	7.0x-25.6x	8.5x	13.7x	14.7x
2014E EBITDA	4.7x-17.7x	5.0x	9.2x	11.2x

Based on the results of this analysis and other factors which it considered appropriate, Leerink Swann applied a multiple range of 1.3x-1.5x enterprise value to LTM revenue, a multiple range of 1.0x-1.3x enterprise value to estimated calendar year 2013 revenue, a multiple range of 0.8x-1.0x enterprise value to estimated calendar year 2014 revenue, a multiple range of 14.0x-18.0x enterprise value to LTM EBITDA, a multiple range of 8.0x-12.0x enterprise value to estimated calendar year 2013 EBITDA and a multiple range of 5.0x-8.0x enterprise value to estimated calendar year 2014 EBITDA to the financial data derived from the Wall Street Consensus forecasts to derive an implied equity value per Share. This calculation resulted in the following:

Consensus Forecasts
Multiple	Implied Equity Value per Share
Enterprise Value/LTM Revenue	$19.75 - $22.00
Enterprise Value/2013E Revenue	$19.00 - $21.50
Enterprise Value/2014E Revenue	$15.50 - $17.75
Enterprise Value/LTM EBITDA	$24.00 - $28.50
Enterprise Value/2013E EBITDA	$19.50 - $25.00
Enterprise Value/2014E EBITDA	$16.50 - $21.25

Illustrative Discounted Cash Flow Analysis. Leerink Swann performed a discounted cash flow analysis on Cynosure using Wall Street Consensus Forecasts. Leerink Swann calculated indications of net present value of free cash flows for Cynosure from March 1, 2013 through December 31, 2018, using discount rates ranging from 11.0% to 15.0% and utilization of the half-year convention. Leerink Swann calculated free cash flows by tax-effecting operating income, adding depreciation and amortization, adding stock-based compensation, subtracting the change in net working capital, and subtracting capital expenditures. Leerink Swann also calculated the value of the business beyond 2018 by applying a terminal value for Cynosure in 2018 based on multiples ranging from 12.0x EBITDA to 16.0x EBITDA, discounted to calculate implied indications of present values using discount rates ranging from 11.0% to 15.0%. The following table presents the results of this analysis:

Discounted Free Cash Flow From March 1, 2013 Through December 31, 2018
Equity Value / Share	$30.75 - $42.25

General. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Leerink Swann. The preparation of a fairness opinion is a complex process involving various determinations and subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore such an opinion and the analyses used in arriving at such an opinion are not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Leerink Swann’s opinion. In arriving at its fairness determination, Leerink Swann considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Leerink Swann made qualitative judgments as to the significance and relevance of each analysis and factor on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, notwithstanding the separate factors summarized above, Leerink Swann believes, and has advised the Cynosure board of directors, that its analysis must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying Leerink Swann’s opinion.

In performing its analyses, Leerink Swann made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Cynosure. The analyses performed by Leerink Swann based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be acquired. Accordingly, as such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Cynosure nor Leerink Swann nor any other person assumes responsibility if future results are materially different from those forecast. No company or transaction used in the above analyses as a comparison is directly comparable to Palomar or Cynosure or the contemplated merger. None of Cynosure, Leerink Swann or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Leerink Swann and its opinion were among several factors taken into consideration by the Cynosure board of directors in making its decision to enter into the merger agreement and should not be considered determinative of such decision.

Leerink Swann prepared these analyses for purposes of Leerink Swann’s providing its opinion to the Cynosure board of directors as to the fairness from a financial point of view of the consideration to be paid in the merger by Cynosure. The consideration to be paid by Cynosure in the merger was determined through arm’s-length negotiations between Cynosure and its representatives, on the one hand, and Palomar and its representatives, on the other hand. Leerink Swann provided advice to Cynosure during these negotiations. Leerink Swann did not, however, recommend any specific amount of consideration to Cynosure or its board of directors or suggest that any specific amount of consideration constituted the only appropriate consideration for the merger.

The decision by the Cynosure board of directors to approve the merger and enter into the merger agreement was solely that of the Cynosure board. As described in the foregoing, Leerink Swann’s opinion to the Cynosure board of directors was one of many factors taken into consideration by the Cynosure board of directors in making its determination to approve the merger agreement and the merger contemplated thereby.

Leerink Swann is an investment banking firm focused exclusively on healthcare. Leerink Swann is recognized as a leading investment bank for both emerging and established healthcare companies. Leerink Swann, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. Leerink Swann was selected by Cynosure due to its substantial experience in the healthcare industry and with transactions similar to this transaction.

Leerink Swann is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Leerink Swann or its affiliates have in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of Cynosure, Palomar or their respective affiliates.

Leerink Swann acted as financial advisor to Cynosure in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. In connection with unrelated matters, Leerink Swann has acted as an advisor to Cynosure in connection with its acquisition of Hoya ConBio in 2011 and acted as underwriter in connection with Cynosure’s follow-on offering in November 2012. In the two years prior to the date of its opinion, Leerink Swann received fees for such services aggregating approximately $3.5 million from Cynosure. Additionally, in the ordinary course of business, Leerink Swann and its affiliates may, in the future, provide commercial and investment banking services to Cynosure or its affiliates. In connection with such services, Leerink Swann and/or its affiliates may, in the future, receive customary compensation. Leerink Swann did not provide any services to, or receive fees from, Palomar during the two years prior to the date of its opinion.

Pursuant to the Leerink Swann engagement letter, in connection with the merger, Leerink Swann will be entitled to receive a transaction fee equal to approximately $1.850 million, which is contingent upon consummation of the merger. A fee of $750,000 (credited against the ultimate transaction fee payable upon closing) became payable upon Leerink Swann’s delivery of its fairness opinion. Additionally, Cynosure has agreed to reimburse Leerink Swann for its out-of-pocket expenses, including attorney’s fees, and has agreed to indemnify Leerink Swann against certain liabilities. The terms of the fee arrangement with Leerink Swann, which are customary in transactions of this nature, were negotiated at arm’s length between Leerink Swann and Cynosure, and the Cynosure board of directors was aware of the arrangement, including the fact that the transaction fee payable to Leerink Swann is contingent upon the completion of the merger pursuant to the merger agreement.

The full text of the Leerink Swann written opinion to the Cynosure board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement.

Leerink Swann delivered its opinion to the Cynosure board of directors for the benefit and use of the Cynosure board in connection with and for purposes of its evaluation of the consideration proposed in the merger. It does not constitute a recommendation on how to vote or act in connection with the merger or otherwise.

Certain Cynosure Prospective Financial Information

Cynosure does not, as a matter of course, make public forecasts as to future performance or other prospective financial information, and Cynosure is especially wary of making forecasts or projections due to the unpredictability of the underlying assumptions and estimates. However, at a meeting in January 2013, Cynosure’s management provided to Palomar certain non-public, preliminary internal financial forecasts regarding Cynosure’s projected future operations for fiscal year 2013 that were prepared by Cynosure. Cynosure has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes.

These preliminary internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, Cynosure’s management. Ernst & Young LLP, Cynosure’s independent auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this Proxy Statement relates to Cynosure’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The summary of these preliminary internal financial forecasts included below is not being included to influence your decision whether to vote for the Share Issuance or the Merger Proposal, as the case may be, but instead because these preliminary internal financial forecasts were provided by Cynosure to Palomar.

While presented with numeric specificity, these preliminary internal financial forecasts were based on numerous variables and assumptions (including those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Cynosure’s business) that are inherently subjective and uncertain and are beyond the control of Cynosure’s management. Important factors that may affect actual results and cause these preliminary internal financial forecasts to not be achieved include risks and uncertainties relating to Cynosure’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, the occurrence of unpredictable catastrophic events and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” These preliminary internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these preliminary internal financial forecasts. Accordingly, the forecasted results summarized below may not be realized.

The inclusion of a summary of these preliminary internal financial forecasts in this Proxy Statement should not be regarded as an indication that any of Cynosure, Palomar or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these preliminary internal financial forecasts should not be relied upon as such nor should the information contained in these preliminary internal financial forecasts be considered appropriate for other purposes. None of Cynosure, Palomar or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these preliminary internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these preliminary internal financial forecasts to reflect circumstances existing after the date these preliminary internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error.

None of Cynosure, or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor, Palomar or any other person, in the merger agreement or otherwise, concerning these preliminary internal financial forecasts or regarding Cynosure’s ultimate performance compared to the information contained in these preliminary internal financial forecasts or that the forecasted results will be achieved. The below forecasts do not give effect to the merger. Cynosure urges all stockholders to review Cynosure’s most recent SEC filings for a description of Cynosure’s reported financial results.

Subject to the foregoing qualifications, the preliminary internal financial forecasts below for the fiscal year ending December 31, 2013 were prepared by, or as directed by, Cynosure’s management and were delivered to Palomar.

Fiscal year ending December 31, 2013 (in thousands, except per share data):

Revenues	$176,000
Net income	$13,000
Basic net income per share	$0.78
Basic weighted average common shares outstanding	16,789

Opinion of Financial Advisor to the Palomar Board of Directors

Canaccord Genuity is acting as financial advisor to Palomar in connection with the merger. As part of that engagement, the Palomar board of directors requested that Canaccord Genuity evaluate the fairness, from a financial point of view, to holders of Palomar common stock of the merger consideration of $13.65 per share to be received by such holders (other than holders of certain excluded shares) pursuant to the terms of the merger agreement, consisting of (i) a cash amount equal to $6.825, plus any Make-Whole Payment, and (ii) that number of shares of Cynosure Class A common stock equal to the quotient determined by dividing $6.825 by the Average Cynosure Stock Price. At a meeting of the Palomar board of directors held on March 17, 2013 to evaluate the merger, Canaccord Genuity delivered to the Palomar board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 17, 2013, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the merger consideration of $13.65 per share to be received in the merger by holders of Palomar common stock (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares) is fair, from a financial point of view, to such holders.

The full text of Canaccord Genuity’s opinion is attached to this Proxy Statement as Annex E and is incorporated into this Proxy Statement by reference. The description of Canaccord Genuity’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Palomar common stock are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Palomar board of directors, was only one of many factors considered by the Palomar board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $13.65 per share to be received in the merger by holders of Palomar common stock (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares). Canaccord Genuity’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Palomar or the underlying business decision of Palomar to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to the merger or related transactions. Canaccord Genuity’s opinion was necessarily based on securities, economic, monetary, market and other conditions as in effect on, and the information made available to Canaccord Genuity as of, March 17, 2013, the date of its opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s opinion if such opinion were rendered as of a later date. Canaccord Genuity assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Canaccord Genuity, among other things:

•	reviewed an execution version of the merger agreement, which was provided to Canaccord Genuity on March 17, 2013;

•	reviewed certain publicly available financial and other information of Palomar and certain publicly available research analysts’ financial forecasts for Palomar;

•	analyzed certain internal financial statements and other business and financial information, including certain financial forecasts and operating data concerning Palomar prepared by Palomar management;

•	conducted limited discussions with members of senior management of Palomar regarding the past and current operations and financial condition and prospects of Palomar;

•	reviewed certain financial and stock market data of Palomar and other selected publicly-held aesthetic energy device companies;

•

reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent Canaccord Genuity deemed relevant; and

•

reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with Canaccord Genuity’s review and arriving at the opinion described above, Canaccord Genuity did not independently verify any of the foregoing information, relied on such information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of management of Palomar that they were not aware of any facts that would make such information misleading. The management of Palomar advised Canaccord Genuity, and Canaccord Genuity assumed, that the internal financial forecasts and other forward-looking financial information had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Palomar at such time as to the future financial performance of Palomar. Canaccord Genuity assumed, with the consent of the Palomar board of directors, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Palomar or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement included in the merger agreement. Representatives of Palomar advised Canaccord Genuity, and Canaccord Genuity also assumed, that the terms of the executed merger agreement would conform in all material respects to the terms reflected in the execution version reviewed by Canaccord Genuity. In addition, Canaccord Genuity was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Palomar, nor was Canaccord Genuity furnished with any such evaluations or appraisals.

Canaccord Genuity’s opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $13.65 per share to be received in the merger by holders of Palomar common stock (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares) and does not address any other aspect or implication of the merger or any voting, support or other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the form or structure of the merger or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Canaccord Genuity’s opinion was approved by a fairness committee of Canaccord Genuity.

The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering its opinion dated March 17, 2013 described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses.

Selected Peer Group Analysis. Canaccord Genuity performed an analysis using a selected peer group, which analysis attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. For purposes of this analysis, Canaccord Genuity identified the following group of six publicly-held aesthetic energy device companies that share similar business characteristics to Palomar based on operational and/or financial metrics, which are referred to as the “selected peer companies.” The selected peer companies consisted of:

•	Cynosure, Inc. (NASDAQ: CYNO)

•	PhotoMedex, Inc. (NASDAQ: PHMD)

•	Syneron Medical Ltd. (NASDAQ: ELOS)

•	Solta Medical, Inc. (NASDAQ: SLTM)

•	Cutera, Inc. (NASDAQ: CUTR)

•	ZELTIQ Aesthetics, Inc. (NASDAQ: ZLTQ)

Based on its review of the relevant metrics for each of the selected peer companies, Canaccord Genuity calculated multiples of enterprise value to (1) actual revenue for calendar year 2012, (2) estimated revenue for calendar year 2013, and (3) estimated adjusted EBITDA for calendar year 2013. For purposes of this analysis, Canaccord Genuity utilized information regarding the selected peer companies obtained from filings with the SEC and other public sources. Based on this information, Canaccord Genuity calculated multiples for the selected peer companies as follows:

	Enterprise Value / Revenue		Enterprise Value / Adjusted EBITDA(1)
	2012A	2013E	2013E
Mean	1.31x	1.14x	10.9x
Median	1.20x	1.08x	7.8x
High	2.21x	1.91x	22.9x
Low	0.87x	0.75x	5.7x

(1)	Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted to exclude stock-based compensation expense to the extent disclosed in Wall Street consensus estimates.

Canaccord Genuity selected representative ranges of multiples derived from the mean and median data points for the selected peer companies based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the relevant financial statistic for Palomar. For purposes of this analysis, Canaccord Genuity utilized revenue estimates prepared by Palomar management for calendar year 2013, which are more fully described in the section entitled “—Certain Palomar Prospective Financial Information.” Canaccord Genuity also used publicly available consensus estimates of adjusted EBITDA for Palomar prepared by Wall Street equity research analysts, as the same were available on March 17, 2013.

The following summarizes the results of this analysis:

	Multiple Range Derived from Selected Peer Companies(1)		Implied Enterprise Value of Palomar ($mm)		Implied Equity Value of Palomar ($mm)(2)
Calendar Year Financial Statistic	Low	High	Low	High	Low	High
Actual 2012 Revenue	1.20x	1.31x	$97.0	$105.9	$196.7	$205.6
Estimated 2013 Revenue	1.08x	1.14x	$100.0	$105.8	$199.7	$205.5
Estimated 2013 Adjusted EBITDA	7.8x	10.9x	$49.8	$69.8	$149.5	$169.6

(1)	High and low multiple range is derived from the mean and median data points for the selected peer companies.
(2)	Implied equity value equals the implied enterprise value of Palomar as adjusted for cash and investments of approximately $99.7 million and no debt as of December 31, 2012.

Canaccord Genuity noted that the implied enterprise value of Palomar based on the merger consideration of $13.65 per share (and the diluted shares outstanding calculated based on the treasury stock method) was $174.5 million, and the implied equity value of Palomar was $274.2 million.

Selected Precedent Transaction Analysis. Canaccord Genuity performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Canaccord Genuity selected the precedent transactions based on the similarity of products offered and markets served by the target company as compared to Palomar. Each of these transactions was publicly announced after July 1, 2008.

Based on its review of the relevant metrics for each of the precedent transactions, Canaccord Genuity calculated the multiples of implied enterprise value to last twelve months (LTM) revenue for each of the target companies in the precedent transactions. For purposes of this analysis, Canaccord Genuity utilized information regarding the precedent transactions obtained from filings with the SEC and other public sources. The selected precedent transactions were:

Announcement Date	Acquiror	Target	Implied Enterprise Value / LTM Revenue
1/29/13	Solta Medical, Inc.	Sound Surgical Technologies LLC	1.33x
12/30/11	Cutera, Inc.	IRIDEX Corporation (Aesthetics)	0.47x
9/13/11	Solta Medical, Inc.	LipoSonix, Inc.	3.68x
7/5/11	Radiancy, Inc.	PhotoMedex, Inc.	2.47x
6/28/11	Cynosure, Inc.	Hoya Photonics, Inc., Aesthetic Laser Business	1.02x
9/8/09	Syneron Medical Ltd.	Candela Corporation	0.32x
8/4/08	PhotoMedex, Inc.	Photo Therapeutics Ltd.	1.57x
7/7/08	Solta Medical, Inc.	Reliant Technologies, LLC	1.34x

This analysis produced a mean implied enterprise value to LTM revenue for the precedent transactions of 1.53x, and a median implied enterprise value to LTM revenue for the precedent transactions of 1.33x.

Canaccord Genuity selected a representative range of multiples derived from the mean and median data points for the precedent transactions based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to Palomar’s actual revenue for calendar year 2012. The following summarizes the results of this analysis:

	Multiple Range Derived from Precedent Transactions(1)		Implied Enterprise Value of Palomar ($mm)		Implied Equity Value of Palomar ($mm)(2)
Calendar Year Financial Statistic	Low	High	Low	High	Low	High
Actual 2012 Revenue	1.33x	1.53x	$107.5	$122.9	$207.2	$222.6

(1)	High and low multiple range is derived from the mean and median data points for the selected precedent transactions.
(2)	Implied equity value equals the implied enterprise value of Palomar as adjusted for cash and investments of approximately $99.7 million and no debt as of December 31, 2012.

Canaccord Genuity noted that the implied enterprise value of Palomar based on the merger consideration of $13.65 per share (and the diluted shares outstanding calculated based on the treasury stock method) was $174.5 million, and the implied equity value of Palomar was $274.2 million.

Discounted Cash Flow Analysis. Canaccord Genuity calculated a range of implied enterprise and equity values for Palomar based on a discounted cash flow analysis to value Palomar as a stand-alone entity. For purposes of this analysis, Canaccord Genuity utilized estimates prepared by Palomar management for calendar year 2013, and publicly available consensus estimates for Palomar prepared by Wall Street equity research analysts, as the same were available on March 17, 2013, for calendar years 2014 and 2015. For purposes of this discounted cash flow analysis, Canaccord Genuity defined unlevered free cash flow as earnings before interest and taxes (EBIT), less income taxes and capital expenditures, plus depreciation and amortization and change in non-cash working capital. The range of implied enterprise values for Palomar was determined by adding (1) the present value of Palomar’s projected unlevered free cash flows from 2013 to 2015 and (2) the present value of the terminal value of Palomar. In calculating the terminal value of Palomar, Canaccord Genuity applied multiples ranging from 10.9x to 11.0x to Palomar’s projected adjusted EBITDA for 2015, which were the mean and median multiples of enterprise value to actual adjusted EBITDA for calendar year 2012 for the selected peer companies. The free cash flows and terminal values were discounted to present values at a discount rate of 9.7%, which was selected, upon the application of Canaccord Genuity’s professional judgment, to reflect Palomar’s weighted average cost of capital, which we refer to as “WACC.” Canaccord Genuity calculated Palomar’s WACC based upon an analysis of Palomar’s capital structure. In calculating Palomar’s WACC, Canaccord Genuity calculated unlevered beta of 1.06 (which was based on an analysis of Palomar’s and the reference companies’ historic betas and capital structures) and used an equity risk premium of 6.5%, an effective tax rate of 35.6%, and a risk free rate of 2.9%. Canaccord Genuity noted that Palomar did not have any long- or short-term debt on its balance sheet and, therefore, did not include cost of debt capital when calculating Palomar’s WACC.

The following summarizes the results of this analysis:

Implied Enterprise Value of Palomar ($mm)		Implied Equity Value of Palomar ($mm)(1)
Low	High	Low	High
$87.4	$87.8	$187.1	$187.5

(1)	Implied equity value equals the implied enterprise value for Palomar as adjusted for cash and investments of approximately $99.7 million and no debt as of December 31, 2012.

Canaccord Genuity noted that the implied enterprise value of Palomar based on the merger consideration of $13.65 per share (and the diluted shares outstanding calculated based on the treasury stock method) was $174.5 million, and the implied equity value of Palomar was $274.2 million.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord Genuity’s opinion. In arriving at its fairness determination, Canaccord Genuity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord Genuity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Palomar, Cynosure or the merger.

Canaccord Genuity prepared these analyses for purposes of providing its opinion to the Palomar board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $13.65 per share to be received in the merger by holders of Palomar common stock (other than shares owned by Palomar as treasury stock or by any wholly-owned subsidiary of Palomar and shares owned by Cynosure, the Merger Subsidiary and their respective subsidiaries and any dissenting shares). These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Palomar, Cynosure, Canaccord Genuity or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through negotiations between Palomar and Cynosure and was approved by the Palomar board of directors. Canaccord Genuity provided advice to the Palomar board of directors during these negotiations. Canaccord Genuity, however, did not recommend any specific amount of consideration to Palomar or the Palomar board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Canaccord Genuity’s opinion to the Palomar board of directors was one of many factors taken into consideration by the Palomar board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Canaccord Genuity attached to this Proxy Statement as Annex E.

Canaccord Genuity and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Canaccord Genuity and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments of Palomar, Cynosure, any of their respective affiliates or third parties that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers.

In the prior two years, Canaccord Genuity has not received compensation for investment banking or financial advisory services from either Palomar or Cynosure, except for retainer payments in an aggregate amount of $100,000 for financial advisory services provided to Palomar in 2012 and as otherwise described in this Proxy Statement. Canaccord Genuity may provide investment banking services to Palomar, Cynosure or their respective affiliates in the future for which Canaccord Genuity may receive compensation.

The Palomar board of directors selected Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated as of January 9, 2013, Palomar engaged Canaccord Genuity to act as its financial advisor in connection with the merger, including the delivery of a fairness opinion with respect to the merger as described above. Pursuant to the terms of the engagement letter, Palomar agreed to pay Canaccord Genuity a fee of approximately $3.1 million for its services, $300,000 of which was payable upon the rendering of Canaccord Genuity’s opinion and the remainder of which is contingent upon consummation of the merger. The retainer payments noted above will be credited against the portion of the fee payable upon consummation of the merger. In addition, Palomar has agreed to reimburse Canaccord Genuity for its expenses up to a maximum of $25,000 and to indemnify Canaccord Genuity and related persons against various liabilities, including certain liabilities under the federal securities laws.

Other Information Provided to the Palomar Board of Directors

Although not part of the financial analyses conducted by Canaccord Genuity in connection with rendering the opinion described above, on March 17, 2013, Canaccord Genuity also provided the Palomar board of directors with data regarding the implied purchase price premia represented by the merger consideration of $13.65 per share using the 1-day, 1-month, 3-month and 6-month spot prices of Palomar common stock. This data also included, for comparative purposes, the mean and median premia for U.S. public medical technology transactions with enterprise values between $20.0 million and $5.0 billion since January 1, 2000 (144 transactions). This data is provided below for informational purposes only:

	Purchase Price Premium
	1-Day	1-Month	3-Months	6-Months
Selected Medical Technology Transactions
Mean	39.4%	49.1%	58.7%	66.9%
Median	32.3%	37.3%	48.5%	46.8%
Palomar Stock Price Metric for Period	$12.62 (1)	$10.39 (2)	$8.87 (3)	$8.31 (4)
Implied Premium of Merger Consideration to Palomar Equity Value	8.2%	31.4%	53.9%	64.3%

(1)	Based on the closing price of Palomar common stock on March 15, 2013.
(2)	Based on the closing price of Palomar common stock on February 14, 2013.
(3)	Based on the closing price of Palomar common stock on December 15, 2012.
(4)	Based on the closing price of Palomar common stock on September 17, 2012.

Certain Palomar Prospective Financial Information

Palomar does not, as a matter of course, make public forecasts as to future performance or other prospective financial information, and Palomar is especially wary of making forecasts or projections due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Palomar in connection with the merger, Palomar’s management prepared and provided to Cynosure, as well as to Canaccord Genuity and Leerink Swann in connection with their respective evaluations of the fairness of the merger consideration, certain non-public, preliminary internal financial forecasts regarding Palomar’s projected future operations for fiscal year 2013. Palomar has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Palomar board of directors for purposes of evaluating the merger.

These preliminary internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, Palomar’s management. Ernst & Young LLP, Palomar’s independent auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this Proxy Statement relates to Palomar’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The summary of these preliminary internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but instead because these preliminary internal financial forecasts were provided by Palomar to Cynosure, Canaccord Genuity and Leerink Swann.

While presented with numeric specificity, these preliminary internal financial forecasts were based on numerous variables and assumptions (including those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Palomar’s business) that are inherently subjective and uncertain and are beyond the control of Palomar’s management. Important factors that may affect actual results and cause these preliminary internal financial forecasts to not be achieved include risks and uncertainties relating to Palomar’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, the occurrence of unpredictable catastrophic events and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” These preliminary internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these preliminary internal financial forecasts. Accordingly, the forecasted results summarized below may not be realized.

The inclusion of a summary of these preliminary internal financial forecasts in this Proxy Statement should not be regarded as an indication that any of Palomar, Cynosure or their respective affiliates, advisors or representatives considered these preliminary internal financial forecasts to be predictive of actual future events, and these preliminary internal financial forecasts should not be relied upon as such nor should the information contained in these preliminary internal financial forecasts be considered appropriate for other purposes. None of Palomar, Cynosure or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these preliminary internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these preliminary internal financial forecasts to reflect circumstances existing after the date these preliminary internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error.

None of Palomar, or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor, Cynosure or any other person, in the merger agreement or otherwise, concerning these preliminary internal financial forecasts or regarding Palomar’s ultimate performance compared to the information contained in these preliminary internal financial forecasts or that the forecasted results will be achieved. The below forecasts do not give effect to the merger. Palomar urges all stockholders to review Palomar’s most recent SEC filings for a description of Palomar’s reported financial results.

Subject to the foregoing qualifications, the preliminary internal financial forecasts below for the fiscal year ending December 31, 2013 were prepared by, or as directed by, Palomar’s management and were delivered to Cynosure, Canaccord Genuity and Leerink Swann.

Fiscal year ending December 31, 2013 (in thousands):

Total revenue	$92,836
Total cost of sales	36,646
Gross profit	56,189
Total operating expenses	49,243
Operating income	6,946
Total other income	330
Income before taxes	7,276

Interests of Directors and Executive Officers of Palomar in the Merger

In considering the recommendations of the Palomar board of directors with respect to its approval of the merger agreement and its unanimous recommendation that Palomar stockholders vote FOR the approval of the Merger Proposal, Palomar stockholders should be aware that Palomar’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Palomar stockholders generally.

These interests relate to the treatment of equity-based compensation awards held by directors and executive officers of Palomar in the merger, the appointment of Joseph P. Caruso, currently Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors effective as of the effective time of the merger, amendments to the employment agreements that are in place between Palomar and each of Mr. Caruso and Paul S. Weiner, Palomar’s Senior Vice President, Chief Financial Officer and Treasurer, a new employment agreement between Mr. Caruso and Cynosure that will govern the terms of his employment with Cynosure following the merger and the indemnification of Palomar’s directors and officers by Cynosure.

Acceleration of Equity Awards

At the effective time of the merger, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments of Palomar (excluding Palomar stock options) will vest in full in accordance with their terms and, pursuant to the merger agreement, will automatically be converted into the right to receive the merger consideration described above, less, in the case of stock appreciation rights, the applicable exercise price. The table below sets forth the unvested equity awards of each of Palomar’s directors and executive officers that will vest in full as a result of the merger:

Name	Accelerated Shares of Restricted Stock (#)	Value of Accelerated Restricted Stock ($)(1)
Joseph P. Caruso	150,000	2,047,500
Jeanne Cohane	16,000	218,400
Damian N. Dell’Anno	14,000	191,100
Nicholas P. Economou, Ph.D.	16,000	218,400
James G. Martin, Ph.D.	16,000	218,400
A. Neil Pappalardo	16,000	218,400
Louis P. Valente	14,000	191,100
Paul S. Weiner	100,000	1,365,000

(1)	Amount is equal to the product of the number of shares of accelerated restricted stock multiplied by $13.65, which is the value of the merger consideration per share of Palomar common stock based on the Average Cynosure Stock Price calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

For additional information regarding compensation that will be received by Palomar’s named executive officers in connection with the merger, see “—Golden Parachute Compensation” below.

Director and Officer Designations

Under the merger agreement, Cynosure will elect Joseph P. Caruso, Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors, effective as of the effective time of the merger. Mr. Caruso will be designated as a member of the class of Cynosure directors whose terms will expire at Cynosure’s 2016 annual meeting of stockholders.

Amendments to Existing Employment Agreements

In connection with the execution of the original merger agreement on March 17, 2013, and at the request of Cynosure, Palomar entered into with Mr. Caruso, Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, an amendment to Palomar’s employment agreement with Mr. Caruso. The amendment, which will become effective upon the occurrence of the effective time of the merger, provides for (among other things) payment by Palomar of 110% of Mr. Caruso’s “Retention Bonus,” with (i) the “Retention Bonus” being equal to the sum of (a) three times Mr. Caruso’s annual compensation (which consists of his salary as of the effective time of the merger and his last paid bonus, defined as the bonus paid in March 2012 with respect to services rendered in 2011), plus (b) a pro rata portion of his bonus payable with respect to 2013, (ii) an amount equal to 75% of the Retention Bonus being payable within ten days after the effective time of the merger, (iii) an amount equal to 35% of the Retention Bonus being payable one day prior to the first anniversary of the effective time of the merger, and (iv) Palomar being obligated to pay a gross-up payment to Mr. Caruso if he becomes subject to certain taxes under Section 409A of the Code.

Also in connection with the execution of the original merger agreement on March 17, 2013, and at the request of Cynosure, Palomar entered into with Mr. Weiner, Palomar’s Chief Financial Officer and Treasurer, a letter agreement that (among other things) will become effective upon the effective time of the merger and amends Mr. Weiner’s existing employment agreement with Palomar to (i) provide that Mr. Weiner’s employment will terminate as of the effective time of the merger, (ii) provide that amounts payable to Mr. Weiner upon a change in control of Palomar will be paid within 10 days after the effective time of the merger, (iii) provide that Palomar will pay to Mr. Weiner in a lump sum the cost to Mr. Weiner of obtaining for the two-year period following the effective time of the merger benefits that are substantially similar to the benefits and perquisites that Mr. Weiner otherwise would have been entitled to receive under his employment agreement following a termination of employment in connection with a change in control of Palomar, (iv) obligate Palomar to pay a gross-up payment to Mr. Weiner if he becomes subject to certain taxes under Section 409A of the Internal Revenue Code, and (v) narrow the scope of the restrictive covenants applicable to Mr. Weiner.

Prior to the execution of the employment agreement amendment, in the case of Mr. Caruso, and the letter agreement, in the case of Mr. Weiner, each of Messrs. Caruso’s and Weiner’s employment agreements with Palomar provided for, in the event of the termination of the employment agreement by the named executive officer or Palomar within one year after a change in control of Palomar, (i) the payment to such executive of a lump sum amount equal to (a) three times the sum of his then current base salary, plus the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus, plus (b) a pro rata portion of his bonus payable with respect to the year of termination, (ii) continuation of the executive’s then current benefits and perquisites for two years following termination of employment, and (iii) the payment to such executive of a “tax gross-up” if he incurs any excise tax under Section 4999 of the Code.

For additional information regarding compensation that will be received by Palomar’s named executive officer in connection with the merger, see “—Golden Parachute Compensation” below.

New Employment Agreement

On March 17, 2013, in connection with the execution of the original merger agreement, Cynosure entered into an employment agreement with Mr. Caruso that will become effective at the effective time of the merger. Upon the effective time of the merger, Mr. Caruso will be appointed as Cynosure’s President and Vice Chairman of the Board of Directors of Cynosure and as a member of the class of directors whose terms shall expire at Cynosure’s 2016 annual meeting of stockholders. The employment agreement has a three-year term, subject to two-year extensions (unless terminated by either party not less than 12 months prior to the end of the then-current term). The employment agreement provides Mr. Caruso with an initial annual base salary of $465,000 (subject to 5% annual increases) and a target performance bonus that is between the target performance bonus established for Cynosure’s Chief Executive Officer and Chief Financial Officer and also provides that, at the same time that Cynosure grants equity awards to other senior executives of Cynosure on or after the effective date of the employment agreement (but subject to the approval by Cynosure stockholders of additional authorized shares for use under Cynosure’s equity compensation plan), Cynosure will grant Mr. Caruso an award with the same general terms and conditions applicable to Cynosure’s other senior executives and for a number of shares that is in between the number of shares granted at that time to Cynosure’s Chief Executive Officer and to its Chief Financial Officer.

Under Mr. Caruso’s employment agreement with Cynosure, upon (i) the termination of Mr. Caruso’s employment by Cynosure without “Cause” (which may occur only after the first 12 months of the initial term), (ii) upon the resignation by Mr. Caruso for “Good Reason,” or (iii) upon the termination of Mr. Caruso’s employment, either by Cynosure or Mr. Caruso, within 18 months following a “Change in Control” of Cynosure (each as defined in the employment agreement), Cynosure will continue to pay to Mr. Caruso (or, if applicable, to Mr. Caruso’s estate) his base salary and other compensation and benefits provided for or referred to in the employment agreement, for 24 months following such termination or resignation, with any partial month being prorated appropriately. In addition, Cynosure will pay to Mr. Caruso (a) on or before the tenth day following the effective date of his termination or resignation an amount equal to the full amount of his annual performance bonus for the calendar year in which such termination or resignation occurs, and (b) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, an amount equal to 110% percent of the annual performance bonus paid to Mr. Caruso for the preceding calendar year. In addition, upon such termination or resignation, (i) all stock options or other stock rights granted (or to be granted) to Mr. Caruso by Cynosure during the term of the employment agreement will immediately vest and become exercisable in full (or, if applicable, all restrictions applicable to any stock rights shall lapse immediately), (ii) any accrued but unused vacation will be paid immediately, and (iii) effective for the 24-month severance period, Cynosure will pay the full cost of the premiums for continuation of Mr. Caruso’s group health plan benefits under COBRA at the same coverage level (and for family coverage) that Mr. Caruso maintained at the time of termination of employment. As a condition to receiving the payments and benefits described above, Mr. Caruso must execute a release of legal claims in a reasonable form proposed by Cynosure upon or following a termination without Cause or a Change in Control or a resignation for Good Reason.

Under Mr. Caruso’s employment agreement with Cynosure, in the event that Cynosure undergoes a “Change in Ownership or Control” (as defined in the agreement), Cynosure is obligated to pay Mr. Caruso a gross up payment to make Mr. Caruso whole for any excise tax under Section 280G of the Code incurred by Mr. Caruso in connection with the receipt of certain contingent payments from Cynosure following such Change in Ownership or Control.

For additional information regarding compensation that will be received by Palomar’s named executive officer in connection with the merger, see “—Golden Parachute Compensation” below.

Indemnification and Insurance

Under the merger agreement, from the effective time of the merger through the six year anniversary thereof, Cynosure and the Merger Subsidiary must indemnify Palomar’s and its subsidiaries’ current and former directors and officers for all damages and other expenses relating to their status as a director or officer of Palomar (or any of its subsidiaries) whether asserted or claimed before or after the effective time of the merger to the fullest extent permitted by law. Each such director or officer will be entitled to advancement of expenses, provided that any person seeking advancement of expenses provides an undertaking, to the extent required by the DGCL or the Delaware Limited Liability Company Act, which we refer to in this Proxy Statement as the “DLLCA,” to repay such expenses if a court of competent jurisdiction makes a final determination that such person is not entitled to indemnification under applicable law.

The merger agreement provides that, for six years after the effective time of the merger, Cynosure and the Merger Subsidiary must maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Palomar and its subsidiaries as contained in the Merger Subsidiary’s amended and restated limited liability company agreement attached as an exhibit to the merger agreement.

The merger agreement also provides that Cynosure will maintain in effect for six years from the effective time of the merger directors’ and officers’ liability insurance on terms at least as favorable to these individuals as Palomar’s existing directors’ and officers’ liability insurance policies with respect to events occurring at or prior to the effective time of the merger, provided that the annual premium does not exceed 250% of the current annual premium paid by Palomar. Palomar may purchase its own “tail” policy under its existing directors’ and officers’ liability insurance policy prior to the effective time of the merger, provided that Palomar does not pay for such tail policy more than six times the current annual premium paid by Palomar.

Golden Parachute Compensation

As described above, in connection with the execution of the original merger agreement on March 17, 2013, Mr. Caruso entered into with Palomar an employment agreement amendment and entered into with Cynosure a new employment agreement and Mr. Weiner entered into with Palomar a letter agreement that amended his employment agreement. In addition, the merger is considered a change in control under Palomar’s equity programs.

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of Palomar could receive in connection with the merger, assuming that the triggering event took place on April 30, 2013. These amounts assume, where applicable, that the named executive officer is entitled to the full amount of retention or severance benefits for which he is eligible pursuant to the employment agreement amendment, in the case of Mr. Caruso, and the letter agreement, in the case of Mr. Weiner. Certain of the amounts payable may vary depending on the actual date on which the merger is completed and whether or not, and if so the manner in which, a named executive officer terminates employment. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash ($)		Equity ($)		Pension/NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)		Other ($)		Total ($)
Joseph P. Caruso(a)	—		2,047,500	(b)	—	—	2,623,264	(c)	4,368,650	(d)	9,039,414
Paul S. Weiner	2,436,571	(e)	1,365,000	(b)	—	—	1,455,991	(c)	—		5,257,562
Louis P. Valente(f)	—		191,100	(b)	—	—	—		—		191,100

(a)	Excludes amounts that may become payable under Mr. Caruso’s employment agreement with Cynosure, which governs the terms of Mr. Caruso’s employment with Cynosure following the effective time of the merger.
(b)	Represents the product of $13.65 (the value of the merger consideration within the Collar) by the number of stock awards for which vesting would be accelerated as a result of the merger. All stock awards held by the Palomar named executive officers have single-trigger vesting provisions and will accelerate in full at the effective time of the merger.
(c)	Represents a “tax gross-up” payable to the named executive officer under his Palomar employment agreement if he incurs any excise tax under Section 4999 of the Code. Such tax gross-up payment must be paid promptly after Palomar determines that it is required to withhold any excise tax or report that any excise tax is due, or if Palomar otherwise determines that any tax gross-up payment is required. In any event, such tax gross-up payment must be paid by the end of the executive’s taxable year next following the executive’s taxable year in which the excise tax is paid.
(d)	Represents 110% of Mr. Caruso’s Retention Bonus (with the Retention Bonus being equal to the sum of (i) three times Mr. Caruso’s annual compensation (which consists of his salary as of the effective time of the merger and his last paid bonus, defined as the bonus paid in March 2012 with respect to services rendered in 2011), plus (ii) a pro rata portion of his bonus payable with respect to 2013) and assumes that Mr. Caruso is entitled to the full amount of cash retention benefits for which he may become eligible under the amendment to his employment agreement, subject to continued employment through the applicable payment date. These amounts would also be payable to Mr. Caruso pursuant to his employment agreement with Palomar, as amended, upon termination of his employment by Palomar without “cause,” by Mr. Caruso for “good reason” (each as defined in Mr. Caruso’s employment agreement) or in connection with Mr. Caruso’s death or disability prior to the date the amounts would otherwise become payable.
(e)	Represents cash severance payments that would be payable to Mr. Weiner within 10 days after the effective time of the merger under the letter agreement that Mr. Weiner entered into with Palomar in connection with the execution of the original merger agreement on March 17, 2013.

(f)	On March 9, 2012, Mr. Valente stepped down as Palomar’s Chairman of the Board of Directors and terminated his employment and his employment agreement with Palomar without obligation for Palomar to pay any severance payments to Mr. Valente. Mr. Valente continues to be a non-employee director and an advisor to Palomar.

Accounting Treatment

Each of Cynosure and Palomar prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Cynosure treated as the acquirer of Palomar for accounting purposes. This means that the assets, liabilities and commitments of Palomar, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, definite-lived intangible assets are amortized over their remaining useful lives. Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually.

Financial statements of Cynosure issued after the merger will reflect only the operations of Palomar after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Palomar.

All unaudited pro forma condensed combined financial statements contained in this Proxy Statement were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Palomar’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Palomar as compared to the unaudited pro forma condensed combined financial information included in this Proxy Statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Approvals Required for the Merger

Cynosure and Palomar have each agreed to use reasonable best efforts in order to obtain all regulatory approvals required to complete the merger.

Under the HSR Act, the merger cannot be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division. The initial waiting period is 30 days after the filing of the notification and report forms, but this period may be shortened if the FTC grants early termination or extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. If the reviewing agency issues a second request, the parties may not complete the merger until 30 days after both parties substantially comply with the second request, unless the waiting period is terminated earlier. Cynosure and Palomar each filed pre-merger notification and report forms with the FTC and the Antitrust Division pursuant to the HSR Act on March 26, 2013, and the FTC granted early termination of the waiting period under the HSR Act effective April 4, 2013.

Although the FTC has granted early termination of the waiting period under the HSR Act, at any time before or after completion of the merger, the Antitrust Division or the FTC or any state or foreign government could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Cynosure or Palomar. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. As in every transaction, a challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Cynosure and Palomar will not prevail.

Treatment of Palomar Stock Options and Other Equity Awards

Pursuant to the merger agreement, each Palomar stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled as of immediately prior to the effective time of the merger, and each equity incentive plan of Palomar will be terminated as of immediately prior to the effective time of the merger.

At the effective time of the merger, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments of Palomar (excluding Palomar stock options) will vest in full in accordance with their terms and, pursuant to the merger agreement, will automatically be converted into the right to receive the merger consideration described above, less, in the case of stock appreciation rights, the applicable exercise price.

Appraisal Rights

Delaware law entitles the holders of shares of Palomar common stock, who do not vote in favor of adopting the merger agreement and who follow the procedures specified in Section 262, to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares as of completion of the merger in place of the merger consideration, as determined by the court. In order to preserve the ability to exercise such rights, a holder must demand and perfect appraisal rights in accordance with Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex G to this Proxy Statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the meeting of stockholders to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This document constitutes Palomar’s notice to the holders of shares of Palomar common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are a Palomar stockholder and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex G to this document since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Any Palomar stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy the following conditions, among other technical requirements contained in Section 262:

•	deliver to Palomar a written demand for appraisal of your shares of Palomar common stock before the vote with respect to the adoption of the merger agreement is taken;

•

not vote in favor of the adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a Palomar stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on the merger agreement. However, voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person; and

•	continuously hold your shares of Palomar common stock through the completion of the merger.

If you fail to comply with these conditions, among other technical requirements contained in Section 262, and the merger is completed, you will be entitled to receive the merger consideration for your shares of Palomar common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Palomar common stock.

All demands for appraisal should be addressed to the Secretary of Palomar at 15 Network Drive, Burlington, Massachusetts 01803 before the vote on the merger agreement is taken at the Palomar special meeting, and must be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform Palomar of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of Palomar common stock.

If your shares of Palomar common stock are held of record through a broker, bank, nominee or other third party and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section. If your shares of Palomar common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If your shares of Palomar common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Palomar common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Palomar common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Palomar common stock as to which appraisal is sought. Where no number of shares of Palomar common stock is expressly mentioned, the demand will be presumed to cover all shares of Palomar common stock held in the name of the record owner.

Within ten days after the effective date of the merger, Cynosure must give written notice that the merger has become effective to each Palomar stockholder who has properly filed a written demand for appraisal and who has not voted in favor of the merger. At any time within sixty days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his or her shares of Palomar common stock. Within 120 days after the effective date, either Cynosure or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (which we refer to as the “Chancery Court”) demanding a determination of the fair value of the shares held by all holders entitled to appraisal. Cynosure has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a Palomar stockholder to file such a petition within the period specified could nullify the Palomar stockholder’s previously written demand for appraisal. In addition, within 120 calendar days after the effective time of the merger, any stockholder who properly complied with the requirements of Section 262 will be entitled to receive from Cynosure, upon written request, a statement setting forth the aggregate number of shares of Palomar common stock not voted or consented in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Palomar common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition or request the statement described in the preceding sentence.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to Cynosure, Cynosure will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting Palomar stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those Palomar stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the Palomar stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Palomar stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that Palomar stockholder.

After determination of the Palomar stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of Palomar common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of Palomar common stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a transaction such as the merger is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court and stockholders should recognize that such an appraisal could result in determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Palomar common stock is less than the per share merger consideration.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation of the merger. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible as proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a Palomar stockholder, the Chancery Court may order all or a portion of the expenses incurred by any Palomar stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Palomar stockholder who has demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with Palomar’s written consent. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just. If Cynosure does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Palomar has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

In view of the complexity of Section 262, holders of shares of Palomar common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

NASDAQ Listing of Cynosure Class A Common Stock; Delisting and Deregistration of Palomar Common Stock

Before the completion of the merger, Cynosure will cause the shares of Cynosure Class A common stock to be issued in the merger to be approved for listing on The NASDAQ Stock Market LLC. This approval is a condition to Palomar’s obligation to complete the merger. If the merger is completed, Palomar common stock will cease to be listed on The NASDAQ Stock Market LLC and its shares will be deregistered under the Exchange Act.

Litigation Related to the Merger

On March 21, 2013, a putative stockholder class action complaint, captioned Edgar Calin v. Palomar Medical Technologies, Inc., et al., No. 13-1051 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Massachusetts Superior Court in Suffolk County. On April 9, 2013, a second putative stockholder class action complaint, captioned Vladimir Gusinsky Living Trust v. Palomar Medical Technologies, Inc., et al., No. 13-1328 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors and Cynosure in Massachusetts Superior Court in Suffolk County. On April 12, 2013, a third putative stockholder class action complaint, captioned Albert Saffer v. Palomar Medical Technologies, Inc. et al., No. 13-1385 BLS1 (Superior Court, Suffolk County), was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Massachusetts Superior Court in Suffolk County. On April 23, 2013, each of the plaintiffs in the foregoing suits filed an amended complaint. Each amended complaint alleges that members of the Palomar board of directors breached their fiduciary duties in connection with the approval of the merger and that Cynosure and, with respect to the Calin and Saffer suits, the Merger Subsidiary aided and abetted the alleged breach of fiduciary duties. Each amended complaint alleges that the Palomar directors breached their fiduciary duties in connection with the proposed transaction by, among other things, conducting a flawed sale process and failing to maximize stockholder value and obtain the best financial and other terms, and that this Proxy Statement is materially deficient. Each of these plaintiffs seeks injunctive and other equitable relief, including enjoining the defendants from consummating the merger, in addition to other unspecified damages, fees and costs. The plaintiffs in the three Massachusetts actions moved to expedite the proceedings on May 1, 2013 and moved to consolidate the actions on May 1, 2013. On May 13, 2013, each of the defendants in the three Massachusetts actions filed an opposition to expedite, an opposition to consolidate and a cross motion to stay its respective action. Cynosure, Palomar and their respective boards of directors believe that the Massachusetts lawsuits are without merit and intend to defend them vigorously.

On April 19, 2013, a fourth putative stockholder class action complaint, captioned Gary Drabek v. Palomar Medical Technologies, Inc. et al., No. 8491, (Del. Ch.) was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Delaware Chancery Court. On May 1, 2013, a fifth putative stockholder class action complaint, captioned Daniel Moore v. Palomar Medical Technologies, Inc. et al., No. 8516,

(Del. Ch.) was filed against Palomar, its board of directors, Cynosure and the Merger Subsidiary in Delaware Chancery Court. Each of the foregoing lawsuits alleges that members of the Palomar board of directors breached their fiduciary duties in connection with the approval of the merger and that Cynosure and the Merger Subsidiary aided and abetted the alleged breach of fiduciary duties. Each complaint alleges that the Palomar directors breached their fiduciary duties in connection with the proposed transaction by, among other things, conducting a flawed sale process and failing to maximize stockholder value and obtain the best financial and other terms, and that this Proxy Statement is materially deficient. Each of these plaintiffs seeks injunctive and other equitable relief, including enjoining the defendants from consummating the merger, in addition to other unspecified damages, fees and costs. The plaintiff in the Drabek action moved to expedite the proceedings on April 29, 2013, and the plaintiff in the Moore action moved to expedite and moved for a preliminary injunction on May 3, 2013. On May 7, 2013, the plaintiffs in the Drabek and Moore actions jointly submitted a proposed order of consolidation to consolidate the class actions as In re Palomar Medical Technologies Shareholder Litigation, C.A. No. 8491-VCP, which order was granted by the court on the same day. On May 10, 2013, the parties in the consolidated class action filed a stipulated preliminary injunction pleading schedule, which schedule was approved by the court on May 13, 2013. The pleading schedule requires all briefing to be completed on or before June 14, 2013 and a preliminary injunction hearing to be held on June 17, 2013. Cynosure, Palomar and their respective boards of directors believe that the Delaware lawsuits are without merit and intend to defend them vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to a holder of shares of Palomar common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of Palomar common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular Palomar stockholder or to Palomar stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of the outstanding stock of Palomar;

•	persons who hold Palomar common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Palomar common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Palomar common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) holding shares of Palomar common stock should consult their tax advisors as to the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local, foreign or other tax laws or the alternative minimum tax provisions of the Code.

Palomar stockholders are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Palomar common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Treatment of the Merger as a Reorganization—General

Cynosure and Palomar have adopted the merger agreement as a “plan of reorganization” and intend the merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The obligation of each of Cynosure and Palomar to effect the merger is conditioned upon the receipt of a written opinion from its counsel (respectively, Hinckley, Allen & Snyder LLP, counsel to Cynosure, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Palomar) to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Cynosure and Palomar. If the letters or certificates are incorrect, the conclusions reached in the opinions could be jeopardized. In addition, the opinions will be based upon assumptions and subject to certain qualifications and limitations as set forth in the opinions. None of the opinions given in connection with the merger will be binding on the IRS. Neither Cynosure nor Palomar intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

For the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, the holders of the Palomar common stock must receive a sufficient amount of the Cynosure Class A common stock to meet the “continuity of interest” requirement for such reorganizations. The continuity of interest requirement generally would be met if the fair market value of the Cynosure Class A common stock received in the merger represented 40% or more of the total merger consideration. Because the mix of cash and Cynosure Class A common stock to be received in the merger is subject to adjustment based upon the value of the Cynosure Class A common stock prior to the closing of the merger, there can be no assurances that the 40% threshold will be met. If the threshold is not met, counsel to one or both of Palomar and Cynosure may not be able to render the tax opinions that are a condition to the closing of the merger. As a result, the merger would not be consummated. However, if both Palomar and Cynosure so agree, the parties may waive the closing condition, in which case, the merger may close but there would be a significant risk that the merger would not qualify as a reorganization under Section 368(a) of the Code.

Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of Palomar stock, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Exchange of Palomar Common Stock for Cynosure Class A Common Stock and Cash

It is more likely than not that a U.S. holder of Palomar common stock that exchanges its Palomar common stock for a combination of Cynosure Class A common stock and cash (other than cash received in lieu of a fractional share) pursuant to the merger will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Cynosure Class A common stock received over the holder’s adjusted tax basis in the shares of Palomar common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Cynosure and Palomar intend to make all applicable tax filings in a manner consistent with such treatment of the transaction. However, because some of the cash received in the merger will be cash held by Palomar prior to the merger, an alternative, but less likely, treatment of the transaction for federal income tax purposes is to characterize it as two distinct transactions, namely (i) a distribution of cash by Palomar that is treated as a dividend or as proceeds in redemption of an appropriate number of shares of Palomar stock followed by (ii) a merger in which the Palomar common stock is exchanged for the Cynosure Class A common stock plus the balance of the cash merger consideration with the tax treatment discussed above but computed with reference to only the shares of Palomar stock not treated as redeemed with the Palomar cash. If so treated, depending upon the particular circumstances of a Palomar stockholder (including, in particular, the amount of Palomar’s cumulative earnings and profits and the stockholder’s tax basis in its shares of Palomar stock), the stockholder could recognize either more or less aggregate income and gain than if all of the cash is considered to be received in one transaction and could have a greater portion of the aggregate income and gain treated as a dividend. Palomar stockholders should consult their own tax advisors regarding how to compute any income and gain from the transaction. The balance of this discussion assumes that all cash will be treated as received as part of one transaction.

Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period for the Palomar common stock surrendered exceeds one year at the effective time of the merger, although there is a possibility that the gain could be treated as a dividend as discussed below under “—Potential Treatment of Cash as a Dividend.” A U.S. holder must calculate the amount of gain or loss realized separately for each block of shares of Palomar common stock surrendered.

A U.S. holder’s aggregate tax basis in the Cynosure Class A common stock received in the merger, excluding the basis allocable to any fractional share of Cynosure Class A common stock for which cash is received, will be equal to the U.S. holder’s aggregate tax basis in the Palomar common stock surrendered in the merger, decreased by the amount of any cash received (excluding any cash received in lieu of a fractional share of Cynosure Class A common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend (but excluding any gain resulting from the deemed receipt and redemption of fractional shares, as discussed below). A U.S. holder’s holding period for the shares of Cynosure Class A common stock received in the merger will include the holding period for the block of Palomar common stock surrendered in exchange therefor.

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the Palomar stockholders would be treated as having exchanged their shares of Palomar common stock for the merger consideration in a constructive liquidation of Palomar in which the Palomar stockholders would recognize gain or loss equal to the difference between their tax basis in their Palomar common stock and the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Cynosure Class A common stock received pursuant to the merger.

Cash Received in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of Cynosure Class A common stock in the merger will generally be treated as having received the fractional share and then as having received the cash in redemption of the fractional share. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of Palomar common stock allocable to such fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Palomar common stock surrendered exceeds one year at the effective time of the merger.

Potential Treatment of Cash as a Dividend

There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, gain recognized will be treated as a dividend instead of capital gain if the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes under Sections 302 and 356 of the Code. Because these rules are complex and the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, U.S. holders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

3.8% Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts may be subject to an additional 3.8% tax on all or a portion of their “net investment income” if their modified adjusted gross income exceeds certain thresholds (which, in the case of individuals, will be between $125,000 and $250,000, depending on the individual’s circumstances). The taxable gain or dividend income realized by a U.S. holder as a result of the merger may be included in such U.S. holder’s “net investment income” subject to the 3.8% tax if it is recognized during the taxable year of the U.S. holder that began on or after January 1, 2013. Palomar stockholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received pursuant to the merger.

Backup Withholding

Certain non-corporate holders of Palomar common stock may be subject to information reporting and backup withholding on cash received as a result of the merger. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the U.S. holder’s federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

A U.S. holder who receives Cynosure Class A common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is a “significant holder” that receives Cynosure Class A common stock will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s basis in the Palomar common stock and the fair market value of the Cynosure Class A common stock received in the merger. A “significant holder” is a U.S. holder, who, immediately before the merger, owned at least 5% of the outstanding stock of Palomar.

Exercise of Appraisal Rights

The above discussion does not apply to Palomar stockholders who exercise appraisal rights with respect to the merger. A Palomar stockholder who exercises appraisal rights with respect to the merger and receives cash in exchange for such holder’s shares of Palomar common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for the shares and (2) the holder’s adjusted tax basis in the shares exchanged therefor. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period for the Palomar common stock surrendered exceeds one year at the effective time of the merger. Interest, if any, awarded in an appraisal proceeding by a court would be included in such holder’s income as ordinary income for U.S. federal income tax purposes. Palomar stockholders who exercise appraisal rights with respect to the merger should consult their own tax advisors to determine the tax consequences of the merger in their particular circumstances.

The above discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the merger to Palomar stockholders who are U.S. holders. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. It does not address certain categories of holders of shares of Palomar common stock, and it does not address state, local, foreign or non-income tax consequences. In addition, it does not address tax consequences that may vary with, or are contingent upon, individual circumstances. All Palomar stockholders are strongly urged to consult their own tax advisors to determine the specific U.S. federal, state, local or foreign income and other tax consequences resulting from the merger in light of their particular circumstances.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger.

The representations and warranties described below and included in the merger agreement were made by Cynosure and Palomar to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Cynosure and Palomar in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Cynosure and Palomar rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Cynosure, Palomar or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Cynosure or Palomar, and you should read the information provided elsewhere in this Proxy Statement and in the documents that we incorporate by reference into this Proxy Statement for information regarding Cynosure and Palomar and their respective businesses. See “Where You Can Find More Information.”

Amended and Restated Merger Agreement

On March 17, 2013, Cynosure, Palomar and the Merger Subsidiary entered into an agreement and plan of merger. On May 15, 2013, Cynosure, Palomar and the Merger Subsidiary entered into an amended and restated agreement and plan of merger for the purpose of implementing technical changes necessitated by the conversion of the Merger Subsidiary into a limited liability company.

The Merger

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Palomar will merge with and into the Merger Subsidiary, with the Merger Subsidiary surviving the merger as a wholly-owned subsidiary of Cynosure. We expect that, on a fully diluted basis, the existing stockholders of Cynosure and the former stockholders of Palomar will own approximately 77% and 23%, respectively, of the outstanding Cynosure Class A common stock following the merger, based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

Closing and Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Cynosure and Palomar and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Director and Officer Designations

Under the merger agreement, Cynosure will elect Joseph P. Caruso, Palomar’s President, Chief Executive Officer and Chairman of the Board of Directors, as Cynosure’s President and Vice Chairman of the Board of Directors, effective as of the effective time of the merger. Mr. Caruso will be designated as a member of the class of Cynosure directors whose terms will expire at Cynosure’s 2016 annual meeting of stockholders.

Consideration to be Received in the Merger

If the merger is completed, at the effective time of the merger, each share of Palomar common stock (including each related preferred stock purchase right under Palomar’s rights agreement) issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive (i) a cash amount equal to $6.825, plus any “Make-Whole Payment,” without interest, and (ii) a number of shares of Cynosure Class A common stock based on an exchange ratio that will be determined immediately prior to the closing of the merger and that will be equal to $6.825 (which we refer to in this Proxy Statement as the “Target Stock Value”) divided by the average of the last reported sales price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger (which we refer to in this Proxy Statement as the “Average Cynosure Stock Price”), and rounding the result to the nearest 1/10,000 of a share of Cynosure Class A common stock. However, (x) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is less than or equal to 0.229, the exchange ratio will be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Cynosure Stock Price is greater than or equal to 0.283, the exchange ratio will be 0.283 (which we refer to in this Proxy Statement as the “Maximum Exchange Ratio”). For purposes of the merger agreement, “Make-Whole Payment” means (1) if, but for the limitation in the preceding sentence, the exchange ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Cynosure Stock Price multiplied by (Y) the exchange ratio (which difference we refer to in this Proxy Statement as the “Stock Value Shortfall”) and (2) in all other cases, $0.00, except that the Make-Whole Payment may not exceed $0.400 unless otherwise agreed to by Cynosure in writing.

The mix and value of the merger consideration to be received by Palomar stockholders may fluctuate in certain circumstances based on the market price of Cynosure Class A common stock. However, Palomar is not obligated to complete the merger unless either (a) the Average Cynosure Stock Price is equal to or greater than $22.704 or (b) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above. If the exchange ratio were calculated as if March 15, 2013, the last trading day prior to the public announcement of the merger, were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock.

The following table illustrates the mix and value of the merger consideration per share of Palomar common stock for different hypothetical Average Cynosure Stock Prices. For simplicity, the table assumes that no Palomar stockholders have exercised appraisal rights.

Average Cynosure Stock Price	Fixed Cash Merger Consideration	Make-Whole Payment	Total Cash Merger Consideration	Exchange Ratio	Value of Stock Merger Consideration(a)	Total Value of Merger Consideration(b)
$18.000	$6.825	$0.400	$7.225	0.2830	$5.094	$12.319(c)
$19.000	$6.825	$0.400	$7.225	0.2830	$5.377	$12.602(c)
$20.000	$6.825	$0.400	$7.225	0.2830	$5.660	$12.885(c)
$21.000	$6.825	$0.400	$7.225	0.2830	$5.943	$13.168(c)
$22.000	$6.825	$0.400	$7.225	0.2830	$6.226	$13.451(c)
$22.704	$6.825	$0.400	$7.225	0.2830	$6.425	$13.650(c)
$23.000	$6.825	$0.316	$7.141	0.2830	$6.509	$13.650
$24.000	$6.825	$0.033	$6.858	0.2830	$6.792	$13.650
$25.000	$6.825	$0.000	$6.825	0.2730	$6.825	$13.650
$26.000	$6.825	$0.000	$6.825	0.2625	$6.825	$13.650
$27.000	$6.825	$0.000	$6.825	0.2528	$6.825	$13.650
$28.000	$6.825	$0.000	$6.825	0.2438	$6.825	$13.650
$29.000	$6.825	$0.000	$6.825	0.2353	$6.825	$13.650
$30.000	$6.825	$0.000	$6.825	0.2290	$6.870	$13.695
$31.000	$6.825	$0.000	$6.825	0.2290	$7.099	$13.924
$32.000	$6.825	$0.000	$6.825	0.2290	$7.328	$14.153

(a)	Amount represents the product of the corresponding Average Cynosure Stock Price multiplied by the corresponding exchange ratio.
(b)	Amount represents the sum of the corresponding Total Cash Merger Consideration plus the corresponding Value of Stock Merger Consideration.
(c)	Palomar is not obligated to complete the merger unless either (1) the Average Cynosure Stock Price is equal to or greater than $22.704 or (2) Cynosure agrees that the Make-Whole Payment will be equal to the full value of the Stock Value Shortfall notwithstanding the $0.400 per share limitation described above.

The table above is illustrative only. The mix and value of the merger consideration that a Palomar stockholder actually receives will be based on the actual Average Cynosure Stock Price, which will be equal to the average closing price of Cynosure Class A common stock on The NASDAQ Stock Market LLC for the 20 consecutive trading days ending three trading days prior to the effective time of the merger. The actual Average Cynosure Stock Price may be outside the range of the amounts set forth above, and as a result, the actual mix and value of the merger consideration per share of Palomar common stock may not be shown in the above table. In addition, the Average Cynosure Stock Price may not be equal to the market price of the Cynosure Class A common stock at the effective time of the merger.

Cynosure will not issue any fractional shares of Cynosure Class A common stock in the merger. Instead, Palomar stockholders will receive cash in lieu of any fractional shares based on the Average Cynosure Stock Price.

The merger agreement provides for adjustments to the merger consideration (including the exchange ratio) to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cynosure Class A common stock or Palomar common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cynosure Class A common stock or Palomar common stock occurring, or with a record date, prior to the merger.

Cynosure estimates that the aggregate cash portion of the merger consideration payable pursuant to the merger agreement will be approximately $147 million. In accordance with the terms of the exchange agent agreement, prior to the effective time of the merger, Palomar expects to deposit with the exchange agent, from Palomar’s available cash on hand, up to $50 million of the cash merger consideration as may be requested by Cynosure, which amount would remain the property of Palomar (and be held in trust by the exchange agent for the benefit of Palomar) through the effective time of the merger, and Cynosure expects to deposit with the exchange agent, from Cynosure’s available cash on hand, the remaining portion of the cash merger consideration, which amount would remain the property of Cynosure (and be held in trust by the exchange agent for the benefit of Cynosure) through the effective time of the merger. If the merger agreement is terminated prior to the effective time of the merger or the effective time does not occur within 24 hours after the amounts are deposited with the exchange agent, the exchange agent would return these amounts to the applicable depositor.

Treatment of Palomar Stock Options and Other Equity Awards

Pursuant to the merger agreement, at the effective time of the merger, each Palomar stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled as of immediately prior to the effective time and each equity incentive plan of Palomar will be terminated as of immediately prior to the effective time of the merger.

At the effective time of the merger, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments of Palomar (excluding Palomar stock options) will vest in full in accordance with their terms and, pursuant to the merger agreement, will automatically be converted into the right to receive the merger consideration described above, less, in the case of stock appreciation rights, the applicable exercise price.

Procedures for Exchange of Certificates

Cynosure will appoint the exchange agent for the purpose of exchanging certificates representing Palomar common stock for merger consideration. As soon as reasonably practicable (and in any event within five business days) after the effective time of the merger, Cynosure will cause the exchange agent to mail transmittal materials to each holder of record of shares of Palomar common stock, advising each such holder of the effectiveness of the merger and the procedure for surrendering his, her or its share certificates to the exchange agent.

Each holder of a share of Palomar common stock that has been converted into a right to receive the merger consideration (as well as cash for fractional shares, dividends or other distributions payable) will receive the merger consideration upon surrender to the exchange agent of the Palomar stock certificate or, if the stock is uncertificated, the uncertificated shares of Palomar common stock, together with a letter of transmittal covering such shares and any other documents as the exchange agent may reasonably require.

After completion of the merger, each certificate that previously represented shares of Palomar common stock will represent only the right to receive the merger consideration as described above under “—Consideration to be Received in the Merger,” including any cash for fractional shares and dividends or other distributions payable after the completion of the merger. Palomar and Cynosure are not liable to any holder of shares of Palomar common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. After completion of the merger, Palomar will not register any transfers of shares of Palomar common stock.

Palomar stockholders should not send in their Palomar stock certificates until they receive and complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of Palomar stock certificates. Cynosure stockholders will not exchange their stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties for public company acquisitions of this type. The representations and warranties of Palomar relate to:

•	organization; standing and power;

•	capitalization;

•	subsidiaries;

•	authority; no conflict;

•	required filings and consents;

•	SEC filings;

•	financial statements;

•	information provided;

•	no undisclosed liabilities;

•	absence of certain changes or events;

•	taxes;

•	owned and leased real properties;

•	intellectual property;

•	agreements, contracts and commitments;

•	government contracts;

•	litigation; product liability;

•	environmental matters;

•	employee benefit plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	customers and suppliers;

•	opinion of financial advisor;

•	Section 203 of the DGCL;

•	Palomar’s rights agreement;

•	brokers;

•	controls and procedures, certifications and other matters relating to the Sarbanes-Oxley Act of 2002; and

•	ownership of Cynosure Class A common stock.

Cynosure’s representations and warranties relate to:

•	organization; standing and power;

•	capitalization;

•	subsidiaries;

•	authority; no conflict;

•	required filings and consents;

•	SEC filings;

•	financial statements;

•	information provided;

•	no undisclosed liabilities;

•	absence of certain changes or events;

•	taxes;

•	intellectual property;

•	litigation; product liability;

•	compliance with laws;

•	operations of the Merger Subsidiary;

•	opinion of financial advisor;

•	financing;

•	ownership of Palomar Common Stock;

•	brokers; and

•	controls and procedures, certifications and other matters relating to the Sarbanes-Oxley Act of 2002.

Conduct of Business Pending the Merger

Under the merger agreement, each of Palomar and Cynosure will use commercially reasonable efforts to (i) act and carry on its business in the ordinary course of business and (ii) keep available the services of its present officers and key employees and preserve its advantageous business relationships with material customers, strategic partners, suppliers, distributors and others having material business dealings with it.

The merger agreement also contains a number of specific restrictions on Palomar and its operations during the period between the signing of the original merger agreement on March 17, 2013 and the completion of the merger. Under these restrictions, Palomar and its subsidiaries may not:

•	declare or pay any dividends or other distributions on its capital stock;

•	split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

•	issue shares of its capital stock or other voting or convertible securities;

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by the merger agreement;

•	engage in acquisitions of businesses or material assets;

•	except in the ordinary course of business, dispose of any material properties or assets;

•	adopt or implement any new stockholder rights plan;

•

incur any indebtedness or issue debt securities or warrants, other rights to acquire any debt securities, guarantees or enter other arrangements having the economic effect of incurring indebtedness; make any loans, advances or capital contributions to, or investment in, any other person; or enter into any hedging agreement or other similar agreements;

•

make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate, other than as included in Palomar’s budget for capital expenditures previously made available to Cynosure;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•	except in the ordinary course of business, enter into, modify, amend or terminate any material contract;

•

modify or grant new employee benefits or compensation; accelerate payments or vesting of equity awards; grant any equity awards, except for grants of awards with respect to up to 25,000 shares in the aggregate; or take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•	make or rescind any material tax election other than in the ordinary course of business, settle or compromise any material tax liability or amend any material tax return;

•

compromise or settle any material litigation or arbitration proceeding, except that Palomar or any of its subsidiaries may compromise or settle litigation or arbitration if (i) cash payments by Palomar or any of its subsidiaries (excluding, for the avoidance of doubt, cash payments made by third parties for which neither Palomar nor any of its subsidiaries is liable) do not exceed $100,000 individually or $300,000 in the aggregate or (ii) the payments are reserved against in full on Palomar’s December 31, 2012 balance sheet;

•	open or close any facility or office; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

The merger agreement contains a number of specific restrictions on Cynosure and its operations following the execution of the original merger agreement on March 17, 2013. Under these restrictions, Cynosure and its subsidiaries may not:

•	declare or pay any dividends or other distributions on its capital stock;

•	split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

•	issue shares of its capital stock or other voting or convertible securities, except for grants of equity awards with respect to an aggregate of up to 100,000 shares of Cynosure Class A common stock;

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by the merger agreement; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

In addition, under the merger agreement, Cynosure and the Merger Subsidiary have agreed that, between the date of the original merger agreement and the effective time of the merger, except as contemplated by the merger agreement, they will not, directly or indirectly, without the prior consent of Palomar (which consent shall not be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention or enter into any agreement to take any such action.

The restrictions described above are subject to important exceptions and qualifications (including materiality and “ordinary course of business” qualifications) set forth in the merger agreement and/or the disclosure schedules to the merger agreement.

Other Agreements

The merger agreement also contains the following provisions that apply during the period beginning with the signing of the original merger agreement on March 17, 2013 and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement:

•

Proxy Statement/Prospectus; Registration Statement: Cynosure and Palomar are required to prepare and file with the SEC this Proxy Statement, and Cynosure is obligated to prepare and file with the SEC the registration statement on Form S-4 of which this Proxy Statement forms a part (which we refer to in this Proxy Statement as the “Registration Statement”).

•

Stockholder Meetings: Promptly after the Registration Statement is declared effective by the SEC, each of Cynosure and Palomar is obligated to call, give notice of and hold a meeting of its stockholders to consider, in the case of Cynosure stockholders, the Share Issuance and approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan and, in the case of Palomar stockholders, the Merger Proposal.

•

Regulatory Filings; Reasonable Best Efforts: Each of Palomar and Cynosure must use reasonable best efforts to, among other things, cause all of the closing conditions to the merger to be satisfied and to obtain from any governmental entity or other third party any consents or approvals required to complete the merger and make all necessary filings under the Exchange Act, the HSR Act and any other applicable law. However, Cynosure will not be required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated by the merger agreement or divest or otherwise hold separately or take any other action with respect to the assets or business of Cynosure, Palomar or any of their respective affiliates.

•

Public Disclosure: Each of Cynosure and Palomar must consult with the other before issuing, and will provide the other a reasonable opportunity to review, comment upon and concur with, and will use its commercially reasonable efforts to agree on, any press release or public statement with respect to the merger agreement or the merger, subject to certain exceptions.

•

Stockholder Litigation: Until the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger, Palomar must give Cynosure the opportunity to participate in the defense or settlement of any stockholder litigation against Palomar or the Palomar board of directors relating to the merger agreement or any of the transactions contemplated by the merger agreement.

•

Notification of Certain Matters: Each of Cynosure and Palomar must give notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate, or it fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, in each case such that a closing condition would not be satisfied.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•	Palomar stockholders shall have approved the Merger Proposal at the Palomar special meeting, and Cynosure stockholders shall approved the Share Issuance at the Cynosure annual meeting;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated;

•

the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to this Proxy Statement, shall have been initiated or threatened in writing by the SEC or its staff; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligation of Cynosure to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Palomar contained in the merger agreement shall be true and correct on and as of the signing date of the original merger agreement and the closing date except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a “Material Adverse Effect” on Palomar (except for Palomar’s capitalization representation, which must be true and correct in all material respects);

•	Palomar shall have performed in all material respects all obligations required by the merger agreement to be performed by it on or prior to the closing date;

•

Cynosure shall have received a written opinion from Hinckley, Allen & Snyder LLP, counsel to Cynosure, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•

there shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or limit in any material respect Cynosure’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Merger Subsidiary.

The obligation of Palomar to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Cynosure and the Merger Subsidiary contained in the merger agreement shall be true and correct on and as of the signing date of the original merger agreement and the closing date except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a “Material Adverse Effect” on Cynosure (except for Cynosure’s capitalization representation, which must be true and correct in all material respects);

•	each of Cynosure and the Merger Subsidiary shall have performed in all material respects all obligations required by the merger agreement to be performed by it on or prior to the closing date;

•

Palomar shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Palomar, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•

Cynosure shall have filed with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Cynosure Class A common stock issuable in connection with the merger;

•	Cynosure shall have complied with its obligation to appoint Mr. Caruso as Cynosure’s President and Vice Chairman of the Board of Directors; and

•

the Average Cynosure Stock Price shall be equal to or greater than $22.704 or Cynosure shall have agreed in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall (notwithstanding the $0.400 per share limitation described above).

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Cynosure or Palomar, to the extent legally allowed. Neither Cynosure nor Palomar currently expects to waive any material condition to the completion of the merger.

As used in the merger agreement, a “Material Adverse Effect” on a party is any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, financial condition or results of operations of Palomar or Cynosure, as the case may be, and its subsidiaries, taken as a whole. However, no change (by itself or when aggregated or taken together with any and all other changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Material Adverse Effect”:

(a)	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(b)	conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets;

(c)	conditions (or changes in such conditions) in the industries in which any of Palomar and its subsidiaries or Cynosure and its subsidiaries (as applicable) conducts business;

(d)	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism;

(e)	natural disasters, weather conditions and other force majeure events;

(f)	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby;

(g)	any actions taken or failure to take action, in each case, to which Palomar or Cynosure (as applicable) has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;

(h)	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i)	any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any products or products in development or any other regulatory development affecting any products or products in development;

(j)	any change, event occurrence or development relating to the products or product candidates of any other person;

(k)	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

(l)	changes in Palomar’s or Cynosure’s (as applicable) stock price or the trading volume of Palomar’s or Cynosure’s (as applicable) stock, or any failure by Palomar or Cynosure (as applicable) to meet any public financial estimates or expectations or any failure by Palomar or Cynosure (as applicable) to meet any internal budgets, plans or forecasts; and

(m)	any legal proceedings made or brought by any of the current or former stockholders of Palomar or Cynosure (as applicable) (on their own behalf or on behalf of Palomar or Cynosure, as applicable) against Palomar or Cynosure (as applicable);

except to the extent changes resulting from, arising out of or attributable to the matters described in clauses (a), (b), (c), (d), (e) and (h) above have a materially disproportionate adverse effect on Palomar and its subsidiaries, taken as a whole, or on Cynosure and its subsidiaries, taken as a whole (as applicable), as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which such party conducts business (in which case, such changes will be taken into account only to the extent they are materially disproportionate when determining whether a “Material Adverse Effect” has occurred or may, would or could occur).

“No Solicitation” Provisions

The merger agreement contains “no solicitation” provisions that, subject to certain exceptions, require Palomar and its subsidiaries not to, and require Palomar and its subsidiaries to direct their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

However, prior to the adoption of the merger agreement by Palomar stockholders (which we refer to in this Proxy Statement as the “Specified Time”), Palomar may, in response to an Acquisition Proposal that did not result from a material breach by Palomar of the “no solicitation” provisions and subject to compliance by Palomar with the Cynosure notice provisions described below:

•

furnish non-public information to any person (and the representatives of such person) (such person, a “Qualified Person”) making an Acquisition Proposal that the Palomar board of directors or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal (as defined below) pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the confidentiality agreement between Cynosure and Palomar;

•	engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person regarding any such Acquisition Proposal; or

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Palomar Common Stock with any Qualified Person.

“Acquisition Proposal” means (i) any third party proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving Palomar or any of its subsidiaries, (ii) any proposal for the issuance by Palomar of 15% or more of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of Palomar and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Palomar and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (i) on terms which the Palomar board of directors or any committee thereof determines in its good faith judgment to be more favorable to the holders of Palomar Common Stock than the transactions contemplated by the merger agreement (after consultation with its outside legal counsel and financial advisors), taking into account all the terms and conditions of such proposal and the merger agreement (including any offer by Cynosure to amend the terms of the merger agreement, which offer is not revocable for at least five business days) that the Palomar board of directors determines in good faith to be relevant and (ii) which the Palomar board of directors has determined in good faith to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the extent of committed financing), regulatory, legal and other aspects of such proposal that the Palomar board of directors determines in good faith to be relevant.

Notices to Cynosure

Palomar must promptly, and in any event within one business day, advise Cynosure orally, with written confirmation to follow, of Palomar’s receipt of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and, in the case of any Superior Proposal, the identity of the person making such Superior Proposal. Palomar shall not provide any information to or participate in discussions or negotiations with the person making such Acquisition Proposal until three business days after Palomar has notified Cynosure of such proposal as required by the preceding sentence. Palomar must (i) keep Cynosure reasonably informed of the status and material details (including any material change to the terms) of any such Acquisition Proposal, and (ii) provide to Cynosure as soon as practicable after receipt or delivery thereof copies of all material correspondence sent or provided to Palomar from any third party in connection with any Acquisition Proposal or sent or provided by Palomar to any third party in connection with any Superior Proposal. Contemporaneously with providing any non-public information to a third party in connection with any such Acquisition Proposal not previously provided to Cynosure, Palomar must furnish a copy of such information to Cynosure.

Board Recommendations

Except as described below, under the merger agreement, the Palomar board of directors must recommend that Palomar stockholders vote in favor of the Merger Proposal.

Prior to the Specified Time:

•

neither the Palomar board of directors nor any committee thereof may withdraw or modify, in a manner adverse to Cynosure or the Merger Subsidiary, the approval or recommendation by the Palomar board of directors or any such committee of the merger agreement or the merger (which we refer to in this Proxy Statement as a “Palomar Board Recommendation Change”);

•

Palomar may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (which we refer to in this Proxy Statement as an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than entering into a confidentiality agreement in the circumstances described under “‘No Solicitation’ Provisions” above); and

•	neither the Palomar board of directors nor any committee thereof may adopt, approve or recommend any Acquisition Proposal.

However, prior to the Specified Time, the Palomar board of directors may effectuate a Palomar Board Recommendation Change if all of the following conditions are met:

•

the Palomar board of directors or any committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Palomar Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law;

•

Palomar has notified Cynosure in writing that it intends to effect a Palomar Board Recommendation Change, describing in reasonable detail the reasons for such Palomar Board Recommendation Change and, if such Palomar Board Recommendation Change is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and, in the case of any Superior Proposal, identifying the person making such Superior Proposal (which we refer to in this Proxy Statement as a “Recommendation Change Notice”);

•

if requested by Cynosure, Palomar shall have made its representatives available to discuss with Cynosure’s representatives any proposed modifications to the terms and conditions of the merger agreement during the three business day period following delivery by Palomar to Cynosure of such Recommendation Change Notice; and

•

if Cynosure shall have delivered to Palomar a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such three business day period, the Palomar board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Cynosure, that the failure to effect a Palomar Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law.

Termination of the Merger Agreement

Either Cynosure or Palomar may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the parties mutually agree in writing;

•	the merger is not consummated by September 30, 2013;

•

a governmental entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	the requisite vote of the Palomar stockholders in favor of the Merger Proposal shall not have been obtained; or

•	the requisite vote of the Cynosure stockholders in favor of the Share Issuance shall not have been obtained.

Cynosure may terminate the merger agreement if:

•

(i) the Palomar board of directors (or any committee thereof) fails to recommend approval of the Merger Proposal in this Proxy Statement or effects a Palomar Board Recommendation Change; (ii) the Palomar board of directors (or any committee thereof) approves or recommends to the Palomar stockholders an Acquisition Proposal (other than the merger); or (iii) a tender offer or exchange offer for outstanding shares of Palomar common stock is commenced (other than by Cynosure or an affiliate of Cynosure) and the Palomar board of directors (or any committee thereof) recommends that the Palomar stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Palomar board of directors fails to recommend against acceptance of such offer; however, any such termination must occur within ten calendar days after Cynosure gains knowledge of the event giving rise to the termination right (which termination right described in this paragraph we refer to as the “Designated Cynosure Termination Right”); or

•

Palomar breaches any of its representations, warranties or obligations in a manner that causes the closing conditions regarding the accuracy of its representations and warranties and the performance of its obligations not to be satisfied after a 15 business day cure period.

Palomar may terminate the merger agreement if:

•

(i) Palomar receives a Superior Proposal; (ii) the Palomar board of directors determines in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary obligations under applicable law; (iii) Palomar notifies Cynosure in writing that it intends to enter into a definitive agreement relating to such Superior Proposal; (iv) if requested by Cynosure, Palomar makes its representatives available to discuss with Cynosure’s representatives any proposed modifications to the terms and conditions of the merger agreement during the three business day period following delivery by Palomar to Cynosure of notice of the Superior Proposal; (v) if Cynosure delivers to Palomar a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such three business day period, the Palomar board of directors determines in good faith, after considering the terms of such offer by Cynosure, that the Superior Proposal continues to be a Superior Proposal; and (vi) concurrently with the termination of the merger agreement, Palomar pays Cynosure the termination fee described below and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal (which termination right described in this paragraph we refer to as the “Designated Palomar Termination Right”);

•

Cynosure breaches any of its representations, warranties or obligations in a manner that causes the closing conditions regarding the accuracy of its representations and warranties and the performance of its obligations not to be satisfied after a 15 business day cure period; or

•

if (i) the Average Cynosure Stock Price as of any date (calculated as if, solely for purposes of such calculation, such date were the third trading day prior to the effective time of the merger) is less than $22.704 and (ii) within three business days after Palomar’s request therefor, Cynosure fails to agree in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall calculated as of such date (notwithstanding the $0.400 per share limitation described above).

Effect of Termination

In the event of termination of the merger agreement as provided above, the merger agreement will immediately become void and there shall be no liability or obligation on the part of Cynosure, Palomar, the Merger Subsidiary or their respective officers, directors, stockholders, members, managers or affiliates, except that any such termination shall not relieve any party from liability for any knowing and intentional breach of the merger agreement.

Termination Fee

In the merger agreement, Palomar has agreed to pay Cynosure a termination fee of approximately $10.6 million if the merger agreement is terminated:

•	by Cynosure pursuant to the Designated Cynosure Termination Right described above;

•	by Palomar pursuant to the Designated Palomar Termination Right described above; or

•

by either Cynosure or Palomar if the requisite vote of the Palomar stockholders adopting the merger agreement has not been obtained, so long as (i) before the date of the Palomar special meeting, an Acquisition Proposal shall have been publicly announced and not withdrawn and (ii) within 12 months after the date of termination, Palomar shall have consummated the transactions contemplated by an Acquisition Proposal, subject to certain conditions.

As used in the termination fee provisions of the merger agreement, “Acquisition Proposal” has the same meaning as used in the “no solicitation” provisions described above, except that the references to “15%” are deemed to be references to “50%.”

The termination fee described above could discourage other companies from seeking to acquire or merge with Palomar.

Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses, whether or not the merger is completed.

Employee Matters

After the effective time of the merger, Cynosure must carry out all employer responsibilities under all Palomar employee benefit plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the effective time of the merger. Subject to the foregoing, for a period of one year following the effective time of the merger, Cynosure must provide to each employee of Palomar or its subsidiaries who remains employed as of immediately prior to the effective time of the merger employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to such employees immediately before the effective time of the merger (except for Cynosure’s 401(k) plan (including its policy regarding employer matching contributions), which must be at least as favorable to any such employee of Palomar or any of its subsidiaries as it is to similarly situated employees of Cynosure as of immediately prior to the effective time of the merger).

Indemnification and Insurance

Under the merger agreement, from the effective time of the merger through the six year anniversary thereof, Cynosure and the Merger Subsidiary must indemnify Palomar’s and its subsidiaries’ current and former directors and officers for all damages and other expenses relating to their status as a director or officer of Palomar (or any of its subsidiaries) whether asserted or claimed before or after the effective time of the merger to the fullest extent permitted by law. Each such director or officer will be entitled to advancement of expenses, provided that any person seeking advancement of expenses provides an undertaking, to the extent required by the DGCL or the DLLCA, to repay such expenses if it is determined by a final determination of a court of competent jurisdiction that such person is not entitled to indemnification under applicable law.

The merger agreement provides that, for six years after the effective time of the merger, Cynosure and the Merger Subsidiary must maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Palomar and its subsidiaries as contained in the Merger Subsidiary’s amended and restated limited liability company agreement attached as an exhibit to the merger agreement.

The merger agreement also provides that Cynosure will maintain in effect for six years from the effective time of the merger directors’ and officers’ liability insurance on terms at least as favorable to these individuals as Palomar’s existing directors’ and officers’ liability insurance policies with respect to events occurring at or prior to the effective time of the merger, provided that the annual premium does not exceed 250% of the current annual premium paid by Palomar. Palomar may purchase its own “tail” policy under its existing directors’ and officers’ liability insurance policy prior to the effective time of the merger, provided that Palomar does not pay for such tail policy more than six times the current annual premium paid by Palomar.

Amendment; Extension and Waiver

Subject to applicable laws, the merger agreement may be amended by the parties thereto, by action taken or authorized by their respective board of managers or board of directors, as applicable, at any time before or after approval of the matters presented in connection with the merger agreement and the merger by Cynosure stockholders and Palomar stockholders, except that, after such approval, no amendment may be made which by applicable laws or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval.

At any time before completion of the merger, any party to the merger agreement, by action taken or authorized by its board of managers or board of directors, as applicable, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Stockholder Agreements

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Cynosure’s directors and executive officers (and their respective affiliates) executed a Buyer Stockholder Agreement with Palomar that requires the applicable stockholder to vote in favor of (and to grant a proxy to Palomar to vote in favor of) the issuance of Cynosure Class A common stock in the merger and in favor of the approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Cynosure under the merger agreement or of the stockholder under the Buyer Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Cynosure Class A common stock prior to the record date for the annual meeting of Cynosure stockholders, subject to specified exceptions. As of March 15, 2013, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately 16.9% of the outstanding shares of Cynosure Class A common stock. As of the record date for the Cynosure annual meeting, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Cynosure Class A common stock. A copy of the full text of the form of Buyer Stockholder Agreement is attached as Annex B to this Proxy Statement.

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Palomar’s directors and executive officers (and their respective affiliates) executed a Company Stockholder Agreement with Cynosure that requires the applicable stockholder to vote in favor of (and to grant a proxy to Cynosure to vote in favor of) adoption of the merger agreement and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Palomar under the merger agreement or of the stockholder under the Company Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Palomar common stock prior to the record date for the special meeting of Palomar stockholders, subject to specified exceptions. As of March 15, 2013, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately 13.1% of the outstanding shares of Palomar common stock. As of the record date for the Palomar special meeting, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Palomar common stock. A copy of the full text of the form of Company Stockholder Agreement is attached as Annex C to this Proxy Statement.

INFORMATION ABOUT THE COMPANIES

Cynosure

Cynosure develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, treat multi-colored tattoos, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite and treat onychomycosis. It is also developing an aesthetic treatment product for the home use market. It sells its products through a direct sales force in North America, France, Spain, the United Kingdom, Germany, Korea, China, Japan and Mexico and through international distributors in approximately 100 other countries.

Cynosure was incorporated under the laws of the State of Delaware in July 1991. Its principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number at this location is (978) 256-4200.

For more information on Cynosure, see “Where You Can Find More Information.”

Palomar

Palomar is a leading researcher and developer of innovative aesthetic light-based systems for hair removal and other cosmetic procedures, including both lasers and high powered lamps. For over a decade, it has been at the forefront of technology breakthroughs in the use of laser and other light-based products for dermatology and cosmetic procedures.

Palomar was incorporated under the laws of the State of Delaware in August 1991. Its principal executive offices are located at 15 Network Drive, Burlington, Massachusetts 01803, and its telephone number at this location is (781) 993-2300.

For more information on Palomar, see “Where You Can Find More Information.”

The Merger Subsidiary

Commander Acquisition, LLC, or the Merger Subsidiary, is a wholly-owned subsidiary of Cynosure and was originally incorporated under the laws of the State of Delaware on March 15, 2013 as Commander Acquisition Corp. for the purpose of effecting the merger. To facilitate Cynosure’s tax objectives, on May 15, 2013, the Merger Subsidiary was converted at Cynosure’s request into a limited liability company under the laws of the State of Delaware, and its name was changed to Commander Acquisition, LLC. Upon completion of the merger, Palomar will merge with and into the Merger Subsidiary, which will survive as a wholly-owned subsidiary of Cynosure.

The Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

CYNOSURE ANNUAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the Cynosure board of directors of proxies to be voted at the Cynosure annual meeting, which is to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 at 11:00 a.m., local time, on Monday, June 24, 2013. On or about                     , 2013, Cynosure commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Cynosure Annual Meeting

Cynosure stockholders will be asked to vote on the following proposals:

•	to approve the issuance of shares of Cynosure Class A common stock in the merger;

•	to elect the two class II classified director nominees named in this Proxy Statement;

•	to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan;

•	to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation;

•	to ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013;

•

to adjourn the Cynosure annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, the approval by Cynosure stockholders of the issuance of shares of Cynosure Class A common stock in the merger.

Cynosure Record Date; Stock Entitled to Vote

The close of business on May 21, 2013, which we refer to as the record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Cynosure annual meeting or any adjournments or postponements of the Cynosure annual meeting. All Cynosure stockholders of record at the close of business on the record date are entitled to vote at the annual meeting of Cynosure stockholders. As of the close of business on the record date,                 shares of Cynosure Class A common stock, each with one vote per share, were issued and outstanding and no shares of Cynosure Class B common were issued and outstanding.

A complete list of stockholders entitled to vote at the Cynosure annual meeting will be available for examination by any Cynosure stockholder at Cynosure’s principal executive offices at 5 Carlisle Road, Westford, Massachusetts 01886 for purposes pertaining to the Cynosure annual meeting, during normal business hours for a period of ten days before the date of the Cynosure annual meeting, and at the time and place of the Cynosure annual meeting.

Quorum

To establish a quorum to transact business at the Cynosure annual meeting, there must be present at the meeting, in person or by proxy, a majority of the voting power of Cynosure’s Class A common stock issued and outstanding and entitled to vote at the meeting. Shares of Cynosure Class A common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

Votes Required

To issue Cynosure Class A common stock in the merger: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve the issuance of Cynosure Class A common stock in the merger.

To elect the two class II classified director nominees named in this Proxy Statement: If a quorum is present, the class II classified director nominees receiving a plurality of the votes cast by holders of Cynosure Class A common stock at the annual meeting of Cynosure stockholders, in person or by proxy, shall be elected to the Cynosure board of directors as Cynosure’s class II classified directors.

To approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve the amendment and restatement of Cynosure’s 2005 Stock Incentive Plan.

To approve, on an advisory (non-binding) basis, Cynosure’s executive compensation: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve, on an advisory (non-binding) basis, Cynosure’s executive compensation.

To ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to ratify the selection Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013.

To adjourn the Cynosure annual meeting: If a quorum is present, the affirmative vote of the holders of a majority of shares of Cynosure Class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to adjourn the meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If you are a Cynosure stockholder, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. Shares of Cynosure Class A common stock will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described above. As a result, abstentions and broker non-votes will have no effect on the outcome of voting on any of the Cynosure proposals.

Voting by Cynosure Directors and Executive Officers

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Cynosure’s directors and executive officers (and their respective affiliates) executed a Buyer Stockholder Agreement with Palomar that requires the applicable stockholder to vote in favor of (and to grant a proxy to Palomar to vote in favor of) the issuance of Cynosure Class A common stock in the merger and in favor of the approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan and to vote against the approval or adoption of any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Cynosure under the merger agreement or of the stockholder under the Buyer Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Cynosure Class A common stock prior to the record date for the annual meeting of Cynosure stockholders, subject to specified exceptions. As of March 15, 2013, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately 16.9% of the outstanding shares of Cynosure Class A common stock. As of the record date for the Cynosure annual meeting, Cynosure’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Cynosure Class A common stock. A copy of the full text of the form of Buyer Stockholder Agreement is attached as Annex B to this Proxy Statement.

Voting of Proxies

Giving a proxy means that a Cynosure stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Cynosure annual meeting in the manner it directs. A Cynosure stockholder may vote by proxy or in person at the meeting. To vote by proxy or to authorize the voting of your shares, a Cynosure stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address www.voteproxy.com and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Cynosure requests that Cynosure stockholders complete and sign the accompanying proxy and return it to Cynosure as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Cynosure stock represented by it will be voted at the Cynosure annual meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the Cynosure stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Cynosure annual meeting. Unless a Cynosure stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Cynosure annual meeting.

If a Cynosure stockholder’s shares are held in “street name” by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Cynosure stockholder’s vote is important. Accordingly, each Cynosure stockholder should sign, date and return the enclosed proxy card, or authorize the voting of its shares via the Internet or by telephone, whether or not it plans to attend the Cynosure annual meeting in person.

Revocability of Proxies and Changes to a Cynosure Stockholder’s Vote

A Cynosure stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

•	sending a notice of revocation to the corporate secretary of Cynosure at Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886;

•	sending a completed proxy card bearing a later date than your original proxy card;

•

logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy or authorize the voting of your shares electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	attending the meeting and voting in person (although your attendance alone will not revoke any proxy).

If you choose any of the first three methods, you must take the described action no later than the beginning of the meeting.

However, if a Cynosure stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Cynosure stockholders is made on behalf of the Cynosure board of directors. Cynosure will generally pay the cost and expenses of printing and mailing this Proxy Statement and all fees paid to the SEC. Cynosure will pay the costs of soliciting and obtaining proxies for its annual meeting, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Cynosure officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Cynosure has engaged AST Phoenix Advisors to assist Cynosure in the distribution and solicitation of proxies from Cynosure stockholders and will pay AST Phoenix Advisors an estimated fee of $9,500 plus out-of-pocket expenses for its services and will pay American Stock Transfer & Trust Company, LLC an estimated fee of $30,000 plus out-of-pocket expenses for its services. Palomar will pay the costs of soliciting and obtaining proxies for its special meeting and all other expenses related to the Palomar special meeting.

Attending the Meeting

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 a.m., local time.

If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the meeting reflecting your stock ownership as of the Cynosure record date.

Proposal 1. The Share Issuance

(Proposal 1 on Cynosure Proxy Card)

It is a condition to completion of the merger that Cynosure issue shares of Cynosure Class A common stock in the merger. When the merger becomes effective, each share of Palomar common stock outstanding immediately before the merger will be converted into the merger consideration described elsewhere in this Proxy Statement, including shares of Cynosure Class A common stock. If the merger is completed, Cynosure expects to issue up to approximately 5.2 million shares of Cynosure Class A common stock in the merger. Under Rule 5635(a) of the Marketplace Rules of The NASDAQ Stock Market LLC, a company listed on The NASDAQ Stock Market LLC is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into or exercisable for common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding. The aggregate number of shares of Cynosure Class A common stock to be issued in the merger will exceed 20% of the shares of Cynosure Class A common stock outstanding prior to the issuance, and for this reason Cynosure must obtain the approval of Cynosure stockholders for the issuance of Cynosure Class A common stock to Palomar stockholders in the merger.

Cynosure is asking its stockholders to approve the Share Issuance. Completion of the merger is conditioned on, among other things, the approval by Cynosure stockholders of the issuance of shares of Cynosure Class A common stock in the merger.

The Cynosure board of directors unanimously recommends that stockholders vote “FOR” the Share Issuance (Proposal 1).

Proposal 2. Election of the two class II classified directors

(Proposal 2 on Cynosure Proxy Card)

The Cynosure board of directors currently consists of six members who are elected by the holders of Cynosure Class A common stock. Cynosure’s directors are divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Cynosure has two class III classified directors whose terms expire at Cynosure’s 2014 annual meeting of stockholders, two class I classified directors whose terms expire at Cynosure’s 2015 annual meeting of stockholders and two class II classified directors whose terms expire at this annual meeting of stockholders.

At this annual meeting, Cynosure stockholders will have an opportunity to vote for two class II classified director nominees: William O. Flannery and Marina Hatsopoulos. Ms. Hatsopoulos is currently serving as a class II classified director of Cynosure. Andrea Cangioli is Cynosure’s other current class II classified director, and his term will expire at this annual meeting. The Cynosure board of directors and management extend their gratitude to Mr. Cangioli for his many years of contributions to Cynosure.

You can find more information about Mr. Flannery and Ms. Hatsopoulos in the section of this Proxy Statement entitled “Information About Cynosure’s Directors, Officers and 5% Stockholders—Cynosure Board of Directors.”

If elected, each of Mr. Flannery and Ms. Hatsopoulos will hold office until the 2016 annual meeting of Cynosure stockholders and until his or her successor is elected and qualified. Each of Mr. Flannery and Ms. Hatsopoulos has indicated his or her willingness to serve if elected. However, if either of them should be unable to serve, proxies may be voted for a substitute nominee nominated by the Cynosure board of directors, or the Cynosure board of directors may reduce the number of directors. As described above, Mr. Caruso will be elected to serve as a class II classified director effective upon the effective time of the merger pursuant to the merger agreement. See “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Director and Officer Designations.”

The Cynosure board of directors recommends that stockholders vote “FOR” each of the class II classified director nominees named in this Proxy Statement (Proposal 2).

Proposal 3. Approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan

(Proposal 3 on Cynosure Proxy Card)

Overview

The Cynosure board of directors believes that Cynosure’s future success depends, in large part, upon its ability to attract, retain and motivate personnel who are expected to make important contributions to its business. Cynosure’s 2005 Stock Incentive Plan was initially approved by the Cynosure board in August 2005 and by Cynosure’s stockholders in December 2005, and it was amended with stockholder approval in 2007 to increase the number of shares of Class A common stock available under the 2005 Stock Incentive Plan. There currently are 3,088,369 shares of Class A common stock reserved for issuance under the plan. As of April 30, 2013, options to purchase 2,131,571 shares of Class A common stock were outstanding and 908,123 shares of Class A common stock had been issued upon the exercise of stock options and issuance of stock awards under the plan. As a result, as of April 30, 2013, only 48,675 shares were available for future option grants under the 2005 Stock Incentive Plan. For additional information regarding the number of shares of Class A common stock available for grant under all of Cynosure’s equity incentive plans, please see the section titled “Securities Authorized for Issuance Under Cynosure’s Equity Compensation Plans.”

The 2005 Stock Incentive Plan allows the Cynosure board to create equity incentives to assist Cynosure in attracting, retaining and motivating the best available personnel for the successful conduct of its business. The Cynosure board believes that the remaining shares available for grant under the 2005 Stock Incentive Plan are not sufficient to satisfy Cynosure’s incentive compensation needs in the future. Specifically, the Cynosure board believes that an increase in the number of shares reserved for issuance under the 2005 Stock Incentive Plan is necessary to attract and hire new employees, to motivate and retain existing employees, and to ensure that a sufficient number of shares are available for equity grants assumed or granted in connection with acquisitions Cynosure may undertake, including grants made with respect to persons who become Cynosure employees or remain employees of Palomar in connection with the proposed merger.

In addition, under the merger agreement, Cynosure, acting through its board, agreed to take all actions in accordance with applicable law, its certificate of incorporation and amended and restated by-laws and the rules of The NASDAQ Stock Market LLC promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement of which this Proxy Statement forms a part, a meeting of Cynosure’s stockholders for the purpose of considering and voting upon an amendment to the 2005 Stock Incentive Plan to increase the number of shares of Cynosure Class A common stock subject to the plan by at least 2,000,000 shares (or the adoption of a new stock incentive plan with the same effect). Among other things, Cynosure is also required under the merger agreement to use commercially reasonable efforts to solicit from its stockholders proxies in favor of this proposal and secure the vote or consent of Cynosure stockholders required by the rules of The NASDAQ Stock Market LLC to obtain such approval. Cynosure, after consultation with Palomar, may adjourn or postpone such meeting to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to the Cynosure stockholders or, if as of the time for which the stockholder meeting is originally scheduled, there are insufficient shares of Cynosure Class A common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting.

Cynosure believes aggregate equity dilution is the measure to be used by its stockholders when considering the effects of this proposal. Cynosure defines aggregate equity dilution as the combination of its option overhang and its annual option run-rate. Option overhang is expressed as a percentage and is calculated by dividing the aggregate of Cynosure’s options outstanding and shares available for grant by the aggregate of Cynosure’s outstanding Class A common stock, the aggregate of Cynosure’s options outstanding and shares available for grant. Annual option run-rate is expressed as a percentage and is calculated by dividing the number of options issued during a year by the aggregate of Cynosure’s outstanding Class A common stock.

As of April 30, 2013, Cynosure’s option overhang was approximately 12%. The three-year average of Cynosure’s annual option run-rate during the years ended December 31, 2010, 2011 and 2012 was 3.7%. In 2012 Cynosure conducted a one-time option exchange program that resulted in additional option grants that were not part of Cynosure’s normal option granting activity. Excluding the grants made as part of the option exchange program, the three-year average of Cynosure’s annual option run-rate during the years ended December 31, 2010, 2011 and 2012 would have been 3.1%. Based upon Cynosure’s analyses, Cynosure believes its aggregate equity dilution is generally in line with the market as compared to similar medical device companies’ ranges for the 25th and 75th percentiles in each case for option overhang of approximately 11.5% — 14.4% and for annual option run-rate of approximately 1.7% — 3.9%.

To ensure that sufficient shares are available for grant under Cynosure’s 2005 Stock Incentive Plan in the future, the Cynosure board adopted on April 12, 2013, subject to stockholder approval, an amendment to create Cynosure’s Amended and Restated 2005 Stock Incentive Plan and to increase by 2,500,000 the number of shares of Class A common stock reserved for issuance under the 2005 Stock Incentive Plan to a total of 5,588,369 and implement further changes, the highlights of which are described below.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of Cynosure’s Class A common stock, present or represented and voting at the Cynosure annual meeting, will be required to approve Cynosure’s Amended and Restated 2005 Stock Incentive Plan, which, as so amended and restated, we refer to as the “Amended Stock Plan.” The Cynosure board believes that this increase in the number of shares available for issuance under the 2005 Stock Incentive Plan and the other changes in the Amended Stock Plan are in Cynosure’s best interests and unanimously recommends that Cynosure stockholders vote “FOR” the amendment to the plan.

Why Cynosure Stockholders Should Vote for the Amended Stock Plan

In addition to seeking approval to increase by 2,500,000 the number of shares of Class A common stock reserved for issuance under the 2005 Stock Incentive Plan, Cynosure has made a number of other changes to modernize the plan and to bring it in line with recent trends in compensation and governance best practices, effective if and when the stockholders approve the amendment set forth in this proposal (the Amended Plan Effective Date) including:

•

Elimination of Evergreen—the Amended Stock Plan removes the evergreen provision from the plan that automatically increased available shares each year, and it provides for a specific additional number of shares.

•

No Discount Options or Stock Appreciation Rights—the Amended Stock Plan provides that all grants of stock options or stock appreciation rights must have exercise or measurement prices at or above the fair market value of Cynosure Class A common stock when granted (except in certain corporate transactions where Cynosure might assume prior grants), rather than retaining the prior flexibility to make below market grants.

•

Repricing—the Amended Stock Plan replaces the prior language that gave Cynosure flexibility in repricing options or stock appreciation rights or making similar changes with strict language requiring stockholder approval of any such future action.

•

Share Counting Rules—the Amended Stock Plan revises the share counting rules. In general, when awards granted under the Amended Stock Plan expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, under the Amended Stock Plan, beginning with the Amended Plan Effective Date, shares that are tendered by participants or withheld by Cynosure (including through net exercise of an option) to pay the purchase price of an award or to satisfy tax withholding obligations will not be available for future awards, nor will shares of Class A common stock that Cynosure repurchases on the open market using the proceeds from the exercise of an option.

•

Minimum Vesting Rules—Grants made on or after the Amended Plan Effective Date will include minimum vesting rules for restricted stock awards. Restricted stock awards for employees that vest solely based on the passage of time will be zero percent vested prior to the first anniversary of the date of grant, no more than one-third vested prior to the second anniversary of the date of grant, and no more than two-thirds vested prior to the third anniversary of the date of grant. The Cynosure board may, either at the time a restricted stock award is made or at any time thereafter, however, allow vesting or remove restrictions in whole or in part (except as not permitted for awards covered by Section 162(m) of the Code) in the event of the death or disability of the recipient; the termination of the recipient’s employment by or service to Cynosure under specified circumstances; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of Cynosure.

•	Limits on Option and Stock Appreciation Rights Duration—the Amended Stock Plan provides that the maximum option or stock appreciation right duration is 10 years.

•	Change in Control Provisions—the Amended Stock Plan retains the provisions that generally require a 50% ownership change (or certain changes in Cynosure board of directors composition that are not approved by the existing Cynosure board of directors) and, where the awards can be assumed, Cynosure continues to provide for “double trigger” acceleration rather than “single trigger” acceleration.

•	No Tax Gross-Ups—the Amended Stock Plan does not provide for any tax gross-ups.

Summary Description of the Amended Stock Plan

The following is a brief summary of the Amended Stock Plan, a copy of which is attached to this Proxy Statement as Annex F and incorporated herein by reference. The following summary is qualified in its entirety by reference to the Amended Stock Plan.

Shares Available For Issuance

Cynosure’s 2005 Stock Incentive Plan as previously approved by Cynosure’s stockholders contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the plan on the first day of each fiscal year beginning in fiscal year 2007 and ending on the second day of fiscal year 2015. Under that provision, no annual increase shall be made to the extent that the number of shares of Cynosure Class A common stock available for issuance under the 2005 Stock Incentive Plan and all other employee or director equity incentive plans would exceed 25% of Cynosure’s outstanding shares on the first day of the applicable fiscal year.

The number of shares of Class A common stock available under the 2005 Stock Incentive Plan increased by 300,000 on January 1, 2013 pursuant to this evergreen provision. As noted above, the Amended Stock Plan would cease the ongoing operation of the evergreen provision and provide instead for the issuance of up to an additional 2,500,000 shares. Any or all of the shares under the Amended Stock Plan may be used for grants under incentive stock options.

Types of Awards

The Amended Stock Plan provides for the grant of incentive stock options intended to qualify under section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards and other stock-based awards.

Incentive Stock Options and Non-Statutory Stock Options. Optionees receive the right to purchase a specified number of shares of Cynosure Class A common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. As proposed to be amended, the 2005 Stock Incentive Plan will require that options are granted only at an exercise price that is equal to or greater than the fair market value of the Class A common stock on the date of grant, thereby eliminating the prior version’s flexibility to make below market grants. Incentive stock options may not be granted at an exercise price less than 100% of the fair market value of the Class A common stock on the date of grant. Options intended to be incentive stock options, but which fail to meet the requirements for incentive stock option treatment, will be treated as non-statutory stock options. No option shall have a term in excess of 10 years and shall be exercisable by delivery to us of a written notice. The Amended Stock Plan permits the following forms of payment of the exercise price of options:

•	payment by cash or check;

•	except as the Cynosure board may otherwise provide in an option agreement, payment in connection with a “cashless exercise” through a broker;

•

subject to specified restrictions, by surrender of shares of Class A common stock or by “net exercise” in which a portion of the shares to be issued upon exercise are withheld to pay the exercise price;

•	to the extent permitted by applicable law and the Cynosure board, by any other lawful consideration; or

•	by any combination of these forms of payment.

Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of the Class A common stock over the value (or measurement price) of the Class A common stock on the date of grant of the stock appreciation right. Stock appreciation rights must have a measurement price that is at least equal to the fair market value of the Class A common stock on the grant date and may have a term of no greater than 10 years. Stock appreciation rights could be settled by the delivery of shares of Class A common stock or cash.

Restricted Stock Awards. Under the Amended Stock Plan, the Cynosure board is entitled to grant shares of restricted stock and restricted stock units, which, together, we refer to as restricted stock awards. Restricted stock awards entitle recipients to acquire shares of Class A common stock, subject to Cynosure’s right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period.

Cynosure has not historically granted restricted stock awards, but the 2005 Stock Incentive Plan permits and the Amended Stock Plan would permit such grants. Restricted stock will accrue ordinary cash dividends, but, unless otherwise provided in the applicable agreement, participants holding shares of restricted stock will only be entitled to such dividends if and after the restricted stock vests. Any dividend payment will be made no later than the later of the end of the calendar year in which the dividends are paid to stockholders of that series of stock or the 15th day of the third month following the date on which the restricted stock to which the dividends pertain vests, absent a further deferral permitted by our board of directors that complies with Section 409A of the Code.

To the extent provided by the Cynosure board, in its sole discretion, a grant of restricted stock units may provide participants with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of Class A common stock and will be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which paid, as determined by the Cynosure board in its sole discretion, subject in each case to such terms and conditions as the Cynosure board may establish, in each case to be set forth in the applicable award agreement.

Other Stock-Based Awards. Under the Amended Stock Plan, the Cynosure board has the right to grant other awards based upon the Class A common stock having such terms and conditions as it may determine, including the grant of shares based upon certain conditions and the grant of awards entitling recipients to receive shares of Class A common stock to be delivered in the future.

Performance Awards. By approving the Amended Stock Plan, Cynosure stockholders will also be approving the plan for purposes of Section 162(m) of the Code, or Section 162(m). The Amended Stock Plan allows for awards to be structured in a manner that is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). Stockholder approval of this proposal will constitute approval of each of these aspects of the Amended Stock Plan for purposes of the approval requirements of Section 162(m). While the Amended Stock Plan will allow Cynosure to grant Awards that are intended to be exempt from Section 162(m), the Cynosure board or its compensation committee may, in its judgment, grant awards under the plan that are not exempt from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cynosure stockholders.

The Cynosure board of directors or its compensation committee may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award will vest or otherwise be earned solely upon the achievement of specified performance criteria. For restricted stock awards, restricted stock unit awards or other stock-based awards designed to qualify for deduction under Section 162(m), only the compensation committee may determine the extent to which the award will vest or otherwise be earned upon the achievement of specified performance criteria. The performance criteria for each such award will be based on one or more of the following measures, as applied to the recipient, one or more of Cynosure’s business units, Cynosure divisions or subsidiaries or applicable sector, or of Cynosure as a whole, and if so desired by the compensation committee, by comparison with a peer group of companies: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Unless otherwise stated, such a performance measure need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

These performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Cynosure compensation committee; and (z) will be set by the compensation committee within the time period prescribed by, and will otherwise be designed to comply with the requirements of, Section 162(m).

The Cynosure compensation committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to performance-based awards designed to qualify for deduction under Section 162(m) of the Code, and the compensation committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of Cynosure.

Awards that are not intended to qualify as “performance-based compensation” may be based on these or such other performance measures as the Cynosure board or its compensation committee may determine.

Eligibility to Receive Awards

Cynosure’s employees, officers, directors, consultants and advisors will be eligible to receive awards under the Amended Stock Plan; however, incentive stock options may only be granted to Cynosure employees. The maximum number of shares of Class A common stock with respect to which awards may be granted to any participant under the Plan is 250,000 per calendar year.

Administration

The Amended Stock Plan will be administered by the Cynosure board of directors. Pursuant to the terms of the Amended Stock Plan, and to the extent permitted by law, the Cynosure board may delegate authority to one or more committees or subcommittees of the board or to Cynosure’s executive officers. The Cynosure board or any committee to which the board delegates authority selects the recipients of awards and determines:

•	the number of shares of Class A common stock covered by options and stock appreciation rights and the dates upon which the options or stock appreciation rights become exercisable;

•	the exercise or measurement price of options and stock appreciation rights;

•	the duration of the options and stock appreciation rights; and

•

the number of shares of Class A common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If the Cynosure board delegates authority to an executive officer, the executive officer has the power to make awards of options or restricted stock units to all of Cynosure’s employees, except to executive officers. The Cynosure board will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

If a merger or other reorganization event occurs, the Cynosure board shall provide that all of Cynosure’s outstanding options and stock appreciation rights are to be assumed or substituted by the successor corporation. If the merger or reorganization event also constitutes a change in control event under the Amended Stock Plan, the assumed or substituted options or stock appreciation rights will become immediately exercisable in full if on or prior to the 18-month anniversary of the reorganization event an option holder’s or stock appreciation rights holder’s employment with Cynosure or its succeeding corporation is terminated by the option holder stock appreciation rights holder for good reason or is terminated by Cynosure or the succeeding corporation without cause, each as defined in the Amended Stock Plan. If the succeeding corporation does not agree to assume, or substitute for, outstanding options and stock appreciation rights, then the Cynosure board shall provide that all unexercised options and stock appreciation rights will become exercisable in full prior to the completion of the event and that these options and stock appreciation rights will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. The Cynosure board may also provide for a cash out of the value of any outstanding options and stock appreciation rights. In addition, upon the occurrence of a change in control event that does not also constitute a reorganization event under the Amended Stock Plan, each option and stock appreciation will continue to vest according to its original vesting schedule, except that an option or stock appreciation right will become immediately exercisable in full if on or prior to the 18-month anniversary of the reorganization event the holder’s employment with Cynosure or its succeeding corporation is terminated by the holder for good reason or is terminated by Cynosure or the succeeding corporation without cause.

In addition, the Cynosure board is required to make appropriate adjustments in connection with the Amended Stock Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Substitute Awards

In connection with a merger or consolidation of an entity with Cynosure or the acquisition by Cynosure of property or stock of an entity, the Cynosure board or its compensation committee may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Cynosure board or the compensation committee deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the Amended Stock Plan. Substitute awards will not count against the overall share limit of the Amended Stock Plan.

Restrictions on Repricing

Unless Cynosure’s stockholders approve such action (or it is appropriate under a change in capitalization), the Amended Stock Plan provides that Cynosure may not, after the Amended Plan Effective Date, (1) amend any outstanding option or stock appreciation right granted under the Amended Stock Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award, (2) cancel any outstanding option or stock appreciation right (whether or not granted under the Amended Stock Plan) and grant in substitution therefor new awards under the Amended Stock Plan (other than as substitute awards as described above) covering the same or a different number of shares of Class A common stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled award, (3) cancel in exchange for a cash payment any options or stock appreciation rights that have an exercise or measurement price per share above the then-current fair market value, or (4) take any other action that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Withholding

Cynosure’s obligation to deliver shares of Class A common stock or pay cash in respect of any award under the Amended Stock Plan is subject to applicable federal, state and local tax withholding requirements. The Cynosure board or its compensation committee may permit participants to pay applicable withholding in shares of the Class A common stock already owned by the participant or through the withholding of shares otherwise issuable to such participant. If the participant does not satisfy the tax withholding through one of those means, Cynosure may withhold from the same or other compensation.

Transferability of Awards

In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, with the Cynosure board’s or its compensation committee’s consent, a participant can transfer an award without payment to an immediate family member, family trust, or certain other related entities (to the extent a Registration Statement on Form S-8 would cover the transferee).

Acceleration

The Cynosure board or its compensation committee may at any time provide that any award will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, subject to certain restrictions under Section 162(m).

Termination of Employment

The award agreements will provide rules with respect to the treatment of awards when employment ends and may overrule the general principles in the Amended Stock Plan.

Provisions for Foreign Participants

The Cynosure board may establish sub-plans for purposes of satisfying applicable securities, tax or other laws of various jurisdictions, by adopting supplements to the Amended Stock Plan that cover only a particular jurisdiction and contain such limitations or exercises of discretion as are not otherwise inconsistent with the Amended Stock Plan.

Amendment or Termination

No award may be granted under the Amended Stock Plan after the tenth anniversary of the effective date on which the stockholders approve the amendment creating the Amended Stock Plan, but the vesting and effectiveness of awards granted before that date may extend beyond that date. The Cynosure board may amend, suspend or terminate the Amended Stock Plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the Amended Stock Plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements.

If Cynosure’s stockholders do not approve the amendment of the 2005 Stock Incentive Plan, the Amended Stock Plan will not go into effect, and Cynosure will continue to grant awards under the 2005 Stock Incentive Plan.

Plan Benefits

As of April 30, 2013, approximately 387 persons were eligible to receive awards under the Amended Stock Plan, including three executive officers and four non-employee directors. If the merger is approved, those numbers are expected to be a total of 651 persons, including four executive officers and five non-employee directors. The granting of awards under the Amended Stock Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

In addition, the following table summarizes options awarded under the 2005 Stock Incentive Plan through April 30, 2013 to the three named executive officers, all current executive officers as a group, all current non-employee directors as a group and all non-executive employees as a group since the adoption of the 2005 Stock Incentive Plan.

Name and Position	Number of Options Granted
Michael R. Davin President and Chief Executive Officer	608,500
Timothy W. Baker Executive Vice President, Chief Financial Officer and Treasurer	369,000
Douglas J. Delaney Executive Vice President, Sales	356,500

All current executive officers, as a group (3 persons)	1,334,000
All current directors who are not executive officers, as a group (4 persons)	134,000
All employees who are not executive officers, as a group (434 persons)	2,268,841

On                      , 2013, the last reported sale price of Cynosure’s Class A common stock on The NASDAQ Stock Market LLC was $         per share.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Amended Stock Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Cynosure or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant will have compensation income upon the exercise of a stock appreciation right equal to the appreciation in the value of the stock underlying the stock appreciation right. If stock is distributed in settlement of the stock appreciation right and is later sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the exercise date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the Amended Stock Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying Class A common stock.

Tax Consequences to Cynosure

There will be no tax consequences to Cynosure except that it will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Cynosure board recommends that stockholders “FOR” approval of Cynosure’s Amended and Restated 2005 Stock Incentive Plan (Proposal 3).

Proposal 4. Approval, on an advisory (non-binding) basis, of Cynosure executive compensation

(Proposal 4 on Cynosure Proxy Card)

Cynosure is providing its stockholders the opportunity to vote to approve, on an advisory (non-binding basis), the compensation of the executive officers named in the Summary Compensation Table under “Cynosure Executive Compensation” below, who we refer to as Cynosure’s “named executive officers,” as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Cynosure’s executive compensation programs are designed to attract, motivate, and retain high quality executives, who are critical to Cynosure’s success. Under these programs, Cynosure’s named executive officers are rewarded for the achievement of Cynosure’s short- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of Cynosure’s executives with those of Cynosure stockholders.

The “Cynosure Compensation Discussion and Analysis” section of this Proxy Statement and the “Cynosure Executive Compensation” section of this Proxy Statement describe in detail Cynosure’s executive compensation programs and the decisions made by the Cynosure compensation committee with respect to the year ended December 31, 2012. Generally Cynosure’s executive compensation programs are designed to:

•	Attract, reward and retain high quality executives, to accomplish Cynosure’s short- and long-term goals and as a result will enhance stockholder value.

•	Provide compensation opportunities that are competitive in the marketplace, both in terms of the overall levels of compensation and the individual components of compensation.

•	Cynosure’s executive compensation generally include three components, base salary, cash bonuses and commissions and stock-based awards.

As described in the Compensation Discussion and Analysis section, Cynosure’s executive compensation programs embody a pay-for-performance philosophy that supports Cynosure’s business strategy and aligns the interests of Cynosure’s executives with Cynosure stockholders. The Cynosure board of directors believes this link between compensation and the achievement of Cynosure’s short- and long-term business goals has helped drive Cynosure’s performance over time. At the same time, Cynosure believes its programs do not encourage excessive risk-taking by Cynosure management.

The Cynosure board of directors is asking Cynosure stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Cynosure’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by Cynosure or the Cynosure board of directors (or any committee thereof), create or imply any change to the fiduciary duties of Cynosure or the Cynosure board of directors (or any committee thereof), or create or imply any additional fiduciary duties for Cynosure or the Cynosure board of directors (or any committee thereof).

However, the Cynosure compensation committee and the Cynosure board of directors value the opinions expressed by the Cynosure stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Cynosure’s named executive officers.

The Cynosure board of directors recommends that stockholders vote “FOR” approval of the compensation of Cynosure’s named executive officers (Proposal 4).

Proposal 5. Ratification of the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm

(Proposal 5 on Cynosure Proxy Card)

The audit committee of the Cynosure board of directors has selected Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2013. Although stockholder approval of the Cynosure audit committee’s selection of Ernst & Young is not required by law, Cynosure believes that it is important to give stockholders an opportunity to ratify this selection. If the Cynosure stockholders do not ratify this selection, then Cynosure’s audit committee will reconsider the selection. Cynosure expects that a representative of Ernst & Young LLP, which served as Cynosure’s independent registered public accounting firm for the year ended December 31, 2012, will be present at the annual meeting to respond to appropriate questions and make a statement if he or she wishes.

The Cynosure board of directors recommends that stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm (Proposal 5).

Ernst & Young LLP billed to Cynosure a total of $784,105 for professional services rendered for the year ended December 31, 2012 and $1,100,299 for professional services rendered for the year ended December 31, 2011. The following table provides information about these fees.

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees	$610,305	$564,679
Audit-Related Fees	$99,805	$425,925
Tax Fees	$72,000	$107,700
All Other Fees	$1,995	$1,995

Total Fees	$784,105	$1,100,299

Audit Fees. Audit fees consisted of fees for the audit of Cynosure’s annual financial statements, the review of the interim financial statements, the review of financial information included in Cynosure’s filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consisted of fees for assurance and related services including due diligence, accounting consultations, audits in connection with mergers and acquisitions and the review of Cynosure’s financial statements which are not reported under “Audit Fees.”

Tax Fees. Tax fees consisted of fees for tax compliance. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

All Other Fees. Other fees for fiscal 2012 and 2011 consisted of fees for using the on-line accounting research tools of Ernst & Young LLP.

The audit committee of the Cynosure board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The Cynosure audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investor Relations” page of Cynosure’s website, www.cynosure.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the Cynosure audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

The Cynosure audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Cynosure’s registered public accounting firm. This policy generally provides that Cynosure will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Cynosure audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Cynosure audit committee may pre-approve specified types of services that are expected to be provided to Cynosure by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Cynosure audit committee has also delegated to its chairman the authority to approve any audit or non-audit services to be provided to Cynosure by its registered public accounting firm. Any approval of services by the chairman of the Cynosure audit committee pursuant to this delegated authority is reported to the Cynosure audit committee at its next regularly scheduled meeting.

Proposal 6. Possible Adjournment or Postponement of the Cynosure Annual Meeting

(Proposal 6 on Cynosure Proxy Card)

The Cynosure annual meeting may be adjourned, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

The Cynosure board of directors unanimously recommends that stockholders vote “FOR” this proposal (Proposal 6).

Other Matters to Come Before the Annual Meeting

No other matters are intended to be brought before the annual meeting by Cynosure, and Cynosure does not know of any matters to be brought before the annual meeting by others. If, however, any other matters properly come before the annual meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

INFORMATION ABOUT CYNOSURE’S DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of April 30, 2013 about the beneficial ownership of shares of Cynosure Class A common stock by:

•	each person, or group of affiliated persons, who is known by Cynosure to beneficially own more than 5% of its Class A common stock;

•	each of Cynosure’s directors and nominees for director;

•	each of Cynosure’s named executive officers; and

•	all of Cynosure’s directors and executive officers as a group.

For purposes of the table below, and in accordance with the rules of the SEC, Cynosure deems shares of Class A common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2013 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of April 30, 2013, there were 16,210,715 shares of Cynosure’s Class A common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of Class A common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886. The table below does not include Palomar, which, by virtue of the Buyer Stockholder Agreements entered into with Cynosure’s directors, executive officers and their affiliates, has shared voting power with respect to the shares of Class A common stock held by all executive officers and directors as a group. Palomar, which is located at 15 Network Drive, Burlington, Massachusetts 01803, disclaims beneficial ownership of all such shares. For additional information, see “The Merger Agreement—Stockholder Agreements.”

	Class A Common Stock Beneficially Owned
Name	Shares(1)	Percentage
5% Stockholders
El.En. S.p.A.(2)	2,098,628	12.9
Next Century Growth Investors, LLC(3)	1,132,386	7.0
T. Row Price Associates, Inc.(4)	980,000	6.0
Directors, Nominees for Director and Officers
Michael R. Davin(5)	315,447	1.9
Timothy W. Baker(6)	172,090	1.1
Douglas J. Delaney(7)	156,082	1.0
Brian M. Barefoot(7)	11,333	*
Ettore V. Biagioni(7)	49,000	*
Andrea Cangioli(2)	2,098,628	12.9
William O. Flannery(8)	7,500	*
Marina Hatsopoulos(7)	33,000	*
Thomas H. Robinson(9)	62,000	*
All executive officers and directors as a group (8 persons)(10)	2,897,580	17.1

*	Less than 1%
(1)	Includes shares issuable upon the exercise of stock options within 60 days of April 30, 2013.
(2)	Consists of shares of Cynosure Class A common stock owned by El.En. S.p.A., or El.En. The El.En. board of directors has voting and investment power for the shares held by El.En. The El.En. board of directors consists of eight persons, including Andrea Cangioli. The address of El.En. is Via Baldanzese 17, Calenzano, 50041 Florence, Italy.

(3)	According to a Schedule 13G filed with the SEC on February 14, 2013, Next Century Growth Investors, LLC or certain of its affiliates beneficially owns 1,132,386 shares of Cynosure Class A common stock. The address of Next Century Growth Investors, LLC is 5500 Wayzata Blvd., Suite 1275, Minneapolis, Minnesota.
(4)	According to a Schedule 13G filed with the SEC on February 13, 2013, T. Rowe Price Associates, Inc. or certain of its affiliates beneficially owns 980,000 shares of Cynosure Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland.
(5)	Consists of 310,447 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 2013 and 5,000 shares of Cynosure Class A common stock held in a family trust.
(6)	Consists of 167,090 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 2013 and 5,000 shares of Cynosure Class A common stock held in a family trust.
(7)	Consists of shares issuable upon exercise of stock options exercisable within 60 days of April 30, 2013.
(8)	Includes 2,500 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 2013.
(9)	Includes 49,000 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 2013.
(10)	Includes 2,098,628 shares owned by El.En. and 775,952 shares issuable upon exercise of stock options held by directors and executive officers and exercisable within 60 days of April 30, 2013.

Cynosure Board of Directors

Set forth below is information about each member of the Cynosure board of directors, other than Mr. Cangioli, whose term will expire at this annual meeting, and each nominee for election as a Cynosure class II classified director. This information includes each director or nominee’s age as of April 30, 2013 and length of service as a director of Cynosure, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of Cynosure’s directors, nominees for director and executive officers.

Classified Directors

Nominees for Class II Classified Directors With Terms Expiring in 2016 (Class II Classified Directors)

Marina Hatsopoulos. Age 47. Ms. Hatsopoulos has been a Cynosure director since November 2008. Ms. Hatsopoulos has been a private investor since 2007. From August 2005 to September 2007, she was a director of Contex Holdings, a leading manufacturer of large-format scanners. From December 1994 to August 2005, she served as chief executive officer and director of Z Corporation, a leader in the 3D printing market, which was sold to Contex Scanning Technology in 2005. From 2005 through 2010, Ms. Hatsopoulos served as a director of the GSI Group Inc., a supplier of precision technology to the global medical, electronics and industrial markets and semiconductor systems. From 2007 until its sale to Sara Lee in 2011, Ms. Hatsopoulos was a director of Tea Forte, a supplier of luxury tea products. Since 2012, she has served as the chairperson of the board of directors of Levitronix Technologies, the worldwide leader in magnetically levitated bearingless motor technology, and as a director of Dear Kate, a women’s apparel company. Ms. Hatsopoulos has experience serving as a director and advisor for both public and private companies, which enhances her contributions to the Cynosure board of directors. Her leadership skills and executive experience enable her to be an effective board member.

William O. Flannery. Age 67. Mr. Flannery has served as Cynosure’s Secretary since 2004, and is expected to resign as Secretary effective immediately prior to the Cynosure annual meeting. Since 1993, Mr. Flannery has maintained his own legal practice focusing on the representation of technology-based companies. Since 1993, he has also served as of counsel to Goulston & Storrs P.C., a law firm, of which he was a partner from 1992 to 1993. From 1985 to 1992, Mr. Flannery served as the general counsel of Thermo Electron Corporation, and as its vice president—administration from 1990 to 1992. He served on the board of directors of the Massachusetts Municipal Wholesale Electric Company, a state charted association of municipal utilities, including as chairman from 1997 to 1998. From 2000 to 2006, Mr. Flannery served as counsel to and a director of Cyterra Corporation, a supplier of mine detection systems. From 2001 to 2005, he served as counsel to and a director of Z Corporation. From 1994 to 2001, he served as counsel to and a director of True Technology, a medical device company. From 2002 to 2005, he served as counsel to and a director of Loea Corporation, a communications company. From 1995 to 2000, he served as a director of Boston Marine Consulting, a nautical testing and design software company. Cynosure believes that Mr. Flannery’s decades of experience as a corporate and securities lawyer representing technology-based companies, and his years of experience both advising and serving on the boards of technology companies, qualify him to serve on the Cynosure board of directors.

Directors Whose Terms Expire in 2014 (Class III Classified Directors)

Michael R. Davin. Age 55. Mr. Davin has been Cynosure’s president and chief executive officer and a director since September 2003, and became the chairman of its board of directors in October 2004. Mr. Davin has over 25 years of experience in the light-based technology field. From 1998 to 2003, Mr. Davin served as co-founder and vice president of worldwide sales and strategic development of Cutera, Inc., a provider of laser and other light-based aesthetic treatment systems. Prior to co-founding Cutera, Mr. Davin spent 11 years at Coherent Medical, a manufacturer of laser, optics and related equipment, in senior management positions in sales, marketing and clinical development. Cynosure believes Mr. Davin’s qualifications to serve on its board of directors include his two decades of experience in the light-based technology industry, including nearly 10 years as Cynosure’s president and chief executive officer.

Ettore V. Biagioni. Age 54. Mr. Biagioni has been a Cynosure director since 2005. Since 2004, Mr. Biagioni has been a managing partner of Alothon Group LLC, a private equity firm which he co-founded. From 1998 to 2004, Mr. Biagioni served as head of the Latin America Private Equity Group of Deutsche Bank/Bankers Trust Company. Mr. Biagioni serves on the boards of directors of several private companies. Cynosure believes Mr. Biagioni’s qualifications to serve on its board of directors include his experience serving as a director for other companies, which enhances his contributions to the Cynosure board. In addition, his leadership skills and financial experience enable him to be an effective board member.

Directors Whose Terms Expire in 2015 (Class I Classified Directors)

Thomas H. Robinson. Age 54. Mr. Robinson has been a Cynosure director since 2005. Since September 2011, Mr. Robinson has served as a partner with RobinsonButler, an executive search firm. During 2010, Mr. Robinson served as managing director at Russell Reynolds Associates. From 1998 to 2010, Mr. Robinson served as managing partner of the North American medical technology practice, which includes the medical device, hospital supply/distribution and medical software areas, of Spencer Stuart, Inc., a global executive search firm. From 2002 to 2010, Mr. Robinson had been a member of Spencer Stuart’s board services practice, which assists corporations to identify and recruit outside directors. From 1998 to 2000, Mr. Robinson headed Spencer Stuart’s North American biotechnology specialty practice. From 1993 to 1997, Mr. Robinson served as president of the emerging markets business at Boston Scientific Corporation, a global medical devices manufacturer. From 1991 to 1993, Mr. Robinson served as president and chief operating officer of Brunswick Biomedical, a cardiology medical device company. In 2009, Mr. Robinson became a director of SANUWAVE Health, a publicly-traded regenerative medicine company. Mr. Robinson’s qualifications to serve on the Cynosure board of directors include his experience in and knowledge of the medical technology industry, combined with his operational and corporate governance experience.

Brian M. Barefoot. Age 70. Mr. Barefoot has been a Cynosure director since 2011. From 2001 to 2008, Mr. Barefoot served as Babson College president. From 1996 to 2001, Mr. Barefoot served as chairman of the board of trustees of Babson College. Mr. Barefoot serves on the boards of directors of Blue Cross Blue Shield of Massachusetts, where he is Chair of the Finance and Business Performance Committee and a member of the audit committee. Mr. Barefoot serves as a director of Array Health Solutions, Inc., a health care technology and services company, and of Big Belly Solar, a renewable energy-focused waste collection company, and he is a senior advisor to Carl Marks Advisory Group LLC, a New York-based middle market merchant bank. Mr. Barefoot’s qualifications to serve on the Cynosure board of directors include his corporate governance experience combined with his leadership skills and experience derived from more than three decades in financial services.

Cynosure Executive Officers

Cynosure’s executive officers and their respective ages and positions as of April 30, 2013 are described below. Cynosure’s officers serve until they resign or the Cynosure board terminates their position. There are no family relationships among any of Cynosure’s directors, nominees for director and executive officers.

Michael R. Davin. Age 55. President, Chief Executive Officer and Chairman of the Board of Directors. For more information, see “Cynosure Board of Directors” above.

Timothy W. Baker. Age 52. Executive Vice President, Chief Financial Officer and Treasurer. Mr. Baker has been Cynosure’s executive vice president, chief financial officer and treasurer since March 2004. From July 2003 to February 2004, Mr. Baker served as vice president, finance of Stryker Biotech, a division of Stryker Corporation, a medical products and services provider. From July 2000 to June 2003, Mr. Baker served as president and chief financial officer of Photoelectron Corp., a provider of miniature x-ray systems for radiation therapy. From January 1996 to July 2000, Mr. Baker served as the chief financial officer and vice president of operations of Radionics, Inc., a provider of surgical devices. Mr. Baker is a certified public accountant and holds an M.B.A. in operations management.

Douglas J. Delaney. Age 46. Executive Vice President, Sales. Mr. Delaney has been Cynosure’s executive vice president, sales since February 2005 and has worked in medical laser sales for more than 16 years. From May 2004 until February 2005, Mr. Delaney was Cynosure’s vice president, North American sales, and from September 2003 until May 2004, he was Cynosure’s director of North American sales. From September 1999 to September 2003, Mr. Delaney served as national sales manager of Cutera.

CYNOSURE CORPORATE GOVERNANCE

The Cynosure board of directors believes that good corporate governance is important to ensure that Cynosure is managed for the long-term benefit of its stockholders. This section describes key corporate governance guidelines and practices that Cynosure has adopted. Complete copies of the corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of the “Investor Relations” page of Cynosure’s website, www.cynosure.com. Alternatively, you can request a copy of any of these documents by writing to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations.

Corporate Governance Guidelines

The Cynosure board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Cynosure and its stockholders. These guidelines, which provide a framework for the conduct of the Cynosure board’s business, provide that:

•	the principal responsibility of the Cynosure directors is to oversee Cynosure’s management;

•	a majority of the members of the Cynosure board shall be independent directors;

•	the independent directors of Cynosure meet regularly in executive session;

•	Cynosure directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new Cynosure directors participate in an orientation program and all Cynosure directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Cynosure board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The Cynosure board believes that its chief executive officer is best situated to serve as chairman as he is the director most familiar with Cynosure’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Cynosure’s independent directors and management have different perspectives and roles in strategy development. Cynosure’s independent directors bring experience, oversight and expertise from outside the company and industry, while the chief executive officer brings company-specific experience and expertise. The Cynosure board believes that the combined role of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between Cynosure management and the Cynosure board, which are essential to effective governance. The Cynosure board has not appointed a separate lead director.

Board Determination of Independence

Under applicable NASDAQ rules, a Cynosure director will only qualify as an “independent director” if, in the opinion of the Cynosure board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Cynosure board of directors has determined that none of Messrs. Barefoot, Biagioni or Robinson or Ms. Hatsopoulos, and if elected, Mr. Flannery, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is, and Mr. Flannery would be, an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process

The process followed by the nominating and corporate governance committee of the Cynosure board of directors to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the Cynosure board.

In considering whether to recommend any particular candidate for inclusion in the Cynosure board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in Cynosure’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of Cynosure’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all Cynosure stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The Cynosure board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Cynosure believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Cynosure board to fulfill its responsibilities.

Cynosure stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Cynosure common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Cynosure board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in Cynosure’s proxy card for its next annual meeting.

Stockholders also have the right under Cynosure’s by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the Cynosure board of directors, by following the procedures set forth under “Future Stockholder Proposals—Cynosure.” Candidates nominated by stockholders in accordance with the procedures set forth in Cynosure’s by-laws will not be included in its proxy card for the next annual meeting.

Board Meetings and Attendance

The Cynosure board met seven times during the fiscal year ended December 31, 2012, either in person or by teleconference. During 2012, each Cynosure director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Cynosure’s Corporate Governance Guidelines provide that Cynosure directors are expected to attend the annual meeting of Cynosure stockholders. One of Cynosure’s directors attended its 2012 annual meeting of stockholders.

Risk Management

The Cynosure board has an active role, as a whole and also at the committee level, in overseeing management of Cynosure’s risks. The Cynosure compensation committee is responsible for overseeing the management of risks related to its executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of certain financial risks. The nominating and corporate governance committee manages risks associated with the independence of the Cynosure board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Board Committees

The Cynosure board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by the Cynosure board. Current copies of each committee’s charter are posted on the “Corporate Governance” section of the “Investor Relations” page of Cynosure’s website, www.cynosure.com.

The Cynosure board of directors has determined that all of the members of each of its board’s three standing committees are independent as defined under applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Cynosure’s audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of Cynosure’s independent registered public accounting firm;

•	overseeing the work of Cynosure’s independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and Cynosure’s independent registered public accounting firm Cynosure’s annual and quarterly financial statements and related disclosures;

•	coordinating the Cynosure board of directors’ oversight of internal control over financial reporting, disclosure controls and procedures and its code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with Cynosure’s independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

The members of Cynosure’s audit committee in 2012 were Messrs. Barefoot (Chairman) and Biagioni and Ms. Hatsopoulos. The Cynosure board of directors has determined that Mr. Barefoot and Ms. Hatsopoulos are “audit committee financial experts” as defined by applicable SEC rules. The audit committee met nine times during 2012.

Compensation Committee

The Cynosure compensation committee’s responsibilities include:

•	reviewing and approving Cynosure’s chief executive officer’s compensation;

•	evaluating the performance of Cynosure’s executive officers and reviewing and approving the compensation of its other executive officers;

•	overseeing and administering, and making recommendations to the Cynosure board of directors with respect to, its equity incentive plans;

•	reviewing and making recommendations to the Cynosure board of directors with respect to director compensation;

•	reviewing and discussing annually with management Cynosure’s compensation discussion and analysis; and

•	preparing the compensation committee report required by SEC rules.

The processes and procedures followed by the Cynosure compensation committee in considering and determining executive and director compensation are described below under the heading “—Executive and Director Compensation Processes.”

The members of the Cynosure compensation committee in 2012 were Messrs. Robinson (Chairman) and Barefoot and Ms. Hatsopoulos. The compensation committee met two times during 2012.

Nominating and Corporate Governance Committee

Cynosure’s nominating and corporate governance committee’s responsibilities include:

•

recommending to the Cynosure board of directors the persons to be nominated for election as directors or to fill vacancies on the Cynosure board of directors, and to be appointed to each of the Cynosure board’s committees;

•	overseeing an annual review by the Cynosure board of directors with respect to management succession planning;

•	developing and recommending to the Cynosure board of directors corporate governance principles and guidelines; and

•	overseeing periodic evaluations of the Cynosure board of directors.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “—Director Nomination Process.”

The members of Cynosure’s nominating and corporate governance committee in 2012 were Messrs. Biagioni (Chairman), Robinson and Barefoot and Ms. Hatsopoulos. The nominating and corporate governance committee met three times during 2012.

Communicating with the Directors

The Cynosure board will give appropriate attention to written communications that are submitted by Cynosure stockholders, and will respond if and as appropriate. The chairman of the Cynosure nominating and corporate governance committee, with the assistance of Cynosure’s corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all Cynosure directors if they relate to important substantive matters and include suggestions or comments that the corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Cynosure tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Cynosure board of directors should address such communications to Board of Directors, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Code of Business Conduct and Ethics

Cynosure has adopted a written Code of Business Conduct and Ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Cynosure has posted a current copy of the code on the “Corporate Governance” section of the “Investor Relations” page of its website, www.cynosure.com. In addition, Cynosure intends to post on its website all disclosures that are required by law or NASDAQ listing requirements concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

Cynosure’s audit committee has reviewed its audited financial statements for the fiscal year ended December 31, 2012 and has discussed these financial statements with Cynosure’s management and its independent registered public accounting firm.

Cynosure’s audit committee has also received from, and discussed with, Cynosure’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Cynosure’s independent registered public accounting firm also provided Cynosure’s audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. Cynosure’s audit committee has discussed with the registered public accounting firm their independence from Cynosure.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, Cynosure’s audit committee recommended to the Cynosure board of directors that the audited financial statements be included in Cynosure’s Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors of Cynosure, Inc.

Brian M. Barefoot, Chairman

Marina Hatsopoulos

Ettore V. Biagioni

CYNOSURE DIRECTOR COMPENSATION

Cynosure pays each of its directors who is not an employee of, or a spouse of an employee of, Cynosure or El.En., whom Cynosure refers to as non-employee directors, an annual retainer as well as a fee for attendance at board committee meetings for each day that a non-employee director attends board committee meetings in person or by telephone or video conference. Cynosure’s committee chairmen receive an additional annual retainer. Each of these committee chairmen is a non-employee director. Cynosure reimburses each non-employee member of its board of directors for out-of-pocket expenses incurred in connection with attending Cynosure’s board and committee meetings.

The Cynosure compensation committee engaged Connell & Partners, a division of Gallagher Benefit Services, Inc., in 2011 as independent outside compensation consultants to assess the competitiveness of Cynosure’s director compensation and to provide recommendations with respect to both the levels and structure of compensation for Cynosure’s directors. Connell assessed the competitiveness of director compensation through comparisons with peer groups and survey sources. In July 2011, based on the recommendations of Connell, the Cynosure compensation committee adopted a new director compensation plan and made adjustments to annual retainers and meeting fees for Cynosure’s non-employee directors, effective July 1, 2011. These amounts remained unchanged for 2012, as set forth below.

Non-Employee Director Fee Type	2012 Amount
Annual Retainer	$40,000
Audit Committee Chair Retainer	$12,000
Compensation Committee Chair Retainer	$7,000
Governance Committee Chair Retainer	$7,000
Committee Meeting Fee	$1,500

Each new non-employee director receives an option to purchase 8,000 shares of Cynosure Class A common stock upon his or her appointment to the Cynosure board of directors. These options will vest annually in three equal installments subject to the non-employee director’s continued service as a director. Thereafter, each non-employee director receives an annual grant of an option to purchase 8,000 shares of Cynosure Class A common stock at each year’s annual meeting after which he or she will continue to serve as a director, provided each such non-employee director has served on the Cynosure board of directors for at least six months. These options vest in full on the first anniversary of the grant date, subject to the non-employee director’s continued service as a director. Each non-employee director stock option will have such terms as the Cynosure board of directors may specify in the applicable option agreement, provided that no option will be granted to a non-employee director for a term in excess of 10 years. The exercise price of all of these options will equal the fair market value of Cynosure Class A common stock on the date of grant.

Compensation for Cynosure’s directors, including cash and equity compensation, is determined and subject to adjustment by the Cynosure board of directors.

2012 Director Compensation

The following table contains information regarding compensation for the non-employee members of the Cynosure board of directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Brian M. Barefoot	$64,000	$87,394	$151,394
Ettore V. Biagioni	$60,500	$87,394	$147,894
Marina Hatsopoulos	$58,000	$87,394	$145,394
Thomas Robinson	$50,000	$87,394	$137,394

(1)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of option awards to each listed director in fiscal 2012. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2012. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

The aggregate number of shares subject to option awards held by each of Cynosure’s non-employee directors (representing unexercised option awards—both exercisable and unexercisable) at December 31, 2012 is as follows:

Name	Number of Shares Subject to Options Awards Held as of December 31, 2012
Brian M. Barefoot	13,000
Ettore V. Biagioni	49,000
Marina Hatsopoulos	33,000
Thomas Robinson	49,000

The following table includes the assumptions used to calculate the fiscal 2012 grant date fair value on a grant by grant basis for Cynosure’s directors.

Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise Price ($/Sh)	Volatility (%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
Brian M. Barefoot	5/9/12	8,000	$21.16	57	5.81	0.77	—	$10.9242
Ettore V. Biagioni	5/9/12	8,000	$21.16	57	5.81	0.77	—	$10.9242
Marina Hatsopoulos	5/9/12	8,000	$21.16	57	5.81	0.77	—	$10.9242
Thomas Robinson	5/9/12	8,000	$21.16	57	5.81	0.77	—	$10.9242

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to Cynosure’s audited consolidated financial statements for the year ended December 31, 2012 included in Cynosure’s Annual Report on Form 10-K filed with the SEC on March 8, 2013.

Executive and Director Compensation Processes

The Cynosure compensation committee has implemented an annual performance review program for Cynosure’s executives under which annual performance goals are determined early in each calendar year for each of Cynosure’s executive officers. These goals include both corporate goals and individual goals that facilitate the achievement of the corporate goals. Recommendations relating to the goals for Cynosure’s executive officers are developed by Cynosure’s chief executive officer and chief financial officer, and are presented by the chief executive officer to the Cynosure compensation committee. The Cynosure compensation committee then establishes the goals, and annual bonuses are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, Cynosure evaluates individual and corporate performance against the goals for the recently completed year. Cynosure’s chief executive officer presents to the Cynosure compensation committee an evaluation of each of the other executive officers, as well as a recommendation by the chief executive officer for annual stock-based awards and bonuses, if any. These evaluations and recommendations are then discussed by the Cynosure compensation committee, which approves bonuses and any other awards for the executives. In addition, during the fourth quarter of each year the chief executive officer makes recommendations to the Cynosure compensation committee relating to annual base salary increases for the following year. These recommendations are discussed by the Cynosure compensation committee, which approves the base salary of Cynosure’s executive officers. Annual base salary increases approved during the fourth quarter, if any, are generally effective as of January 1 of the following year.

The Cynosure compensation committee has the authority, without approval of the Cynosure board of directors, to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors.

CYNOSURE COMPENSATION DISCUSSION AND ANALYSIS

The Cynosure compensation committee oversees Cynosure’s executive compensation program. In this role, the Cynosure compensation committee reviews and approves annually all compensation decisions relating to Cynosure’s executive officers.

Objectives and Philosophy of Cynosure’s Executive Compensation Program

The fundamental objectives of Cynosure’s compensation policies are to attract, reward and retain high quality executives, to accomplish Cynosure’s short- and long-term goals and, as a result, to enhance stockholder value. In order to achieve these goals, the Cynosure compensation committee seeks to provide compensation opportunities that are competitive in the marketplace, both in terms of the overall levels of compensation and the individual components of compensation. Cynosure provides a portion of its executive compensation in the form of stock options that vest over time, which Cynosure believes helps to retain its executive officers and aligns their interests with those of Cynosure stockholders by allowing them to participate in the longer term success of the company as reflected in stock price appreciation. The Cynosure compensation committee intends that if an officer as an individual and the company as a whole achieve the individual and company performance goals determined by the Cynosure compensation committee, then the officer should have an opportunity to receive compensation that is competitive with industry norms. In addition, the Cynosure compensation committee intends that the compensation of each of Cynosure’s executive officers is commensurate with his or her position and responsibilities and equitable in comparison with the compensation of Cynosure’s other executive officers.

Roles of Executives in Establishing Executive Compensation. Michael Davin, Cynosure’s chief executive officer, and Timothy Baker, Cynosure’s chief financial officer, are actively involved in the executive compensation process. Mr. Davin reviews the performance of each of the executive officers (other than his own performance) and recommends to the Cynosure compensation committee base salary increases and bonus and long-term incentive awards for such individuals. He provides the Cynosure compensation committee with both short- and long-term recommended financial and non-financial performance goals for the company that are used in its cash incentive plans to link pay with performance. Mr. Davin also provides his views to the Cynosure compensation committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve Cynosure’s goals. Mr. Baker works with Mr. Davin to develop the recommended base salary increases, bonus levels and long-term incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate Cynosure’s executive team. Mr. Davin and Mr. Baker report their findings to the Cynosure compensation committee, but do not participate in the Cynosure compensation committee’s executive sessions.

Effect of 2012 Stockholder Advisory Vote. At Cynosure’s 2012 annual meeting of stockholders, holders of approximately 77% of Cynosure’s common stock voting on the matter approved, on an advisory basis, the compensation of Cynosure’s named executive officers. Based on this approval, the Cynosure compensation committee established Cynosure’s 2012 executive compensation policies in a manner consistent with past practice.

Role of Compensation Consultant. Prior to 2013, the Cynosure compensation committee had not engaged an independent outside compensation consultant since 2007 for the purpose of reviewing executive compensation. Following execution of the merger agreement, in April 2013, the Cynosure compensation committee engaged Connell & Partners to assess the competitiveness of Cynosure’s executive compensation and to provide recommendations with respect to both the levels and structure of compensation for Cynosure’s executives. The Cynosure compensation committee has begun, and expects to continue in the coming months and following the merger, to evaluate the need for revisions or modifications to all elements of its executive compensation program to ensure the program remains competitive with the companies with which Cynosure competes for executive talent.

Risk Considerations in Cynosure’s Compensation Program

Cynosure believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on its business. In addition, the Cynosure compensation committee believes that the mix and design of the components of executive compensation do not encourage management to assume excessive risks.

Components of Cynosure’s Executive Compensation Program

The Cynosure compensation committee considers the total compensation of each executive officer when making decisions about compensation.

The Cynosure compensation committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short-, intermediate- and long-term goals and objectives. Cynosure does not have any formal or informal policy or target for allocating compensation by type of compensation. Instead, Cynosure has determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components designed to reward recent results and drive long-term company performance. The following charts illustrate the fiscal 2012 mix of compensation elements for Cynosure’s chief executive officer and its other executive officers on average, respectively.

[CHART]
                 Chief Executive Officer            Other Named Executives
             2012 Compensation Distribution   2012 Compensation Distribution
Base Salary                29%                   29%
Cash Bonus/
 Commission             44%                    38%
Stock-Based
  Awards                    26%                     33%

Cynosure’s executive compensation generally includes three components:

•	base salary;

•	cash bonuses and commissions; and

•	stock-based awards.

Base salary. The Cynosure compensation committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers in similar positions at other comparable companies. Base salaries are reviewed at least annually by the Cynosure compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Salary increases are based on individual performance, market conditions and company performance. To gauge market conditions, the Cynosure compensation committee evaluates market data compiled by Connell & Partners, an independent compensation consultant. Base salaries are set upon review of market data provided to the Cynosure compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential. The Cynosure compensation committee typically reviews officer salaries annually at the end of the fiscal year. In December 2007, with the assistance of Connell, the Cynosure compensation committee reviewed the salaries of Cynosure’s named executive officers and repositioned their base salaries to align with individual performance, market condition and company performance. No changes have been made to this structure since that date. The base salaries of Cynosure’s named executive officers are subject to adjustment upon annual review by the Cynosure board of directors, but in no event will Cynosure pay its named executive officers an annual base salary that is less than 105% of the annual base salary in effect for the immediately preceding year during the term of their employment agreements. The 2012 annual base salary for Mr. Davin was $655,923; the annual base salary for Mr. Baker was $379,209; and the annual base salary for Mr. Delaney was $298,394.

Cash Bonuses and Commissions. The Cynosure compensation committee believes that cash bonuses and commissions are important to motivate and reward Cynosure’s executive officers. Pursuant to the terms of his employment agreement, Mr. Davin, Cynosure’s chief executive officer, is eligible to receive a discretionary bonus payment targeted at 75% of his annual base salary based upon individual performance goals set by the Cynosure compensation committee. For 2012, Mr. Davin received a bonus payment of $1,000,000 which was determined at the discretion of the Cynosure compensation committee. Mr. Baker, Cynosure’s chief financial officer, is eligible to receive a discretionary bonus payment targeted at 75% of his annual base salary based upon individual performance goals set by the Cynosure compensation committee. For 2012, Mr. Baker received a bonus payment of $530,000 which was determined at the discretion of the Cynosure compensation committee. For 2012 Messrs. Davin and Baker received actual bonus payments that were greater than their targeted bonus payments, because Cynosure out-performed its 2012 operational plan. Mr. Delaney, Cynosure’s executive vice president, sales, is entitled to receive commissions based on Cynosure’s sales, and for 2012, he received commission payments of $340,033.

Stock-based awards. The Cynosure compensation committee uses stock-based awards to help align the interests of Cynosure’s executive officers with those of its stockholders and to encourage its executive officers to contribute to Cynosure’s long-term market performance. Traditionally, the Cynosure compensation committee has granted stock-based awards to Cynosure’s executive officers in the form of stock options that vest in installments over three years, with an exercise price equal to the closing market price of Cynosure Class A common stock on the date of grant, so that the officer will earn no compensation from his or her options unless the market price of Cynosure Class A common stock increases beyond the exercise price. In determining the size of stock-based awards to Cynosure’s executive officers, the Cynosure compensation committee considers the company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the executive officer, the vesting of such awards and the recommendations of management.

The Cynosure compensation committee recommends the annual long-term equity incentive grants to the executive officers at the first board meeting of each fiscal year, with the grant date being the second day of trading after the annual results of operations are announced, consistent with Cynosure’s insider trading policy. An exception to this policy would be with respect to the new hire of an executive officer, with the grant date being the hiring date. The exercise price and grant price of stock options, respectively, are the closing market price of Cynosure Class A common stock on the Nasdaq Global Market on the grant date. Cynosure does not time the grant of equity awards in coordination with the release of material non-public information. In certain circumstances, the Cynosure compensation committee may also consider discretionary long-term equity incentive awards for officers’ individual performance.

In reviewing the grant recommendations made by Cynosure’s management, the Cynosure compensation committee considered:

•	each officer’s performance and contribution during the fiscal year;

•	competitive practices; and

•	the proportion of options granted to each named executive officer, and the named executive officers in aggregate, as a percentage of total options granted during the fiscal year.

In February 2012, Cynosure granted the following stock options to its named executive officers, each with an exercise price equal to the closing market price of Cynosure Class A common stock on the date of grant: Mr. Davin—70,000; Mr. Baker—45,000; and Mr. Delaney—45,000.

Cynosure maintains broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of Cynosure’s employee benefit plans, in each case on the same basis as other employees. The 401(k) plan includes a matching component where Cynosure will match an employee’s contribution, on a dollar for dollar basis, up to a maximum of six percent of their wages, not to exceed the maximum company match of $2,500 for the year ended December 31, 2012. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended.

During 2012, Cynosure’s aggregate matching contributions to the named executive officers was $7,500.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits public companies from taking a tax deduction for compensation over $1,000,000 paid to its chief executive officer and each such other officer whose compensation is required to be reported to Cynosure stockholders pursuant to the Exchange Act by reason of being among the most highly compensated executive officers, unless certain requirements are met. In general, the Cynosure compensation committee seeks to structure the stock-based compensation granted to Cynosure’s executive officers to allow the company to deduct such officers’ compensation; however, it is possible that compensation from such executive officers’ stock-based compensation may not be exempted from Section 162(m). In addition, the Cynosure compensation committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the Cynosure compensation committee believes the compensation is appropriate and in the best interests of Cynosure and its stockholders, after taking into consideration general business conditions and the performance of Cynosure’s executives. For example, the salary and cash bonuses Cynosure pays to its named executive officers do not qualify for the deduction under Section 162(m), but the Cynosure compensation committee believes that the consequences derived from that compensation outweigh any tax benefit to Cynosure.

CYNOSURE EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the periods indicated of Cynosure’s chief executive officer, chief financial officer and the other most highly compensated executive officer serving as an executive officer at the end of the last completed fiscal year other than the chief executive officer and chief financial officer. Cynosure refers to the executive officers identified in this table as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation (2)	Total
Michael R. Davin	2012	$655,923	$1,000,000	$596,099	$2,500	$2,254,522
President and Chief	2011	$624,422	$625,260	$601,680	$2,500	$1,853,862
Executive Officer	2010	$580,039	$250,000	$549,101	$2,500	$1,381,640
Timothy W. Baker	2012	$379,209	$530,000	$383,207	$2,500	$1,294,916
Executive Vice President,	2011	$360,997	$361,482	$376,050	$2,500	$1,101,029
Chief Financial Officer and Treasurer	2010	$336,016	$252,197	$366,067	$2,500	$956,780
Douglas J. Delaney	2012	$298,394	$340,033	$383,207	$2,500	$1,024,134
Executive Vice President,	2011	$284,064	$241,000	$376,050	$2,500	$903,614
Sales	2010	$264,406	$100,000	$295,670	$2,500	$662,576

(1)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of option awards for fiscal 2012, fiscal 2011 and fiscal 2010, respectively. These amounts do not represent the actual amounts paid to or realized by the named executive officers for these awards during fiscal 2012, 2011 or 2010. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

All stock options were granted under Cynosure’s 2005 Stock Incentive Plan. The stock options vest over three years at the rate of 8.33% every three months subsequent to the date of grant. Vested stock options terminate upon the earlier of thirty-days following termination of employment, subject to certain exceptions, or ten years from the date of grant.

The following table includes the assumptions used to calculate the grant date fair value reported for fiscal years 2012, 2011 and 2010, on a grant by grant basis.

				Assumptions
Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise Price ($/Sh)	Volatility (%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share
Michael R. Davin	2/15/12	70,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	80,000	14.04	56	5.81	2.37	—	$7.5210
	2/10/10	97,500	10.16	59	5.81	2.33	—	$5.6318

Timothy W. Baker	2/15/12	45,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	50,000	14.04	56	5.81	2.37	—	$7.5210
	2/10/10	65,000	10.16	59	5.81	2.33	—	$5.6318

Douglas J. Delaney	2/15/12	45,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	50,000	14.04	56	5.81	2.37	—	$7.5210
	2/10/10	52,500	10.16	59	5.81	2.33	—	$5.6318

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to Cynosure’s audited consolidated financial statements for the year ended December 31, 2012 included in Cynosure’s Annual Report on Form 10-K filed with the SEC on March 8, 2013.

(2)	The amounts shown in this column reflect the amounts Cynosure contributed to the 401(k) plan for the named executive officers.

Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made during 2012 to the named executive officers.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/Sh)(1)	Aggregate Grant Date Fair Value of Option Awards($)(2)
Michael R. Davin	2/15/12	70,000	$16.46	$596,099
Timothy W. Baker	2/15/12	45,000	$16.46	$383,207
Douglas J. Delaney	2/15/12	45,000	$16.46	$383,207

(1)	Based on the fair market value of Cynosure Class A common stock on the date of grant.
(2)	The grant date fair value of each of these options was $8.5157 per share and was computed using a Black-Scholes valuation methodology. Cynosure estimated the full grant date fair value of these options using the following assumptions: 0.81% risk free interest rate; 0% dividend yield; 57% expected volatility; and a 5.81-year expected life. The grant date fair value is generally the amount that Cynosure would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by the named executive officers as of December 31, 2012. The named executive officers did not hold any stock awards as of December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael R. Davin	25,001	—	$17.45	5/8/2016	(1)
	26,667	—	$17.61	11/20/2016	(1)
	60,000	—	$22.65	2/14/2017	(1)
	20,000	—	$28.34	8/8/2017	(1)
	31,000	—	$23.97	2/13/2018	(1)
	44,655	8,126	$10.16	2/10/2020	(1)
	46,666	33,334	$14.04	2/16/2021	(1)
	17,499	52,501	$16.46	2/15/2022	(1)
Timothy W. Baker	15,001	—	$17.45	5/8/2016	(1)
	13,334	—	$17.61	11/20/2016	(1)
	30,000	—	$22.65	2/14/2017	(1)
	10,000	—	$28.34	8/8/2017	(1)
	19,000	—	$23.97	2/13/2018	(1)
	14,341	5,417	$10.16	2/10/2020	(1)
	29,166	20,834	$14.04	2/16/2021	(1)
	11,249	33,751	$16.46	2/15/2022	(1)
Douglas J. Delaney	15,001	—	$17.45	5/8/2016	(1)
	13,334	—	$17.61	11/20/2016	(1)
	30,000	—	$22.65	2/14/2017	(1)
	10,000	—	$28.34	8/8/2017	(1)
	19,000	—	$23.97	2/13/2018	(1)
	4,374	4,376	$10.16	2/10/2020	(1)
	29,166	20,834	$14.04	2/16/2021	(1)
	11,249	33,751	$16.46	2/15/2022	(1)

(1)	The stock options were granted under Cynosure’s 2005 Stock Incentive Plan and vest 8.33% on the first day of each calendar quarter subsequent to the date of grant. The grant date of each option is listed in the table below by expiration date.

Expiration Date	Grant Date
5/8/2016	5/8/2006
11/20/2016	11/20/2006
2/14/2017	2/14/2007
8/8/2017	8/8/2007
2/13/2018	2/13/2008
2/10/2020	2/10/2010
2/16/2021	2/16/2011
2/15/2022	2/15/2012

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options by the named executive officers during 2012. Cynosure’s named executive officers did not hold any shares of restricted stock during 2012, so no restricted stock held by the named executive officers vested in 2012.

2012 OPTION EXERCISES

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)
Michael R. Davin	171,595	$3,004,167
Timothy W. Baker	118,681	$2,065,507
Douglas J. Delaney	117,189	$2,040,084

(1)	Represents the difference between the exercise price and the fair market value of Cynosure Class A common stock on the date of exercise.

Potential Payments upon Termination or Change in Control

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 31, 2012. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to Cynosure’s full-time employees generally.

	Retirement, Resignation or Termination for Cause	Termination without Cause	Resignation for Good Reason	Termination Following Change-in- Control
Michael R. Davin
Severance Payment(1)	—	$3,079,000	$3,079,000	$3,079,000
Value of Accelerated Vesting of Equity Compensation(2)	—	$851,000	$851,000	$851,000
Total	—	$3,930,000	$3,930,000	$3,930,000

Timothy W. Baker
Severance Payment(1)	—	$1,749,000	$1,749,000	$1,749,000
Value of Accelerated Vesting of Equity Compensation(2)	—	$544,000	$544,000	$544,000
Total	—	$2,293,000	$2,293,000	$2,293,000

Douglas J. Delaney
Severance Payment(1)	—	$1,266,000	$1,266,000	$1,266,000
Value of Accelerated Vesting of Equity Compensation(2)	—	$529,000	$529,000	$529,000
Total	—	$1,795,000	$1,795,000	$1,795,000

(1)	Pursuant to the terms of the employment agreements Cynosure has entered into with each executive officer, these amounts include the following: (1) base salary at December 31, 2012 for an additional 24 months; (2) calendar year 2012 annual performance bonus or commissions bonus; (3) 110% of calendar year 2011 bonus or commissions paid; (4) health and welfare benefits, assuming the executive’s cost for continuing COBRA for 18 months; and (5) unused vacation time, to be paid on or before the first anniversary of the effective date of termination. The calculation excludes any tax gross-up for excise taxes as defined within each executive officer’s employment agreement. The 2012 bonus for Mr. Davin was $1,000,000. The 2012 bonus for Mr. Baker was $530,000. The 2012 commission bonus for Mr. Delaney was $340,033.
(2)	All outstanding stock options or stock rights granted to Messrs. Davin, Baker and Delaney will become immediately exercisable in full if the option or right holder is terminated without cause, resigns for good reason, or resigns for good reason within 18 months of the change in control. The value of the accelerated vesting of equity compensation was calculated by multiplying the number of shares underlying the portion of stock options that would accelerate upon a termination following a change in control, and that have exercise prices less than the closing market price of Cynosure Class A common stock on December 31, 2012, by $24.11, the closing market price of Cynosure Class A common stock on December 31, 2012, and then deducting the aggregate exercise price for those options.

Employment Agreements

Michael R. Davin. Pursuant to an employment agreement entered into in December 2008 and further amended in December 2010 and July 2011, Cynosure employs Mr. Davin as its president, chief executive officer and chairman of the board of directors. Under this agreement, Mr. Davin is entitled to an annual base salary that is subject to adjustment upon annual review by the Cynosure board of directors, but in no event will Cynosure pays Mr. Davin an annual base salary that is less than 105% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Davin’s annual base salary has been adjusted by the Cynosure board of directors and is currently $725,000. The agreement provides for an annual performance bonus of an amount as determined in the discretion of the Cynosure compensation committee.

Mr. Davin’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change in control, or if he terminates his employment for good reason, Mr. Davin has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months. He is also entitled to receive the full amount of his annual performance bonus for the calendar year of such termination or resignation, as well as an amount equal to 110% of the bonus paid to him in the year of such termination or resignation, to be paid on or before the first anniversary of the effective date of his termination or resignation. Mr. Davin is not entitled to severance payments if Cynosure terminates him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Davin is prohibited from competing with Cynosure and soliciting Cynosure’s customers, prospective customers or employees for a period of twelve months if Cynosure terminates him for any reason. This non-competition period does not apply if Mr. Davin is terminated without cause, resigns for good reason or is terminated because Cynosure failed to obtain the agreement of any successor to the company to assume Mr. Davin’s employment agreement as required by the employment agreement. The employment agreement with Mr. Davin also contains a tax gross-up provision whereby if Mr. Davin incurs an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which Cynosure refers to as the “Code,” by reason of his receipt of a payment that is contingent on a change in Cynosure’s ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Davin will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

Timothy W. Baker. Pursuant to an employment agreement entered into in December 2008, Cynosure employs Mr. Baker as its executive vice president, chief financial officer and treasurer. Under this agreement, Mr. Baker is entitled to an annual base salary that is subject to adjustment upon annual review by the Cynosure board of directors, but in no event will Cynosure pay Mr. Baker an annual base salary that is less than 105% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Baker’s annual base salary has been adjusted by the Cynosure board of directors and is currently $425,000. Mr. Baker is also eligible to earn an annual target performance bonus based on target performance goals set by the Cynosure board of directors for each calendar year. Mr. Baker’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change in control, or if he terminates his employment for good reason, Mr. Baker has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months. He is also entitled to receive the full amount of his annual performance bonus for the calendar year of such termination or resignation, as well as an amount equal to 110% of the bonus paid to him in the year of such termination or resignation, to be paid on or before the first anniversary of the effective date of his termination or resignation. Mr. Baker is not entitled to severance payments if Cynosure terminates him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Baker is prohibited from competing with Cynosure and soliciting its customers, prospective customers or employees for a period of twelve months if Cynosure terminates him for any reason. This non-competition period does not apply if Mr. Baker is terminated without cause, resigns for good reason or is terminated because Cynosure failed to obtain the agreement of any successor to the company to assume Mr. Baker’s employment agreement as required by the employment agreement. The employment agreement with Mr. Baker also contains a tax gross-up provision whereby if Mr. Baker incurs an excise tax pursuant to Section 4999 of the Code by reason of his receipt of a payment that is contingent on a change in Cynosure’s ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Baker will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

Douglas J. Delaney. Pursuant to an employment agreement entered into in December 2008, Cynosure employs Mr. Delaney as its executive vice president, sales. Under this agreement, Mr. Delaney is entitled to an annual base salary that is subject to adjustment upon annual review by the Cynosure board of directors, but in no event will Cynosure pay Mr. Delaney an annual base salary that is less than 105% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Delaney’s annual base salary has been adjusted by the Cynosure board of directors and is currently $325,000. Mr. Delaney is also eligible to earn an annual target commission bonus based on target performance goals set by the Cynosure board of directors and Mr. Delaney for each calendar year. Mr. Delaney’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change in control, or if he terminates his employment for good reason, Mr. Delaney has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months. He is also entitled to receive the full amount of his annual performance bonus for the calendar year of such termination or resignation, as well as an amount equal to 110% of the bonus paid to him in the year of such termination or resignation, to be paid on or before the first anniversary of the effective date of his termination or resignation. Mr. Delaney is not entitled to severance payments if Cynosure terminates him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Delaney is prohibited from competing with Cynosure and soliciting its customers, prospective customers or employees for a period of twelve months if Cynosure terminates him for any reason. This non-competition period does not apply if Mr. Delaney is terminated without cause, resigns for good reason or is terminated because Cynosure failed to obtain the agreement of any successor to the company to assume Mr. Delaney’s employment agreement as required by the employment agreement. The employment agreement with Mr. Delaney also contains a tax gross-up provision whereby if Mr. Delaney incurs an excise tax pursuant to Section 4999 of the Code by reason of his receipt of a payment that is contingent on a change in Cynosure’s ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Delaney will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

In each of the employment agreements with Cynosure’s named executive officers, “cause” is defined as:

•

acts or omissions constituting gross negligence or willful misconduct on the part of the named executive officer with respect to the named executive officer’s obligations to Cynosure or otherwise relating to Cynosure’s business, in each case as determined in good faith by Cynosure;

•	the named executive officer’s material breach of his employment agreement or Cynosure’s Executive Innovations and Proprietary Rights Agreement;

•

the named executive officer’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or fiduciary duty in connection with the performance of his obligations to Cynosure;

•	the named executive officer’s willful neglect of duties as determined in the good faith by Cynosure;

•	the named executive officer’s failure to perform the essential functions of his position, with reasonable accommodation, due to a mental or physical disability; or

•	the named executive officer’s knowingly withholding material information (in his area of responsibility) from the Cynosure board of directors.

In each of the employment agreements with Cynosure’s named executive officers, “good reason” means the occurrence, without the named executive officer’s written consent, of any of the following:

•

the assignment to the named executive officer of duties inconsistent in any material respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority or responsibilities;

•	a reduction in the named executive officer’s annual base salary;

•

Cynosure’s failure to (i) continue in effect any material compensation or benefit plan or program in which the named executive officer participates or which is applicable to the named executive officer, unless an equitable arrangement has been made with respect to such plan or program, (ii) continue the named executive officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the effective date of the employment agreement, or (iii) award cash bonuses to the named executive officer in amounts and in a manner substantially consistent with past practice in light of Cynosure’s financial performance;

•

a significant change by Cynosure in the location at which the named executive officer performs his principal duties for Cynosure, or a requirement by Cynosure that the named executive officer travel on company business to a substantially greater extent than required immediately prior to the effective date of the employment agreement;

•	Cynosure’s failure to obtain the agreement from any successor to the company to assume and agree to perform under the employment agreement;

•

Cynosure’s failure to pay or provide to the named executive officer any portion of his compensation or benefits due under any benefit plan within seven days of the date such compensation or benefits are due; or

•	any material breach by Cynosure of the employment agreement with the named executive officer.

In each of the employment agreements with Cynosure’s named executive officers, “change in control” means the occurrence of any of the following:

•

the acquisition by an individual, entity or group other than El.En. of beneficial ownership of any capital stock of Cynosure if, after such acquisition, the acquiring entity beneficially owns more than 50% of the then-outstanding shares of Cynosure’s common stock; provided, however, that for purposes of this provision, the following acquisitions shall not constitute a change in control: (i) any acquisition directly from Cynosure (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Cynosure), (ii) any acquisition by Cynosure, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cynosure or any corporation controlled by Cynosure;

•

at such time that the members of the board of directors (i) who were members of the board of directors on the date of the execution of the executive’s agreement or (ii) who were nominated or elected subsequent to such date by at least a majority of the directors who were members of the board of directors on the date of the execution of the executive’s agreement do not constitute a majority of the board; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the board of directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Cynosure or a sale or other disposition of all or substantially all of the assets of Cynosure (each, a “business combination”) following which the beneficial owners of outstanding shares of Cynosure’s common stock prior to such business combination own less than 50% of the then outstanding shares of Cynosure’s common stock immediately following such business combination; or

•	approval by Cynosure stockholders of a complete liquidation or dissolution of Cynosure.

Compensation Committee Report

The Cynosure compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the company’s management. Based on such review and discussion with management, the Cynosure compensation committee recommended to the Cynosure board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cynosure’s Annual Report on Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors of Cynosure, Inc.

Thomas H. Robinson, Chairman

Brian Barefoot

Marina Hatsopoulos

Compensation Committee Interlocks and Insider Participation

During 2012, the Cynosure compensation committee consisted of Messrs. Robinson (Chairman) and Barefoot and Ms. Hatsopoulos. Neither of Messrs. Robinson (Chairman) or Barefoot nor Ms. Hatsopoulos has ever been an officer or employee of Cynosure. No member of the Cynosure compensation committee had any relationship with Cynosure during fiscal 2012 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of Cynosure’s executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Cynosure board of directors or Cynosure compensation committee.

Securities Authorized for Issuance under Cynosure’s Equity Compensation Plans

The following table contains information about Cynosure’s equity compensation plans as of December 31, 2012. Cynosure’s 2005 Stock Incentive Plan was adopted by the Cynosure board of directors on August 8, 2005 and approved by Cynosure stockholders on December 8, 2005. Cynosure will grant no further awards under the 1992 Stock Option Plan or the 2004 Stock Option Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans that have been approved by Cynosure stockholders	1,952,611	$16.18	331,517
Equity compensation plans that have not been approved by Cynosure stockholders	—	—	—

Total	1,952,611	$16.18	331,517

(1)	Consists of the 1992 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Stock Incentive Plan.
(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2012, all of the shares available for grant under the 2005 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

CYNOSURE RELATED-PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Cynosure board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Cynosure is a participant, the amount involved exceeds $120,000, and one of Cynosure’s executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to Cynosure’s chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by Cynosure’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of Cynosure’s business;

•	whether the terms of the transaction are no less favorable to Cynosure than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Cynosure of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Cynosure’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Cynosure board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of Cynosure’s charter or by-laws.

The policy provides that transactions involving compensation of Cynosure’s executive officers shall be reviewed and approved by the Cynosure compensation committee in the manner specified in its charter.

Since January 1, 2012, Cynosure has engaged in the following transactions with its directors, executive officers and holders of more than 5% of its voting securities, and affiliates of its directors, executive officers and 5% stockholders:

Arrangements with El.En.

Distribution Relationship. Since 2002, Cynosure has distributed products that are developed and manufactured by El.En., which as of April 30, 2013 owned approximately 12.9% of Cynosure’s outstanding Class A common stock. The following table sets forth Cynosure’s payments and indebtedness to El.En. pursuant to these distribution arrangements during the 2012 fiscal year:

	Payments to El.En. During Period	Trade Payables at Period End
Fiscal year ended December 31, 2012	$5,705,841	$1,896,486

Indemnification Agreement. In connection with Cynosure’s public offering in 2012, Cynosure and El.En. agreed to indemnify the underwriters for the offering, and their controlling persons, against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make because of any of those liabilities. Cynosure and El.En. entered into an agreement prior to the closing of the offering providing that:

•	Cynosure and El.En. will give prompt notice to the other party of any claim for indemnification under the underwriting agreements;

•

Cynosure will have the right to assume the defense of any action for which indemnification is sought from Cynosure or El.En., and El.En. will not settle or compromise any such action without Cynosure’s prior written consent; and

•

subject to El.En.’s compliance with the obligations listed above, in the event and to the extent El.En. is required to make any indemnity payments to the underwriters pursuant to the underwriting agreements, and such indemnity payments relate to matters as to which El.En. had no knowledge after reasonable inquiry, Cynosure will reimburse El.En. for such indemnity payments actually paid to the underwriters.

This agreement does not affect the respective liability of Cynosure and El.En. to the underwriters pursuant to the underwriting agreement related to the offering.

CYNOSURE SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cynosure’s directors, executive officers and the holders of more than 10% of its common stock to file with the SEC initial reports of ownership of its common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Cynosure officers, directors and 10% stockholders are required by SEC regulations to furnish Cynosure with copies of all Section 16(a) forms they file. To Cynosure’s knowledge, based solely on a review of its records and written representations by the persons required to file these reports, during the year ended December 31, 2012, the reporting persons complied with all Section 16(a) filing requirements.

PALOMAR SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the Palomar board of directors of proxies to be voted at the Palomar special meeting, which is to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 at 9:00 a.m., local time, on Monday, June 24, 2013. On or about                 , 2013, Palomar commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Palomar Special Meeting

Palomar stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation”;

•

to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Palomar Record Date; Stock Entitled to Vote

The close of business on May 21, 2013, which we refer to as the record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Palomar special meeting or any adjournments or postponements of the Palomar special meeting. All Palomar stockholders of record at the close of business on the record date are entitled to vote at the special meeting of Palomar stockholders. As of the close of business on the record date,             shares of Palomar common stock, each with one vote per share, were issued and outstanding.

A complete list of stockholders entitled to vote at the Palomar special meeting will be available for examination by any Palomar stockholder at Palomar’s principal executive offices at 15 Network Drive, Burlington, Massachusetts 01803 for purposes pertaining to the Palomar special meeting, during normal business hours for a period of ten days before the Palomar special meeting, and at the time and place of the Palomar special meeting.

Quorum

To establish a quorum to transact business at the Palomar special meeting, there must be present at the meeting, in person or by proxy, one-third of the shares of Palomar common stock issued, outstanding, and entitled to vote at the meeting. Shares of Palomar common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. Because each of the Palomar proposals is a non-discretionary item under applicable rules, as described below, broker non-votes will not be counted for the purpose of determining whether a quorum exists at the Palomar special meeting.

Votes Required

To adopt the merger agreement: If a quorum is present, the affirmative vote of a majority of the outstanding shares of Palomar common stock entitled to vote on the proposal at the special meeting is required to adopt the merger agreement.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger: If a quorum is present, the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, in person or by proxy, is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Palomar’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation.”

To adjourn the Palomar special meeting: If a quorum is present at the outset of the special meeting, the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, in person or by proxy, is required to adjourn the special meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If you are a Palomar stockholder, abstentions will be counted as present for purposes of establishing a quorum but broker non-votes will not be counted for purposes of establishing a quorum. Shares of Palomar common stock will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described above. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST the Merger Proposal and will have no effect on the outcome of voting on either of the other Palomar proposals.

Voting by Palomar Directors and Executive Officers

Concurrently with the execution of the original merger agreement on March 17, 2013, each of Palomar’s directors and executive officers (and their respective affiliates) executed a Company Stockholder Agreement with Cynosure that requires the applicable stockholder to vote in favor of (and to grant a proxy to Cynosure to vote in favor of) adoption of the merger agreement and to vote against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Palomar under the merger agreement or of the stockholder under the Company Stockholder Agreement and that prohibits the applicable stockholder from transferring such stockholder’s shares of Palomar common stock prior to the record date for the special meeting of Palomar stockholders, subject to specified exceptions. As of March 15, 2013, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately 13.1% of the outstanding shares of Palomar common stock. As of the record date for the Palomar special meeting, Palomar’s directors and executive officers (and their respective affiliates) beneficially owned approximately     % of the outstanding shares of Palomar common stock. A copy of the full text of the form of Company Stockholder Agreement is attached as Annex C to this Proxy Statement.

Voting of Proxies

Giving a proxy means that a Palomar stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Palomar special meeting in the manner it directs. A Palomar stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Palomar stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address www.voteproxy.com and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Palomar requests that Palomar stockholders complete and sign the accompanying proxy and return it to Palomar as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Palomar stock represented by it will be voted at the Palomar special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the Palomar stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Palomar special meeting. Unless a Palomar stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Palomar special meeting.

If a Palomar stockholder’s shares are held in “street name” by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Palomar stockholder’s vote is important. Accordingly, each Palomar stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the Palomar special meeting in person.

Revocability of Proxies and Changes to a Palomar Stockholder’s Vote

A Palomar stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

•	sending a notice of revocation to the corporate secretary of Palomar at Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803;

•	sending a completed proxy card bearing a later date than your original proxy card;

•

logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy or authorize the voting of your shares electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	attending the meeting and voting in person (although your attendance alone will not revoke any proxy).

If you choose any of the first three methods, you must take the described action no later than the beginning of the meeting.

However, if a Palomar stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Palomar 401(k) Plan Participants

If you are a participant in the Palomar 401(k) plan, you will receive proxy voting instructions from the plan trustee and you have the right to provide voting directions to the plan trustee by submitting your voting instruction card for those shares of Palomar common stock that are allocated to your plan account.

The trustee will not vote shares held in the Palomar 401(k) plan for which voting instructions have not been received or for which incomplete voting instruction cards have been received.

Solicitation of Proxies

The solicitation of proxies from Palomar stockholders is made on behalf of the Palomar board of directors. Cynosure will generally pay the costs and expenses of printing and mailing this Proxy Statement and all fees paid to the SEC, except that Palomar will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Palomar officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Palomar has engaged Georgeson Inc. to assist Palomar in the distribution and solicitation of proxies from Palomar stockholders and will pay Georgeson Inc. an estimated fee of $9,000 plus out-of-pocket expenses for its services. Cynosure will pay the costs of soliciting and obtaining proxies for its annual meeting and all other expenses related to the Cynosure annual meeting.

Attending the Meeting

Subject to space availability, all stockholders as of the Palomar record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., local time.

If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the meeting reflecting your stock ownership as of the Palomar record date.

Proposal 1. The Merger Proposal

(Proposal 1 on Palomar Proxy Card)

As discussed elsewhere in this Proxy Statement, Palomar is asking its stockholders to approve the Merger Proposal. Palomar stockholders should read carefully this Proxy Statement in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, Palomar stockholders are directed to the merger agreement, a copy of which is attached to this Proxy Statement as Annex A.

The Palomar board of directors unanimously recommends that stockholders vote

“FOR” the Merger Proposal (Proposal 1).

Proposal 2. Approval of Golden Parachute Compensation

Section 14A of the Exchange Act requires that Palomar provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements for Palomar’s named executive officers, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation.”

In accordance with Section 14A of the Exchange Act, in this proposal Palomar stockholders are being asked to approve the following non-binding resolution at the Palomar special meeting:

RESOLVED, that the stockholders of Palomar approve, on an advisory (non-binding) basis, the compensation to be paid by Palomar to Palomar’s named executive officers that is based on or otherwise relates to the merger with Cynosure, as disclosed in the Golden Parachute Compensation Table and related notes and narrative disclosure in the section of this Proxy Statement entitled “The Merger—Interests of Directors and Executive Officers of Palomar in the Merger—Golden Parachute Compensation.”

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Palomar or Cynosure, or the board of directors or the compensation committee of Palomar or Cynosure. Because Palomar or Cynosure will be contractually obligated to pay the “golden parachute” compensation, if the merger agreement is adopted and the merger is completed, the “golden parachute” compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The Palomar board of directors unanimously recommends that stockholders vote “FOR” approval of the

“golden parachute” compensation described in this Proxy Statement (Proposal 2).

Proposal 3. Possible Adjournment or Postponement of the Palomar Special Meeting

(Proposal 3 on Proxy Card)

The Palomar special meeting may be adjourned, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

The Palomar board of directors unanimously recommends that stockholders vote “FOR” this proposal

(Proposal 3).

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by Palomar, and Palomar does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information (which we refer to as “unaudited pro forma condensed combined financial information”) that follows combines the historical accounts of Cynosure and Palomar. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2013 shows the consolidated financial position of Cynosure and Palomar as if the merger had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2013 and the year ended December 31, 2012 reflect the companies’ consolidated results as if the merger had occurred as of January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger, and with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations only, are expected to have a continuing impact on consolidated results of operations.

This pro forma financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements; and

•

Cynosure’s and Palomar’s separate unaudited historical consolidated financial statements and notes as of and for the three months ended March 31, 2013 included in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 and their separate audited historical consolidated financial statements and notes for the year ended December 31, 2012 included in their respective Annual Reports on Form 10-K for the year ended December 31, 2012.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only. The pro forma adjustments are based on estimates using information available at this time. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated, nor indicative of the financial position and results of operations of the post-merger periods, and include pro forma adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the merger.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with Cynosure treated as the accounting acquirer. Accordingly, the assets, liabilities and commitments of Palomar, the accounting acquiree, are adjusted to their estimated March 31, 2013 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the Consolidated Balance Sheet and Statements of Operations will differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined financial information because the assets and liabilities of Palomar will be recorded at their respective fair values on the date the merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months ended March 31, 2013

(In thousands, except per share amounts)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
Product revenues	$34,117	$18,037	$—		$52,154
Parts, accessories and service revenues	6,573	3,149	—		9,722
Royalty revenues	—	1,979	(839	)(a)	1,140
Other revenues	—	58	—		58

Total revenues	40,690	23,223	(839)		63,074
Cost of revenues	17,003	10,152	(33	)(b)	27,122

Gross profit	23,687	13,071	(806)		35,952
Operating expenses:
Sales and marketing	12,603	7,398	54	(c)	20,055
Research and development	3,781	2,582	—		6,363
Amortization of intangible assets acquired	214	—	289	(d)	503
General and administrative	5,101	4,030	(2,383	)(e)	6,748

Total operating expenses	21,699	14,010	(2,040)		33,669

Income (loss) from operations	1,988	(939)	1,234		2,283
Interest income, net	32	77	—		109
Other expense, net	(357)	(437)	—		(794)

Income (loss) before provision for income taxes	1,663	(1,299)	1,234		1,598
Provision (benefit) for income taxes	424	(187)	(46	)(f)	191

Net income (loss)	$1,239	$(1,112)	$1,280		$1,407

Basic net income (loss) per share	$0.08	$(0.06)	—		$0.07

Diluted net income (loss) per share	$0.07	$(0.06)	—		$0.06

Basic weighted average common shares outstanding	16,185	18,964	5,169	(g)	21,354
Diluted weighted average common shares outstanding	16,860	18,964	5,169		22,029

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year ended December 31, 2012

(In thousands, except per share amounts)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
Product revenues	$128,513	$58,517	$—		$187,030
Parts, accessories and service revenues	24,980	13,868	—		38,848
Royalty revenues	—	6,888	(2,212	)(a)	4,676
Other revenues	—	1,300	—		1,300

Total revenues	153,493	80,573	(2,212)		231,854
Cost of revenues	64,567	37,894	875	(b)	103,336

Gross profit	88,926	42,679	(3,087)		128,518
Operating expenses:
Sales and marketing	47,543	27,482	168	(c)	75,193
Research and development	12,972	10,299	—		23,271
Amortization of intangible assets acquired	1,368	—	982	(d)	2,350
General and administrative	14,910	10,889	(24	)(e)	25,775

Total operating expenses	76,793	48,670	1,126		126,589

Income (loss) from operations	12,133	(5,991)	(4,213)		1,929
Interest income, net	60	345	—		405
Other income (expense), net	532	(40)	—		492

Income (loss) before provision for income taxes	12,725	(5,686)	(4,213)		2,826
Provision for income taxes	1,764	485	(967	)(f)	1,282

Net income (loss)	$10,961	$(6,171)	$(3,246)		$1,544

Basic net income (loss) per share	$0.83	$(0.33)	—		$0.08

Diluted net income (loss) per share	$0.79	$(0.33)	—		$0.08

Basic weighted average common shares outstanding	13,189	18,864	5,169	(g)	18,358
Diluted weighted average common shares outstanding	13,792	18,864	5,169		18,961

CYNOSURE, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013

(In thousands)

	Cynosure	Palomar	Pro Forma Adjustments		Combined
ASSETS:
Current assets:
Cash and cash equivalents	$89,237	$57,823	$(117,000	)(h)	$30,060
Short-term marketable securities	43,770	29,010	(30,000	)(h)	42,780
Accounts receivable, net	20,945	12,090	1,141	(i)	34,176
Inventories	32,866	20,643	4,608	(j)	58,117
Prepaid expenses and other current assets	5,075	1,087	—		6,162
Deferred income taxes	779	—	—		779

Total current assets	192,672	120,653	(141,251)		172,074
Property and equipment, net	8,688	35,584	(6,745	)(k)	37,527
Long-term marketable securities	13,637	13,986	—		27,623
Goodwill, net	15,766	—	106,029	(l)	121,795
Intangibles, net	5,610	—	40,320	(m)	45,930
Other assets	1,016	409	—		1,425

Total assets	$237,389	$170,632	$(1,647)		$406,374

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$10,127	$2,695	$—		$12,822
Amounts due to related party	1,701	—	—		1,701
Accrued expenses	17,637	9,981	24,418	(n)	52,036
Deferred revenue	5,112	3,357	(1,024	)(o)	7,445
Capital lease obligations	311	—	—		311

Total current liabilities	34,888	16,033	23,394		74,315
Capital lease obligations, net of current portion	349	—	—		349
Deferred revenue, net of current portion	343	918	(280	)(p)	981
Other noncurrent liabilities	2,227	3,062	—		5,289
Commitments and contingencies			—		—
Stockholders’ equity:
Preferred stock, $0.001 par value	—	—	—		—
Class A common stock, $0.001 par value	17	200	(195	)(q)	22
Additional paid-in capital	192,384	222,013	(75,313	)(q)	339,084
Retained earnings (deficit)	11,522	(71,636)	50,789	(r)	(9,325)
Accumulated other comprehensive (loss) income	(2,168)	42	(42	)(s)	(2,168)
Treasury stock	(2,173)	—	—		(2,173)

Total stockholders’ equity	199,582	150,619	(24,761)		325,440

Total liabilities and stockholders’ equity	$237,389	$170,632	$(1,647)		$406,374

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On March 17, 2013, Cynosure and Palomar entered into a merger agreement, which was subsequently amended and restated on May 15, 2013. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Cynosure and Palomar, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Cynosure.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs that may result from the integration of Cynosure’s and Palomar’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on March 31, 2013 and includes pro forma adjustments for Cynosure’s preliminary valuations of certain tangible and intangible assets. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations reflect the merger as if it had been completed on January 1, 2012.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $294 million. This amount was derived from the estimated number of shares of Palomar common stock issued and outstanding, including the issuance of common stock upon the conversion of restricted stock units and stock appreciation rights and the exercise of each outstanding stock option with an exercise price less than $13.65 per share. This also assumes that if March 15, 2013 were the third trading day prior to the effective time of the merger, each outstanding share of Palomar common stock would be converted into the right to receive $6.825 in cash and 0.240 shares of Cynosure Class A common stock. Cynosure currently expects that it will issue approximately 5.2 million shares of Class A common stock based on an assumed exchange ratio of 0.240, which is the exchange ratio calculated as if March 15, 2013 were the third trading day prior to the effective time of the merger.

The following is a summary of the preliminary estimate of the purchase price for Palomar:

	(In thousands, except exchange ratio and share data)
Estimated number of Palomar shares to be acquired	21,495,259
Multiplied by the assumed exchange ratio	0.2404

Number of shares of Cynosure Class A common stock to be issued to the holders of Palomar common stock	5,169,314
Multiplied by the assumed price per share of Cynosure Class A common stock	$28.38	$146,705
Cash portion of purchase price ($6.825 per outstanding share of Palomar common stock)		147,000

Estimated purchase price		$293,705

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

(In thousands)
Allocation of purchase consideration
Net book value of assets acquired as of March 31, 2013	$150,619

Remaining allocation
Identifiable intangible assets(1)	$40,320
Increase to adjust royalty receivable to fair value	1,141
Increase to adjust inventory to fair value	4,608
Decrease to adjust property and equipment, net to fair value	(6,745)
Increase to adjust accrued expenses to fair value	(3,571)
Decrease to adjust deferred revenue to fair value	1,304
Increase in current deferred tax asset due to impact of acquired assets(f)	2,200
Increase in long-term deferred tax liability due to impact of acquired assets(f)	(2,200)
Goodwill(2)	106,029

Estimated purchase price	$293,705

(1)	Before the closing of the merger, there are significant limitations regarding the information available to Cynosure regarding any identifiable intangible assets acquired. Sufficient information is not available at this time to provide specifics with regard to individual products, research and development projects, valuation methods and appraisal methods (among other information), which will be utilized to determine the actual identifiable intangible assets acquired.

For purposes of the unaudited pro forma condensed combined financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented technology;

•	distributor agreements;

•	trademarks and trade names; and

•	customer relationships

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets with a fair value aggregating $40.3 million, which will be amortized based on the pattern in which the economic benefits of the respective intangible assets are consumed. If no such pattern can be reliably determined, straight-line amortization will be followed. The current estimated weighted average life approximates 15 years. Independent valuation advisors are being used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Cynosure management, certain publicly available information, and discussions with Palomar’s management. These estimates will be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within 12 months after the completion of the merger.

In accordance with the requirements of ASC 350—Intangibles—Goodwill and Other, any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

(2)	As noted above, the purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $294 million.

Based on the current estimated purchase price, the estimated net fair value of the assets acquired was less than the purchase consideration. Consequently, the initial estimated purchase price allocation resulted in goodwill of approximately $106.0 million.

Upon completion of the fair value assessment after the merger, Cynosure anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. Any such adjustment to goodwill could be significant.

Note 2. Pro Forma Adjustments (amounts in thousands unless otherwise noted)

(a)	Adjustment to eliminate the royalty revenue paid to Palomar by Cynosure.

(b)	To record the following adjustments to cost of revenues:

	Three Months Ended March 31, 2013	Fiscal Year Ended December 31, 2012
Eliminate royalty expense due to Palomar recorded by Cynosure	$(791)	$(2,432)
Amortization of acquired developed technology (estimated life of 10 years)	758	3,307

TOTAL	$(33)	$875

(c)	Adjustment to record depreciation expense for demonstration inventory reclassified to property and equipment, net to conform to Cynosure’s policy.

(d)	Adjustment to record amortization expense on intangible assets acquired (excluding developed technology, which is expensed to cost of revenues):

Pro forma amortization expense for all of the identifiable intangible assets acquired was recorded based on the pattern in which the economic benefits of the intangible assets are consumed. The current estimate is a weighted average life approximating 15 years.

Amortization expense (including amortization recognized within cost of revenues), based on the pattern in which the economic benefits of the intangible assets are consumed, for each of the succeeding five years and thereafter at December 31, 2012, would approximate:

2013	$4,186
2014	3,820
2015	3,689
2016	3,254
2017	3,116
Thereafter	17,966

TOTAL	$36,031

(e)	To record the following adjustments to general and administrative expenses:

	Three Months Ended March 31, 2013	Fiscal Year Ended December 31, 2012
Adjustment to reflect the reduction in depreciation expense associated with the estimated fair value write-down of the property and equipment acquired from Palomar	$(5)	$(24)
Adjustment to remove actual transaction costs incurred and recorded in the historical financial statements	(2,378)	—

TOTAL	$(2,383)	$(24)

(f)	The unaudited pro forma domestic income tax expense has been calculated based on the assumption that the Palomar net operating loss carryovers and tax credits are not subject to a restrictive limitation under Section 382 of the Code. The pro forma adjustment to decrease income tax expense is primarily attributable to the utilization of acquired Palomar tax attributes to offset the income of the combined group. Cynosure is in the process of evaluating the historic ownership changes of Palomar in order to make a definitive determination of the future availability of its tax attributes. If a restrictive Section 382 limitation existed it would impact the tax expense recorded for the combined group.

The merger between the companies is expected to result in carryover basis for all tax attributes. A deferred tax liability of $15 million has been recorded through goodwill in acquisition accounting associated with the basis difference in the acquired intangible assets. In addition, deferred tax assets of $15 million (net of other deferred tax liabilities assumed and valuation allowance recorded) has been recorded through goodwill in acquisition accounting associated with the carryover of Palomar deferred tax assets and liabilities and other fair value adjustments recorded. The increase to the current deferred tax asset and long-term deferred tax liability of $2.2 million reflects the adjustment necessary to properly classify the deferred tax accounts in the unaudited condensed combined pro forma balance sheet after recording all acquisition accounting adjustments.

Cynosure has considered the $15 million deferred tax liability associated with the intangible asset and other fair value adjustments as sources of income to support the realization of $15 million of U.S. deferred tax assets of Palomar recorded in acquisition accounting. A valuation allowance was recorded in acquisition accounting against the residual Palomar U.S. deferred tax assets. In addition, a full valuation allowance continues to be maintained against the net U.S. deferred tax assets of Cynosure. If, due to a restrictive Section 382 limitation or other information that becomes available during acquisition accounting, Cynosure determines that a portion of the Cynosure U.S. deferred tax assets are more-likely-than-not realizable, the benefit for the release of any valuation allowance maintained against Cynosure’s deferred tax assets would be recorded as a tax benefit within net income. Cynosure also continues to maintain a full valuation allowance against its net deferred tax assets in certain foreign jurisdictions (including those net deferred tax assets acquired through this merger).

(g)	Adjustment to reflect the 5,169,314 shares of Cynosure Class A common stock expected to be issued in connection with the merger agreement. Additionally, as the pro forma statement of operations results in a combined net loss, the basic and diluted earnings (loss) per share will be the same.

Purchase Price Sensitivity: The resulting sensitivity of the number of shares issued and the purchase price due to changes in the price of Cynosure Class A common stock is illustrated below:

Cynosure Class A Common Stock	Stock Price	Exchange Ratio	# shares issued	Calculated Purchase Price (000s)
Estimate price	$28.38	0.240	5,169,314	$293,705
Down 5.0%	26.96	0.253	5,441,585	$293,705
Up 5.0%	29.80	0.229	4,922,991	$293,705

(h)	Adjustment to reflect the cash and short-term investment component of the estimated purchase price pursuant to the merger agreement.

(i)	Adjustment to record a receivable for royalty revenue earned at March 31, 2013, but recorded by Palomar on a cash basis in the second quarter of 2013.

(j)	To record the following adjustments to inventories (000s) at March 31, 2013:

Adjust inventory to its estimated fair value	$4,851
Reclassification of demonstration inventory to property and equipment, net to conform to Cynosure’s policy	(243)

TOTAL	$4,608

(k)	The following adjustments were made to property and equipment, net (000s) at March 31, 2013:

Adjust the value of the property and equipment acquired to its estimated fair value	$(6,988)
Reclassification of demonstration inventory to property and equipment, net to conform to Cynosure’s policy	243

TOTAL	$(6,745)

(l)	As described in Note 1, the adjustment represents the goodwill generated from the merger after allocating the purchase price to the estimated fair value of the net assets acquired.

(m)	Adjustment to record the estimated definite-lived intangible assets acquired as follows:

Trademarks and trade-names	$10,360
Customer relationships	18,370
Developed technology	11,590

TOTAL	$40,320

(n)	To record the following adjustments to accrued expenses (000s) at March 31, 2013:

Estimated compensation payable to certain executives of Palomar upon a change in control as required by amended employment agreements executed in contemplation of the merger(t)	$19,883
Estimated merger transaction costs of both Cynosure ($1,755) and Palomar ($3,571)	5,326
Elimination of accrued royalty recorded by Cynosure payable to Palomar	(791)

TOTAL	$24,418

(o)	Adjustment to reduce the current portion of Palomar deferred revenue to its estimated fair value at March 31, 2013.

(p)	Adjustment to reduce the long-term portion of Palomar deferred revenue to its estimated fair value at March 31, 2013.

(q)	Class A Common Stock—Adjustment to eliminate the historical common stock of Palomar of $199,705, offset by an increase of $5,169 for the issuance of 5,169,314 shares of Cynosure Class A common stock at $0.001 par value.

Additional Paid in Capital—Adjustment to eliminate the historical additional paid in capital of $221.2 million of Palomar, offset by an increase of $146.7 million for the issuance of 5,169,314 shares of Cynosure Class A common stock.

(r)	To record the following adjustments to retained earnings:

Adjustment to eliminate the historical retained deficit of Palomar	$71,636
Estimated compensation payable to certain executives of Palomar upon a change in control as required by amended employment agreements executed in contemplation of the merger(t)	(19,883)
Estimated merger transaction costs of Cynosure	(1,755)
Elimination of the royalty accrual recorded by Cynosure payable to Palomar	791

TOTAL	$50,789

(s)	Adjustment to eliminate the historical treasury stock and accumulated other comprehensive loss balances of Palomar.

(t)	Upon the consummation of the merger and in accordance with the terms of their existing employment agreements, certain Palomar employees are entitled to severance benefits in the event their employment is subsequently terminated. Additionally, certain of these employees amended their employment agreements in contemplation of the merger such that a portion of their severance benefits becomes immediately due upon consummation of the merger. All such amounts will be expensed by Cynosure in its post-merger statement of operations.

DESCRIPTION OF CYNOSURE CAPITAL STOCK

We have summarized below the material terms of Cynosure’s capital stock that will be in effect if the merger is completed. The following description of Cynosure’s capital stock and provisions of Cynosure’s restated certificate of incorporation, which we refer to below as Cynosure’s certificate of incorporation, and Cynosure’s amended and restated by-laws, which we refer to below as Cynosure’s by-laws, are summaries and are qualified by reference to Cynosure’s restated certificate of incorporation, Cynosure’s amended and restated by-laws and the applicable provisions of the DGCL. Copies of Cynosure’s certificate of incorporation and Cynosure’s by-laws have been filed with the SEC as exhibits to the Registration Statement.

Cynosure’s authorized capital stock consists of 61,500,000 shares of Class A common stock, par value $0.001 per share, 8,500,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Cynosure is issuing shares of Class A common stock pursuant to the merger.

All shares of Class B common stock that were outstanding have converted into shares of Class A common stock on a one-for-one basis. As a result, there are no longer any shares of Cynosure Class B common stock issued or outstanding, and Cynosure may not issue shares of its Class B common stock in the future.

As of April 30, 2013, Cynosure had issued and outstanding 16,210,715 shares of Class A common stock, held by 11 stockholders of record. As of April 30, 2013, Cynosure also had outstanding options to purchase 2,193,782 shares of Class A common stock at a weighted average exercise price of $17.88 per share.

Common Stock

Voting Rights

The holders of Class A common stock are entitled to one vote per share with respect to each matter presented to Cynosure stockholders on which the holders of common stock are entitled to vote. Cynosure Class A common stock does not have cumulative voting rights.

The holders of Class A common stock are entitled to elect all directors, and all directors are classified directors.

The number of directors comprising the Cynosure board of directors is established exclusively by the Cynosure board of directors. Any vacancy among Cynosure’s classified directors, including a vacancy resulting from an enlargement of the Cynosure board of directors, shall be filled only by a vote of a majority of the classified directors or, if there are none, by the holders of Cynosure’s capital stock, voting together as a single class.

Conversion

Cynosure’s Class A common stock is not convertible into any other shares of Cynosure’s capital stock.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Cynosure Class A common stock are entitled to share equally, on a per share basis, in any dividends that the Cynosure board of directors may determine to issue from time to time.

Liquidation Rights

In the event of Cynosure’s liquidation or dissolution, the holders of Class A common stock are entitled to share equally, on a per share basis, in all assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Except as described above, the Class A common stock does not have any preemptive, subscription, redemption or conversion rights. The outstanding shares of the Cynosure Class A common stock are, and the shares of Class A common stock being issued in the merger will be when issued in accordance with the terms of the merger agreement, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Cynosure Class A common stock are subject to and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Cynosure may designate and issue in the future.

Preferred Stock

Under the terms of Cynosure’s certificate of incorporation, the Cynosure board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Cynosure board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Authorizing the Cynosure board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Cynosure’s outstanding voting stock. Cynosure has no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Cynosure’s Certificate of Incorporation and By-laws

Delaware law, Cynosure’s certificate of incorporation and Cynosure’s by-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Cynosure. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Cynosure to first negotiate with the Cynosure board of directors.

Staggered Board; Removal of Directors

Cynosure’s certificate of incorporation and Cynosure’s by-laws divide the classified directors into three classes with staggered three-year terms. In addition, a classified director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of Cynosure’s outstanding Class A common stock.

Vacancies among the classified directors may be filled only by the vote of a majority of the classified directors or, if there are none, by the holders of Cynosure’s capital stock, voting together as a single class.

The classification of the Cynosure board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Cynosure’s company.

Stockholder Action by Written Consent; Special Meetings

Cynosure’s certificate of incorporation provides that any action required or permitted to be taken by Cynosure stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Cynosure’s certificate of incorporation and Cynosure’s by-laws also provide that, except as otherwise required by law, special meetings of Cynosure stockholders can only be called by the Cynosure board of directors.

Advance Notice Requirements

Cynosure’s by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Cynosure’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of Cynosure’s outstanding voting securities.

Delaware Business Combination Statute

Cynosure is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Cynosure board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving Cynosure and the “interested stockholder” and the sale of more than 10% of Cynosure’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Cynosure’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of Cynosure’s existing stockholders.

Super-Majority Voting

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Cynosure’s by-laws may be amended or repealed by a majority vote of the Cynosure board of directors, or the affirmative vote of the holders of at least 75% of the voting power of Cynosure’s capital stock issued and outstanding and entitled to vote on the matter. In addition, the affirmative vote of the holders of at least 75% of voting power of Cynosure’s capital stock issued and outstanding and entitled to vote on the matter, voting together as a single class, are required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of Cynosure’s certificate of incorporation described in the section entitled “—Anti-Takeover Effects of Delaware Law and Cynosure’s Certificate of Incorporation and By-laws.”

Limitation of Liability and Indemnification of Officers and Directors

Cynosure’s certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL. Cynosure’s certificate of incorporation provides that no director will have personal liability to Cynosure or to Cynosure stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of Cynosure’s directors:

•	for any breach of their duty of loyalty to Cynosure or Cynosure stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Cynosure’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, Cynosure’s certificate of incorporation provides that Cynosure must indemnify Cynosure’s directors and officers and Cynosure must advance expenses, including attorneys’ fees, to Cynosure’s directors and officers in connection with legal proceedings, subject to limited exceptions.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Stock Market LLC. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Cynosure by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for Cynosure’s Class A common stock is American Stock Transfer & Trust Company, LLC.

The NASDAQ Stock Market LLC

Cynosure’s Class A common stock is listed on The NASDAQ Stock Market LLC Market under the symbol “CYNO.”

COMPARISON OF STOCKHOLDERS’ RIGHTS

Cynosure and Palomar are both incorporated under the laws of the State of Delaware. Any differences, therefore, between the rights of Cynosure stockholders and the rights of Palomar stockholders result solely from differences in the companies’ respective certificates of incorporation and by-laws and Palomar’s rights agreement. The rights of Cynosure stockholders are governed by Delaware law, Cynosure’s certificate of incorporation and Cynosure’s by-laws. The rights of Palomar stockholders are currently governed by Delaware law, Palomar’s certificate of incorporation, Palomar’s by-laws and Palomar’s rights agreement. Upon completion of the merger, the rights of Palomar stockholders who receive shares of Cynosure Class A common stock in the merger will be governed by Delaware law, Cynosure’s certificate of incorporation and Cynosure’s by-laws.

The following is a summary of the material differences between the rights of holders of Cynosure Class A common and the rights of holders of Palomar common stock, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Cynosure’s certificate of incorporation, Cynosure’s by-laws, Palomar’s certificate of incorporation, Palomar’s by-laws and Palomar’s rights agreement are subject to amendment in accordance with their terms. Copies of these governing corporate instruments are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

Palomar	Cynosure

AUTHORIZED CAPITAL STOCK

Authorized Shares. The aggregate number of shares that Palomar is authorized to issue is 46,500,000, consisting of (i) 45,000,000 shares of common stock, par value $0.01 per share, and (ii) 1,500,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. The aggregate number of shares that Cynosure is authorized to issue is 75,000,000, consisting of (i) 61,500,00 shares of Class A common stock, par value $0.001 per share, (ii) 8,500,000 shares of Class B common stock, par value $0.001 per share, and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock. As of the record date, shares of Palomar common stock were issued and outstanding and shares of Palomar common stock were held in treasury.	Common Stock. As of the record date, shares of Cynosure Class A common stock were issued and outstanding and shares of Cynosure Class A common stock were held in treasury. All shares of Cynosure Class B common stock that were outstanding have converted into shares of Cynosure Class A common stock on a one-for-one basis. As a result, there are no longer any shares of Cynosure Class B common stock issued or outstanding, and Cynosure may not issue shares of its Class B common stock in the future.

Preferred Stock. Under Palomar’s certificate of incorporation, Palomar is authorized to issue 1,500,000 shares of “blank check” preferred stock, par value $0.01 per share. The Palomar board of directors may determine the preferences, limitations and relative rights of this preferred stock by adopting resolutions fixing the same. Such a determination may include provisions with respect to voting rights, redemption, convertibility, distribution and preference on dissolution or otherwise. The rights of Palomar’s preferred stockholders may supersede the rights of Palomar’s common stockholders.	Preferred Stock. Under Cynosure’s certificate of incorporation, Cynosure is authorized to issue 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share. The Cynosure certificate of incorporation authorizes the Cynosure board of directors, without further stockholder action, to issue Preferred Stock, in one or more series, and determine by resolution and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions

Palomar	Cynosure

Pursuant to the rights agreement, dated as of April 20, 1999, as amended and restated as of October 28, 2008, and as further amended as of March 17, 2013, between Palomar and American Stock Transfer & Trust Company, LLC, as rights agent (the “rights agreement”), on April 20, 1999, the Palomar board of directors declared a dividend distribution of one right for each share of Palomar common stock outstanding. Each right entitles the registered holder of the applicable share of Palomar common stock to purchase from Palomar one one-thousandth of a share of Palomar Series A participating cumulative preferred stock at a purchase price of $200.00 in the event that a person (other than Cynosure or the Merger Subsidiary) were to acquire beneficial ownership of the greater of (A) 15% or more of the outstanding Palomar common stock or (B) the lowest percentage of the outstanding Palomar common stock beneficially owned by such person on any date on or after April 20, 1999, plus 1% of the Palomar common stock outstanding on October 28, 2008. As of the record date, 100,000 shares of Palomar preferred stock have been designated as Series A participating cumulative preferred stock and are subject, upon issuance thereof, to the rights and limitations set forth in the rights agreement.

thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of Cynosure’s preferred stockholders may supersede the rights of Cynosure’s common stockholders.

As of the record date, no shares of Cynosure preferred stock were issued or outstanding.

VOTING RIGHTS

Each share of Palomar common stock is entitled to one vote. The holders of shares of Series A participating cumulative preferred stock and the holders of shares of Palomar common stock vote together as one class for the election of directors of Palomar and on all other matters submitted to a vote of stockholders of Palomar.

Each holder of Series A participating cumulative preferred stock is entitled to a number of votes equal to 1,000 multiplied by the maximum number of votes per share which any holder of the common stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

The holders of Cynosure Class A common stock are entitled to one vote per share with respect to each matter presented to Cynosure stockholders on which the holders of common stock are entitled to vote.

Palomar	Cynosure
AMENDMENT TO THE BY-LAWS

Under Palomar’s by-laws, Palomar’s by-laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted, by the Palomar board of directors by the affirmative vote of a majority of the directors then in office or by stockholders by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy and entitled to vote on such amendment, repeal or adoption; provided, however, that if the Palomar board of directors recommends that stockholders approve such amendment, repeal or adoption at a meeting of stockholders, such amendment, repeal or adoption shall require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment, repeal or adoption, voting together as a single class.

Under Cynosure’s certificate of incorporation, the Cynosure board of directors has the power to adopt, amend, alter or repeal Cynosure’s by-laws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Cynosure board of directors at which a quorum is present is required to adopt, amend, alter or repeal Cynosure’s by-laws.

Cynosure’s by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the voting power of Cynosure’s capital stock issued and outstanding and entitled to vote thereon, voting together as a single class.

SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of Palomar stockholders may be called for any purpose or purposes at any time only by the Palomar board of directors, the chairman of the Palomar board of directors or the chief executive officer of Palomar, and may not be called by any other person or persons. The Palomar board of directors may postpone or reschedule any previously scheduled special meeting of Palomar stockholders.

Notice of the time and place of every meeting of Palomar stockholders must be delivered or mailed at least 10 days and not more than 60 days prior to the meeting.

Under Cynosure’s certificate of incorporation, special meetings of stockholders may be called for any purpose or purposes at any time only by the Cynosure board of directors.

The affirmative vote of the holders of at least 75% of the voting power of the Cynosure capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, is required to amend or repeal the special meeting provision in Cynosure’s certificate of incorporation.

Under Cynosure’s by-laws, notice of the time and place of every meeting of stockholders must be delivered or mailed at least 10 days and not more than 60 days prior to the meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under Palomar’s by-laws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely notice must be given. Generally, a stockholder’s notice must be received at Palomar’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.	Under Cynosure’s by-laws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely notice must be given. Generally, a stockholder’s notice must be received at Cynosure’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENTS

Stockholder action by written consent is not prohibited by Palomar’s certificate of incorporation.	Cynosure stockholders may not take any action by written consent in lieu of a meeting.

Palomar	Cynosure
BOARD OF DIRECTORS Number of Directors

Palomar’s by-laws provide that the number of directors is established by the Palomar board of directors. The size of the Palomar board of directors is currently fixed at seven, and there are currently seven directors on the Palomar board of directors.	Cynosure’s certificate of incorporation provides that the number of directors will be established exclusively by the Cynosure board of directors. The size of the Cynosure board of directors is currently fixed at six. As of the effective time of the merger, the Cynosure board of directors will (1) increase the size of the Cynosure board from six to seven persons and (2) elect Joseph P. Caruso to fill the newly created vacancy on the board.

Classification

The Palomar board of directors is not divided into classes. Each director is elected annually at each annual meeting of Palomar stockholders, to hold office until the next annual meeting and until his or her respective successor is duly elected and qualified or until his or her prior death, resignation or removal.	Cynosure’s certificate of incorporation and Cynosure’s by-laws divide Cynosure’s directors into three classes with staggered three-year terms.

Removal

Under Palomar’s by-laws, Palomar directors may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the shares then entitled to vote at any annual election of directors.	Under Cynosure’s certificate of incorporation, Cynosure directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast in the election of directors.

Vacancies

Under Palomar’s by-laws, any vacancy or newly-created directorship on the Palomar board of directors, however occurring, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders, subject to the election and qualification of a successor or until such director’s earlier death, resignation or removal.	Under Cynosure’s by-laws, vacancies may be filled only by the vote of a majority of the directors or, if there are none, by the holders of Cynosure’s capital stock, voting together as a single class.

Director Liability and Indemnification

Under Palomar’s certificate of incorporation, to the maximum extent permitted by Section 102(b)(7) of the DGCL, a director will not be personally liable to Palomar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to Palomar or its stockholders, (ii) for acts or omissions not in good faith or which involve	Under Cynosure’s certificate of incorporation, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Cynosure or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Palomar	Cynosure

intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Palomar will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Palomar) by reason of the fact that he or she is or was, or has agreed to become, a director, officer or advisory council member of Palomar, or is or was serving, or has agreed to serve, at the request of Palomar, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (which we refer to as a “Palomar indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, which we refer to as “ERISA”), and amounts paid in settlement actually and reasonably incurred by or on behalf of the Palomar indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Palomar indemnitee acted in good faith and in a manner which the Palomar indemnitee reasonably believed to be in, or not opposed to, the best interests of Palomar, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent that a Palomar indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Palomar shall indemnify a Palomar indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Palomar indemnitee in connection therewith.

Cynosure will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cynosure) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of

Cynosure, or is or was serving, or has agreed to serve, at the request of Cynosure, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (which we refer to as a “Cynosure indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Cynosure indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Cynosure indemnitee acted in good faith and in a manner which the Cynosure indemnitee reasonably believed to be in, or not opposed to, the best interests of Cynosure, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent that a Cynosure indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Cynosure shall indemnify a Cynosure indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Cynosure indemnitee in connection therewith.

Cynosure will pay any expenses (including attorneys’ fees) incurred by or on behalf of the Cynosure indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom, subject to certain limitations.

Palomar	Cynosure
STOCKHOLDER RIGHTS AGREEMENT

As permitted by Delaware law, the Palomar board of directors adopted Palomar’s rights agreement on April 20, 1999 and amended and restated the rights agreement on October 28, 2008. On March 17, 2013, prior to the execution of the merger agreement, Palomar further amended the rights agreement to (i) render the rights inapplicable to the merger and the other transactions contemplated by the merger agreement, (ii) effectuate the conversion, as of the effective time of the merger, of the rights into merger consideration in accordance with the terms of the merger agreement, and (iii) cause Section 11 and Section 12 of the rights agreement to become null and void as of the effective time.	Cynosure does not have a stockholder rights agreement currently in effect, but under Delaware law the Cynosure board of directors could adopt such an agreement without stockholder approval.

LEGAL MATTERS

The validity of the Cynosure Class A common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for Cynosure by Hinckley, Allen & Snyder LLP, and certain U.S. federal income tax consequences relating to the merger will be passed upon for Palomar by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Cynosure, Inc. included in Cynosure, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Palomar Medical Technologies, Inc. included in Palomar Medical Technologies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Cynosure

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to Cynosure’s annual meeting of stockholders to be held in 2014, stockholder proposals must be received at Cynosure’s principal executive offices no later than January 24, 2014, which is no less than 120 calendar days before the date Cynosure’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on June 24, 2013, then the deadline is a reasonable time before Cynosure begins to print and mail proxy materials. Upon receipt of any such proposal, Cynosure will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

Cynosure must receive other proposals of stockholders (including director nominations) intended to be presented at Cynosure’s 2014 annual meeting of stockholders but not included in the proxy statement by March 26, 2014, but not before February 24, 2014, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event Cynosure’s 2014 annual meeting of stockholders is scheduled to be held on a date before June 4, 2014 or after August 23, 2014, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by Cynosure at its principal executive offices not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which Cynosure first makes a public announcement of the date of such annual meeting. Any proposals Cynosure does not receive in accordance with the above standards will not be voted on at its 2014 annual meeting of stockholders. In certain cases, notice may be delivered later if the number of directors to be elected to the Cynosure board of directors is increased.

Each stockholder’s notice for a proposal must be timely given to Cynosure’s corporate secretary at the address of Cynosure’s principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in Cynosure’s by-laws, as determined by Cynosure, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on Cynosure’s stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) a description of all arrangements or understandings between such stockholder and any other persons in connection with the proposal and any material interest of the stockholder in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Cynosure’s outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For nominations, a stockholder’s notice to Cynosure’s corporate secretary generally must set forth information specified in Cynosure’s by-laws, as determined by Cynosure, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares which are beneficially owned by such person on the date of such stockholder notice, (4) the consent of each nominee to serve as a director if elected and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on Cynosure’s transfer books, of such stockholder and of any beneficial owners of Cynosure’s capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of shares held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (5) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Cynosure’s outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in Cynosure’s proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Palomar

In order to be eligible for inclusion in Palomar’s proxy statement and form of proxy for its 2013 annual meeting of stockholders, stockholder proposals must comply with the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, Palomar must have received your stockholder proposal for Palomar’s proxy statement for Palomar’s 2013 annual meeting of stockholders at Palomar’s principal executive offices in Burlington, Massachusetts at the address below no later than December 5, 2012. If the date of Palomar’s 2013 annual meeting is changed by more than 30 days from the anniversary date of the 2012 annual meeting, then the deadline is a reasonable time before Palomar begins to print and send proxy materials.

In addition, Palomar’s by-laws require that Palomar be given advance written notice for nominations for election to the Palomar board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in Palomar’s proxy statement under Rule 14a-8. Palomar’s secretary must receive notice at the address noted below not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of Palomar’s annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then Palomar must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the tenth day after the date on which the notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that Palomar’s 2013 annual meeting of stockholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of Palomar’s 2013 annual meeting of stockholders, you would have needed to give Palomar appropriate notice at the address below no earlier than January 16, 2013 and no later than February 15, 2013.

Palomar’s by-laws also specify requirements relating to the content of the notice that stockholders must provide to its Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a Palomar stockholder meeting. A copy of the full text of Palomar’s by-laws is on file with the SEC.

Any proposals, nominations or notices should be sent to:

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: Secretary

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this Proxy Statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this Proxy Statement and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Palomar and Cynosure will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing or by telephone to the appropriate company at the following addresses and telephone numbers:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Call toll-free: (800) 886-2966 E-mail: cynosure@investorrelations.com Attention: Investor Relations Department	Palomar Medical Technologies, Inc. 15 Network Drive Burlington, Massachusetts 01803 Call collect: (781) 993-2300 E-mail: ir@palomarmedical.com Attention: Investor Relations Department

or	or

AST Phoenix Advisors 6201 15th Avenue Brooklyn, New York 11219 Banks and Brokers call: (212) 493-3910 Others call toll-free: (877) 478-5038 E-mail: info@phoenixadvisorsast.com	Georgeson Inc. 480 Washington Blvd, 26th Floor Jersey City, New Jersey 07310 Banks and Brokers call toll-free: (800) 223-2064 Others call toll-free: (866) 628-6079 E-mail: palomar@georgeson.com

OTHER MATTERS

As of the date of this Proxy Statement, neither the Cynosure board of directors nor the Palomar board of directors knows of any matters that will be presented for consideration at either the Cynosure annual meeting or the Palomar special meeting other than as described in this Proxy Statement. If any other matters come before either the Cynosure annual meeting or the Palomar special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Cynosure and Palomar file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Cynosure and Palomar, who file electronically with the SEC. The address of that site is www.sec.gov. Except for documents expressly incorporated by reference into this Proxy Statement, the information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement.

Cynosure has filed with the SEC the Registration Statement of which this Proxy Statement forms a part. The Registration Statement registers the shares of Cynosure Class A common stock to be issued to Palomar stockholders in the merger. The Registration Statement, including the attached exhibits and annexes, contains additional relevant information about the Cynosure Class A common stock and Palomar common stock, respectively. The rules and regulations of the SEC allow Cynosure and Palomar to omit certain information included in the Registration Statement from this Proxy Statement.

In addition, the SEC allows Cynosure and Palomar to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Proxy Statement, except for any information that is superseded by information included directly in this Proxy Statement or incorporated by reference into this Proxy Statement subsequent to the date of this Proxy Statement as described below.

This Proxy Statement incorporates by reference the documents listed below that Cynosure and Palomar have previously filed with the SEC. They contain important information about the companies and their financial condition.

Cynosure SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended by Amendment No. 1 on Form 10-K/A;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Current Reports on Form 8-K filed on March 18, 2013, April 24, 2013 and May 16, 2013; and

•

The description of Cynosure’s common stock contained in Cynosure’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

Palomar SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended by Amendment No. 1 on Form 10-K/A;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	Current Reports on Form 8-K filed on February 8, 2013, March 18, 2013, April 24, 2013, May 2, 2013 and May 16, 2013.

In addition, Cynosure and Palomar incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Cynosure annual meeting and the Palomar special meeting (excluding any current reports on

Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this Proxy Statement, effective as of the dates they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s web site at the address described above, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Call toll-free: (800) 886-2966 E-mail: cynosure@investorrelations.com Attention: Investor Relations Department	Palomar Medical Technologies, Inc. 15 Network Drive Burlington, Massachusetts 01803 Call collect: (781) 993-2300 E-mail: ir@palomarmedical.com Attention: Investor Relations Department

or	or

AST Phoenix Advisors 6201 15th Avenue Brooklyn, New York 11219 Banks and Brokers call: (212) 493-3910 Others call toll-free: (877) 478-5038 E-mail: info@phoenixadvisorsast.com	Georgeson Inc. 480 Washington Blvd, 26th Floor Jersey City, New Jersey 07310 Banks and Brokers call toll-free: (800) 223-2064 Others call toll-free: (866) 628-6079 E-mail: palomar@georgeson.com

If you are a stockholder of Cynosure or Palomar and would like to request documents, please do so by June 17, 2013 to receive them before your special meeting. If you request any documents from Cynosure or Palomar, Cynosure or Palomar will mail them to you by first class mail, or another equally prompt means, within one business day after Cynosure or Palomar, as the case may be, receives your request.

This document is a prospectus of Cynosure and is a joint proxy statement of Cynosure and Palomar for the Cynosure annual meeting and the Palomar special meeting. Neither Cynosure nor Palomar has authorized anyone to give any information or make any representation about the merger or Cynosure or Palomar that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that Cynosure or Palomar has incorporated by reference into this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

CYNOSURE, INC.,

COMMANDER ACQUISITION, LLC

and

PALOMAR MEDICAL TECHNOLOGIES, INC.

Dated as of May 15, 2013

A-i

A-ii

Schedules:

Schedule A	Parties to Company Stockholder Agreements

Schedule B	Parties to Buyer Stockholder Agreements

Buyer Disclosure Schedule

Company Disclosure Schedule

Exhibits:

Exhibit A	Form of Company Stockholder Agreement

Exhibit B	Form of Buyer Stockholder Agreement

Exhibit C	Form of Amended and Restated Certificate of Formation of the Surviving Entity

Exhibit D	Form of Amended and Restated Limited Liability Company Agreement of the Surviving Entity

Exhibit E	Form of Rights Agreement Amendment

A-iii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)(i)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Average Buyer Stock Price	Section 2.1(c)
Bankruptcy and Equity Exceptions	Section 3.4(a)
Book-Entry Company Shares	Section 2.1(c)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.5(b)
Buyer Board	Section 4.4(a)
Buyer Class B Common Stock	Section 4.2(a)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Equity Plan Proposal	Section 3.5(d)
Buyer Material Adverse Effect	Section 4.1
Buyer Meeting	Section 3.5(d)
Buyer Owned Intellectual Property	Section 4.9(a)
Buyer Preferred Stock	Section 4.2(a)
Buyer SEC Documents	Section 4.5(a)
Buyer Stock Plans	Section 4.2(b)
Buyer Stockholder Agreements	Preamble
Buyer Stockholder Approval	Section 3.5(d)
Buyer Stock Options	Section 4.2(b)
Buyer Third Party Intellectual Property	Section 4.9(a)
Buyer Voting Proposal	Section 3.5(d)
Canaccord Genuity	Section 3.20
Capitalization Date	Section 3.2(a)
Cash Consideration	Section 2.1(c)
CERCLA	Section 3.13(g)
Certificate of Merger	Section 1.1
Certificates	Section 2.1(c)
Change	Section 3.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 2.6(a)
Company Board Recommendation Change	Section 6.1(b)(i)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Employees	Section 6.14(b)
Company Insiders	Section 6.13(c)
Company Leases	Section 3.9(d)

A-iv

Terms	Reference in Agreement
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Owned Intellectual Property	Section 3.10(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.2(c)
Company Rights Plan	Section 3.2(c)
Company SEC Documents	Section 3.5(a)
Company Severance Practices	Section 6.14(d)
Company Share	Section 2.1(c)
Company Stock Options	Section 2.6(a)
Company Stock Plans	Section 2.6(a)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 6.4(a)
Conversion	Preamble
Current D&O Insurance	Section 6.11(c)
Designated Buyer SEC Documents	Section 9.14(c)
Designated Company SEC Documents	Section 9.14(d)
DGCL	Preamble
Dissenting Shares	Section 2.4
Dissenting Stockholder	Section 2.4
DLLCA	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(g)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.11(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Joint Proxy Statement/Prospectus	Section 3.5(d)
Leerink Swann	Section 4.13
Liens	Section 3.3(b)
Make-Whole Payment	Section 2.1(c)
Material Insurance Policy	Section 3.18
Materials of Environmental Concern	Section 3.13(h)
Maximum Exchange Ratio	Section 2.1(c)
Maximum Premium	Section 6.11(c)
Merger	Preamble

A-v

Terms	Reference in Agreement
Merger Consideration	Section 2.1(c)
Merger Subsidiary	Preamble
New Plans	Section 6.14(c)
Minimum Average Buyer Stock Price	Section 7.3(f)
Old Plans	Section 6.14(c)
Ordinary Course of Business	Section 3.2(e)
Original Merger Agreement	Preamble
Original Merger Subsidiary	Preamble
Other Company Equity Awards	Section 2.6(b)
Outside Date	Section 8.1(b)
Permitted Liens	Section 3.3(b)
Pre-Closing Period	Section 5.1(a)
Qualified Person	Section 6.1(a)
Real Estate	Section 3.9(a)
Recommendation Change Notice	Section 6.1(b)
Registration Statement	Section 3.5(d)
Regulation M-A Filing	Section 3.5(d)
Reporting Tail Endorsement	Section 6.11(c)
Representatives	Section 6.1(a)
Right	Section 2.1(c)
Rights Agreement Amendment	Section 3.22
SEC	Section 3.4(c)
Section 16 Information	Section 6.13(b)
Securities Act	Section 3.1
Specified Time	Section 6.1(a)
Stock Consideration	Section 2.1(c)
Stock Value Shortfall	Section 2.1(c)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)(ii)
Superior Proposal Notice	Section 8.1(g)
Surviving Entity	Section 1.3
Target Stock Value	Section 2.1(c)
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Termination Fee	Section 8.3(b)
Third Party Intellectual Property	Section 3.10(a)
Trigger Event	Section 8.1(f)

A-vi

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2013, is by and among Cynosure, Inc., a Delaware corporation (the “Buyer”), Commander Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), and Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, the Buyer and Commander Acquisition Corp., a Delaware corporation (the “Original Merger Subsidiary”), are parties to an Agreement and Plan of Merger, dated as of March 17, 2013 (the “Original Merger Agreement”);

WHEREAS, on May 15, 2013, the Original Merger Subsidiary converted (the “Conversion”) from a Delaware corporation into a Delaware limited liability company pursuant to a Certificate of Conversion to Limited Liability Company filed with the Secretary of State of the State of Delaware on such date;

WHEREAS, the parties are entering into this Agreement to amend and restate the Original Merger Agreement to, among other things, implement changes necessitated by the Conversion;

WHEREAS, by executing this Agreement, the Company hereby consents to the Conversion for purposes of Section 5.2 of the Original Merger Agreement;

WHEREAS, prior to the execution of the Original Merger Agreement, the Boards of Directors of the Buyer and the Company deemed it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Company into the Merger Subsidiary in accordance with the terms of this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement and as a condition and inducement to the Buyer’s willingness to enter into the Original Merger Agreement, the stockholders of the Company listed on Schedule A entered into Stockholder Agreements, dated as of the date of the Original Merger Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreements”), pursuant to which such stockholders, among other things, agreed to give the Buyer a proxy to vote in favor of the Company Voting Proposal all of the shares of voting capital stock of the Company that such stockholders own;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement and as a condition and inducement to the Company’s willingness to enter into the Original Merger Agreement, the stockholders of the Buyer listed on Schedule B entered into Stockholder Agreements, dated as of the date of the Original Merger Agreement, in the form attached hereto as Exhibit B (the “Buyer Stockholder Agreements”), pursuant to which such stockholders, among other things, agreed to give the Company a proxy to vote in favor of the Buyer Voting Proposal all of the shares of voting capital stock of the Buyer that such stockholders own; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Subsidiary and the Company agree that the Original Merger Agreement be and hereby is amended and restated in its entirety as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.

Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing, the Surviving Entity shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Entity in accordance with, the relevant provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hinckley, Allen & Snyder LLP, 28 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, “Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or Wilmington, Delaware are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.

At the Effective Time, (a) the separate existence of the Company shall cease and the Company shall be merged with and into the Merger Subsidiary (the Merger Subsidiary following the Merger is sometimes referred to herein as the “Surviving Entity”) and (b) the Certificate of Formation of the Merger Subsidiary as in effect on the date of this Agreement shall be amended in its entirety so that, immediately following the Effective Time, it shall read as set forth on Exhibit C and, as so amended, such Certificate of Formation shall be the Certificate of Formation of the Surviving Entity, until further amended in accordance with the DLLCA. In addition, the Buyer shall cause the Limited Liability Company Agreement of the Merger Subsidiary as in effect immediately prior to the Effective Time to be amended and restated in its entirety so that, immediately following the Effective Time, it shall read as set forth on Exhibit D, and, as so amended and restated, such Limited Liability Company Agreement shall be the Limited Liability Company Agreement of the Surviving Entity, until (subject to Section 6.11) further amended in accordance with the DLLCA and the provisions of such Limited Liability Company Agreement. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 18-209(g) of the DLLCA.

1.4 Managers and Officers of the Surviving Entity.

The managers and officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial managers and officers of the Surviving Entity, each to hold office in accordance with the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Subsidiary:

(a) Capital of the Merger Subsidiary. Each limited liability company interest of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as of the Effective Time.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Merger Subsidiary or any other Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Company Common Stock. Each share of Company Common Stock (each such share, including (solely for purposes of this Article II (other than Section 2.4)) each outstanding Right (as defined in the Company Rights Plan) attached thereto (a “Right”), a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Company Shares to be cancelled pursuant to Section 2.1(b)) shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, (i) a cash amount equal to $6.825, plus any Make-Whole Payment (the aggregate per Share cash consideration described in this clause (i), the “Cash Consideration”), without interest, and (ii) that number (the “Exchange Ratio”) of validly issued, fully-paid and non-assessable shares of the Buyer’s Class A Common Stock, $0.001 par value per share (the “Buyer Common Stock”) (the shares of Buyer Common Stock referred to in clause (ii) being the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), equal to the quotient determined by dividing $6.825 (the “Target Stock Value”) by the Average Buyer Stock Price, and rounding the result to the nearest 1/10,000 of a share of Buyer Common Stock, payable in the manner set forth in Section 2.2; provided, however, that (x) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is less than or equal to 0.229, the Exchange Ratio shall be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is greater than or equal to 0.283, the Exchange Ratio shall be 0.283 (the “Maximum Exchange Ratio”). The “Average Buyer Stock Price” means the average of the last reported sales prices (as of the end of regular trading at 4:00 p.m., Eastern Time) of the Buyer Common Stock on The NASDAQ Stock Market LLC, as reported by The NASDAQ Stock Market LLC, for the 20 consecutive trading days ending on the third trading day prior to the Effective Time. Except as set forth in Section 2.1(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (“Certificates”) and each holder of Company Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Company Shares”), in each case including each holder of Rights, shall thereafter cease to have any rights with respect to such Company Shares or such Rights except (x) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Company Shares in accordance with Section 2.2(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.2(j)) or (y) as provided by law. For purposes of this Agreement, “Make-Whole Payment” means (1) if, but for the proviso to the first sentence of this Section 2.1(c), the Exchange Ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (X) the Average Buyer Stock Price multiplied by (Y) the Exchange Ratio (such difference, the “Stock Value Shortfall”) and (2) in all other cases, $0.00; provided, however, notwithstanding the foregoing, the Make-Whole Payment shall not exceed $0.400 unless otherwise agreed to by the Buyer in writing.

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, the Buyer shall designate American Stock Transfer and Trust Company, LLC or another commercial bank or trust company mutually acceptable to the Company and the Buyer to act as agent (the “Exchange Agent”) for the exchange of Company Shares in accordance with this Article II. Prior to the Effective Time, the Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Shares (other than Company Shares cancelled pursuant to Section 2.1(b) and Dissenting Shares), for exchange in accordance with this Article II, (i) book-entry shares representing the number of shares of Buyer Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.1(c), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.1(c) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.2(e) (such cash and book-entry shares representing shares of Buyer Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.2(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Buyer; provided, however, that (A) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available) and (B) no gain or loss thereon shall affect the amounts payable hereunder. Without limiting the foregoing, the Buyer shall take all actions necessary to ensure that, at all times, the Exchange Fund includes (1) book-entry shares representing a number of shares of Buyer Common Stock sufficient to pay the aggregate Stock Consideration and (2) cash sufficient to satisfy the Buyer’s obligation to pay the aggregate (x) Cash Consideration under this Agreement, (y) cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e) and (z) dividends or other distributions pursuant to Section 2.2(c). Any interest or other income from such investments (less any losses) shall be paid to and become income of the Buyer. Except to the extent contemplated by Section 2.2(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 2.2.

(b) Exchange Procedures.

(i) As promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.1(c): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity pursuant to Section 2.2(j)) or transfer of the Book-Entry Company Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Company Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Company Shares and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Shares shall receive promptly in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(c), book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.1(c), cash in lieu of any fractional shares of Buyer Common Stock such holder is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c); and the Certificates or Book-Entry Company Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(c), book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.1(c), cash in lieu of any fractional shares of Buyer Common Stock such holder is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c) may be issued to a transferee if the Certificate or Book-Entry Company Shares representing such Company Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.1(c) and this Section 2.2, each Certificate or Book-Entry Company Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Buyer Common Stock the holder of such Certificate or Book-Entry Company Share is entitled to receive pursuant to Section 2.2(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Buyer Common Stock. No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Buyer Common Stock (and no cash payment in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share until the holder of such Certificate or Book-Entry Company Share shall surrender such Certificate or Book-Entry Company Share in accordance with Section 2.2(b). Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Company Share in accordance with Section 2.2(b), there shall be paid to the record holder of shares of Buyer Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Buyer Common Stock and the amount of any cash payable in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(e).

(d) No Further Rights in Company Common Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Company Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or Book-Entry Company Shares. If, after the Effective Time and subject to Section 2.2(h), Certificates or Book-Entry Company Shares are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Company Shares. No certificates or scrip representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of the Buyer) of a stockholder of the Buyer. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.2(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Buyer Stock Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to the Buyer that would otherwise be caused by the issuance of fractional shares.

(f) Adjustments to Merger Consideration. The Merger Consideration (including the Exchange Ratio) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of the Buyer or the Company or of securities convertible into Buyer Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer

Common Stock or Company Common Stock occurring (or for which a record date is established) on or after the date of the Original Merger Agreement and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Company Shares on the date that is two hundred seventy (270) days after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter be entitled to receive from the Buyer the Merger Consideration to which they are entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to the Buyer Common Stock to which they are entitled pursuant to Section 2.2(c).

(h) No Liability. None of the Exchange Agent, the Buyer or the Surviving Entity shall be liable to any holder of Company Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Buyer Common Stock) or other cash delivered to a public official pursuant to the applicable requirements of any abandoned property, escheat or similar law. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise automatically escheat to or become property of any Governmental Entity pursuant to the applicable requirements of any abandoned property, escheat or similar law shall, to the extent permitted by applicable law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(i) Withholding Rights and Obligations. Each of the Surviving Entity, the Exchange Agent, the Buyer and the Merger Subsidiary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax law or any other law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such person providing information or documentation to the Surviving Entity, the Exchange Agent, the Buyer or the Merger Subsidiary, such person may provide such information in a timely fashion and avoid any such withholding. Any amounts withheld pursuant to this Section 2.2(i) shall be promptly and timely paid over to the applicable Governmental Entity.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Buyer, the posting by such person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Company Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which the holder thereof is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.2(c).

2.3 Stock Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. At or after the Effective Time, any Certificates or Book-Entry Company Shares presented to the Exchange Agent or the Buyer for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Company Shares formerly represented by such Certificates or Book-Entry Company Shares to which the holders thereof are entitled pursuant to Section 2.1(c), any cash in lieu of fractional shares of Buyer Common Stock to which the holders of such Certificates or Book-Entry Company Shares are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

2.4 Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 2.4) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses (through failure to perfect or otherwise) the right to appraisal. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost (through failure to perfect or otherwise) the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder and each Right attached thereto shall be cancelled and converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Article II hereof, less applicable withholding Taxes, if any, required to be withheld (as contemplated by Section 2.2(i)), any cash in lieu of fractional shares of Buyer Common Stock to which the holders of such Certificates or Book-Entry Company Shares are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c). From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall not, except with the prior written consent of the Buyer, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give the Buyer notice of any such demands prior to the Effective Time, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights. For the avoidance of doubt, the terms “Company Shares” and “Dissenting Shares,” as used in this Section 2.4, shall not include the Rights.

2.5 Tax Treatment.

The Buyer, the Merger Subsidiary and the Company agree and acknowledge that the Merger is intended to qualify as a “reorganization” described in Section 368(a) of the Code for United States federal income tax purposes.

2.6 Company Stock Plans.

(a) Prior to the Effective Time, the Company, through the Board of Directors of the Company (the “Company Board”) or an appropriate committee thereof, shall (i) cancel, effective immediately prior to the Effective Time, all outstanding options to purchase Company Common Stock (the “Company Stock Options”) awarded under any stock option plan or other equity-related plan or agreement of the Company (collectively, the “Company Stock Plans”); (ii) provide written notice of such cancellation to the holders of Company Stock Options; (iii) permit the holders of such Company Stock Options to exercise such awards to the extent such awards are then exercisable or otherwise vested through the point in time immediately prior to the Effective Time (unless such awards by their terms expire prior to such point in time, in which case such awards shall expire at such earlier point in time); and (iv) terminate all Company Stock Plans as of the point in time immediately prior to the Effective Time. Except as set forth in the immediately preceding sentence, the Company shall not alter or amend the terms and conditions of any Company Stock Options.

(b) At the Effective Time, all outstanding restricted stock awards, restricted stock units, performance share awards, stock appreciation rights and other equity instruments (collectively, excluding Company Stock

Options, the “Other Company Equity Awards”) shall vest in full in accordance with their terms and shall automatically be converted into the right to receive the Merger Consideration and other amounts specified in this Article II, less, in the case of stock appreciation rights, the exercise price thereof. The Buyer shall (and shall cause the Surviving Entity to), at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to the holders of Other Company Equity Awards. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of an Other Company Equity Award a letter describing the treatment of and payment for such Other Company Equity Award pursuant to this Section 2.6(b) and providing instructions for use in obtaining payment for such Other Company Equity Award. The Surviving Entity or the Buyer shall pay all amounts payable to any holder of an Other Company Equity Award under this Section 2.6(b) to such holder promptly following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Subsidiary that the statements contained in this Article III are true and correct as of the date of the Original Merger Agreement (a) except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (b) except as (i) disclosed in any Designated Company SEC Document to the extent it is reasonably apparent from a reading of such disclosure that such disclosure qualifies or applies to any such representation or warranty or (ii) set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Merger Subsidiary on or before the date of the Original Merger Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concept is applicable) in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute, as of the date of the Original Merger Agreement, the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development (each, a “Change”) with respect to, or material adverse effect on, the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industries in which any of the Company and its Subsidiaries conducts business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(g) any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i) any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any products or products in development of the Company or any of its Subsidiaries or any other regulatory development affecting the products or products in development of the Company or any of its Subsidiaries;

(j) any change, event occurrence or development relating to the products or product candidates of any person (other than the Company and its Subsidiaries), including the entry into the market of products competitive with any of the products or products in development of the Company or any of its Subsidiaries;

(k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(l) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(m) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such Changes resulting from, arising out of or attributable to the matters described in clauses (a), (b), (c), (d), (e) and (h) above have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Company and its Subsidiaries conduct business (in which case, such Changes shall be taken into account only to the extent they are materially disproportionate when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1. The Company has made available to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company. The Company is not a “shell company” within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 1,500,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”), of which 100,000 shares are designated Series A Participating Cumulative Preferred Stock. The Company’s capital stock has the rights and privileges set forth in the Company’s Certificate of Incorporation. As of the close of business on the Business Day immediately prior to the date of the Original Merger Agreement (the “Capitalization Date”), (i) 19,972,406 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Buyer a complete and accurate list, as of the close of business on the Capitalization Date, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant; and (iii) all Other Company Equity Awards, indicating with respect to each such Other Company Equity Award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Other Company Equity Award and the date of grant. All outstanding Company Stock Options and all outstanding Other Company Equity Awards are, or as of the Effective Time will be, fully vested. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all agreements evidencing Company Stock Options and Other Company Equity Awards, except for any variations in such forms that are not material.

(c) Except (x) as set forth in this Section 3.2 or (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the “Company Rights”) issued and issuable under the Amended and Restated Rights Agreement dated as of October 28, 2008 between the Company and American Stock Transfer & Trust Company, LLC (the “Company Rights Plan”), as of the close of business on the Capitalization Date, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement, and (iii) the Company does not have any outstanding phantom stock, performance-based rights or similar rights or obligations. Other than the Company Stockholder Agreements, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement (other than Sections 3.25 and 4.15), the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement, there are no registration rights, and, except for the Company Rights Plan or pursuant to applicable state takeover or similar laws, there is no rights agreement, “poison pill” anti-takeover plan or similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of the Original Merger Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of its organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity (to the extent such concept is applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, pledges, limitations on the Company’s voting rights or other encumbrances (“Liens”) (other than (i) mechanic’s, materialmen’s, landlord’s, supplier’s and similar Liens, (ii) Liens arising under worker’s compensation, retirement and similar legislation, (iii) Liens for Taxes not yet due and payable, and (iv) Liens arising from restrictions on transfer under applicable securities laws (collectively, “Permitted Liens”)). There are no outstanding or authorized options, warrants, rights or agreements to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company had, as of the date of the Original Merger Agreement, all requisite corporate power and authority to enter into the Original Merger Agreement and, subject to the adoption of the Original Merger Agreement by the Company’s stockholders under the DGCL, to consummate the transactions contemplated by the Original Merger Agreement. The Company has, as of the date of this Agreement and as of the Closing Date, all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption and resolved to recommend that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

(b) The execution and delivery of the Original Merger Agreement, as of the date of the Original Merger Agreement, and the execution and delivery of this Agreement, as of the date of this Agreement and as of the Closing Date, by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under any Company Material Contract or (iii) subject to obtaining the Company Stockholder Approval and the exceptions specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, sublicense, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of The NASDAQ Stock Market LLC, (vi) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable environmental, health or safety laws, rules and regulations, including those of the U.S. Food and Drug Administration or any successor entity thereto, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the shares of Company Common Stock outstanding on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed with or furnished to (as applicable) the SEC by the Company since January 1, 2010. All such registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Company since January 1, 2010 (including those that the Company may file after the date of the Original Merger Agreement until the Closing, but excluding, for the avoidance of doubt, the Registration Statement, the Joint Proxy Statement/Prospectus and any Regulation M-A Filing, in each case other than information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion therein) are referred to herein as the “Company SEC Documents.” The Company has made available to the Buyer copies of all comment letters received by the Company from the staff of the SEC prior to the date of the Original Merger Agreement with respect to all Company SEC Documents and all responses to such comment letters by or on behalf of the Company filed by the Company with the SEC prior to the date of the Original Merger Agreement. The Company SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated audited balance sheet of the Company as of December 31, 2012 is referred to herein as the “Company Balance Sheet.”

(c) Ernst & Young LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or specifically for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied in writing by or on behalf of the Company specifically for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the Buyer (the “Joint Proxy Statement/Prospectus”) in connection with (i) the Company Meeting and (ii) the meeting of the Buyer’s stockholders (the “Buyer Meeting”) to (x) consider the issuance of shares of Buyer Common Stock (the “Buyer Voting Proposal”) under the rules of The NASDAQ Stock Market LLC and (y) consider an amendment to the Buyer’s 2005 Stock Incentive Plan, as amended, to increase the number of shares of Buyer Common Stock subject to such plan by at least 2,000,000 shares (or the adoption of a new stock incentive plan with the same effect) (the “Buyer Equity Plan Proposal”) under the rules of The NASDAQ Stock Market LLC (collectively, the approvals required by the foregoing clauses (x) and (y), the “Buyer Stockholder Approval”), shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Meeting or the Buyer Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or the Buyer Meeting which has become false or misleading.

3.6 No Undisclosed Liabilities; Indebtedness.

Except as disclosed in the Company Balance Sheet and except for liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its

Subsidiaries, individually or in the aggregate, that have had, or would reasonably be expected to result in, a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.

Except as contemplated by this Agreement, (a) since the date of the Company Balance Sheet, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Company Material Adverse Effect and (b) between the date of the Company Balance Sheet and the date of the Original Merger Agreement, there has not been any action or event that would have required the consent of the Buyer pursuant to Section 5.1(b) (other than (i) clauses (x) or (xi) thereof or (ii) to the extent related to any such clause, clause (xv) of Section 5.1(b)) had such action or event occurred during the Pre-Closing Period.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet are appropriate under GAAP to reflect any unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet, and all unpaid Taxes of the Company and each Subsidiary of the Company for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business. Neither the Company nor any Subsidiary of the Company (i) has any actual or potential material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary of the Company, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement, except in each case for customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder. All material Taxes that the Company or any Subsidiary of the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. As used in this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, including any amendment thereof.

(b) The Company has made available to the Buyer complete and correct copies of all income and other material Tax Returns of the Company and any Subsidiary of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations had not expired as of the date of the Original Merger Agreement. The federal income Tax Returns of the Company and, to the extent applicable, each Subsidiary of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. As of the date of the Original Merger Agreement, (i) no examination or audit of any Tax Return of the Company or any Subsidiary of the Company by any Governmental Entity is currently in progress, and the Company has not been informed in writing that any such examination or audit is threatened or contemplated and (ii) neither the Company nor any Subsidiary of the Company has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary of the Company was required to file any material Tax Return that was not filed. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations with respect to any material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or agreement to extend is still in effect.

(c) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary of the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(d) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither the Company nor any Subsidiary of the Company has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of the Original Merger Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Company or any Subsidiary of the Company.

(g) Neither the Company nor any Subsidiary of the Company has engaged in any “reportable transaction” or any “listed transaction” for purposes of Treasury Regulations, Section 1.6011-4(b).

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Original Merger Agreement, of the addresses of all real property owned by the Company or any Subsidiary of the Company (the “Real Estate”). The identified owner has good title to such parcel of Real Estate, free and clear of any Liens, other than (i) Liens that do not materially impair the use or occupancy of such parcel of Real Estate, (ii) Liens reflected in title records or reports made available to the Buyer or (iii) Permitted Liens. To the Company’s knowledge as of the date of the Original Merger Agreement, there is no pending condemnation or eminent domain proceeding with respect to the Real Estate.

(b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”). As of the date of the Original Merger Agreement, there is no action pending or threatened by any Governmental Entity against the Company or any Subsidiary of the Company claiming that the Real Estate violates in any material respect any Governmental Regulations or threatening to shut down the business of the Company or any of its Subsidiaries.

(c) The Company has made available to the Buyer copies of all title insurance policies, surveys and material engineering reports in the Company’s possession and prepared with respect to the Real Estate since January 1, 2010. To the Company’s knowledge, such copies are complete and accurate.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Original Merger Agreement, of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for any failure to so own, license or otherwise have a legally enforceable right to use, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect. For purposes of this Agreement, (i) “Intellectual Property” means (A) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (B) applications for and registrations of patents, trademarks, service marks, trade names, domain names, copyrights and designs, (C) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (D) other tangible or intangible proprietary or confidential information and materials; provided, however, that “Intellectual Property” excludes generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses; (ii) “Company Owned Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries, alone or jointly with others, that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (iii) “Third Party Intellectual Property” means any Intellectual Property, other than Company Owned Intellectual Property, that is licensed by any third party to the Company or any of its Subsidiaries and that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b) Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the patents, patent applications, copyright registrations, trademarks, service marks, trademark registration applications, service mark registration applications and domain names included in the Company Owned Intellectual Property, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of the patents and patent applications included in the Third Party Intellectual Property.

(c) To the Company’s knowledge, all issued patents and registered trademarks, registered service marks and registered copyrights included in the Company Owned Intellectual Property are valid and subsisting. The Company and its Subsidiaries have taken measures that they believe to be reasonable to protect the confidential nature of the trade secrets included in the Company Owned Intellectual Property. To the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of rights of the Company or any of its Subsidiaries in any of the Third Party Intellectual Property which is exclusively licensed to the Company, except in each case for any such infringement, violation, or misappropriation, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(d) Between January 1, 2010 and the date of the Original Merger Agreement, neither the Company nor any of its Subsidiaries has received any written complaint, claim or notice alleging that any of the activities conducted by the Company or any of its Subsidiaries in developing, manufacturing or commercializing any of the products sold by the Company or any of its Subsidiaries since January 1, 2010 infringes, violates or constitutes a misappropriation of, in any material respect, any Intellectual Property of any third party.

3.11 Agreements, Contracts and Commitments; Government Contracts.

(a) The Company has made available to the Buyer complete and accurate copies (or summaries with respect to any oral contracts) of each of the following contracts to which the Company or any Subsidiary of the Company is a party on the date of the Original Merger Agreement, in each case to the extent that the Company or any such Subsidiary has any material rights or obligations remaining thereunder (collectively, the “Company Material Contracts”):

(i) each employment, agency or consulting agreement providing for base annual cash compensation in any future period in excess of $125,000 and any collective bargaining agreement;

(ii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) each agreement or group of related agreements with the same party for the purchase of products or services by the Company or any Subsidiary with an undelivered balance in excess of $250,000, other than any such agreement that is terminable on notice of 90 days or less without a material liability to the Company or any Subsidiary of the Company;

(iv) each agreement or group of related agreements with the same party for the sale of products or services by the Company or any of its Subsidiaries with an undelivered balance in excess of $250,000, other than any such agreement that is terminable on notice of 90 days or less without a material liability to the Company or any Subsidiary of the Company;

(v) each lease of personal property with aggregate annual payments in excess of $100,000;

(vi) each agreement for the sale of any capital assets with a value in excess of $250,000;

(vii) each agreement for capital expenditures in excess of $250,000;

(viii) each mortgage, indenture, guarantee, loan, credit or security agreement or other agreement evidencing indebtedness for borrowed money, in each case other than a loan by the Company to any Subsidiary of the Company;

(ix) each agreement providing for any surety bond or letter of credit in excess of $50,000 required to be maintained by the Company or any of its Subsidiaries;

(x) each noncompetition or other agreement that would prohibit the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is currently conducted by the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each agreement providing for the establishment or operation of a partnership, joint venture, limited liability company or unlimited liability company with any third party;

(xii) each license agreement with annual aggregate payments or receipts in the 12-month period ended December 31, 2012 in excess of $100,000 (or any license agreement that would reasonably be expected to result in aggregate payments or receipts in the 12-month period ending December 31, 2013 in excess of $100,000) pursuant to which the Company or any of its Subsidiaries (A) grants to any third party the right to use any Company Owned Intellectual Property or (B) is granted by any third party the right to use any Third Party Intellectual Property;

(xiii) each Company Lease; and

(xiv) each “material contract” as described in Item 601(b)(10) of the SEC’s Regulation S-K.

(b) Each Company Material Contract is in full force and effect and is enforceable against the Company or any of its Subsidiaries (as the case may be) and, to the Company’s knowledge, each other party thereto, in each case subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in material violation of or in material default under any Company Material Contract.

(c) As of the date of the Original Merger Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(d) Since January 1, 2010, neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; between January 1, 2010 and the date of the Original Merger Agreement, the Company has not received written notice that any such suspension or debarment has been initiated or threatened. Between January 1, 2010 and the date of the Original Merger Agreement, (i) neither the Company nor any of its Subsidiaries has received written notice that it has been investigated, other than in the course of routine audits, by the U.S. Government Accountability Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity or any similar agencies or instrumentalities of any foreign Governmental Entity, in each case with respect to any Company Material Contract to which any Governmental Entity is a party, and (ii) to the Company’s knowledge, no such investigation has been threatened. Neither the Company nor any of its Subsidiaries is a party to any agreements or contracts that require it to obtain or maintain a security clearance with any Governmental Entity.

3.12 Litigation; Product Liability.

To the Company’s knowledge, there is no action, suit, proceeding, arbitration or investigation pending or threatened against the Company or any of its Subsidiaries which (a) seeks either damages in excess of $250,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material adverse judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that specifically name the Company or any of its Subsidiaries. To the Company’s knowledge, no product liability claims have been asserted or threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for any such claims, individually or in the aggregate, that are not material to the business of the Company and its Subsidiaries, taken as a whole.

3.13 Environmental Matters.

(a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Environmental Laws. As of the date of the Original Merger Agreement, there is no pending or, to the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment in violation of any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any material court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company has made available to the Buyer copies of all documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which the Company has possession of or reasonable access to. A complete and accurate copy of each such document has been made available to the Buyer.

(e) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

(f) The representations and warranties set forth in this Section 3.13 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

(g) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(h) For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Original Merger Agreement, of all Employee Benefit Plans, whether or not subject to ERISA, sponsored, maintained, contributed to or required to be contributed to by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, funded or unfunded, agreement or arrangement involving material direct or indirect compensation applicable to more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plans which are, in the aggregate, material) and all amendments thereto in each case that are in effect as of the date of the Original Merger Agreement, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, funding arrangements, group annuity or insurance contracts, and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) the most recent report regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code, and (vi) the most recent determination letter or opinion letter received regarding the tax qualified status of each Company Employee Plan. The Company has also made available to the Buyer each employee handbook of the Company or any of its Subsidiaries.

(c) Each Company Employee Plan is being and since January 1, 2010 has been established, maintained and administered in all material respects in accordance with (i) ERISA, (ii) the Code, (iii) all other applicable laws and the regulations thereunder and (iv) its terms, and each of the Company, the Company’s Subsidiaries and their respective ERISA Affiliates has, since January 1, 2010, in all material respects met its obligations under clauses (i), (ii) and (iii) of this Section 3.14(c) with respect to each Company Employee Plan.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or may rely on opinion letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to the minimum funding standard of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA or foreign law, or (ii) ever been obligated to contribute to or had any liability or obligation in respect of a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Section 413(c) of the Code. No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except for the Company Stock Plans and the Palomar Medical Technologies, Inc. 401(k) Plan, no Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholders, director or executive officer of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or executive officer; (ii) agreement, plan or arrangement under which any person is entitled to receive payments from the Company or any of its Subsidiaries that would reasonably be expected to be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, restricted stock unit plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has made available to the Buyer any information in the possession of the Company as of the date of the Original Merger Agreement that, to the Company’s knowledge, is necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA or other applicable law. Neither the Company nor its Subsidiaries nor its ERISA Affiliates has any material liability to provide post-termination or retiree welfare benefits to any person or, to the Company’s knowledge, ever represented, promised or contracted to any

Company employee (either individually or to the Company employees as a group) or any other person that such Company employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable law.

(h) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1 and all other applicable regulatory guidance (including proposed regulations, notices, rulings and final regulations). No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. To the Company’s knowledge, no stock option or equity unit option granted under any Company Employee Plan has an exercise price that has been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(i) No Company Employee Plan is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity. In the event a Company Employee Plan has within three years prior to the date of the Original Merger Agreement been the subject of an examination or audit by a Governmental Entity, or the Company or any of its Subsidiaries has entered into a formal correction program, the Company has made any and all required corrections and has made available to the Buyer all compliance or no action letters received in connection therewith.

(j) Each of the Company and its Subsidiaries complies in all material respects with applicable requirements, including fair share reporting obligations, of the Massachusetts Health Care Reform Act. Each of the Company and its Subsidiaries complies in all material respects with applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section  5000(b)(1) of the Code or such state statute.

3.15 Compliance With Laws.

The Company and each of its Subsidiaries has since January 1, 2010 complied in all material respects with, is not in material violation of, and, as of the date of the Original Merger Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16 Permits.

The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No Company Permit shall cease to be effective solely as a result of the consummation of the transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) The Company has made available to the Buyer a list of all employees of the Company and each of its Subsidiaries whose current base salary exceeds $125,000 per year, along with the position and the annual rate of base salary and cash bonus opportunity of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Buyer. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or similar contract or agreement with a labor union or labor organization. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is, as of the date of the Original Merger Agreement, the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor, as of the date of the Original Merger Agreement, is there pending or, to the Company’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in compliance in all material respects with all applicable laws relating to the hiring and employment of employees. The Company has made available to the Buyer a list of all employees of the Company who, to the Company’s knowledge, are not citizens or lawful permanent residents of the United States.

(b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement providing any term of employment or compensation guarantee, or providing severance benefits or other benefits following the termination of employment, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has, as of the date of the Original Merger Agreement, given written notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

3.18 Insurance.

The Company has paid in full all premiums due on each insurance policy that is maintained by the Company or any Subsidiary of the Company and that is material to the business of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”). None of the Material Insurance Policies shall terminate or lapse solely by reason of the consummation of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Material Insurance Policy under which it is the insured party. As of the date of the Original Merger Agreement, no insurer under any Material Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. The Company has made available to the Buyer a copy of the loss run reports of each Material Insurance Policy for the period between January 1, 2010 and the date of the Original Merger Agreement.

3.19 Customers and Suppliers.

The Company has made available to the Buyer an accurate and complete breakdown of the revenues received from each customer of the Company or any of its Subsidiaries that represented 2% or more of the Company’s consolidated revenues in the fiscal years ended December 31, 2011 or 2012, and, as of the date of the Original Merger Agreement, no such customer has indicated in writing to the Company or any of its Subsidiaries that it will stop buying materials, products or services from the Company or any of its Subsidiaries. As of the date of the Original Merger Agreement, no material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated in writing to the Company or any of its Subsidiaries that it will stop supplying materials, products or services to them.

3.20 Opinion of Financial Advisor.

The financial advisor of the Company, Canaccord Genuity, Inc. (“Canaccord Genuity”), has delivered to the Company Board an opinion dated the date of the Original Merger Agreement to the effect that, as of such date, and based upon and subject to the assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion will be delivered to the Buyer promptly following the date of the Original Merger Agreement.

3.21 Section 203 of the DGCL Not Applicable.

Assuming the accuracy of the Buyer’s and the Merger Subsidiary’s representations and warranties set forth in Section 4.15, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.

3.22 Rights Agreement.

The Company has duly entered into an amendment to the Company Rights Plan in the form attached as Exhibit E (the “Rights Agreement Amendment”), a signed copy of which has been made available to the Buyer.

3.23 Brokers.

No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of the Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Canaccord Genuity. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Canaccord Genuity is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.24 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a) The Company maintains internal control over financial reporting which is designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

3.25 Ownership of Buyer Common Stock.

None of the Company or any of the Company’s “affiliates” or “associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of the Original Merger Agreement, none of the Company or any of the Company’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Buyer Common Stock, as those terms are defined in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

MERGER SUBSIDIARY

The Buyer and the Merger Subsidiary, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of the Original Merger Agreement (a) except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (b) except as (i) disclosed in any Designated Buyer SEC Document to the extent it is reasonably apparent from a reading of such disclosure that such disclosure qualifies or applies to any such representation or warranty or (ii) set forth herein or in the disclosure schedule delivered by the Buyer and the Merger Subsidiary to the Company on or before the date of the Original Merger Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concept is applicable) in each jurisdiction listed in Section 4.1 of the Buyer Disclosure Schedule, which jurisdictions constitute, as of the date of the Original Merger Agreement, the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse Change with respect to, or material adverse effect on the business, assets, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Buyer Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industries in which any of the Buyer and its Subsidiaries conducts business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(g) any actions taken or failure to take action, in each case, to which the Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i) any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any of the products or products in development of the Buyer or any of its Subsidiaries or any other regulatory development affecting the products or products in development of the Buyer or any of its Subsidiaries;

(j) any change, event occurrence or development relating to the products or product candidates of any person (other than the Buyer and its Subsidiaries), including the entry into the market of products competitive with any of the products or products in development of the Buyer or any of its Subsidiaries;

(k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(l) changes in the Buyer’s stock price or the trading volume of the Buyer’s stock, or any failure by the Buyer to meet any public estimates or expectations of the Buyer’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Buyer to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(m) any legal proceedings made or brought by any of the current or former stockholders of the Buyer (on their own behalf or on behalf of the Buyer) against the Buyer, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such Changes resulting from, arising out of or attributable to the matters described in clauses (a), (b), (c), (d), (e) and (h) above have a materially disproportionate adverse effect on the Buyer and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Buyer and its Subsidiaries conduct business (in which case, such Changes shall be taken into account only to the extent they are materially disproportionate when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur). The Buyer has made available to the Company complete and accurate copies of the Certificate of Incorporation and By-laws of the Buyer. The Buyer is not a “shell company” within the meaning of Rule 405 promulgated under the Securities Act.

4.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of (i) 61,500,000 shares of Buyer Common Stock, (ii) 8,500,000 shares of Class B common stock, $0.001 par value per share (the “Buyer Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Buyer Preferred Stock”). The Buyer’s capital stock has the rights and privileges set forth in the Buyer’s Certificate of Incorporation. As of the close of business on the Capitalization Date, (i) 16,190,521 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Class B Common Stock or Buyer Preferred Stock were issued or outstanding, and (iii) 233,106 shares of Buyer Common Stock were held in the treasury of the Buyer.

(b) The Buyer has made available to the Company a complete and accurate list, as of the close of business on the Capitalization Date, of all stock option plans or other equity-related plans or agreements of the Buyer (the “Buyer Stock Plans”), indicating for each Buyer Stock Plan, the number of shares of Buyer Common Stock issued under such Buyer Stock Plan, the number of shares of Buyer Common Stock subject to outstanding options under such Buyer Stock Plan and the number of shares of Buyer Common Stock reserved for future issuance under such Buyer Stock Plan. The Buyer has made available to the Company complete and accurate copies of all Buyer Stock Plans and the forms of all agreements evidencing options to purchase Buyer Common Stock (the “Buyer Stock Options”), except for any variations in such forms that are not material.

(c) Except (x) as set forth in this Section 4.2 or in Section 4.2 of the Buyer Disclosure Schedule, (y) as contemplated by this Agreement or (z) as reserved for future grants under Buyer Stock Plans, as of the close of business on the Capitalization Date, (i) there are no equity securities of any class of the Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries is bound obligating the Buyer or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Buyer or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement, and (iii) the Buyer does not have any outstanding phantom stock, performance-based rights or similar rights or obligations. Other than the Buyer Stockholder Agreements, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of the Buyer. Except as contemplated by this Agreement, there are no registration rights, and, except pursuant to applicable state takeover or similar laws, there is no rights agreement, “poison pill” anti-takeover plan or similar agreement to which the Buyer or any of its Subsidiaries is a party or by which it or they are bound.

(d) All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or other capital stock of the Buyer or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Buyer or any Subsidiary of the Buyer or any other entity, other than guarantees of bank obligations of Subsidiaries of the Buyer entered into in the Ordinary Course of Business.

4.3 Subsidiaries.

(a) Section 4.3 of the Buyer Disclosure Schedule sets forth, as of the date of the Original Merger Agreement, for each Subsidiary of the Buyer: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of its organization.

(b) Each Subsidiary of the Buyer is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity (to the extent such concept is applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Buyer are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Buyer has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Buyer or another of its Subsidiaries free and clear of all Liens (other than Permitted Liens). There are no outstanding or authorized options, warrants, rights or agreements to which the Buyer or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Buyer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Buyer. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of the Buyer.

(c) The Buyer has made available to the Company complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Buyer. As of the date of this Agreement, the Buyer has made available to the Company complete and accurate copies of the Certificate of Formation and Limited Liability Company Agreement of the Merger Subsidiary.

(d) The Buyer does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability Buyer, joint venture, trust or other business association or entity which is not a Subsidiary of the Buyer, other than securities held for investment by the Buyer or any of its Subsidiaries.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Merger Subsidiary had, as of the date of the Original Merger Agreement, all requisite corporate or limited liability company power and authority to enter into the Original Merger Agreement and to consummate the transactions contemplated by the Original Merger Agreement. Each of the Buyer and the Merger Subsidiary has, as of the date of this Agreement and as of the Closing Date, all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the “Buyer Board”), at a meeting duly called and held, (i) determined that the Merger is fair to, and in the best interests of, the Buyer and its stockholders and (ii) directed that the Buyer Voting Proposal be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposal. Prior to the mailing of the Joint Proxy Statement/Prospectus to the Buyer’s stockholders, the Buyer Board, at a meeting to be duly called and held, will direct that the Buyer Equity Plan Proposal be submitted to the stockholders of the Buyer for their approval and will resolve to recommend that the stockholders of the Buyer vote in favor of the Buyer Equity Plan Proposal. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.25, the execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Buyer and the Merger Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Merger Subsidiary, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) The execution and delivery of the Original Merger Agreement, as of the date of the Original Merger Agreement, and the execution and delivery of this Agreement, as of the date of this Agreement and as of the Closing Date, by each of the Buyer and the Merger Subsidiary do not, and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or of the charter, by-laws, or other organizational document of any Subsidiary of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or any of its Subsidiary’s assets under any contract or agreement that is material to the business of the Buyer and its Subsidiaries, taken as a whole, or (iii) subject to obtaining the Buyer Stockholder Approval and the exceptions specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, sublicense, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), individually or in the aggregate, that have not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the Merger Subsidiary or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, (vii) the filing with The NASDAQ Stock Market LLC of a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger, and (viii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

(d) Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.25, the affirmative vote for adoption of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal by the holders of at least a majority of the shares of Buyer Common Stock present or represented by proxy and voting affirmatively or negatively at the Buyer Meeting is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary for the approval of the Buyer Voting Proposal and the Buyer Equity Plan Proposal, respectively, and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed with or furnished to (as applicable) the SEC by the Buyer since January 1, 2010. All such registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Buyer since January 1, 2010 (including those that the Buyer may file after the date of the Original Merger Agreement until the Closing) are referred to herein as the “Buyer SEC Documents.” The Buyer has made available to the Company copies of all comment letters received by the Buyer from the staff of the SEC prior to the date of the Original Merger Agreement with respect to all Buyer SEC Documents and all responses to such comment letters by or on behalf of the Buyer filed by the Buyer with the SEC prior to the date of the Original Merger Agreement. The Buyer SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) contained or to be contained in the Buyer SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated audited balance sheet of the Buyer as of December 31, 2012 is referred to herein as the “Buyer Balance Sheet.”

(c) Ernst & Young LLP, the Buyer’s current auditors, is and has been at all times since its engagement by the Buyer (i) “independent” with respect to the Buyer within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information included in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information to be supplied in writing to the Buyer by or on behalf of the Company specifically for inclusion in the Registration Statement or specifically for inclusion in any Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Documents for purpose of this Agreement) shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information included in the Joint Proxy Statement/Prospectus (except for information to be supplied in writing by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer or the Company, or at the time of the Buyer Meeting or the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Meeting or the Company Meeting which has become false or misleading.

(e) As of the date of the Original Merger Agreement, (i) neither the Buyer nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K and (ii) neither the Buyer nor any of its Subsidiaries is a party to any employment agreement.

4.6 No Undisclosed Liabilities.

Except as disclosed in the Buyer Balance Sheet and except for liabilities incurred since the date of the Buyer Balance Sheet in the Ordinary Course of Business, the Buyer and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Buyer and its Subsidiaries, individually or in the aggregate, that have had, or would reasonably be expected to result in, a Buyer Material Adverse Effect.

4.7 Absence of Certain Changes or Events.

Except as contemplated by this Agreement, (a) since the date of the Buyer Balance Sheet, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Buyer Material Adverse Effect and (b) between the date of the Buyer Balance Sheet and the date of the Original Merger Agreement, there has not been any action or event that would have required the consent of the Company pursuant to Section 5.2(b) had such action or event occurred during the Pre-Closing Period.

4.8 Tax Matters.

(a) Each of the Buyer and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Buyer and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Buyer Balance Sheet are appropriate under GAAP to reflect any unpaid Taxes of the Buyer and its Subsidiaries for Tax periods through the date of the Buyer Balance Sheet, and all unpaid Taxes of the Buyer and each Subsidiary of the Buyer for all Tax periods commencing after the date of the Buyer Balance Sheet arose in the Ordinary Course of Business. Neither the Buyer nor any Subsidiary of the Buyer (i) has any actual or potential material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Buyer or any Subsidiary of the Buyer, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement, except in each case for customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder. All material Taxes that the Buyer or any Subsidiary of the Buyer was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Buyer has made available to the Company complete and correct copies of all income and other material Tax Returns of the Buyer and any Subsidiary of the Buyer relating to Taxes for all taxable periods for which the applicable statute of limitations had not expired as of the date of the Original Merger Agreement. The federal income Tax Returns of the Buyer and, to the extent applicable, each Subsidiary of the Buyer have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.8(b) of the Buyer Disclosure Schedule. As of the date of the Original Merger Agreement, (i) no examination or audit of any Tax Return of the Buyer or any Subsidiary of the Buyer by any Governmental Entity is currently in progress, and the Buyer has not been informed in writing that any such examination or audit is threatened or contemplated and (ii) neither the Buyer nor any Subsidiary of the Buyer has been informed in writing by any jurisdiction that the jurisdiction believes that the Buyer or any Subsidiary of the Buyer was required to file any material Tax Return that was not filed. Neither the Buyer nor any Subsidiary of the Buyer has waived any statute of limitations with respect to any material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or agreement to extend is still in effect.

(c) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Buyer or any Subsidiary of the Buyer in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(d) Neither the Buyer nor any Subsidiary of the Buyer has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither the Buyer nor any Subsidiary of the Buyer has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Buyer or any Subsidiary of the Buyer been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of the Original Merger Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Buyer or any Subsidiary of the Buyer.

(g) Neither the Buyer nor any Subsidiary of the Buyer has engaged in any “reportable transaction” or any “listed transaction” for purposes of Treasury Regulations, Section 1.6011-4(b).

(h) To the Buyer’s knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which could prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(i) As of the date of this Agreement, for United States federal income tax purposes, the Merger Subsidiary is a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) whose separate existence as an entity is disregarded from that of its sole owner, the Buyer.

4.9 Intellectual Property.

(a) The Buyer and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Buyer and its Subsidiaries as currently conducted, except for any failure to so own, license or otherwise have a legally enforceable right to use, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a Buyer Material Adverse Effect. For purposes of this Agreement, (i) “Buyer Owned Intellectual Property” means any Intellectual Property owned by the Buyer or any of its Subsidiaries, alone or jointly with others, that is material to the conduct of the business of the Buyer and its Subsidiaries, taken as a whole; and (iii) “Buyer Third Party Intellectual Property” means any Intellectual Property, other than Buyer Owned Intellectual Property, that is licensed by any third party to the Buyer or any of its Subsidiaries and that is material to the conduct of the business of the Buyer and its Subsidiaries, taken as a whole.

(b) Section 4.9(b)(i) of the Buyer Disclosure Schedule sets forth a complete and accurate list of the patents, patent applications, copyright registrations, trademarks, service marks, trademark registration applications, service mark registration applications and domain names included in the Buyer Owned Intellectual Property, and Section 4.9(b)(ii) of the Buyer Disclosure Schedule sets forth a complete and accurate list of the patents and patent applications included in the Buyer Third Party Intellectual Property.

(c) To the Buyer’s knowledge, all issued patents and registered trademarks, registered service marks and registered copyrights included in the Buyer Owned Intellectual Property are valid and subsisting. The Buyer and its Subsidiaries have taken measures that they believe to be reasonable to protect the confidential nature of the trade secrets included in the Buyer Owned Intellectual Property. To the Buyer’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Buyer Owned Intellectual Property or any of rights of the Buyer or any of its Subsidiaries in any of the Buyer Third Party Intellectual Property which is exclusively licensed to the Buyer, except in each case for any such infringement, violation, or misappropriation, individually or in the aggregate, that has not resulted, and would not reasonably be expected to result, in a liability that is material to the Buyer and its Subsidiaries, taken as a whole.

(d) Between January 1, 2010 and the date of the Original Merger Agreement, neither the Buyer nor any of its Subsidiaries has received any written complaint, claim or notice alleging that any of the activities conducted by the Buyer or any of its Subsidiaries in developing, manufacturing or commercializing any of the products sold by the Buyer or any of its Subsidiaries since January 1, 2010 infringes, violates or constitutes a misappropriation of, in any material respect, any Intellectual Property of any third party.

4.10 Litigation; Product Liability.

To the Buyer’s knowledge, there is no action, suit, proceeding, arbitration or investigation pending or threatened against the Buyer or any of its Subsidiaries which (a) seeks either damages in excess of $250,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material adverse judgments, orders or decrees outstanding against the Buyer or any of its Subsidiaries that specifically name the Buyer or any of its Subsidiaries. To the Buyer’s knowledge, no product liability claims have been asserted or threatened against the Buyer or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Buyer or any of its Subsidiaries, except for any such claims, individually or in the aggregate, that are not material to the business of the Buyer and its Subsidiaries, taken as a whole.

4.11 Compliance with Laws.

The Buyer and each of its Subsidiaries has since January 1, 2010 complied in all material respects with, is not in material violation of, and, as of the date of the Original Merger Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.12 Operations of the Merger Subsidiary.

The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities (except for the Conversion contemplated by this Agreement) and has conducted its operations only as contemplated by this Agreement. To the extent the Merger Subsidiary is a “shell company” within the meaning of Rule 405 promulgated under the Securities Act, the Merger Subsidiary qualifies as a “business combination related shell company” within the meaning of such Rule 405.

4.13 Opinion of Financial Advisor.

The financial advisor of the Buyer, Leerink Swann LLC (“Leerink Swann”), has delivered to the Buyer Board an opinion dated the date of the Original Merger Agreement to the effect that, as of such date, and based upon and subject to the assumptions set forth therein, the Merger Consideration is fair to the Buyer from a financial point of view, a signed copy of which opinion will be delivered to the Company promptly following the date of the Original Merger Agreement.

4.14 Financing.

The Buyer and the Merger Subsidiary have, and at the Closing will have, sufficient cash resources available to perform all of their respective obligations under this Agreement (including pursuant to Article II) and to consummate the Merger.

4.15 Ownership of Company Common Stock.

None of the Buyer or any of the Buyer’s “affiliates” or “associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of the Original Merger Agreement, none of the Buyer or any of the Buyer’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.16 Brokers.

No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of the Buyer or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Leerink Swann. The Buyer has made available to the Company a complete and accurate copy of all agreements pursuant to which Leerink Swann is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.17 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a) The Buyer maintains internal control over financial reporting which are designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Buyer and to maintain accountability for the Buyer’s consolidated assets, (iii) access to assets of the Buyer and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Buyer and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Buyer maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s filings with the SEC and other public disclosure documents.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.

(a) Except as (x) expressly provided or permitted herein, (y) set forth in Section 5.1 of the Company Disclosure Schedule or (z) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of the Original Merger Agreement and ending at the Effective Time or such earlier date on which this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) act and carry on its business in the Ordinary Course of Business and

(ii) keep available the services of its present officers and key employees and preserve its advantageous business relationships with material customers, strategic partners, suppliers, distributors and others having material business dealings with it.

(b) Without limiting the generality of the foregoing, except as (x) expressly provided or permitted herein or (y) set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of conduct described in any of clauses (viii), (x) and (xiii) of this Section 5.1(b) (or, to the extent related to the foregoing clauses of this Section 5.1(b), clause (xv) of this Section 5.1(b)), shall not be unreasonably withheld, conditioned or delayed):

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options as in effect on the date of the Original Merger Agreement or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Company or any of its Subsidiaries;

(ii) except as permitted by Section 5.1(b)(xi), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Other Company Equity Awards outstanding on the date of the Original Merger Agreement in accordance with their present terms);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(iv) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(v) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries;

(vi) adopt or implement any new stockholder rights plan;

(vii)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date of the Original Merger Agreement (a copy of which has been made available to the Buyer), or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(viii) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Buyer;

(ix) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(x) except in the Ordinary Course of Business, enter into, modify, amend or terminate any Company Material Contract;

(xi) except as provided in Section 2.6 hereof and except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Original Merger Agreement, (A) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant (except in the Ordinary Course of Business with respect to employees or consultants who are not current or former directors or officers and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment) or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may hire new officers and promote employees in the Ordinary Course of Business, (C) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options, restricted stock awards, restricted stock units or stock appreciation rights, other than as contemplated by this Agreement, (D) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or restricted stock units, except for grants of awards with respect to up to 25,000 shares in the aggregate of Company Common Stock, which, in the case of Company Stock Options, shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which shall otherwise be substantially upon the Company’s customary terms, or (E) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(xii) make or rescind any material Tax election other than in the Ordinary Course of Business, settle or compromise any material Tax liability or amend any material Tax return;

(xiii) compromise or settle any material litigation or arbitration proceeding, provided, however, that the Company or any of its Subsidiaries may compromise or settle litigation or arbitration if (A) cash payments by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, cash payments made by third parties for which neither the Company nor any of its Subsidiaries is liable) do not exceed $100,000 individually or $300,000 in the aggregate or (B) payments are reserved against in full on the Company Balance Sheet;

(xiv) open or close any facility or office; or

(xv) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Covenants of the Buyer and the Merger Subsidiary.

(a) Except as (x) expressly provided or permitted herein, (y) set forth in Section 5.2 of the Buyer Disclosure Schedule or (z) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Buyer shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) act and carry on its business in the Ordinary Course of Business and (ii) keep available the services of its present officers and key employees and preserve its advantageous business relationships with material customers, strategic partners, suppliers, distributors and others having material business dealings with it.

(b) Without limiting the generality of the foregoing, except as (x) expressly provided or permitted herein or (y) set forth in Section 5.2 of the Buyer Disclosure Schedule, during the Pre-Closing Period, the Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Buyer to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Buyer Common Stock (1) from holders of Buyer Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Buyer Stock Options to the extent required or permitted under the terms of such Buyer Stock Options as in effect on the date of the Original Merger Agreement or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of such shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Buyer or any of its Subsidiaries;

(ii) except pursuant to Article II, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Buyer Common Stock upon the exercise of Buyer Stock Options outstanding on the date of the Original Merger Agreement in accordance with their present terms or the granting of Buyer Stock Options or other equity awards under the Buyer Stock Plans with respect to up to 100,000 shares in the aggregate of Buyer Common Stock, which, in the case of Buyer Stock Options, shall have an exercise price equal to the fair market value of the Buyer Common Stock on the date of grant (determined in a manner consistent with the Buyer’s existing practice for establishing fair market value for option grants) and which shall otherwise be substantially upon the Buyer’s customary terms);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement; or

(iv) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) The Buyer and the Merger Subsidiary agree that, between the date of the Original Merger Agreement and the Effective Time, except as contemplated by this Agreement (including without limitation Section 6.6(b)), they shall not, directly or indirectly, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall direct its and their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may, in response to an Acquisition Proposal that did not result from a material breach by the Company of this Section 6.1 and subject to compliance with Section 6.1(c), (x) furnish non-public information with respect to the Company and its Subsidiaries to any person (and the Representatives of such person) making an Acquisition Proposal that the Company Board or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal (such person, a “Qualified Person”), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (y) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal or (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries acting on behalf of the Company shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) neither the Company Board nor any committee thereof shall, except as set forth in this Section 6.1, withdraw or modify in a manner adverse to the Buyer or the Merger Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger (a “Company Board Recommendation Change”);

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) neither the Company Board nor any committee thereof shall adopt, approve or recommend any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Specified Time, the Company Board or any committee thereof may effect a Company Board Recommendation

Change if: (A) the Company Board or any committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) the Company has notified the Buyer in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change and, if such Company Board Recommendation Change is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and, in the case of any Superior Proposal, identifying the person making such Superior Proposal (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (C) if requested by the Buyer, the Company shall have made its Representatives available to discuss with the Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Buyer of such Recommendation Change Notice; and (D) if the Buyer shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, and the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Buyer, that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Buyer. The Company shall promptly (and in any event within one Business Day) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and, in the case of any Superior Proposal, the identity of the person making such Superior Proposal. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Acquisition Proposal until three (3) Business Days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer reasonably informed of the status and material details (including any material change to the terms) of any such Acquisition Proposal and (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all material correspondence sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal. Contemporaneously with providing any non-public information to a third party in connection with any such Acquisition Proposal not previously provided to the Buyer, the Company shall furnish a copy of such information to the Buyer.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company, any of its officers or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof effect a Company Board Recommendation Change.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and direct its and their Representatives to, cease immediately all ongoing discussions and negotiations that commenced prior to the date of the Original Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or any of its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company), (B) any proposal for the issuance by the Company of 15% or more of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (A) on terms which the Company Board or any committee thereof determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its outside legal counsel and financial advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any offer by the Buyer to amend the terms of this Agreement, which offer is not revocable for at least five (5) Business Days) that the Company Board determines in good faith to be relevant and (B) which the Company Board has determined in good faith to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the extent of committed financing), regulatory, legal and other aspects of such proposal that the Company Board determines in good faith to be relevant.

6.2 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall jointly prepare and the Buyer shall file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly after obtaining knowledge thereof inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) Each of the Buyer and the Company shall promptly make all necessary filings that it is required to make with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 NASDAQ Listing.

The Buyer and the Company each agree to continue the listing of Buyer Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market LLC during the term of this Agreement.

6.4 Confidentiality; Access to Information.

(a) The parties acknowledge that the Buyer and the Company have previously executed an amended and restated confidentiality agreement, dated as of January 23, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access upon reasonable notice, during normal business hours to all its properties, books, contracts, personnel and records as such party shall reasonably request and, during such period, each of the Buyer and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws (except to the extent available on the SEC’s EDGAR system) and (ii) all other information concerning its business, properties, assets and personnel as the other party may reasonably request; provided, however, that neither the Buyer nor the Company shall be required to permit any inspection or other access, or to disclose any information, (A) except to the extent required by Section 6.1(c), in connection with an Acquisition Proposal or a Trigger Event (in the case of the Company) or (B) that in the reasonable judgment of such party would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any obligation of such party with respect to confidentiality, (3) jeopardize protections afforded such party under the attorney-client privilege or the attorney work product doctrine, (4) violate any legal requirement or (5) interfere with the conduct of such party’s business. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained pursuant to this Section 6.4(b) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Stockholders Meetings.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market LLC to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market LLC or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

(b) The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market LLC promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Buyer Meeting for the purpose of considering and voting upon each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal. The Buyer Board shall recommend approval and adoption of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and neither the Buyer Board nor any committee thereof shall withdraw or modify, in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer’s stockholders vote in favor of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal. The Buyer shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of each of the Buyer Voting Proposal and the Buyer Equity Plan Proposal and secure the vote or consent of the stockholders of the Buyer required by the rules of The NASDAQ Stock Market LLC to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer’s stockholders or, if as of the time for which the Buyer Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder, and (C) any other applicable law, (iv) oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation vacated or made inapplicable to the Merger and the other transactions contemplated by this Agreement, and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer and the Company shall jointly direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing and each shall provide to the other a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, “reasonable best efforts” for purposes of this Section 6.6(b) shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separately or taking any other action with respect to the assets or business of the Buyer, the Company or any of their respective Affiliates.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their respective commercially reasonable efforts to obtain any third-party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of any Change that is reasonably likely to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time. Notwithstanding the foregoing, neither the Company nor the Buyer shall be required to make any payments prior to the Effective Time in connection with the fulfillment of its obligations under this Section 6.6(c).

6.7 Public Disclosure.

Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications regarding an Acquisition Proposal or a Trigger Event.

6.8 Section 368(a) Reorganization.

The Buyer, the Merger Subsidiary and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9 NASDAQ Stock Market Listing.

The Buyer and the Merger Subsidiary shall, if required by the rules of The NASDAQ Stock Market LLC, file with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

6.10 Stockholder Litigation.

Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement.

6.11 Indemnification.

(a) From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, each of the Buyer and the Surviving Entity shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Original Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or, while a director or officer of the Company or one of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Entity; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL or the DLLCA, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, the Limited Liability Company Agreement of the Surviving Entity shall contain, and the Buyer shall cause the Limited Liability Company Agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the form of Amended and Restated Limited Liability Company Agreement of the Surviving Entity attached hereto as Exhibit D.

(c) Subject to the next sentence, the Surviving Entity shall either (i) maintain, and the Buyer shall cause the Surviving Entity to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Entity’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Entity shall obtain, and the Buyer shall cause the Surviving Entity to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay for such Reporting Tail Endorsement more than six (6) times the last annual premium paid prior to the Effective Time for the Current D&O Insurance. If the Company purchases a Reporting Tail Endorsement in accordance with the immediately preceding sentence, then the Buyer shall be relieved from its obligations pursuant to this Section 6.11(c) so long as the Buyer maintains, or causes the Surviving Entity to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term.

(d) In the event the Buyer or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person (including any merger or consolidation between the Buyer and the Surviving Entity) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Entity, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.11.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.11 that is denied by the Buyer and/or the Company or the Surviving Entity, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Buyer, the Company or the Surviving Entity shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12 Notification of Certain Matters.

During the Pre-Closing Period, the Buyer shall give notice to the Company, and the Company shall give notice to the Buyer, promptly after it obtains knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) (in the case of a notice required to be delivered by the Company hereunder) or Section 7.3(a) or Section 7.3(b) (in the case of a notice required to be delivered by the Buyer hereunder). Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.13 Exemption from Liability Under Section 16(b).

(a) The Buyer Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby, and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock in connection with the Merger, which shall be provided by the Company to the Buyer within 10 Business Days after the date of the Original Merger Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section  16 Information.

6.14 Employment Matters.

(a) Prior to the Closing, the Buyer, acting through the Buyer Board, shall elect the Company’s Chairman and Chief Executive Officer as Vice Chairman of the Buyer Board and a member of the class of directors of the Buyer whose terms shall expire at the annual meeting of the Buyer’s stockholders to be held in 2016, effective as of the Effective Time, and as President of the Buyer, effective as of the Effective Time.

(b) From and after the Effective Time, the Buyer shall, or shall cause the Surviving Entity to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time. Subject to the foregoing, for a period of one year following the Effective Time, the Buyer shall provide to each employee of the Company or its Subsidiaries who remain employed as of immediately prior to the Effective

Time (the “Company Employees”) employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to such employees immediately before the Effective Time (except for the Buyer’s 401(k) plan (including its policy regarding employer matching contributions), which shall be at least as favorable to any such employee of the Company or any of its Subsidiaries as it is to similarly situated employees of the Buyer as of immediately prior to the Effective Time).

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Buyer and its Subsidiaries (excluding any retiree healthcare plans or programs maintained by the Buyer or any of its Subsidiaries) providing benefits to any Company Employees after the Effective Time (the “New Plans”), the Buyer shall, or shall cause the Surviving Entity to, recognize all service of the Company Employees with the Company and its Subsidiaries and their respective predecessors before the Effective Time, as the case may be, as if such service were with the Buyer in any New Plan in which such Company Employee may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or such service was not recognized under the corresponding Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”). In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent such New Plan is comparable to the Old Plans, and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) If any Company Employee (who is not otherwise a party to an Employment Agreement) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company’s severance practices (the “Company Severance Practices”), the Buyer will cause the Surviving Entity to provide that such Company Employee shall be entitled to severance benefits from the Surviving Entity that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of the Original Merger Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Buyer or its Affiliates as may be in effect at such time for similarly situated United States employees of the Buyer and its Affiliates and giving effect to the provisions of this Section 6.14.

(e) Notwithstanding anything to the contrary set forth in this Agreement (including the foregoing Section 6.14(b) through Section 6.14(d)), no provision of this Agreement shall be construed to (i) confer upon any Company Employee any right to employment or continued employment with the Company, the Buyer or any of their respective Affiliates for any period, (ii) confer any remedies upon any Company Employee, or (iii) amend or alter any New Plan, any Old Plan or any agreement in effect on the date of the Original Merger Agreement, or entered into after the date of the Original Merger Agreement, between any Company Employee, on the one hand, and the Buyer, the Company or any of their respective Affiliates, on the other hand.

6.15 State Takeover Laws.

If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.16 Control of Operations.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Buyer or the Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws. The Buyer Voting Proposal shall have been approved at the Buyer Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The NASDAQ Stock Market LLC and the Buyer’s Certificate of Incorporation and By-laws.

(b) Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Subsidiary.

The obligations of the Buyer and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties made in (A) the last sentence of Section 3.2(a) shall be true and correct in all material respects as of the date of the Original Merger Agreement and as of Closing Date and (B) clause (a) of Section 3.7 shall be true and correct in all respects, and such representations and warranties described in the foregoing clauses (A) and (B) shall not be subject to the qualification set forth in clause (iii) above. The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Tax Opinion. The Buyer shall have received a written opinion from Hinckley, Allen & Snyder LLP, counsel to the Buyer, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hinckley, Allen & Snyder LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hinckley, Allen & Snyder LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they deem appropriate in rendering such opinion).

(d) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Entity.

7.3 Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); provided, however, that the representations and warranties made in (A) the last sentence of Section 4.2(a) shall be true and correct in all material respects as of the date of the Original Merger Agreement and of the Closing Date; (B) clause (a) of Section 4.7 shall be true and correct in all respects and (C) Section 4.8(i) shall be true and correct as of the date of this Agreement and as of the Closing Date, and the representations and warranties described in the foregoing clauses (A), (B) and (C) shall not be subject to the qualification set forth in clause (iii) above. The Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hinckley, Allen & Snyder LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Hinckley, Allen & Snyder LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they deem appropriate in rendering such opinion).

(d) NASDAQ. The Buyer, if required by the rules of The NASDAQ Stock Market LLC, shall have filed with The NASDAQ Stock Market LLC a Listing of Additional Shares Notification Form with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

(e) Officer and Director Composition. The Buyer shall have complied with its obligations under Section 6.14(a).

(f) Minimum Average Buyer Stock Price. The Average Buyer Stock Price shall be equal to or greater than $22.704 (the “Minimum Average Buyer Stock Price”) or the Buyer shall have agreed in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall (notwithstanding the proviso in the definition of “Make-Whole Payment”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Buyer or the sole member of the Merger Subsidiary:

(a) by mutual written consent of the Buyer, the Merger Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 2013 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken,

the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

(e) by either the Buyer or the Company if at the Buyer Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained; or

(f) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have effected a Company Board Recommendation Change; (ii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a “Trigger Event”); provided, however, that any such termination must occur within ten (10) calendar days after the Buyer gains knowledge of the Trigger Event; or

(g) by the Company, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Buyer in writing that it intends to enter into a definitive agreement relating to such Superior Proposal, attaching the current version of such agreement (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Buyer, the Company shall have made its Representatives available to discuss with the Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Buyer of such Superior Proposal Notice; (v) if the Buyer shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, and the Company Board shall have determined in good faith, after considering the terms of such offer by the Buyer, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays the Buyer the Termination Fee contemplated by Section 8.3(b)(ii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal (it being understood that the Company need not comply with the foregoing procedures more than once with respect to any Superior Proposal, regardless of any amendment or modification thereof); or

(h) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided that neither the Buyer nor the Merger Subsidiary is then in material breach of any representation, warranty or covenant under this Agreement; or

(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(j) by the Company, if (i) the Average Buyer Stock Price as of any date (calculated as if, solely for purposes of such calculation, such date were the third trading day prior to the Effective Time) is less than the Minimum Average Buyer Stock Price and (ii) within three (3) Business Days after the Company’s request therefor, the Buyer fails to agree in writing that the Make-Whole Payment shall be equal to the Stock Value Shortfall calculated as of such date (notwithstanding the proviso in the definition of “Make-Whole Payment”).

8.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Subsidiary or their respective officers, directors, stockholders, members, managers or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement and (b) the provisions of Sections 8.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Buyer a termination fee of $10,642,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by the Buyer pursuant to Section 8.1(f);

(ii) by the Company pursuant to Section 8.1(g); or

(iii) by either the Buyer or the Company pursuant to Section 8.1(d), so long as (A) before the date of the Company Meeting, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated the transactions contemplated by an Acquisition Proposal (which Acquisition Proposal may, but need not be, the Acquisition Proposal referred to in clause (A) of this Section 8.3(b)(iii));

provided, however, that, for purposes of this Section 8.3(b), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided, further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, the Buyer or the Merger Subsidiary is in material breach of this Agreement. Any fee due under Section 8.3(b)(i) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to pay to the Buyer when due hereunder a Termination Fee due to the Buyer, the Company shall pay the reasonable and documented costs and expenses (including reasonable and documented fees and expenses of outside legal counsel) in connection with any successful action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid portion of the Termination Fee at the publicly announced prime rate of Bank of America plus five percent per annum, compounded quarterly, from the date such Termination Fee was required to be paid. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the Termination Fee described in this Section 8.3 shall constitute the sole and exclusive remedy of the Buyer and the Merger Subsidiary in connection with any termination of this Agreement in the circumstances in which the Termination Fee becomes payable. In the event that the Buyer shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Merger Subsidiary, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Merger Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or Board of Managers, at any time before or after approval of the matters presented in connection with the Merger by the stockholders or members of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver.

A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Merger Subsidiary or the Company, action by its Board of Managers or Board of Directors (as applicable) or the duly authorized designee of its Board of Managers or Board of Directors (as applicable).

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.11, Section 6.14 and this Article IX.

9.2 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Merger Subsidiary, to:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Attention: Benjamin A. Kaplan, Senior Vice President and General Counsel

Telecopy: (866) 245-9606

Email: bkaplan@cynosure.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Telecopy: (617) 378-4347

Email: jburke@haslaw.com

(b) if to the Company, to:

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: Chief Executive Officer

Telecopy: (781) 993-2377

Email: jcaruso@palomarmedical.com

and

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: General Counsel

Telecopy: (781) 993-2377

Email: pdavis@palomarmedical.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 Third Party Beneficiaries.

This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.11 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Other Company Equity Awards to receive the consideration set forth in Article II.

9.5 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that (a) the Merger Subsidiary may merge with and into the Buyer following the Effective Time without the consent of the Company and (b) the Buyer and/or the Merger Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that (with respect to clauses (a) and (b) of this Section 9.5) the Buyer and/or the Merger Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

9.8 Interpretation.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include all amendments thereto and any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of any noun or pronoun shall include the plural, and vice versa. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. When reference is made in this Agreement to information that has been “made available,” then (i) with respect to information that has been “made available” to the Buyer, that shall mean that such information was either (A) included in the Company SEC Documents, (B) included in the Company’s electronic data room no later than 9:00 a.m., Eastern Time, on the date of the Original Merger Agreement or (C) provided directly to the Buyer or its counsel, and (ii) with respect to information that has been “made available” to the Company, that shall mean that such information was either (A) included in the Buyer SEC Documents or (B) provided directly to the Company or its counsel.

9.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and/or the Merger Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Buyer and the Merger Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9.11 Submission to Jurisdiction.

Each of the parties to this Agreement (a) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (b) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (c) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (e) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL.

EACH OF THE BUYER, THE MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13 Disclosure Schedules.

(a) The Company Disclosure Schedule has been arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article III (or other applicable provisions of this Agreement) and the disclosure in any paragraph shall qualify (i) the corresponding paragraph in Article III (or other corresponding provisions of this Agreement) and (ii) the other paragraphs in Article III (and other provisions of this Agreement) to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs or provisions.

(b) The Buyer Disclosure Schedule has been arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article IV (or other applicable provisions of this Agreement) and the disclosure in any paragraph shall qualify (i) the corresponding paragraph in Article IV (or other corresponding provisions of this Agreement) and (ii) the other paragraphs in Article IV (and other provisions of this Agreement) to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs or provisions.

(c) The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, is outside the Ordinary Course of Business or relates to any matter that exceeds any dollar threshold specified herein.

9.14 Certain Definitions.

For purposes of this Agreement:

(a) “Company’s knowledge” (and words or phrases of similar import) means the actual knowledge as of the date of the Original Merger Agreement of the individuals identified in Section 9.14 of the Company Disclosure Schedule;

(b) “Buyer’s knowledge” (and words or phrases of similar import) means the actual knowledge as of the date of the Original Merger Agreement of the individuals identified in Section 9.14 of the Buyer Disclosure Schedule;

(c) “Designated Buyer SEC Documents” means all Buyer SEC Documents filed with, or furnished to (as applicable), the SEC on or after January 1, 2012 but prior to the date of the Original Merger Agreement, except for predictive, cautionary or forward-looking information contained therein (it being understood that any factual information contained therein shall not be excluded) under the headings “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or a heading referencing the Private Securities Litigation Reform Act of 1995 or a similar heading; and

(d) “Designated Company SEC Documents” means all Company SEC Documents filed with, or furnished to (as applicable), the SEC on or after January 1, 2012 but prior to the date of the Original Merger Agreement, except for predictive, cautionary or forward-looking information contained therein (it being understood that any factual information contained therein shall not be excluded) under the headings “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or a heading referencing the Private Securities Litigation Reform Act of 1995 or a similar heading.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers or other authorized signatories thereunto duly authorized as of the date first written above.

CYNOSURE, INC.

By:	/s/ Michael R. Davin

Name: Michael R. Davin

Title: President and CEO

COMMANDER ACQUISITION, LLC

By:	/s/ Michael R. Davin

Name: Michael R. Davin

Title: Manager

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Paul S. Weiner

Name: Paul S. Weiner

Title: CFO

Schedule A

Parties to Company Stockholder Agreements

1. Joseph P. Caruso

2. Paul S. Weiner

3. Jeanne Cohane

4. Damian N. Dell’Anno

5. Nicholas P. Economou

6. James G. Martin

7. A. Neil Pappalardo

8. Louis P. Valente

Schedule B

Parties to Buyer Stockholder Agreements

1. Michael R. Davin

2. Timothy W. Baker

3. Douglas J. Delaney

4. Brian M. Barefoot

5. Ettore V. Biagioni

6. Andrea Cangioli

7. Marina Hatsopoulos

8. Thomas H. Robinson

9. El.En. S.p.A.

EXHIBIT A – FORM OF COMPANY STOCKHOLDER AGREEMENT

Included as Annex C to the Proxy Statement.

EXHIBIT B – FORM OF BUYER STOCKHOLDER AGREEMENT

Included as Annex B to the Proxy Statement.

EXHIBIT C – FORM OF AMENDED AND RESTATED CERTIFICATE OF

FORMATION OF THE SURVIVING ENTITY

Amended and Restated Certificate of Formation

of

Palomar Medical Technologies, LLC

1. Name. The name of the limited liability company is “Palomar Medical Technologies, LLC” (the “Company”). The Company is a limited liability company organized under the Delaware Limited Liability Company Act, Title 6, Ch. 18, §§ 18-101, et seq.

2. Resident Agent and Address. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

EXHIBIT D – FORM OF AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE SURVIVING ENTITY

PALOMAR MEDICAL TECHNOLOGIES, LLC

Amended and Restated Limited Liability Company Agreement

This Amended and Restated Limited Liability Company Agreement (this “Limited Liability Company Agreement”) of Palomar Medical Technologies, LLC, a Delaware limited liability company (the “Company”), formed pursuant to the Delaware Limited Liability Company Act, Title 6, Ch. 18, §§ 18-101, et seq. (the “Act”), is effective as of [                ], 2013, and is executed by its sole member, Cynosure, Inc., a Delaware corporation (the “Member”). The Member hereby adopts this Limited Liability Company Agreement of the Company made pursuant to the Act as follows:

1. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

2. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

3. The affairs of the Company shall be managed by a Board of Managers consisting of such number of natural persons as the Member shall determine from time to time (each, a “Manager”). The Member shall at all times have the authority to appoint and remove any or all Managers. The initial Managers shall be Michael R. Davin and Timothy W. Baker, each of whom shall serve in such capacity until his resignation, removal, death, or incapacity. Any Manager may resign at any time by written notice to the Company.

4. The Board of Managers shall have sole and exclusive authority to take any and all action required to be taken to authorize and approve any matter on behalf of the Company, whether under the Act, the Certificate of Formation, this Limited Liability Company Agreement, or otherwise, except that, in addition to the approval of the Board of Managers, the approval of the Member shall be required for a merger or consolidation of the Company; a conversion of the Company; the sale, lease, exchange, mortgage, pledge, or other transfer of all or substantially all of the Company’s assets; or the dissolution of the Company. All other matters shall be within the authority of the Board of Managers, including without limitation, establishment of bank accounts of the Company, and all matters pertaining thereto or any tax or other election by the Company. Any document executed by any Manager while acting in the name and on behalf of the Company in such capacity within the scope of its authority, shall be deemed to be the action of the Company vis-à-vis any third parties.

5. Decisions regarding the day-to-day conduct of the business of the Company in the ordinary course may, at the discretion of the Board of Managers, be delegated to one or more officers or employees of the Company. The officers and employees may be removed and/or replaced at any time by the Board of Managers. The Managers, the officers and the employees may be compensated by the Company at commercially reasonable rates for the services performed on behalf of the Company.

6. The Board of Managers shall promptly make, or arrange to make, such filings as it believes necessary or as are required by applicable law to give effect to the provisions of this Limited Liability Company Agreement and to cause the Company to be treated as a limited liability company under the laws of the State of Delaware.

7. The Member is the owner of 100% of the capital of the Company and is entitled to 100% of the profits of the Company. The Member shall not be obligated to make any additional capital contribution to the Company.

8. The profits and losses of the Company shall pass through to the Member and be reported by the Member for tax purposes. Distributions of cash and other assets shall be made to the Member from time to time, at such times and in such amounts as are determined by the Board of Managers.

9. The Company’s existence as a limited liability company is perpetual, unless dissolved by action of the Member.

10. The Company shall provide indemnification as follows:

(a) Actions, Suits and Proceedings Other than by or in the Right of the Company. The Company shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a member, manager, director, officer or advisory council member of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a member, manager, director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) Actions or Suits by or in the Right of the Company. The Company shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a member, manager, director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a member, manager, director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Subsection (b) in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

(c) Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Section, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Subsections (a) and (b) of this Section 10, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Company, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(d) Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Company in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Company to Indemnitee of its election so to assume such defense, the Company shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Subsection (d). Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Company, except as otherwise expressly provided by this Section. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify Indemnitee under this Section 10 for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Company shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

(e) Advance of Expenses. Subject to the provisions of Subsection (f) of this Section 10, in the event of any threatened or pending action, suit, proceeding or investigation of which the Company receives notice under this Section, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Company in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Company as authorized in this Section; and further provided that no such advancement of expenses shall be made under this Section 10 if it is determined (in the manner described in Subsection (f)) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

(f) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Subsections (a), (b), (c), or (e) of this Section 10, an Indemnitee shall submit to the Company a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Company of the written request of Indemnitee, unless (i) the Company has assumed the defense pursuant to Subsection (d) of this Section 10 (and none of the circumstances described in Subsection (d) of this Section 10 that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Company determines within such 60 day period that Indemnitee did not meet the applicable standard of conduct set forth in Subsections (a), (b) or (e) of this Section 10, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Subsection (a) or (b) only as authorized in the specific case upon a determination by the Company that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Subsections (a) or (b), as the case may be. Such determination shall be made (a) by a majority vote of the Board of Managers consisting of persons who are not at that time parties to the action, suit or proceeding in question (“Disinterested Managers”), whether or not a quorum, (b) by a committee of Disinterested Managers designated by majority vote of Disinterested Managers, whether or not a quorum, (c) if there are no Disinterested Managers, or if the Disinterested Managers so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Company) in a written opinion, or (d) by the Member.

(g) Remedies. The right to indemnification or advancement of expenses as granted by this Section shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Subsection (f) of this Section 10 that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Company. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware (assuming for purposes of this sentence that the Company is a Delaware corporation).

(h) Limitations. Notwithstanding anything to the contrary in this Section, except as set forth in Subsection (g) of this Section 10, the Company shall not indemnify an Indemnitee pursuant to this Section 10 in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Managers. Notwithstanding anything to the contrary in this Section, the Company shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

(i) Subsequent Amendment. No amendment, termination or repeal of this Section or any applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(j) Other Rights. The indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of the Member or Disinterested Managers or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Company, and shall continue as to an Indemnitee who has ceased to be a member, manager, director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Section shall be deemed to prohibit, and the Company is specifically authorized to enter into, agreements with the member, managers, officers and directors providing indemnification rights and procedures different from those set forth in this Section. In addition, the Company may, to the extent authorized from time to time by its Board of Managers, grant indemnification rights to other employees or agents of the Company or other persons serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this Section.

(k) Partial Indemnification. If an Indemnitee is entitled under any provision of this Section to indemnification by the Company for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

(l) Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any member, manager, director, officer, employee, advisory council member or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(m) Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n) Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i) (treating all references to “the Company” herein as if they are references to “the corporation” for definitional purposes).

11. In all other respects, the business and affairs of the Company shall be governed by the provisions of the Act.

12. The provisions of this Limited Liability Company Agreement are for the regulation of the Member, the Managers and the Company, are not intended for the benefit of non-member creditors and do not grant any rights to non-member creditors.

13. This is the entire Limited Liability Company Agreement of the Company by the undersigned and may be amended only in writing by the Member.

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the day and date first set forth above.

MEMBER:

Cynosure, Inc.

By:
Name:
Title:

ACKNOWLEDGMENT AND AGREEMENT OF MANAGERS:

Michael R. Davin

Timothy W. Baker

EXHIBIT E – FORM OF AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 17, 2013, between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company, as Rights Agent (the “Rights Agent”). Each capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Amended and Restated Rights Agreement, dated as of October 28, 2008, between the parties hereto (the “Rights Agreement”).

RECITALS

WHEREAS, the Company, Cynosure, Inc., a Delaware corporation (“Cynosure”), and Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure (the “Merger Subsidiary”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company shall be merged with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure (the “Merger”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Cynosure’s willingness to enter into the Merger Agreement, the stockholders of the Company listed on Schedule A to the Merger Agreement have agreed to enter into Stockholder Agreements, dated as of the date of the Merger Agreement, pursuant to which such stockholders have, among other things, agreed to give Cynosure a proxy to vote in favor of the Company Voting Proposal (as such term is defined in the Merger Agreement) all of the shares of voting capital stock of the Company that such stockholders own;

WHEREAS, Section 26 of the Rights Agreement provides that, at any time prior to the Distribution Date and subject to the last sentence of such Section 26 (which last sentence is inapplicable to this Amendment), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24 of the Rights Agreement or any provision of the Certificate of Designation) without the approval of any holder of the Rights; and

WHEREAS, the Board of Directors of the Company has resolved to amend the Rights Agreement on the terms set forth herein;

AGREEMENT

NOW THEREFORE, the parties hereto, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“In addition, notwithstanding anything in this Rights Agreement to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, shall be (or shall be deemed to be) an “Acquiring Person” solely by reason of the occurrence of any Permitted Act.”

(b) The definition of “Beneficial Owner” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this definition of Beneficial Owner to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, (i) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock solely as a result of the occurrence of any Permitted Act, or (ii) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock subject to the Stockholder Agreements solely by reason of the occurrence of any Permitted Act.”

(c) Section 1 of the Rights Agreement is hereby amended by adding thereto the following definitions in the appropriate alphabetical places:

“Cynosure” shall mean Cynosure, Inc., a Delaware corporation.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall mean the merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure, all pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger to be dated on or about March 17, 2013 by and among the Company, Cynosure and the Merger Subsidiary, providing for, among other things, the Merger.

“Merger Subsidiary” shall mean Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure.

“Permitted Act” shall mean any or all (or any combination) of (a) the approval, adoption, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of the Merger Agreement, (b) the approval, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of any Stockholder Agreement, and/or (c) the approval, performance, or (prior to any termination of the Merger Agreement) consummation of the Merger, and/or any other transaction contemplated by the Merger Agreement or any Stockholder Agreement (including, without limitation, the grant or delivery of any irrevocable proxy or the voting of any shares of Common Stock, and any agreement concerning the acquisition, sale or transfer of any shares of Common Stock, in each case in accordance with the terms of the Stockholder Agreements).

“Stockholder Agreements” shall mean, collectively, each of the Company Stockholder Agreements, to be dated on or about March 17, 2013, between Cynosure and the stockholders named on Schedule A to the Merger Agreement, entered into and delivered in connection with the Merger Agreement.”

(d) Section 3(b) of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the occurrence of any Permitted Act.”

(e) Section 11 of the Rights Agreement is hereby amended to add as a new Section 11(d) the following:

“(d) Notwithstanding anything in this Rights Agreement to the contrary, no Business Combination shall occur or be deemed to have occurred solely as a result of the occurrence of any Permitted Act, and the occurrence of any Permitted Act shall not cause any adjustment to the Rights or the stock, securities, or other property for which Rights are exercisable, and shall not cause the Rights to become exercisable, pursuant to or in accordance with any provision of this Rights Agreement, including, without limitation, any provision of this Section 11. In addition, notwithstanding anything in this Rights Agreement to the contrary, at and after the Effective Time, all of the provisions of this Section 11 and Section 12 relating to adjustments of the Rights or the stock, securities, or other property for which Rights are exercisable shall cease to be applicable and shall become null and void and of no further force and effect.”

(f) Section 24 of the Rights Agreement is hereby amended to add as a new Section 24(c) the following:

“(c) Notwithstanding anything in this Rights Agreement to the contrary, (i) no Redemption Date shall occur or be deemed to have occurred as a result of the occurrence of any Permitted Act and (ii) effective as of the Effective Time, Rights outstanding as of the Effective Time shall automatically cease to be outstanding and cease to represent rights to purchase Preferred Shares and shall automatically be converted, along with the Common Shares with which they are associated, into only the right to receive Merger Consideration, as defined in, in accordance with, and to the extent provided in, the Merger Agreement.”

(g) Section 28(a) of the Rights Agreement is hereby amended by deleting Section 28(a) thereof in its entirety and replacing it with the following new Section 28(a):

“Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares); provided, however, that the provisions providing exceptions for, or otherwise relating to, any Permitted Act, are also for the benefit of, and may be enforced by, any of Cynosure, the Merger Subsidiary or any of their Affiliates or Associates.”

2. Effective Time. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the subsequent execution and delivery of the Merger Agreement by the parties thereto.

3. Interpretation. The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.

5. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such state applicable to contracts to be made and performed entirely within such state.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

7. Direction to Rights Agent. Pursuant to Section 26 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Rights Plan]

ANNEX B

BUYER STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”), dated as of March 17, 2013, is entered into by and between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of Cynosure, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, concurrently with the execution of this Agreement, the Company, the Buyer and Commander Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Subsidiary and the Company pursuant to the terms, and subject to the conditions, of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Class A common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”) owned beneficially and of record by Stockholder, as set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Buyer Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to the Company that:

(a) (i) Stockholder owns beneficially and of record all of the Original Shares free and clear of all Liens, except for any such Lien that, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform its obligations under this Agreement, and has the sole right to vote (or cause to be voted) the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Stockholder does not own beneficially or of record any shares of Buyer Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Buyer Common Stock or any security exercisable for or convertible into shares of Buyer Common Stock, as set forth on the signature page of this Agreement (collectively, the “Options”).

(c) Stockholder has full corporate (or comparable) power and authority (if an entity) or the legal capacity (if a natural person) to enter into, execute and deliver this Agreement, to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below) and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets, except for any such conflict or breach that (i) has been waived or cured prior to the date hereof or (ii) individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for any such consent, approval, authorization, designation, declaration or filing that (i) has been obtained or made (as applicable) prior to the execution and delivery hereof or (ii) if not obtained or made (as applicable), individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement. To the extent Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement, except for any such consent that (A) has been obtained prior to the execution and delivery hereof or (B) if not obtained, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder hereby irrevocably and unconditionally agrees, from and after the date hereof and until the Termination Date, to vote the Shares (or execute a written consent or consents if stockholders of the Buyer are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Buyer) and to cause any holder of record of Shares to vote such Shares (or execute such written consents): (i) in favor of the Buyer Voting Proposal and the Buyer Equity Plan Proposal; and (ii) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Buyer under the Merger Agreement or of Stockholder under this Agreement. Except as set forth in this Section 3, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Buyer.

(b) Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the

Shares to any arrangement with respect to the voting of the Shares, other than (a) agreements entered into with the Company or any of its Affiliates (which, for purposes of this Agreement, shall have the meaning set forth in Rule 405 promulgated under the Securities Act) and (b) the granting of a proxy or proxies to vote the Shares on any matter (except for the matters described in clauses (i) and (ii) of Section 3(a) above) at any annual meeting of the Buyer’s stockholders.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding anything to the contrary in this Agreement, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder (a) if Stockholder is a natural person, to any person who is a family member of Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)) or upon the death of Stockholder, (b) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (c) to an Affiliate of Stockholder, or (d) after the record date for determining the stockholders eligible to vote at the Buyer Meeting, as set forth in the Joint Proxy Statement/Prospectus; provided, that a Transfer referred to in clauses (a) and (c) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Stockholder agrees that all shares of Buyer Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires ownership beneficially or of record (excluding shares of Buyer Common Stock underlying unexercised or unvested Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) September 30, 2013, and (c) the date on which the Merger Agreement is terminated in accordance with its terms (any such date described in the foregoing clauses (a), (b) or (c) shall be referred to herein as the “Termination Date”).

8.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in Stockholder’s capacity as the beneficial and record owner of the Shares. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Buyer or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Buyer or its stockholders.

9.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the non-breaching party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the non-breaching party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that the parties hereto shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both parties hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

If to the Company:

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Attention: Patricia A. Davis

Email: pdavis@palomarmedical.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

If to Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Telecopy: (617) 378-4347

Email: jburke@haslaw.com

Either party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties to this Agreement (i) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (ii) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (iii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iv) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Either party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 12(b), however, shall affect the right of either party to serve legal process in any other manner permitted by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, the Buyer and Merger Subsidiary. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By
Name:
Title:

STOCKHOLDER

By
Name:

Number of Shares of Buyer Common Stock Owned Beneficially and of Record as of the Date of this Agreement:

Number of Options Owned Beneficially and of Record as of the Date of this Agreement:

Street Address:

City/State/Zip Code:

Email:

ANNEX C

COMPANY STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”), dated as of March 17, 2013, is entered into by and between Cynosure, Inc., a Delaware corporation (the “Buyer”), and the undersigned stockholder (“Stockholder”) of Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, the Buyer and Commander Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Subsidiary and the Company pursuant to the terms, and subject to the conditions, of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Buyer has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Buyer to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) owned beneficially and of record by Stockholder, as set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to the Buyer that:

(a) (i) Stockholder owns beneficially and of record all of the Original Shares free and clear of all Liens, except for any such Lien that, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform its obligations under this Agreement, and has the sole right to vote (or cause to be voted) the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Stockholder does not own beneficially or of record any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, as set forth on the signature page of this Agreement (collectively, the “Options”).

(c) Stockholder has full corporate (or comparable) power and authority (if an entity) or the legal capacity (if a natural person) to enter into, execute and deliver this Agreement, to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below) and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets, except for any such conflict or breach that (i) has been waived or cured prior to the date hereof or (ii) individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for any such consent, approval, authorization, designation, declaration or filing that (i) has been obtained or made (as applicable) prior to the execution and delivery hereof or (ii) if not obtained or made (as applicable), individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement. To the extent Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement, except for any such consent that (A) has been obtained prior to the execution and delivery hereof or (B) if not obtained, individually or in the aggregate, would not reasonably be expected to affect adversely the ability of Stockholder to perform Stockholder’s obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder hereby irrevocably and unconditionally agrees, from and after the date hereof and until the Termination Date, to vote the Shares (or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) and to cause any holder of record of Shares to vote such Shares (or execute such written consents): (i) in favor of the adoption of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (1) any Acquisition Proposal and (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement. Except as set forth in this Section 3, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

(b) Stockholder hereby appoints the Buyer and any designee of the Buyer, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than (a) agreements entered into with the Buyer or any of its Affiliates (which, for purposes of this Agreement, shall have the meaning set forth in Rule 405 promulgated under the Securities Act) and (b) the granting of a proxy or proxies to vote the Shares on any matter (except for the matters described in clauses (i) and (ii) of Section 3(a) above) at any annual meeting of the Company’s stockholders.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding anything to the contrary in this Agreement, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder (a) if Stockholder is a natural person, to any person who is a family member of Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)) or upon the death of Stockholder, (b) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (c) to an Affiliate of Stockholder, or (d) after the record date for determining the stockholders eligible to vote at the Company Meeting, as set forth in the Joint Proxy Statement/Prospectus; provided, that a Transfer referred to in clauses (a) and (c) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires ownership beneficially or of record (excluding shares of Company Common Stock underlying unexercised or unvested Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Company Board executes a Company Board Recommendation Change in accordance with the terms of the Merger Agreement, (c) the date on which the Merger Agreement is terminated in accordance with its terms, (d) September 30, 2013, and (e) the date of any amendment, modification or waiver of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration, imposes additional restrictions or conditions on the payment of the Merger Consideration or imposes additional Closing conditions, without the prior written consent of Stockholder with respect to such amendment, modification or waiver (any such date described in the foregoing clauses (a) through (e) shall be referred to herein as the “Termination Date”).

8.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in Stockholder’s capacity as the beneficial and record owner of the Shares. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

9.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the non-breaching party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the non-breaching party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that the parties hereto shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both parties hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (notice deemed given upon receipt), sent via facsimile or e-mail or sent by a nationally recognized overnight courier service (notice deemed given upon the receipt of proof of delivery), in each case to the intended recipient as set forth below:

If to the Buyer:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Attention: Benjamin A. Kaplan, Senior Vice President and General Counsel

Telecopy: (866) 245-9606

Email: bkaplan@cynosure.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Attention: James R. Burke

Email: jburke@haslaw.com

If to Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Telecopy: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

Either party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties to this Agreement (i) agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (ii) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action or proceeding, (iii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iv) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Either party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 12(b), however, shall affect the right of either party to serve legal process in any other manner permitted by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, the Buyer and Merger Subsidiary. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CYNOSURE, INC.

By
Name:
Title:

STOCKHOLDER

By
Name:

Number of Shares of Company Common Stock Owned Beneficially and of Record as of the Date of this Agreement:

Number of Options Owned Beneficially and of Record as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Email:

ANNEX D

March 17, 2013

The Board of Directors

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Members of the Board of Directors:

We understand that Cynosure, Inc. a Delaware corporation (the “Buyer”), Commander Acquisition Corp., a newly formed Delaware corporation and wholly-owned subsidiary of the Buyer (the “Merger Subsidiary”), and Palomar Medical Technologies, Inc., a Delaware corporation ( “Palomar Medical”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, among other things, subject to the terms and conditions of the Agreement and the General Corporation Law of the State of Delaware, Palomar Medical would merge into the Merger Subsidiary (the “Merger”) and each issued and outstanding share of common stock, $0.01 par value per share, of Palomar Medical (the “Palomar Medical Common Stock”) (other than Palomar Medical Common Stock already owned by the Buyer or the Merger Subsidiary) would be converted automatically into the right to receive, (i) a cash amount equal to $6.825, plus any Make-Whole Payment (the “Cash Consideration”), without interest, and (ii) that number (the “Exchange Ratio”) of shares of Class A common stock, $0.001 par value per share, of the Buyer (the “Buyer Common Stock”) equal to the quotient determined by dividing $6.825 (the “Target Stock Value”) by the Average Buyer Stock Price (as defined in the Merger Agreement) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided, however, that (x) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is less than or equal to 0.229, the Exchange Ratio shall be 0.229 and (y) if the number determined by dividing the Target Stock Value by the Average Buyer Stock Price is greater than or equal to 0.283, the Exchange Ratio shall be 0.283 (the “Maximum Exchange Ratio”). For purposes of this Opinion, a “Make-Whole Payment” means (1) if, but for the proviso in the immediately preceding sentence, the Exchange Ratio would be greater than the Maximum Exchange Ratio, an amount that is equal to the positive difference between the Target Stock Value and the product of (x) the Average Buyer Stock Price multiplied by (y) the Exchange Ratio and (2) in all other cases, $0.00; provided, however, notwithstanding the foregoing, the Make-Whole Payment shall not exceed $0.40. The terms and conditions of the proposed Merger are set out more fully in the Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

You have requested our opinion (our “Opinion”) as to the fairness, from a financial point of view, of the Merger Consideration to the Buyer. This letter and our Opinion have been authorized by our Fairness Opinion Review Committee.

We have been engaged by the Buyer to act as financial advisor to the Buyer in connection with the proposed Merger and we will receive a fee from the Buyer for providing such services, the principal portion of which is contingent upon consummation of the Merger. In addition, the Buyer has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We are a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, we and our affiliates may, in the future, provide commercial and investment banking services to the Buyer, Palomar Medical or their respective affiliates and would expect to receive customary fees for the rendering of such services. In connection with unrelated matters, we have acted as an advisor to the Buyer in connection with its acquisition of Hoya ConBio in 2011 and acted as underwriter in connection with the Buyer’s follow-on offering in November 2012. In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Buyer, Palomar Medical or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Leerink Swann has adopted policies and procedures to establish and maintain the independence of Leerink Swann’s research departments and personnel. As a result, Leerink Swann’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Buyer and the proposed Merger and other participants in the Merger that differ from the views of Leerink Swann’s investment banking personnel.

In connection with our Opinion, we have reviewed and considered such financial and other information as we have deemed relevant, including, among other things:

(i)	certain financial terms of a draft of the Agreement, dated March 17, 2013;

(ii)	certain financial and other business information of Palomar Medical and the Buyer furnished to us by the managements of Palomar Medical and the Buyer, respectively;

(iii)	published estimates of independent research analysts with respect to the future financial performance and price targets of Palomar Medical and the Buyer, respectively;

(iv)	certain periodic reports and other publicly available information regarding Palomar Medical and the Buyer;

(v)	comparisons of certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Palomar Medical and the Buyer;

(vi)	certain estimates as to the amount and timing of cost savings and related expenses anticipated by the management of the Buyer to result from the Merger (the “Synergies”);

(vii)	comparisons of the financial terms of the proposed Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant; and

(viii)	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this letter and our Opinion.

In addition, we held discussions with members of senior management and representatives of the Buyer concerning the matters described in clause (ii) above, as well as the businesses and prospects of Palomar Medical and the Buyer.

In conducting our review and analysis and in arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us, or publicly available. We have not undertaken any responsibility for independently verifying, and did not independently verify, the accuracy, completeness or reasonableness of any such information.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of Palomar Medical or the Buyer, nor have we been furnished with such materials. We have made no independent investigation of any legal, accounting or tax matters relating to Palomar Medical or the Buyer, and have assumed the correctness of all legal, accounting and tax advice given to Palomar Medical and the Buyer.

For purposes of rendering our Opinion, we have assumed in all respects material to our analysis, that the consideration to be received in the Merger was determined through arm’s-length negotiations between the appropriate parties, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without material alteration or waiver thereof, that all Synergies will be realized, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis and that all conditions to the consummation of the proposed Merger will be satisfied without waiver thereof or material alteration to the terms of the proposed Merger. We have also assumed, with your consent, that the final form of the Agreement will be substantially the same as the last draft reviewed by us and that any adjustment to the Merger Consideration as a result of any Make-Whole Payment will not be material to our analysis. In addition, we have assumed, with your consent, the historical financial statements of Palomar Medical and the Buyer reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have further assumed, with your consent, that as of the date hereof, there has been no material adverse change in Palomar Medical’s or the Buyer’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to us which change has not been disclosed to us prior to the date hereof.

We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the proposed Merger, or (ii) any tax or other consequences that might result from the proposed Merger. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration or with respect to the fairness of any such compensation.

Our Opinion relates solely to the fairness of the Merger Consideration to the Buyer, and our Opinion does not address the Buyer’s underlying business decision to proceed with or effect the Merger or any other term, aspect or implication of the proposed Merger or any other agreement or arrangement entered into in connection with the proposed Merger. We have not been requested to opine as to, and this letter and our Opinion do not in any manner address, the fairness of the Merger or the consideration to the holders of any class of securities or creditors or any other constituency of the Buyer. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Buyer or Palomar Medical or the ability of the Buyer or Palomar Medical to pay its obligations when they come due. In addition, this letter and our Opinion do not address any legal or accounting matters, as to which we understand that the Buyer has obtained such advice as it has deemed necessary from qualified professionals.

Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

It is understood that this letter and our Opinion are intended for the benefit and use of the Board of Directors of the Buyer in its consideration of the proposed Merger. This letter and our Opinion do not constitute a recommendation of the Merger to the Board of Directors of the Buyer nor do they constitute a recommendation to any holder of shares of Buyer Common Stock how such holder should vote with respect to the Merger or otherwise.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Buyer is fair, from a financial point of view, to the Buyer.

Very truly yours,

/s/ Leerink Swann

LEERINK SWANN LLC

Canaccord Genuity Inc. 99 High Street Boston, MA 02110 T: 617.371.3900

ANNEX E

March 17, 2013

Board of Directors

Palomar Medical Technologies, Inc.

15 Network Drive

Burlington, MA 01803

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock, par value $0.01 per share (“Palomar Common Stock”), of Palomar Medical Technologies, Inc. (“Palomar” or the “Company”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2013 (the “Agreement”), by and among Cynosure, Inc. (“Cynosure”), Commander Acquisition Corp., a wholly owned subsidiary of Cynosure (“Merger Sub”), and Palomar. The Agreement provides that Palomar will be merged with and into the Merger Sub (the “Transaction”) and each share of Palomar Common Stock issued and outstanding (other than shares owned by Palomar as treasury stock or by any wholly owned subsidiary of Palomar, and by Cynosure, Merger Sub and their respective subsidiaries and Dissenting Shares (as defined in the Agreement) (collectively, the “Excluded Shares”)) shall be converted into the right to receive consideration of $13.65 consisting of (i) a cash amount equal to $6.825, plus any Make-Whole Payment (as defined in the Agreement) (the aggregate per share cash consideration described in (i), the “Cash Consideration”), and (ii) that number of shares of Cynosure’s Class A Common Stock, $0.001 par value per share (the “Cynosure Common Stock”), equal to the quotient determined by dividing $6.825 by the Average Buyer Stock Price (as defined in the Agreement), and rounding the result to the nearest 1/10,000 of a share Cynosure Common Stock (the “Stock Consideration”; and together with the Cash Consideration, the “Merger Consideration”).

Canaccord Genuity Inc. is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Palomar, Cynosure, certain of their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. We have acted as financial advisor to Palomar in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us against certain liabilities and other items arising out of or related to our engagement, and to reimburse us for certain out-of-pocket expenses. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide investment banking services to the Company, Cynosure and their respective affiliates for which our Investment Banking Division may receive compensation.

In developing our opinion, we have, among other things:

(i)	reviewed an execution version, provided to us on March 17, 2013, of the Agreement;

(ii)	reviewed certain publicly available financial and other information of the Company and certain publicly available research analysts’ financial forecasts for the Company;

(iii)	analyzed certain internal financial statements and other business and financial information, including certain financial forecasts and operating data concerning the Company prepared by Company management;

(iv)	conducted limited discussions with members of senior management of the Company regarding past and current operations and financial condition and the prospects of the Company;

(v)	reviewed certain financial and stock market data of the Company and other selected publicly held aesthetic energy device companies;

(vi)	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent we deemed relevant; and

(vii)	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. The management of Palomar has advised us, and we have assumed, that the internal financial forecasts and other forward-looking financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Palomar as to the future financial performance of the Company. We have assumed, with your consent, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Palomar or the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Palomar have advised us, and we also have assumed that the terms of the Agreement, when executed, will conform in all material respects to the terms reflected in the execution version reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Palomar, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received in the Transaction by holders of Palomar Common Stock (other than holders of the Excluded Shares) and does not address any other aspect or implication of the Transaction or any voting, support or other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by an authorized internal committee of Canaccord Genuity in accordance with FINRA Rule 5150.

Our opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of the Company, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in our opinion if our opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting our opinion that may come to our attention after the date of this letter. We have not undertaken to reaffirm or revise our opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.

Our opinion does not address the relative merits of the Transaction as compared to other transactions or strategies that might be available to Palomar, nor does it address the underlying business decision of Palomar to proceed with the Transaction. We note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such matters.

It is understood that this letter is for the information of the Board of Directors of Palomar (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote their shares of Palomar Common Stock with respect to any matter related to the Transaction or how such stockholder should otherwise act on any matter relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Transaction by holders of Palomar Common Stock (other than holders of the Excluded Shares) is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Canaccord Genuity Inc.

CANACCORD GENUITY INC.

ANNEX F

CYNOSURE, INC.

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

(as amended by the Board of Directors on April 12, 2013

and approved by the stockholders on                     , 2013)

1.	Purpose

The purpose of this Amended and Restated 2005 Stock Incentive Plan (the “Plan”) of Cynosure, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan is amended and restated effective as of and conditioned upon the approval of the Company’s stockholders at its 2013 annual meeting of stockholders (with the effective date of the Plan as amended being the “2013 Effective Date”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to receive options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 5,588,369 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan, the following rules will apply as of 2013 Effective Date in lieu of the rules contained in the Plan before such date:

(a) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code and (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise;

(b) shares of Common Stock delivered (either by actual delivery or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards;

(c) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards; and

(d) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that SARs that may be settled only in cash shall not be so counted.

(b) Section 162(m) Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 250,000 per calendar year. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Cynosure, Inc., any of Cynosure, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock as determined by (or in a manner approved by) the Board on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. “Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A. The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, on or after the 2013 Effective Date, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividends or Dividend Equivalents.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE/NASDAQ.

(f) No Reload SARs. No SARs granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividends or Dividend Equivalents.

7.	Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Minimum Vesting for Restricted Stock Awards. With respect to Awards made on or after the 2013 Effective Date, Restricted Stock Awards for employees that vest solely based on the passage of time shall be zero percent vested prior to the first anniversary of the date of grant, no more than one-third vested prior to the second anniversary of the date of grant, and no more than two-thirds vested prior to the third anniversary of the date of grant. With respect to Awards made on or after the 2013 Effective Date, Restricted Stock Awards for employees that do not vest solely based on the passage of time (excluding Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant. Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board may, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, in whole or in part, in the event of the death or disability of the Participant; the termination of the Participant’s employment by or service to the Company under specified circumstances; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

(d) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(e) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(f) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and limit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price or measurement price per share of each outstanding Option or SAR, (iv) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (v) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, if the Company effects a split of the Common Stock by means of a stock dividend and the exercise price or measurement price of and the number of shares subject to an outstanding Option or SAR are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee or recipient who exercises an Option or SAR between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option or SAR exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization and Change in Control Events

(1)	Definitions

(a)	A “Reorganization Event” shall mean:

(i)	any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii)	any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction; or

(iii)	any liquidation or dissolution of the Company.

(b)	A “Change in Control Event” shall mean:

(i)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the aggregate number of shares of Common Stock then-outstanding (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

(c)

“Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(d)	“Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company, (ii) willful misconduct by the Participant which affects the business reputation of the Company, (iii) material breach by the Participant of any employment, confidentiality, non-competition or non-solicitation agreement with the Company, (iv) conviction or plea of nolo contendere (no contest) by the Participant to a felony, or (v) commission by the Participant of any act involving fraud, theft or dishonesty with respect to the Company’s business or affairs. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(2)	Effect on Options and SARs.

(a)	Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options and SARs shall be assumed, or equivalent options or stock appreciation rights shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided, however, that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or SAR or any other agreement between a Participant and the Company, such assumed or substituted options or stock appreciation rights shall become immediately exercisable in full if, on or prior to the date that is eighteen months after the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option or SAR shall be considered to be assumed if, following consummation of the Reorganization Event, the Option or SAR confers the right to purchase (or for an SAR receive), for each share of Common Stock subject to the Option or SAR immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options or SARs to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options or SARs, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options and SARs will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options and SARs shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options or SARs (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and the aggregate measurement price of such SARs.

(b)	Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or SAR or any other agreement between a Participant and the Company, each then-outstanding Option and SAR shall continue to become vested in accordance with the original vesting schedule set forth in such Option or SAR; provided, however, that each such Option or SAR shall become immediately exercisable in full if, on or prior to the date that is eighteen months after the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3)	Effect on Restricted Stock Awards

(a)	Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b)	Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each then-outstanding Restricted Stock Award shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award; provided, however, that each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the date that is eighteen months after the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(c)	Effect of Section 409A. Notwithstanding the foregoing, in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code, if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Change in Control Event constitutes such a “change in control event,” then no assumption, substitution, or continuation shall be permitted and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement, unless other treatment is permissible under Section 409A of the Code.

(4)	Effect on Other Stock Unit Awards

The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any Other Stock Unit Award.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or other service providing relationship, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. Each Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Except as otherwise provided in Section 7(c) and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”). Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan as amended shall become effective on the 2013 Effective Date. No Awards shall be granted under the Plan after the completion of 10 years from the 2013 Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Sections 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to Non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNEX G

8 DEL. C. SEC. 262

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Cynosure’s restated certificate of incorporation provides that Cynosure will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cynosure) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Cynosure, or is or was serving, or has agreed to serve, at Cynosure’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, Cynosure’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Cynosure’s certificate of incorporation provides that Cynosure will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cynosure to procure a judgment in Cynosure’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Cynosure, or is or was serving, or has agreed to serve, at Cynosure’s request, as a director, officer, partner, employee or trustee of or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of Cynosure, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to Cynosure, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, Indemnitee shall be indemnified by Cynosure against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Cynosure maintains a general liability insurance policy which covers certain liabilities of directors and officers of Cynosure arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013, by and among Cynosure, Inc., Commander Acquisition, LLC and Palomar Medical Technologies, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this registration statement)

3.1	Restated Certificate of Incorporation of Cynosure (Incorporated by reference to the exhibits to Cynosure’s Registration Statement on Form S-1 filed August 11, 2005 (333-127463))

3.2	Amended and Restated By-laws of Cynosure (Incorporated by reference to the exhibits to Cynosure’s Registration Statement on Form S-1 filed August 11, 2005 (333-127463))

4.1	Specimen certificate evidencing shares of Class A common stock (Incorporated by reference to the exhibits to Amendment No. 1 of Cynosure’s Registration Statement on Form S-1 filed November 3, 2005 (333-127463))

5.1	Opinion of Hinckley, Allen & Snyder LLP

8.1	Opinion of Hinckley, Allen & Snyder LLP regarding tax matters

8.2	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Hinckley, Allen & Snyder LLP (included as part of Exhibit 5.1)

23.4	Consent of Hinckley, Allen & Snyder LLP (included as part of Exhibit 8.1)

23.5	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included as part of Exhibit 8.2)

24.1*	Powers of Attorney for Cynosure, Inc. (included in signature page)

99.1	Form of Buyer Stockholder Agreement (included in Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.2	Form of Company Stockholder Agreement (included in Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

Exhibit No.	Description

99.3	Cynosure, Inc. Amended and Restated 2005 Stock Incentive Plan (included in Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.4	Form of Proxy for Cynosure, Inc.

99.5	Form of Proxy for Palomar Medical Technologies, Inc.

99.6	Opinion of Leerink Swann LLC (included in Annex D to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.7	Opinion of Canaccord Genuity Inc. (included in Annex E to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.8*	Consent of Leerink Swann LLC

99.9*	Consent of Canaccord Genuity Inc.

+	Schedules to this Exhibit have been omitted in reliance on Item 601(b)(2) of Regulation S-K. Cynosure, Inc. will furnish copies of any such schedules to the SEC upon request.
*	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford in the Commonwealth of Massachusetts, on May 16, 2013.

CYNOSURE, INC.

By:	/s/ Michael R. Davin
Name: Title:	Michael R. Davin President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Davin Michael R. Davin	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 16, 2013

/s/ Timothy W. Baker Timothy W. Baker	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 16, 2013

* Brian M. Barefoot	Director	May 16, 2013

* Ettore V. Biagioni	Director	May 16, 2013

* Andrea Cangioli	Director	May 16, 2013

* Marina Hatsopoulos	Director	May 16, 2013

* Thomas H. Robinson	Director	May 16, 2013

* By:	/s/ Michael R. Davin
Michael R. Davin, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013, by and among Cynosure, Inc., Commander Acquisition, LLC and Palomar Medical Technologies, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this registration statement)

3.1	Restated Certificate of Incorporation of Cynosure (Incorporated by reference to the exhibits to Cynosure’s Registration Statement on Form S-1 filed August 11, 2005 (333-127463))

3.2	Amended and Restated By-laws of Cynosure (Incorporated by reference to the exhibits to Cynosure’s Registration Statement on Form S-1 filed August 11, 2005 (333-127463))

4.1	Specimen certificate evidencing shares of Class A common stock (Incorporated by reference to the exhibits to Amendment No. 1 of Cynosure’s Registration Statement on Form S-1 filed November 3, 2005 (333-127463))

5.1	Opinion of Hinckley, Allen & Snyder LLP

8.1	Opinion of Hinckley, Allen & Snyder LLP regarding tax matters

8.2	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Hinckley, Allen & Snyder LLP (included as part of Exhibit 5.1)

23.4	Consent of Hinckley, Allen & Snyder LLP (included as part of Exhibit 8.1)

23.5	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included as part of Exhibit 8.2)

24.1*	Powers of Attorney for Cynosure, Inc. (included in signature page)

99.1	Form of Buyer Stockholder Agreement (included in Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.2	Form of Company Stockholder Agreement (included in Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.3	Cynosure, Inc. Amended and Restated 2005 Stock Incentive Plan (included in Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.4	Form of Proxy for Cynosure, Inc.

99.5	Form of Proxy for Palomar Medical Technologies, Inc.

99.6	Opinion of Leerink Swann LLC (included in Annex D to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.7	Opinion of Canaccord Genuity Inc. (included in Annex E to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.8*	Consent of Leerink Swann LLC

99.9*	Consent of Canaccord Genuity Inc.

+	Schedules to this Exhibit have been omitted in reliance on Item 601(b)(2) of Regulation S-K. Cynosure, Inc. will furnish copies of any such schedules to the SEC upon request.

*	Previously filed.